As filed with the Securities and Exchange Commission on December 13, 2001.

                                                      Registration No. 333-69464
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                 PRE-EFFECTIVE

                            AMENDMENT NO. 2 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                             AVIATION SALES COMPANY
             (Exact name of registrant as specified in its charter)

         Delaware                    5084                    65-0665658
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction        Classification Code No.)      Identification No.)
   of Incorporation or
      organization)

                                 623 Radar Road
                        Greensboro, North Carolina 27410
                             (336) 668-4410 (x3004)
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ---------------
                              Roy T. Rimmer, Jr.,
                     President and Chief Executive Officer
                             Aviation Sales Company
                                 623 Radar Road
                        Greensboro, North Carolina 27410
                           (336) 668-4410 (Ext 3004)
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copies to:
                            Philip B. Schwartz, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                           One Southeast Third Avenue
                           Miami, Florida 33131-1704
                                 (305) 982-5604

                                ---------------

  Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective in connection with the exchange offer described in the prospectus contained in this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS

                                                Primary Standard
                                                   Industrial     IRS Employee
                                    State of     Classification  Identification
Name of Additional Registrant     Incorporation       Code           Number
-----------------------------     ------------- ---------------- --------------
Aero Hushkit Corporation........    Delaware         811210        59-3220181
Aerocell Structures, Inc. ......    Arkansas         336410        71-0704240
Aircraft Interior Design,
 Inc. ..........................    Florida          336410        59-2449132
Aviation Sales Distribution
 Services Company...............    Delaware         336410        65-0673002
Aviation Sales Finance Company..    Delaware         551112        51-0375317
Aviation Sales Leasing Company..    Delaware         336410        65-0674397
Aviation Sales Maintenance,
 Repair & Overhaul Company......    Delaware         551112        65-0871343
Aviation Sales Property
 Management Corp. ..............    Delaware         551112        65-0885418
Aviation Sales SPS I, Inc. .....    Delaware           7359        65-0774065
AVS/CAI, Inc....................    Florida          811210        59-1710967
AVS/M-1, Inc....................    Delaware         336410        65-0791491
AVS/M-2, Inc....................    Delaware         336410        31-1575338
AVS/M-3, Inc....................    Arizona          336410        65-0801884
AVSRE, L.P......................    Delaware         531120        65-0885420
Hydroscience, Inc...............    Texas            811210        75-1456297
Timco Engine Center, Inc........    Delaware         811210        58-2485688
Timco Engineered Systems, Inc...    Delaware         811210        57-1095954
Triad International Maintenance
 Corporation....................    Delaware         811210        54-1510639
Whitehall Corporation...........    Delaware         811210        41-0838460

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus and consent solicitation is not complete   +
+and may be changed. We may not complete this exchange offer and consent       +
+solicitation and issue these securities until the registration statement      +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus and consent solicitation is not an offer to sell these securities + +and is not soliciting an offer to buy these securities in any jurisdiction +
+where the offer or sale is not permitted.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 13, 2001


                      PROSPECTUS AND CONSENT SOLICITATION

                             AVIATION SALES COMPANY

                                  -----------

          Exchange Offer for and Consent Solicitation with Respect to
           All Outstanding 8 1/8% Senior Subordinated Notes due 2008

                                  -----------

  We are offering to exchange a combination of up to $10.0 million in cash and up to $100,000,000 of our 8% senior subordinated convertible PIK notes due 2006, our common stock and our warrants to purchase our common stock for any and all of our outstanding $165,000,000 aggregate principal amount of 8 1/8% senior subordinated notes due 2008. We are also soliciting consents to amend the indenture under which the 8 1/8% senior subordinated notes due 2008 were issued and to waive the currently outstanding default arising as a result of our failure to pay the interest payment due on August 15, 2001 and any other defaults. In this prospectus and consent solicitation we sometimes refer to the 8 1/8% senior subordinated notes due 2008 as the "old notes" and the 8% senior subordinated convertible PIK notes due 2006 as the "new notes."


  In August 2001, we entered into an agreement with the holders of 73.02%, or $120,479,000 in aggregate principal amount, of the old notes to restructure those notes. Under the agreement, the note holders will exchange their old notes in this exchange offer and consent solicitation.


  In connection with the restructuring, we intend to conduct an offering of rights to purchase 24,024,507 post-reverse split shares (defined below) of our common stock to all existing stockholders to raise $20 million. Lacy Harber, who is a beneficial owner of approximately 29.4% of our outstanding common stock and one of our principal stockholders, has agreed to purchase any unsold allotments in the rights offering. Investors who purchase the $20 million of shares in our reorganized company in the rights offering will own 80% of the outstanding common stock of the reorganized company. Our existing stockholders will own 5% of the reorganized company and will also be granted five-year warrants to purchase an additional 3,003,363 post-reverse split shares of our common stock at exercise price $5.16 per share. Additionally, the new note holders will own 15% of the reorganized company and will be granted five year warrants to purchase an additional 3,003,363 post-reverse split shares of our common stock at exercise price $5.16 per share. Further, the new note holders may receive additional shares of our post-reverse split common stock upon redemption of the new notes and upon maturity, if not previously redeemed, the new notes (inclusive of all accrued but unpaid interest) will automatically convert into an aggregate of 270,275,706 shares of our post-reverse split common stock.


  The rights offering, including the potential sale of up to 80% of our to-be-outstanding common stock to one of our principal stockholders if he is called upon to purchase unsold allotments in the rights offering, the exchange offer and consent solicitation, and the recapitalization and reverse split (both as defined below) will require approval of a majority of our stockholders. Completion of the rights offering will be subject to the requirement that the exchange offer and consent solicitation be consummated at the same time and to obtaining the consent to the exchange offer and consent solicitation and the rights offering from our senior lenders and the parties to our tax retention operating lease. Although there can be no assurances, the rights offering and restructuring contemplated by this prospectus and consent solicitation are expected to close by March 31, 2002.


                                  -----------

  Both acceptance and rejection of this exchange offer and consent solicitation involve a high degree of risk. You should consider carefully the risk factors discussed beginning on page 22 of this prospectus and consent solicitation in evaluating the exchange offer and consent solicitation.


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus and consent solicitation is truthful or complete. Any representation to the contrary is a criminal offense.

 The exclusive dealer manager for this exchange offer and consent solicitation is

                     Houlihan Lokey Howard & Zukin Capital

       The date of this prospectus and consent solicitation is    , 2001.

                                                        (Continued on next page)

(Continued from previous page)
   In connection with the note restructuring, we also intend to change our capitalization (the "recapitalization") by increasing the number of our authorized shares of common stock from 30 million shares to 500 million shares, followed by a reduction in the number of our issued and outstanding shares of common stock. We expect to accomplish this reduction in our issued and outstanding common stock through a reverse-split of our issued and outstanding common stock on a ten-share-for-one-share basis (the "reverse split"). The reverse split will become effective immediately prior to the closing of the exchange offer and consent solicitation and the rights offering, all of which must occur if any of it occurs.

Exchange offer and consent solicitation

 .  The exchange offer and consent solicitation will expire at 5:00 p.m., New
   York City time, on      , 2002.


 . For each $1,000 principal amount of old notes tendered and accepted for exchange, you will receive, at your election, (1) $303 in cash, up to an aggregate maximum of $10 million in cash for $33 million in principal amount of old notes or (2) $757.58 principal amount of our new notes, 34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share).

 . Up to $10 million in cash will be exchanged for $33 million principal amount of old notes. If less than all of our outstanding old notes are exchanged, then the $10 million in cash available will be reduced $303 for every $1,000 principal amount of old notes not exchanged.

 . If more than $33 million principal amount of old notes are tendered under the cash option, every additional $1,000 principal amount of old notes tendered will be exchanged for the combination of $757.58 principal amount of new notes, 34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share). We will distribute up to $10 million in cash so that everyone who tenders old notes under this option will receive cash, new notes, common stock and warrants in the same proportion as everyone else who tenders old notes under this option.

 . In the aggregate, up to $100 million principal amount of new notes, up to 4,504,595 post-reverse split shares of our common stock and up to 3,003,063 warrants to purchase post-reverse split shares of our common stock (at an exercise price of $5.16 per share) will be exchanged for $132 million in principal amount of our old notes.

 . If more than $132 million principal amount of old notes are tendered under the non-cash option, every additional $1,000 principal amount tendered will be exchanged for $303 in cash. We will distribute the new notes, common stock and warrants so that everyone who tenders under this option will receive new notes, common stock, warrants and cash in the same proportion as everyone else who tenders old notes under this option.

 . The new notes will be our general unsecured obligations, will be subordinated in right of payment to all of our current and future senior debt and senior to any old notes not exchanged, and will be fully and unconditionally guaranteed on a senior subordinated basis by our wholly owned U.S. subsidiaries.

 . If you tender your old notes, you will automatically consent to amendments to the indenture governing the old notes and to the waiver of the currently outstanding default arising from our failure to make the August 15, 2001 interest payment on our old notes and any other defaults arising under the indenture. These amendments remove all of the material covenants contained in the indenture, except the obligation to pay principal and interest, including the covenants restricting increasing the amount of senior debt we and our subsidiaries may incur. The amendments will apply to the old notes not tendered for exchange, except that


                                                        (Continued on next page)

                                      (ii)

(Continued from previous page)


 the amendment extending the grace period to pay interest and the waiver of the default in payment of interest will not be effective against any note holder not consenting to that amendment or waiver.


 . This exchange offer and consent solicitation is subject to the following conditions:

   . Holders of old notes must tender a minimum of $132 million in aggregate principal amount of old notes along with consents to amendments to the indenture governing the old notes;

   . We must receive consent to the exchange offer and consent solicitation from our senior lenders and the parties to our tax retention operating lease, which consent has been obtained;


 . We must receive $20 million in cash in our rights offering in exchange for 80% of the to-be-outstanding common stock of the reorganized company;

 . We must increase the number of authorized shares of our common stock to 500 million shares by means of an amendment to our certificate of incorporation and reduce the number of our issued and outstanding shares by reducing every ten shares into one share through the reverse split; and

 . We must receive the approval from the holders of a majority of our outstanding common shares of:

    . the issuance of the new notes, shares of our common stock and warrants to purchase common stock in the exchange offer and consent solicitation;

    . the issuance to existing stockholders of warrants to purchase an aggregate of 3,003,363 post reverse split shares of our common stock (at an exercise price of $5.16 per share);

    . the sale of 80% of the to-be-outstanding common stock of the reorganized company for $20 million in the rights offering;

    . the sale of post-reverse split common stock to Lacy Harber in accordance with his agreement to purchase unsold allotments in the rights offering; and

    . the increase in the number of our authorized shares to 500 million shares and the reduction of our issued and outstanding shares on a one-for-ten basis in the reverse split.

   If we are unable to consummate this exchange offer and consent solicitation, we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, holders of old notes may only receive repayment of little or none of the principal amount of their old notes.

   If the conditions are not satisfied or waived or if we otherwise terminate the exchange offer and consent solicitation, we will return tendered old notes to you, without expense to you.

   If the conditions of the exchange offer and consent solicitation are satisfied or waived by us, we will accept for exchange any and all old notes that are validly tendered and not withdrawn before 5:00 p.m., New York City
time, on      , 2001, the expiration date of the exchange offer and consent solicitation.

   Our common stock is quoted on the OTC Bulletin Board maintained by the NASD under the symbol "AVIO." On December 10, 2001, our common stock closed at $.37 per share. The new notes will not be traded on an exchange or quoted on any automated quotation system.


                                     (iii)

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT
 SOLICITATION..............................................................   1
SUMMARY....................................................................   4
RISK FACTORS...............................................................  22
FORWARD-LOOKING STATEMENTS.................................................  36
MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK..............................  38
CAPITALIZATION.............................................................  39
RATIO OF EARNINGS TO FIXED CHARGES.........................................  41
USE OF PROCEEDS............................................................  41
SELECTED FINANCIAL DATA ...................................................  42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  44
QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK....................  59
BUSINESS...................................................................  60
OUR MANAGEMENT.............................................................  70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  75
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  77
THE EXCHANGE OFFER AND CONSENT SOLICITATION................................  78
DESCRIPTION OF NEW NOTES...................................................  99
DESCRIPTION OF OLD NOTES................................................... 124
DESCRIPTION OF OTHER INDEBTEDNESS.......................................... 146
DESCRIPTION OF OUR CAPITAL STOCK........................................... 148
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..................... 151
BOOK-ENTRY SYSTEM--THE DEPOSITORY TRUST COMPANY............................ 159
LEGAL MATTERS.............................................................. 160
EXPERTS.................................................................... 160
WHERE YOU CAN FIND MORE INFORMATION........................................ 160
CONSOLIDATED FINANCIAL STATEMENTS OF AVIATION SALES COMPANY................ F-1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS............ P-1


                                      (iv)

    QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q: What is the proposed transaction?

A: We are offering to exchange either (a) up to $10 million of cash or (b) a combination of our new notes, common stock and warrants for any and all of our outstanding 8 1/8% senior subordinated notes due 2008, which we refer to as the old notes. As a part of the exchange offer and consent solicitation, we are soliciting consents to amend the indenture under which the old notes were issued. We will not complete the exchange offer and consent solicitation if fewer than $132 million in aggregate principal amount of the old notes are tendered.

Q: Why are we proposing this transaction?

A: We are making the exchange offer and consent solicitation as part of a strategic plan to reduce and refinance our old notes and provide working capital to our business and to restructure the capital stock of our company. The other parts of our strategic plan are a rights offering and a recapitalization, which we describe later in this prospectus and consent solicitation.

Q: What will I receive in the exchange offer if I tender my old notes?

A: If you tender your old notes prior to the expiration of the exchange offer, you will receive, at your election, for each $1,000 principal amount of old notes (1) $303 in cash or (2) $757.58 principal amount of our new notes,
   34.12 shares of our post-reverse split common stock and warrants to purchase
   22.75 shares of our post-reverse split common stock (at an exercise price of $5.16 per share).

Q: Is there a maximum amount of cash or new notes, common stock and warrants that may be exchanged for old notes?

A: Yes, the cash option is limited to a maximum of $10 million. We will purchase no more than $33 million principal amount of old notes for cash. If more than $33 million of old notes are tendered for the cash option, every additional $1,000 of old notes tendered will be exchanged for the combination of new notes, common stock and warrants. We will distribute the $10 million in cash so that everyone who tenders old notes under the cash option will receive cash, new notes, common stock and warrants in the same proportion as everyone else who tenders old notes under this limited cash option.

   If less than all the outstanding old notes are exchanged, then the $10 million in cash available for the cash option will be reduced $303 for every $1000 principal amount of old notes not exchanged.

   In the aggregate, up to $100 million principal amount of new notes, up to 4,504,595 shares of our post-reverse stock split common stock and warrants to purchase up to 3,003,063 shares of our post-reverse stock split common stock (at an exercise price of $5.16 per share) will be exchanged for $132 million in principal amount of old notes. If more than $132 million principal amount of old notes are tendered under this option, every additional $1,000 principal amount tendered will be exchanged for $303 in cash. We will distribute the new notes, common stock and warrants so that everyone who tenders under this option will receive new notes, common stock, warrants and cash in the same proportion as everyone else who tenders old notes under this option.

Q: May I tender a portion of my old notes?

A: You do not have to tender all of your old notes to participate in the exchange offer and consent solicitation. You do not have to choose the same option for all of the old notes that you tender.

Q: May I tender my old notes without consenting to the proposed amendments?

A: No. If you tender your old notes in the exchange offer and consent solicitation, you will automatically consent to the proposed amendments to the indenture governing those old notes. Similarly, if you wish to consent to the proposed amendments, you must tender your old notes.

Q: Will my rights as a holder of old notes change if I tender my old notes in the exchange offer?

A: Yes. Currently, your rights as a holder of old notes are governed by the indenture under which the old notes were issued. If you exchange your old notes for a combination of new notes, common stock, and warrants, your rights as a noteholder with respect to the new notes will be governed by the indenture under which the new notes will be issued, your rights as a stockholder will be governed by Delaware law and our certificate of incorporation and bylaws and your rights as a warrant holder will be governed by Delaware law and the warrant agreement.

Q: How would the proposed amendments to the indenture and the waiver of the currently outstanding default affect my rights as a holder of old notes if I fail to tender?


A: If the indenture is amended, old notes that you do not tender will have a significantly less restrictive covenant package. We intend to eliminate all of the material covenants in the indenture, except the obligation to pay principal and interest. Those covenants, among other things, generally limit our ability to incur debt, pay certain dividends or similar distributions, enter into transactions with affiliates, permit a change of control without offering to repurchase the old notes, and incur liens to secure indebtedness. In addition, the new notes will be senior to the old notes in priority of payment. We are also asking you to waive the currently outstanding default arising as a result of our failure to pay the interest payment due on August 15, 2001 and any other default. This waiver will mean that you can not sue us for these defaults. The amendment extending the grace period to pay interest and the waiver of the default in payment of interest will not be effective against any note holder not consenting to that amendment or waiver.


Q: When will accrued but unpaid interest on my old notes be paid?

A: There will be no separate payment of accrued interest, including the August
   15, 2001 payment, on the old notes in this exchange offer and consent solicitation and no assurance can be given that we will be able to make past due and/or future interest payments on any outstanding old notes.

Q: If I tender my old notes and consent to the proposed amendments, will I be able to revoke this decision if I later change my mind?

A: Yes. You may revoke your consent to the proposed amendments and withdraw your notes at any time on or before the expiration of the exchange offer. By withdrawing your old notes, you lose your right to receive the exchange offer consideration.

Q: When does the exchange offer expire?

A: Unless we extend the exchange offer, it will expire at 5:00 p.m., New York
   City time, on      , 2002.


Q: What are the terms of the new notes?

A: The principal amount of the new notes is $100 million (valued at $114.7 million on our financial statements). The new notes bear interest at 8% per annum. We may pay the interest due on the new notes in cash or in additional paid-in-kind new notes, at our option. The new notes rank in right of payment after our senior debt and before the old notes that remain outstanding after the completion of this exchange offer and consent solicitation. We may redeem the new notes by paying, in cash, the following percentage of the sum of the principal, interest previously paid in kind through the issuance of new notes and accrued but unpaid interest due through the date of redemption:


     If the new notes are redeemed at any time during:   The redemption percentage will be:
     -------------------------------------------------   ----------------------------------
                           2002                                           70%
                           2003                                         72.5%
                           2004                                           73%
                           2005                                       75.625%
                           2006                                         77.5%

   Additionally, if we redeem the new notes, in addition to making the cash payment described above, we will issue to the holders of the new notes additional shares of our post-reverse split common stock as follows: (i) if we redeem the new notes in 2002 and 2003, we will issue an aggregate of 4,504,545 post-reverse split shares, and (ii) if we redeem the new notes in 2004, 2005 or 2006, we will issue an aggregate of 3,003,063 post-reverse split shares.

   If we do not redeem the new notes prior to maturity, the new notes, plus any accrued but unpaid interest thereon, will automatically convert at maturity into an aggregate of 270,275,706 post-reverse split shares of our common stock.

Q: Who can help answer my questions?

A: If you have any questions about the exchange offer or consent solicitation or if you need additional copies of this prospectus and consent solicitation, you should either contact us at:


   You may contact the Company at:            or you may contact the Dealer Manager at:

   Aviation Sales Company                     Houlihan Lokey Howard & Zukin Capital
   1623 Radar Road                            685 Third Avenue, 15th Floor
   Greensboro, North Carolina 27410           New York, New York 10017-4024
   Attention: Chief Financial Officer         Attention: Saul Burian
   Telephone: (336) 668-4410 (Ext 3004)       Telephone: (212) 497-4100

   or you may contact the Exchange Agent at:

   HSBC Bank USA
   Issuer Services
   425 Fifth Avenue
   New York, NY 10018-2706
   Attention:
   Telephone: (212) 525-1300

                                    SUMMARY

   The following summary highlights some information from this prospectus and consent solicitation. It may not contain all of the information that may be important to you. To understand this exchange offer and consent solicitation fully and for a more complete description of the legal terms of this exchange offer and consent solicitation, you should read carefully this entire prospectus and the other documents to which we have referred you, including the consent and letter of transmittal accompanying this prospectus and consent solicitation.

   Unless otherwise indicated, "Aviation Sales," "we," "us," and "our" refer to Aviation Sales Company and its subsidiaries. Also, in this prospectus we sometimes refer to the guarantees of the new notes as the "guarantees" and to our subsidiaries that guarantee the new notes as the "subsidiary guarantors."

About Aviation Sales Company

 General

   We are a leading provider of aviation maintenance, repair and overhaul ("MR&O") services. We believe we are the largest independent provider of heavy maintenance services for aircraft in North America. We sell and provide aircraft maintenance, repair and overhaul services to commercial passenger airlines and air cargo carriers throughout the world.

   We offer maintenance and repair services through our eight repair stations licensed by the Federal Aviation Administration. These services include maintenance, repair and modification services for aircraft, and repair and overhaul services on flight control surfaces, aircraft interiors and Pratt & Whitney JT8D engines. In addition, we also provide modification services for the conversion of passenger aircraft to freighter configuration as well as aircraft engineering services.

   Our strategy is to be the vendor of choice to our customers, providing total aircraft maintenance solutions to meet our customers' MR&O requirements. The services we offer allow our customers to reduce their costs by outsourcing some or all of their MR&O functions.

   Our principal executive offices are at 623 Radar Road, Greensboro, North Carolina 27410, and our telephone number is (336) 668-4410 (Ext. 3004).

 Recent developments

   In May 2001, we completed the sale of the assets of Caribe Aviation, one of our component repair operations. The gross purchase price was $22.5 million, of which $21.8 million was received in cash at the closing and the balance will be received within one year, subject to post closing adjustments. We used $10.0 million of the proceeds from the sale to repay our revolving credit facility and $5.5 million to repay borrowings under our senior term loans. The balance, net of expenses, was used for working capital. In addition, the purchaser acquired the real estate and facility on which the Caribe operation is located for an aggregate purchase price of $8.5 million. The proceeds from the sale of the real estate and facility were used to reduce our outstanding tax retention operating lease financing.

   In August 2001, we entered into an agreement with the holders of 73.02%, or $120,479,000 in aggregate principal amount, of our old notes to restructure those notes. Under the agreement, the holders of more than a majority of the outstanding old notes have agreed to exchange their old notes in an exchange offer and consent solicitation and to waive the default arising as a result of the failure to pay the interest payment due August 15, 2001. Also, our senior lenders have agreed to forbear until March 31, 2002, subject to certain conditions, on the default in the senior loan agreements resulting from the failure to make the old note interest payment. We currently have $165.0 million in aggregate principal amount of old notes outstanding.

Rights offering and future issuance of common stock

   As part of the restructuring, we intend to conduct an offering of rights to purchase 24,024,507 post-reverse split shares of our common stock to all existing stockholders to raise $20 million. Lacy Harber, who is a beneficial holder of approximately 29.4% of our common stock and our largest stockholder, has agreed to purchase any unsold allotments in the rights offering. Investors who purchase the $20 million of shares in the reorganized company will receive 80% of our to-be-outstanding common stock. Our existing stockholders will own 5% of our reorganized company and will also be granted five-year warrants to purchase an additional 3,003,063 post-reverse split shares of our common stock an exercise price of $5.16 per share. Additionally, the new note holders will own 15% of the reorganized company and will be granted five-year warrants to purchase an additional 3,003,063 post-reverse split shares of our common stock an exercise price of $5.16 per share. Further, new note holders may in the future receive additional shares of our post-reverse split common stock upon redemption of the new notes and upon maturity if not previously redeemed, the new notes (inclusive of all accrued but unpaid interest) will automatically convert into 270,275,706 shares of our post-reverse split common stock.

   The rights offering, including the potential sale of up to 80% of our to-be-outstanding common stock to one of our principal stockholders if he is called upon to purchase unsold allotments in the rights offering, the exchange offer and consent solicitation, the recapitalization and the reverse split, will require approval of a majority of our stockholders. Completion of the rights offering will be subject to the requirement that the exchange offer and consent solicitation be consummated at the same time and to obtaining the consent to the exchange offer and consent solicitation and the rights offering from our senior lenders and the parties to our tax retention operating lease, which consents have been obtained. Although there can be no assurance, the rights offering and restructuring are expected to close by March 31, 2002.


   We have filed a registration statement relating to the rights offering.

Recapitalization

   We intend to change our capitalization (the "recapitalization") by increasing the number of our authorized shares of common stock from 30 million shares to 500 million shares and by reducing the number of our issued and outstanding shares of common stock by converting every ten shares of our issued and outstanding common stock into one share. The recapitalization is expected to become effective upon the closing of the exchange offer and consent solicitation.

Purpose of this exchange offer and consent solicitation

   We are making this exchange offer and consent solicitation as part of a strategic plan to reduce and refinance our existing indebtedness and to provide working capital for our business. The other parts of our plan are the rights offering and the recapitalization, including the reverse split.

Background of the exchange offer and the consent solicitation

   We are currently operating with a very high level of indebtedness. Our obligation to make regular payments of interest, fees and principal to service our indebtedness has had, and continues to have, a significant impact on our financial results and our available working capital. The effect of these obligations on our financial performance has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the aviation services industry that we, and our competitors, are currently experiencing.

   Our goal is to provide for the financing of our business through this exchange offer and consent solicitation and through the rights offering.

   We intend to close the exchange offer and consent solicitation and the rights offering by March 31, 2002, but we cannot assure you that we will do so.

   The five major items of our current indebtedness are our senior revolving credit facility, our $12.0 million senior term loan (originally $15.5 million), our $10 million senior term loan, our tax retention operating lease financing ("TROL Financing") currently aggregating $25.2 million, which is now treated as a capital lease (collectively the "senior debt"), and our old notes. Amounts due under our senior revolving credit facility, the $12.0 million senior term loan, and the TROL Financing are due for repayment in July 2002, and the $10 million senior term loan is due for repayment on August 14, 2002. The principal balance of the old notes is due for repayment on February 15, 2008.


   As of December 7, 2001, $10.3 million was outstanding under the senior revolving credit facility, $6.2 million was available for borrowing under the senior revolving credit facility (based on the applicable borrowing base formula) and outstanding letters of credit aggregated $12.1 million. In addition, we are obligated to make monthly lease payments under our TROL Financing, which has a currently outstanding balance of $25.2 million, and our monthly lease payments thereunder to date in 2001 have ranged between $325,000 to $420,000. The old notes rank behind our senior revolving credit facility, senior term loans and TROL Financing in right of payment. As of September 30, 2001, we had $226.5 million (excluding then outstanding letters of credit of $29.6 million) in aggregate indebtedness, of which $58.0 million was senior debt (including $22.0 million of senior term loans and the TROL Financing).


   We do not currently have, nor do we expect to have, sufficient liquidity to repay in full our senior revolving credit facility, senior term loans, TROL Financing obligations and the old notes. We were also without sufficient working capital to pay the interest payment on the old notes that was due on August 15, 2001. Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to continue to make principal and interest payments on our senior debt and the old notes.


   If we are unable to consummate this exchange offer and consent solicitation, we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, owners of old notes may only receive repayment of little or none of the principal amount of their old notes.

Interests of our officers, directors and principal stockholders in the exchange offer

   None of our officers, directors or principal stockholders hold old notes except for Lacy Harber, who beneficially owns approximately 29.4% of our currently outstanding pre-reverse split common stock and approximately 7.1%, or $11,750,000 aggregate principal amount, of our old notes. Pursuant to the agreement with our old note holders to restructure the old notes, Mr. Harber has agreed to exchange all of his old notes in the exchange offer and consent solicitation. In addition, Mr. Harber has agreed to purchase unsold allotments in the rights offering. Mr. Harber will beneficially own approximately 82.6% of our outstanding common stock if he purchases all of the shares available in our rights offering and elects the non-cash option in the exchange offer and consent solicitation with respect to all of his old notes and as a result exchanges all of his old notes for new notes, shares and warrants. Roy T. Rimmer, Jr., our Chairman and Chief Executive Officer, holds a proxy to vote the shares of common stock owned by Mr. Harber and serves on our board as a representative of Mr. Harber.


   Pursuant to the agreement with our old note holders to restructure the old notes, we may issue options or warrants to purchase up to 8% of our reorganized company to our officers, directors and employees. Our board of directors has adopted, subject to stockholder approval, a stock option plan to allow us to issue such options. We will submit the stock option plan for stockholder approval at the special meeting we intend to call for approval of the transactions in connection with the exchange offer and consent solicitation, the rights offering and the recapitalization.

  Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial
                                      Data

   The following summary historical financial data for each of the fiscal years 1998 through 2000 has been derived from our Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent certified public accountants, and are included elsewhere herein. The following summary historical unaudited financial data for the nine months ended September 30, 2000 and 2001 and as of September 30, 2001, has been derived from our unaudited historical financial statements included elsewhere herein which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair and consistent presentation of such data.


   The following unaudited condensed consolidated pro forma financial data present: our pro forma results of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 and our pro forma financial position as of September 30, 2001, as if the exchange offer, rights offering and recapitalization including the reverse split, had been consummated as of the beginning of the periods for results of operations data and as of September 30, 2001 for financial position data. Neither the summary historical consolidated financial data nor the summary pro forma condensed consolidated financial data are necessarily indicative of either the future results of operations or the results of operations that would have occurred if the events described had been consummated on the indicated dates. The following summary historical and pro forma condensed consolidated financial data should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," and the audited and unaudited historical financial statements of Aviation Sales, which are included elsewhere in this prospectus.



                                                            Nine Months Ended
                               Years Ended December 31,       September 30,
                              ----------------------------  ------------------
                                1998     1999      2000       2000      2001
HISTORICAL DATA:              -------- --------  ---------  --------  --------
                                                               (Unaudited)
Statements of Operations
Data:
(In thousands, except per
share data)
Operating revenues..........  $184,448 $371,753  $ 338,077  $278,287  $213,736
Gross profit (loss).........    42,879   63,809    (15,254)   19,990      (625)
Operating expenses..........    17,721   41,774     74,580    39,207    37,653
Income (loss) from
 operations.................    25,158   22,035    (89,834)  (19,207)  (38,278)
Income (loss) from
 continuing operations......     8,534    2,998   (115,873)  (39,778) (103,052)
Discontinued operations, net
 of taxes...................    16,959  (24,721)   (23,432)  (23,432)      --
Loss on disposal of
 discontinued operations,
 net of taxes...............       --       --     (72,325)  (51,940)   (6,645)
Net income (loss)...........    25,493  (21,723)  (211,630) (115,150) (109,697)
Diluted Per Share Data:
Income (loss) from
 continuing operations......  $   0.68 $   0.21  $   (7.72) $  (2.65) $  (6.86)
Income (loss) from
 discontinued operations....      1.34    (1.77)     (6.37)    (5.02)    (0.45)
Net income (loss)...........      2.02    (1.56)    (14.09)    (7.67)    (7.31)
Other Data:
Ratio of earnings to fixed
 charges....................       1.8      0.1       (5.0)     (2.3)     (4.9)

PRO FORMA DATA:


                                                 Nine Months
                             Year Ended      Ended September 30,
                          December 31, 2000         2001
                          -----------------  -------------------
Statements of operations
 data:
 (In thousands, except
 per share data)
Operating revenues......      $338,077            $ 213,736
Gross profit (loss).....       (15,254)                (625)
Operating expenses......        74,580               37,653
Loss from operations....       (89,834)             (38,278)
Loss from continuing
 operations.............      (101,123) (A)         (92,090) (A)
Diluted per share data:
Loss from continuing
 operations.............      $  (3.37)           $   (3.06)
Weighted Average Shares
 Outstanding............        30,031  (B)          30,031  (B)
Other data:
Ratio of earnings to
 fixed charges..........         (12.2)                (9.3)
                                                                 September 30,
                                                September 30,        2001
                          December 31, 2000         2001           Pro Forma
                          -----------------     -------------    -------------
                                                 (Unaudited)      (Unaudited)
Balance sheet data:
 (In thousands, except
 per share data)
Working capital.........      $ 24,673            $(215,855)       $ (37,062)
Current assets..........       131,457               93,029           93,029
Total assets............       300,611              213,719          210,482
Senior term and
 revolving debt.........        52,486               23,768          17,768 (C)
Old notes...............       164,345              164,414              -- (D)
New notes...............           --                   --          114,700 (D)
Total debt..............       261,861              234,954         170,740 (C)(D)
Stockholders' equity
 (deficit)..............         6,892              (99,829)       (38,973) (E)

--------

(footnotes on next page)

(footnotes from prior page) (In thousands, except share data)


   (A) Adjustment consists primarily of: (i) a reduction in interest expense of $840 and $529, respectively, for the year ended December 31, 2000 and the nine months ended September 30, 2001, resulting from the utilization of excess working capital to reduce outstanding debt, discussed in (B) below, and (ii) a reduction in interest expense resulting from the exchange of the old notes, as discussed in (C) below.


   (B) Represents the weighted average common shares outstanding of 30,031,583 post-reverse split shares, consisting of 24,024,507 post-reverse split shares of common stock to be issued in the rights offering, 1,501,531 post-reverse split shares of common stock to be owned by existing stockholders after the restructuring and 4,505,545 post-reverse split shares of common stock to be issued in the exchange offer, as discussed in (D) below.


   (C) Represents the utilization of excess working capital resulting from the restructuring to pay down the outstanding revolver balance with any excess amounts being utilized to pay down the outstanding senior term debt.


   (D) Represents the exchange of $165,000 (face value) in old notes for $10,000 in cash, $114,700 in new notes, warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) and 4,505,545 post-reverse split shares of common stock. Under SFAS 15, the new notes are recorded at an amount equal to the maximum amount of cash (assuming all interest is paid in kind through the issuance of additional new notes and including all accrued but unpaid interest) which we would be obligated to pay if we redeemed the new notes immediately prior to their maturity. In accordance with their terms, if the new notes are not redeemed prior to their maturity date (December 31, 2006), they will automatically convert at maturity into 270,275,706 shares of post-reverse split common stock.


   During the term of the new notes, we will have the right to redeem the new notes by paying, in cash, the following percentage of the sum of the principal, interest previously paid in kind and accrued but unpaid interest through the date of redemption: 2002--70%; 2003--72.5%; 2004--73%; 2005--75.625%; 2006
(prior to maturity)--77.5%. Additionally, if we redeem the new notes, we will issue to the holders of the new notes an additional 4,505,545 post-reverse split shares common stock if we redeem the new notes in 2002 or 2003 and an additional 3,003,063 post-reverse split shares of common stock if we redeem the notes in 2004, 2005 or 2006. The cash component of the redemption price will range from $70,000 if the new notes are redeemed on the date they are issued, to $114,700, if the new notes are redeemed immediately prior to their maturity.


   (E) Represents an extraordinary gain of $36,321, net of tax and restructuring transaction expenses (estimated to be $4,000) relating to the early extinguishment of the old notes, partially offset by the value of the warrants to be issued to the existing stockholders as part of the restructuring, as described in (A) above. The computation of gain includes the impact of the note exchange described in (D) above and the impact of the write off of unamortized discounts associated with the old notes.






   While we have the right, but not the obligation, to redeem the new notes, other than in connection with a change of control we will never be obligated to make any cash payments to the holders of the new notes. As such, had the notes been converted into common stock as of September 30, 2001, our stockholders' equity would have been $75,727.

                  The Exchange Offer and Consent Solicitation

The Old Notes...............  We are making the exchange offer with respect to the entire $165 million aggregate principal amount of our old 8 1/8% senior subordinated notes due 2008.

The Exchange Offer..........  We are offering (1) $303 in cash for each $1,000 principal amount of outstanding old notes, up to an aggregate maximum of $10 million in cash for $33 million in principal amount of old notes or
                              (2) $757.58 principal amount of 8% senior subordinated convertible PIK notes due 2006,
                              34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share) for each $1,000 principal amount of outstanding old notes. If less than all of the outstanding old notes are exchanged, then the $10 million in cash available will be reduced $303 for every $1,000 principal amount of old notes not exchanged. The terms of the new notes are described below.

                              Our board of directors makes no recommendation to holders of the old notes whether to tender their old notes in the exchange offer and consent solicitation or which election each holder should make. Our board of directors is not making a recommendation regarding the exchange offer and consent solicitation because holders of the old notes must make their own decision whether to tender their old notes in the exchange offer and consent solicitation and as to which election to make. We have not authorized anyone to make a recommendation on our behalf regarding the exchange offer and consent solicitation.

Oversubscription and          Up to $10 million in cash will be exchanged for
 Proration..................  $33 million principal amount of old notes. If more than $33 million principal amount of old notes is tendered for cash, each additional
                              $1,000 principal amount of old notes tendered will be exchanged for the combination of $757.58 of principal amount of new notes, 34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share). We will distribute the $10 million in cash so that everyone who tenders old notes under this option will receive cash, new notes, common stock and warrants in the same proportion as everyone else who tenders old notes under this option.

                              In the aggregate, up to $100 million principal amount of new notes, up to 4,504,595 shares of our post-reverse split common stock and warrants to purchase up to 3,003,063 shares of our post-reverse split common stock (at an exercise price of $5.16 per share) will be exchanged for $132 million in principal amount of old notes. If more than $132 million in principal amount are tendered for new notes, common stock and warrants, every additional $1,000 principal amount tendered will be exchanged for $303 in cash. We will distribute the new notes, common stock and warrants so that everyone who tenders under this option will receive new notes, common stock, warrants and cash in the same proportion as everyone else who tenders old notes under this option.


The Solicitation............
                              We are also soliciting consents to proposed amendments to and a waiver of all defaults under the indenture under which the old notes were issued. If you tender old notes in the exchange offer on or before the expiration of the exchange offer, you will automatically consent to the proposed amendments to, and waiver of defaults under that indenture.


The Amendments to the Old
 Notes Indenture............  If we receive the requisite tenders of old notes, all of the material restrictive covenants in the indenture relating to the old notes will be eliminated from the indenture. These covenants, among other things, generally limit our ability to:

                              . consolidate with or merge with or into any
                                other person or convey, transfer or lease substantially all of our assets;

                              . incur debt;

                              . issue debt junior to our senior indebtedness
                                but senior to the old notes;

                              . make, declare or pay certain dividends or
                                similar distributions, or permit our
                                subsidiaries to do the same;

                              . enter into transactions with affiliates, or
                                permit our subsidiaries to do the same;

                              . permit our subsidiaries to issue preferred
                                stock;

                              . permit a change of control without offering to
                                repurchase the old notes;

                              . sell assets without distributing the proceeds
                                to holders of the old notes;

                              . restrict our subsidiaries from making
                                distributions to us;

                              . transfer assets to a subsidiary without
                                obtaining a guarantee from such subsidiary;

                              . incur liens to secure indebtedness or permit
                                subsidiaries to do the same; and

                              . engage in new lines of business or permit
                                subsidiaries to do the same.

                              In addition, we are seeking to amend the indenture to extend the grace period for payment of interest from 30 to 90 days and to waive all defaults under the indenture.


Requisite Consents..........  The aggregate outstanding principal amount of old notes is $165 million. Under the indenture governing the old notes, approval of the proposed amendments to the indenture notes requires the consent of the holders of a majority in aggregate principal amount of old notes outstanding, except that the amendment extending the grace period to pay interest and the waiver of any default in the payment of interest will not be effective against any note holder not consenting to that amendment or waiver. As a condition of the exchange offer and consent solicitation, we are requiring that holders of the old notes tender a minimum of $132 million in aggregate principal amount of old notes along with consents. Accordingly, we will require the consent of the holders of the old notes in an aggregate principal amount of at least $132 million to amend the indenture governing the old notes.


Effectiveness of Proposed

 Amendments.................
                              We and the trustee for the old notes will execute the supplemental indenture providing for the proposed amendments to the indenture governing the old notes promptly following the expiration of the exchange offer and consent solicitation if at least $132 million in aggregate principal amount of the old notes has been tendered and the requisite consents received. The proposed amendments, however, will not become operative until we have accepted for exchange all notes validly tendered and not withdrawn in the exchange offer and consent solicitation. If the proposed amendments become operative, all persons who continue to hold old notes thereafter will be subject to the provisions of the indenture as amended by the proposed amendments (except that the extension of the grace period to pay interest and the waiver of any default to pay interest will not be effective against those holders of notes not consenting to that amendment or waiver).


Accrued Interest............  The last payment of interest on the old notes was made February 15, 2001. This payment covered accrued interest at the rate of 8 1/8% from August 15, 2000 through February 14, 2001. There will be no separate payment of accrued interest, including the August 15, 2001 payment, on the old notes in this exchange offer and consent solicitation.

Source of Funds.............  We anticipate that we will obtain the cash portion of this exchange offer and consent solicitation from the proceeds of the rights offering.

Expiration of the Exchange

 Offer and Consent
 Solicitation...............  5:00 p.m., New York City time, on       , 2002,
                              unless extended. The supplemental indenture will be executed promptly following the expiration of the exchange offer, assuming that a minimum of $132 million in aggregate principal amount of the old notes have been tendered for exchange and, therefore, the requisite consents have been received. If the terms of the exchange offer are changed, the exchange offer will remain open for an additional 5-10 business days, depending on the nature of the change.


Exchange Date...............  The exchange of old notes for cash or a combination of new notes, common stock and warrants will be made promptly following the expiration of the exchange offer.

Conditions to the Exchange
 Offer and Consent            This exchange offer and consent solicitation is
 Solicitation...............  subject to the following conditions:

                              . holders of old notes must tender a minimum of
                                $132 million in aggregate principal amount of old notes along with consents to amendments to the indenture governing the old notes;

                              . our senior bank lenders and the parties to our
                                TROL Financing must consent to this exchange offer and consent solicitation, which consents have now been received;


                              . we must receive $20 million in cash in the
                                rights offering in exchange for 80% of the to-be-outstanding common stock of the reorganized company;

                              . we must increase the number of authorized
                                shares to 500 million shares of our common stock by means of an amendment to our certificate of incorporation and reduce the number of our issued and outstanding shares by reducing every ten shares into one share through the reverse stock split;

                              . we must receive the approval of the holders of
                                a majority of our outstanding common stock for:

                                 . the issuance of the new notes, shares of
                                   our common stock and warrants to purchase common stock in the exchange offer and consent solicitation;

                                 . the issuance to existing stockholders of
                                   warrants to purchase an aggregate of
                                   3,003,363 post-reverse split shares of our common stock (at an exercise price of $5.16 per share);

                                 . the sale of 80% of the to-be-outstanding common stock of the reorganized company in the rights offering for $20 million;

                                 . the sale of post-reverse split common stock
                                   to Lacy Harber in accordance with his
                                   agreement to purchase unsold allotments in the rights offering; and

                                 .  the increase in the number of our
                                    authorized shares to 500 million shares
                                    and the reduction of our issued and
                                    outstanding shares on a ten-for-one basis in a reverse split;

                              . this exchange offer and consent solicitation must comply with applicable laws and applicable interpretations of the staff of the SEC;

                              . this exchange offer and consent solicitation must comply with all applicable state securities or "blue sky" laws;

                              . no litigation may have been instituted or threatened or law enacted that could prohibit this exchange offer and consent solicitation, materially adversely affect our business, or materially impair the benefits to us of this exchange offer and consent solicitation;

                              . no event may have occurred affecting our business that would reasonably be expected to prohibit, prevent or significantly delay this exchange offer and consent solicitation or materially impair the benefits of this exchange offer and consent solicitation;

                              . the trustee of the old notes may not have objected to this exchange offer and consent solicitation; and

                              . no tender or exchange offer for our equity securities or any business combination involving us may have been proposed or announced or have occurred.

                              Subject to satisfaction or waiver of the
                              conditions, we will accept for exchange any and all old notes that are validly tendered and not withdrawn before 5:00 p.m., New York City time,
                              on       , 2002, the expiration date of this
                              exchange offer and consent solicitation. However, we reserve the right to:


                              . delay the acceptance of the old notes for exchange;

                              . terminate this exchange offer and consent solicitation;

                              . extend the expiration date and retain all old notes that have been tendered, subject to the right of owners of old notes to withdraw their tendered old notes;

                              . refuse to accept the old notes and return all old notes that have been tendered to us; or

                              . waive any condition or otherwise amend the terms of this exchange offer and consent solicitation in any respect.

                              We will not waive or amend any condition after the expiration date of this exchange offer and consent solicitation.

Procedures for Tendering
 Old Notes and Delivering     If you want to tender your old notes in the
 Consents...................  exchange offer and deliver consents pursuant to the consent solicitation, you should either:

                              . If you hold physical certificates evidencing
                                your old notes, complete and sign the enclosed consent and letter of transmittal (or a manually signed facsimile thereof) in accordance with the instructions in that document, have your signature guaranteed if required by Instruction 1 of the consent and letter of transmittal, and send or deliver your manually signed consent and letter of transmittal, together with the certificates evidencing the notes being tendered and any other required documents, to the exchange agent; or

                              . If you hold your old notes in book-entry form,
                                request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

                              If you own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your notes and deliver consents.

                              If you are tendering your notes by book-entry transfer to the exchange agent's account at The Depository Trust Company, you can execute the tender through DTC's Automated Tender Offer Program, for which the transaction will be eligible. DTC participants that are accepting the exchange offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the exchange agent's account at DTC. DTC will then send an agent's message to the exchange agent for its acceptance. Delivery of the agent's message by DTC will satisfy the terms of the exchange offer and consent solicitation as to the tender of notes and the delivery of consents.

                              If you desire to tender old notes in the exchange offer and consent solicitation and cannot comply with the procedures for tender or delivery on a timely basis or if your notes are not immediately available, you may tender your notes using the procedures for guaranteed delivery described in this prospectus and consent solicitation.

Revocation of Consents......  You may revoke your consents at any time prior to the expiration of the consent solicitation, but not thereafter. If you validly revoke your consent, it will render your tender of notes defective, and, you will not be eligible to receive the exchange offer consideration for your old notes.

Withdrawal Rights...........  You may withdraw your tender of old notes at any time before the expiration of the exchange offer and consent solicitation but the exchange offer consideration will not be payable for any notes so withdrawn. If you withdraw your tendered notes, it will be deemed a revocation of the related consent.


Untendered Old Notes........
                              If you do not tender your old notes and they are not exchanged in the exchange offer, they will remain outstanding. If the requisite tenders and the related consents to amend the indenture are received and the proposed amendments become operative under the supplemental indenture, untendered notes will no longer have the benefits of the restrictive covenants that will be eliminated from the indenture by the proposed amendments, except that the amendment extending the grace period to pay interest and the waiver of the default in the payment of interest will not be effective against any note holder not consenting to that amendment or waiver. In addition, as a result of the consummation of the exchange offer, the aggregate principal amount of the old notes that are outstanding will be significantly reduced, which may adversely affect the liquidity of and, consequently, the market price for the old notes, if any, that remain outstanding after the completion of the exchange offer.

Acceptance of Tendered Old

 Notes and Exchange;
 Acceptance of Consents.....  Upon the terms of the exchange offer and consent solicitation and upon satisfaction or our waiver of the conditions to the exchange offer and consent solicitation, we will accept for exchange old notes validly tendered on or before the expiration of the exchange offer. Only if you validly tender your notes, and thereby consent to the proposed amendments and waiver of defaults, on or before the expiration of the exchange offer will you receive the exchange consideration. We will make payment of the exchange consideration for notes validly tendered and accepted for payment, by deposit of the appropriate amount of cash or number of shares of our common stock, warrants, and appropriate amounts of new notes, as applicable, with the exchange agent who will act as agent for the tendering and consenting holders of old notes for the purpose of the exchange. We expect the exchange to be made on the exchange date described in this prospectus and consent solicitation promptly following our acceptance of the old notes in the exchange offer.


Use of Proceeds.............  Our new notes, common stock and warrants are being issued in exchange for your old notes. All old notes accepted by us in the exchange offer will be cancelled. We will not receive any cash proceeds from the issuance of the new notes, common stock and warrants offered in this exchange offer and consent solicitation. We will receive $20 million from the proceeds of the rights offering which will be used to pay the cash portion of this exchange offer and consent solicitation (up to $10.0 million), expenses relating to this exchange offer and consent solicitation and the rights offering, (estimated to be $4.0 million) and for working capital purposes.


Federal Income Tax
 Considerations.............  You are referred to the discussion about the federal income tax consequences of the exchange offer commencing on page 151. Tax matters are very complicated and the tax consequences of the exchange offer to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the exchange offer.


Risk Factors................  Holders of the old notes should consider the risk factors relevant to the exchange offer and consent solicitation. See "Risk Factors."


"Blue Sky" Compliance.......  We are not making this offer to, and we will not accept tenders from, holders of old notes in any jurisdiction in which this exchange offer and consent solicitation or the acceptance of notes would not comply with applicable securities or "blue sky" laws of that jurisdiction.

No Appraisal Rights.........  You will not have any right to dissent and receive an appraisal of your old notes, under either the indenture or applicable law, in connection with the exchange offer and consent solicitation.

Dealer Manager..............
                              Houlihan Lokey Howard & Zukin Capital is the dealer manager for this exchange offer and consent solicitation. Its address and telephone numbers are located in the section "Questions and Answers About The Exchange Offer and Consent Solicitation."


Exchange Agent..............
                              HSBC Bank USA is the exchange agent for this exchange offer and consent solicitation. Its address and telephone numbers are located in the section "Questions and Answers About The Exchange Offer and Consent Solicitation."


Fees and Expenses...........  We will bear the expenses of soliciting tenders for the exchange offer and consents for the consent solicitation.

                             Terms of the New Notes

New Notes Offered...........  Up to $100 million in aggregate principal amount of 8% senior subordinated convertible PIK notes due 2006.

Issuer......................  Aviation Sales Company


Trustee.....................
                              HSBC Bank USA


Maturity....................  December 31, 2006

Guarantees..................  Triad International Maintenance Corporation and
                              our other wholly owned United States subsidiaries will fully and unconditionally and jointly and severally guarantee, on a senior subordinated basis, the new notes.


Ranking.....................
                              The new notes will rank in right of payment behind our senior revolving credit facility, our $10 million and $12.0 million senior term loans, our TROL Financing obligations and all of our other existing and future senior debt. The new notes will rank in right of payment ahead of any remaining old notes. If we issue additional subordinated debt in the future, the new notes will rank in right of payment ahead of, or equal to, that debt. The new notes will be unsecured. Because the new notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, owners of the new notes will not be entitled to receive any payment until the holders of our senior debt and the lessor of our TROL Financing have been paid in full.


                              Assuming we completed our overall restructuring plan, including the exchange of all outstanding old notes in the exchange offer, on September 30, 2001, upon the closing of this exchange offer and consent solicitation, the new notes would have been subordinated to approximately $78.7 million of senior debt prior to any assumed pay down of senior debt using proceeds from the rights offering as described in the proforma financial statements contained on Pages P-1 to P-5.


                              The terms of the new notes impose limitations on the amount of additional new indebtedness that we can incur. The terms of the new notes also prevent us from assuming any new indebtedness which results in right of payment behind our senior debt but ahead of the new notes.

                              The guarantees of the new notes will rank junior in right of payment to all of the existing and future senior debt of the subsidiary guarantors and their obligations under the TROL Financing.

                              The guarantees will rank senior or equal to any of the existing and future senior subordinated indebtedness of the subsidiary guarantors and rank senior in right of payment to all other of the existing and future subordinated obligations of the subsidiary guarantors.

Interest Payments...........
                              Interest on the new notes will accrue at a rate
                              of 8% per annum and will be paid on each     and
                                 , beginning      , to holders of record on
                              each     and    . Interest on the new notes will
                              be paid either in cash or will be paid-in-kind through the issuance of additional new notes, at our option. We anticipate that interest will be paid-in-kind for the foreseeable future. Interest not paid in cash will be automatically deemed paid-in-kind.



Optional Redemption.........
                              We may redeem the new notes at any time, and from time to time, after issuance. We may redeem all or part of the new notes at the redemption prices, which are based upon percentages of the sum of (a) principal amount and (b) accrued and unpaid interest thereon (including interest previously paid-in-kind through the issuance of additional new notes) to the applicable redemption date, through the payment of cash and the issuance of additional shares of post-reverse split common stock. The cash redemption percentages are 70% in 2002, 72.5% in 2003, 73%
                              in 2004, 75.625% in 2005 and 77.5% in 2006.
                              Additionally, if the new notes are redeemed in 2002 and 2003, we will issue an aggregate of 4,504,595 shares of our post-reverse split common stock (ratably) to the holders of the new notes as part of the redemption price, and if the new notes are redeemed in 2004, 2005 or 2006 (prior to maturity), we will issue an aggregate of 3,003,063 shares of our post-reverse split common stock (ratably) to the holders of the new notes as part of the redemption price.


                              For example, the redemption prices are expressed below as the amount of cash payable (ratably) to the holders of the new notes if the new notes are redeemed (assuming all interest has previously been paid-in-kind and including interest accrued to the stated redemption date) and the number of shares of our post-reverse split common stock issuable (ratably) to the holders of our new notes if the redemption had occurred on the date indicated:

                                                               Post-Reverse Split
                                                 Aggregate      Number of Shares
                         Redemption Date            Cash        of Common Stock
                           December 31,       Redemption Price    to be Issued
                     ------------------------ ---------------- ------------------
                     2002....................   $ 75,700,000       4,504,595
                     2003....................   $ 84,800,000       4,504,595
                     2004....................   $ 92,400,000       3,003,063
                     2005....................   $103,525,000       3,003,063
                     2006 immediately prior
                      to maturity............   $114,700,000       3,003,063

Automatic Conversion at       At maturity, the new notes, (including new notes
   Maturity.................  previously issued as paid-in-kind interest and accrued but unpaid interest), will automatically convert into an aggregate of 270,275,706 post-reverse split shares of our common stock.

                              Upon a change of control, owners of the new notes
Put Right on Change of        may require us to purchase their new notes at a
 Control....................  price equal to the redemption price which we would be obligated to pay if we redeemed the new notes on the date of such change of control.

Put Right on Asset Sale.....  Upon the occurrence of an applicable asset sale, owners of the new notes may, under certain circumstances, require us to purchase their new notes at a price equal to the redemption price which we would be obligated to pay if we redeemed the new notes on the date of such applicable asset sale. Such repurchase, if required, would only be with the excess proceeds of such asset sale that we do not use to repay indebtedness senior to the new notes or to acquire replacement assets.

Covenants...................  The new notes will include limitations on our ability, and certain of our subsidiaries' ability, to:

                              . incur additional senior indebtedness or issue preferred stock;


                              .  provide guarantees;

                              .  create liens;

                              .  pay dividends on stock or repurchase stock;

                              .  make investments;

                              .  engage in transactions with our affiliates;

                              .  merge or consolidate; and

                              . transfer or sell substantially all of our assets.

Events of Default...........  The following are events of default under the indenture governing the new notes:

                              .  our failure to pay principal when due;


                              . our failure to pay interest when due if the failure continues for 30 days;

                              . if interest is paid in kind, the failure to issue and deliver additional notes representing the PIK interest within thirty days from the date of deemed issuance;


                              . our failure to pay the purchase price of the new notes on the exercise of the rights which apply following a change of control or an asset sale;

                              . our failure to perform any other covenant for 60 days after written notice;

                              . our failure to comply with limitations on mergers, consolidations and sales of assets;

                              . if we or our subsidiaries default on any indebtedness which in the aggregate exceeds $10 million;

                              . the rendering of a final judgment against us or any of our subsidiaries in excess of $10 million and such judgment remains unpaid for over 60 days;

                              . some events of bankruptcy, insolvency or reorganization; or

                              . any subsidiary guarantee becomes unenforceable or invalid or any subsidiary guarantor denies its obligations under its guarantee.

Accounting Treatment...       The new notes will be recorded at the highest
                              cash amount which we would have to pay upon redemption (including interest paid-in-kind and all accrued but unpaid interest) if we redeemed the new notes immediately prior to their maturity.


                              This exchange offer and consent solicitation will be treated as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," or SFAS 15. SFAS 15 applies to debt restructurings where a creditor, for reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not otherwise consider.


Warrants....................  Each warrant entitles the holder thereof to purchase one share of our post-reverse split common stock at an exercise price of $5.16 per share during the five year period commencing on the date of the exchange. We may redeem all, but not less than all, of the warrants at a redemption price of $0.001 per warrant if our post-reverse split common stock trades at more than $6.71 per share for 20 consecutive trading days at any time during the five-year exercise period. The warrants will not be issued and will not be exercisable until the completion of the exchange offer and consent solicitation, the rights offering and the recapitalization. The warrants will trade with the new notes until December 31, 2003, at which time the warrants will trade separately.

                                  RISK FACTORS

   By exchanging your old notes, you will be choosing to invest in the new notes and in our common stock. If you do not participate in the exchange offer and consent solicitation, you will continue to hold old notes. An investment in the new notes or your continued holding of the old notes involves a high degree of risk. In addition to the other information contained in this prospectus and consent solicitation, you should carefully consider the following risk factors in deciding whether to tender your old notes in the exchange offer and consent solicitation.

Risks relating to Aviation Sales Company

 Risks associated with our business and financial condition

   We have substantial debt that we may be unable to service.

   We currently have significant outstanding indebtedness, and subsequent to the exchange offer, we will continue to be significantly leveraged. As of September 30, 2001, we had outstanding indebtedness of $226.5 million, of which $58.0 million was senior indebtedness including amounts due under the TROL Financing, which is now characterized as a capital lease, and $168.5 million was other indebtedness. In addition, we had $29.6 million of letters of credit outstanding. Upon the completion of the exchange offer (assuming full participation), we will have outstanding our senior indebtedness and up to $100 million in aggregate principal amount of new notes (valued on our financial statements at $114.7 million). The degree to which we are leveraged could have important consequences to the holders of the new notes or holders of common stock obtained upon the exercise of the warrants, including:


  .  our vulnerability to adverse general economic and industry conditions;

  . our ability to obtain additional financing for future working capital expenditures, general corporate or other purposes;

  . the dedication of a portion of our cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations.

   In addition, subject to the limitations set forth in the indenture for the new notes, we and our subsidiaries may incur substantial amounts of additional indebtedness, much of which is expected to be senior indebtedness. As of December 7, 2001, we had availability under our senior revolving credit facility of $6.2 million. Our senior credit facilities are secured by substantially all of our assets.


   Our auditors have included a going concern modification in their audit report regarding our 2000 financial statements.

   Our independent auditors' report regarding our 2000 financial statements contains an explanatory paragraph stating that there is a substantial doubt about our ability to continue as a going concern because we incurred net losses for the years ended December 31, 1999 and 2000 and we required cash to fund our operating activities for each of the three years ended December 31, 2000.

   We were not able to make the August 2001 interest payment due on the old notes and we may not be able to repay or refinance the principal amount of our old notes at their maturity date.

   We did not have sufficient available liquid resources to pay the August 2001 interest payment due on the old notes. As a result of our failure to make the August 2001 interest payment, we are in breach of the terms of the indenture. We do not currently have sufficient available liquid resources to repay the principal balance of the old notes at maturity and we believe that there is uncertainty regarding our ability to refinance or repay the old notes at that time.

   We are in default under our senior debt and our TROL Financing and under the terms of our indenture for the old notes, which may result in a future acceleration of the obligation to pay these debt obligations.


   As a result of our inability to make the August 2001 interest payment, we are in default under our senior revolving credit facility, senior term loans and the TROL Financing and the lenders under our senior revolving credit facility and senior term loans, and the lessor under our TROL Financing have the right to declare due and require immediate payment of the indebtedness that ranks senior in right of payment to the old notes, which as of September 30, 2001 aggregated $78.7 million, before any payment could be made on the old notes. Our lenders under our senior credit facility and senior term loans and the lessor under our TROL Financing have agreed to not require immediate payment of such obligations until March 31, 2002 (the "forbearance"), subject to the condition that (i) the registration statements with respect to the note exchange and consent solicitation and the rights offering have become effective before February 15, 2002, (ii) no other events of default occur under such agreements, and (iii) no remedies for default are exercised under the indenture for the old notes. Upon the occurrence of an event of default under the senior debt and our TROL Financing and without the forbearance, or upon the expiration of the forbearance, the respective lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Substantially all of our assets are pledged as collateral security for the senior credit facility and senior term loans and the TROL Financing. If we were unable to repay all outstanding amounts under our senior debt and TROL Financing, the lenders and parties could proceed against the collateral granted to them to secure that indebtedness and other obligations, and any proceeds realized upon the sale of this collateral would be used first to satisfy all amounts outstanding under our senior credit facility, senior term loans and TROL Financing, before the old notes and any of our other liabilities.
In addition, we may be prevented from making new borrowings or drawing down further on our senior credit facility.


   As a result of our inability to make the August 2001 interest payment due on the old notes, we are in default under the indenture for the old notes. The trustee or the holders of at least 25% of the outstanding principal of the old notes could declare such indebtedness due and immediately payable (the "acceleration"). Under our agreement with the holders of 73.02% of the aggregate principal amount of the old notes, these holders have agreed to vote pursuant to the indenture to rescind any acceleration. If these holders fail to timely rescind the acceleration, then the lenders under our senior credit facility and senior term loans or the parties under our TROL Financing could declare their respective credit facilities and financings due and require immediate payment of the indebtedness owed them.


   We may not receive all of the anticipated purchase price in connection with a prior sale of inventory.


   In December 2000, we acquired a 50% interest in a limited liability company, KAV Inventory, LLC. KAV was organized by us and by a second company, Kellstrom Industries, Inc., which purchased our redistribution operation in December 2000. We sold to KAV aircraft and engine spare parts inventory and engine inventory. Compensation for the sale of inventory was comprised of cash and two senior subordinated notes, each in the principal amount of $13.7 million (one of which was immediately sold to Kellstrom), and one junior subordinated note in the principal amount of $15.7 million. The notes bear interest at 14% per annum and are subordinated in all respects to KAV's institutional financing. In addition, we posted an $8.5 million letter of credit to secure, in part, KAV's institutional financing. As of July 31, 2001, the financial institution providing the financing has informed KAV that it is in default under the loan agreement and, on October 5, 2001, the lender exercised its rights to call the outstanding financing. Additionally, on October 18, 2001, the lender drew against our $8.5 million letter of credit.


   KAV's sole business is the liquidation of the inventory it acquired from us. Our agreement regarding this transaction specifies that all of the proceeds from sales of the inventory, less a consignment commission of 20% (which is payable to Kellstrom in connection with their sale of such inventory), will be used to pay interest and principal on KAV's institutional debt. After the institutional debt is paid in full, proceeds from the sale of inventory will be used to reimburse us and Kellstrom for advances made to KAV to allow it to pay fees and costs relating to its institutional financing and thereafter to pay interest and principal on the two $13.7 million senior notes. Interest and principal on the $15.7 million junior note will be paid from the remaining proceeds from the sale of inventory, less a 35% consignment commission. Effective on October 5, 2001, KAV's lender, pursuant to its rights under the agreements between KAV and its lenders, terminated the Consignment Agreement between KAV and Kellstrom. During the nine months ended September 30, 2001, as a result of the default of KAV under its credit agreement with the financial institution that provided the funding for the purchase of the inventory and the weakened economic conditions in the aviation industry being experienced by Kellstrom as reported in its SEC filings, we recorded non-cash reserves totaling $45.6 million relating to these matters, including a full reserve on the notes receivable due from KAV.


   In addition, as described above, Kellstrom leased from us a facility and certain furniture, fixtures and equipment used in the redistribution operation for a one-year period. Kellstrom has an option to acquire these assets during the term of the lease and after one year we have an option to require Kellstrom to acquire the assets, which can be extended by Kellstrom for six months under certain circumstances. We have also entered into a sublease agreement relating to the redistribution operation's warehouse and corporate headquarters facility for a five-year period, with the right to renew for five consecutive five-year periods at a market rental rate. Further, in the event that the weakened economic conditions being experienced by Kellstrom, as reported in its SEC filings, adversely impact its ability to make payments under its lease obligations and/or its obligation to purchase certain property and equipment, additional write downs and accruals may be necessary. Finally, the weakened economic conditions being experienced by Kellstrom, as reported in its SEC filings, may adversely impact its ability to satisfy its obligations under the above-described ancillary agreements.

   We depend on financing transactions to support our growth.

   During 1998, 1999 and 2000, we relied primarily upon significant borrowings under our senior revolving credit facility, and sales of our securities, including our previously issued subordinated notes, to satisfy our funding requirements relating to our acquisitions of several businesses and to finance the growth of our business. We cannot assure you that financing alternatives will be available to us in the future to support continued growth.

   Our lenders impose significant restrictions on us.

   Our senior credit facilities impose and the new notes will impose significant operating and financial restrictions on us. These restrictions may significantly limit our ability to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. In addition, our failure to comply with these restrictions could result in an event of default which, if not cured or waived, could materially adversely affect our business, financial condition or results of operations.

   We have incurred losses in the past and we may incur losses in the future. If we incur losses in the future, our ability to obtain sufficient working capital for our operations and our ability to service our indebtedness may be impaired.

   We incurred losses from continuing operations of approximately $115.9 million during our 2000 fiscal year and approximately $103.1 million during the nine months ended September 30, 2001. If we continue to incur losses in the future, we may limit our ability to obtain sufficient working capital for our operations and our ability to execute our business strategy. In addition, our ability to service our indebtedness may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.

   A large portion of our operating expenses are relatively fixed and cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect our business, financial condition or results of operations.

   The sale of our common stock in the rights offering and the election of the non-cash option in the exchange offer and consent solicitation may vest control of our company with one of our principal stockholders.

   As of December 10, 2001, two of our stockholders beneficially owned approximately 29.4% and 21.0% of our outstanding common stock. Our directors and executive officers, as a group, beneficially own an aggregate of approximately 34.7% (including the 29.4% referred to above) of our outstanding common stock. Lacy Harber, one of our principal stockholders who beneficially owns 7.1%, or $11,750,000 aggregate principal amount, of our old notes, has agreed to purchase unsold allotments of our rights offering. He would own approximately 82.6% of our outstanding common stock if he were to purchase all of the shares available in our rights offering and elect the non-cash option to convert all of the old notes which he owns in the exchange offer into new notes, shares and warrants.


   If, through his purchase of the unsold allotments of our rights offering or otherwise, Mr. Harber gains beneficial ownership of more than 50% of our outstanding common stock, he will be able to control the vote on all matters submitted to the vote of our stockholders and therefore, will be able to direct our management and policies, including, but not limited to, the election of our entire board of directors and the appointment of our officers. In addition, under such circumstances, we will not, without Mr. Harber's approval, be able to consummate transactions involving an actual or potential change of control, including transactions in which holders of our common stock might otherwise receive a premium for their shares over the then current market prices.

   The loss of one or two of our major customers could materially hurt our business because we depend on only a small number of customers.

   Our four largest continuing customers accounted for approximately 32% of our total revenue for the year ended December 31, 2000 and approximately 59% of our total revenues for the nine months ended September 30, 2001 and our largest continuing customer accounted for approximately 14% of total revenues for the year ended December 31, 2000 and approximately 31% of our total revenues for the nine months ended September 30, 2001. While the relative significance of customers varies from period to period, the loss of, or significant curtailments of purchase of our services by, one or more of our significant customers at any time could adversely affect our revenue and cash flow.


   We depend on our executive officers and our employees.

   Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have employment agreements with several of our executive officers, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable successors could materially adversely affect our business, financial condition or results of operations.

Risks associated with the aviation services industry

   Problems in the airline industry could adversely affect our business.

   Since our customers consist of airlines, maintenance and repair facilities that service airlines and aircraft spare parts redistributors, as well as original equipment manufacturers, economic factors affecting the airline industry impact our business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. Additionally the price of fuel affects the aircraft spare parts and maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our aircraft spare parts and maintenance and repair services business, become less viable as the price of fuel increases. We cannot assure you that economic and other factors which may affect the airline industry will not adversely impact our business, financial condition or results of operations.

   On September 11, 2001, four commercial aircraft were hijacked and destroyed in terrorist attacks on the World Trade Center in New York City and the Pentagon in Washington, D.C. These terrorist attacks, have had a negative impact on the airline industry in general, and thereby indirectly on us. Factors which have affected or may affect our business include: (i) the impact of these terrorist attacks and the impact of declines in air travel as a result of these terrorist attacks on the financial condition of one or more of our airline customers, (ii) possible increases in jet fuel prices as a result of events relating to these terrorist attacks, (iii) potential reductions in the need for aircraft maintenance due to declines in airline travel and (iv) the adverse effect of these terrorist attacks, or future events arising as a result of these terrorist attacks, on the economy in general.


   Our business is subject to heavy government regulation.

   The aviation industry is highly regulated by the Federal Aviation Administration in the United States and by similar agencies in other countries. We must be certified by the FAA in order to repair aircraft and aircraft components.

   The aircraft spare parts which we sell to our customers in connection with our services must be accompanied by documentation that enables our customers to substantiate their compliance with applicable regulatory requirements.

   Before parts may be installed in an aircraft, they must meet standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Our parts may not meet applicable standards or standards may change in the future, requiring parts already in our inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already in our inventory. To the extent that we have any of these parts in our inventory, their value may be reduced.

   We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not materially adversely affect our business, financial condition or results of operations.

   Our business is highly competitive.

   The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include aircraft manufacturers, aircraft part manufacturers, airline and aircraft service companies, other companies providing maintenance, repair and overhaul services, and other aircraft spare parts redistributors. Certain of our competitors are currently experiencing financial difficulties similar to our own. Some or all of these competitors may respond to their financial difficulties by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

   Our business is susceptible to product liability claims.

   Our business exposes us to possible claims for personal injury or death which may result if an aircraft spare part which we have sold, manufactured or repaired fails or if we were negligent in repairing an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverages in the future at an acceptable cost. Any product liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.

Risks associated with the exchange offer and consent solicitation

   If we do not receive an extension of the forbearances previously granted us and consents to the exchange offer and consent solicitation from our lenders under our senior revolving credit facility and the parties to our TROL Financing, we will not be able to complete the exchange offer and consent solicitation.


   Our lenders under our senior indebtedness and the parties to our TROL Financing have given us a forbearance which postpones until March 31, 2002, subject to certain conditions, the exercise of their remedies for our default under such agreements. We may need to receive extensions of these forbearances to allow the consummation of the exchange offer and consent solicitation and the restructuring transactions. In addition, we need to receive the consents to the exchange offer and consent solicitation from our lenders under our senior revolving credit facility and senior term loans and the parties under our TROL Financing are required in order for us to consummate the exchange offer and consent solicitation, and we have recently received such consent.


   A court may void the issuance of the old notes or the new notes in circumstances of a fraudulent transfer under federal or state fraudulent transfer laws.

   If a court determines the issuance of the old notes or the new notes constituted a fraudulent transfer, the holders of the old notes or the new notes may not receive payment on those notes.

   Under federal or state fraudulent transfer laws, if a court were to find that, at the time the old notes or the new notes were issued we:

  . issued the old notes or the new notes with the intent of hindering, delaying or defrauding current or future creditors, or

  . received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the old notes or the new notes, and we were insolvent or were rendered insolvent by reason of the issuance of the old notes or the new notes; or we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature; or we were a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), then a court could:

  . avoid all or a portion of our obligations to the holders of the old notes or the new notes,

  . subordinate our obligations to the holders of those notes to other existing and future indebtedness of us, as the case may be, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on those notes, or

  . take other action harmful to the holders of the old notes or the new notes, including in certain circumstances, invalidating those notes.

   In any of these events, we could not assure you that the holders of the old notes or the new notes would ever receive payment on those notes.

   The measures of insolvency for the purposes of the above will be as described in the risk factor "A court may void the guarantees of the new notes or subordinate the guarantees to other obligations of the guarantor." We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the old notes or the new notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the old notes or the new notes were issued, that the issuance of the notes constituted fraudulent transfers on another ground.

   Separate and apart from any fraudulent transfer attack, any payment made to holders in consideration for their old notes, including the cash payment election, may also be subject to challenge as a preference if such payment: (i) is made within ninety days prior to a bankruptcy filing by us; (ii) is made when we are insolvent; and (iii) permits the holders to receive more than they otherwise might receive in a liquidation of Aviation Sales pursuant to Chapter 7 of the United States Bankruptcy Code. If such payment were deemed to be a preference, such payment could be recovered by the Aviation Sales' trustee in bankruptcy and holders would be restored to their previous positions as unsecured creditors of Aviation Sales.

   A court may treat the new notes as equity.

   Although the new notes will be issued as debt securities for non-tax and financial accounting purposes, the new notes should be treated as equity securities for federal income tax purposes. This classification is required pursuant to applicable Internal Revenue Service (IRS) regulations primarily because of automatic conversion feature of the new notes and the fact that, at our election, we can ultimately satisfy all obligations under the new notes through the automatic conversion of the new notes into shares of our common stock. The new notes which are issued in connection with any interest which is paid in kind will be treated as equity securities also, for the same reasons as the new notes issued pursuant to the exchange offer and consent solicitation. We will classify the new notes as debt securities. While the indenture for the new notes provides that in a bankruptcy proceeding the holders of the new notes will have a claim for the face amount of the new notes, plus accrued but unpaid interest, a bankruptcy court could treat the holders of the new notes as our equity holders, due to the similarities of the new notes to equity securities, and, accordingly, the holders of the new notes may not receive any payment on the new notes.


   This exchange offer and consent solicitation will not be consummated unless we receive tenders of and consents from at least $132 million in aggregate principal amount of outstanding old notes and we satisfy the restructuring conditions.


   This exchange offer and consent solicitation is conditioned on us receiving tenders of and consents from at least $132 million in aggregate principal amount of the outstanding old notes. We cannot assure you that we will receive tenders of and consents from at least $132 million in aggregate principal amount of the outstanding old notes. If we are unable to consummate this exchange offer and consent solicitation, we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, owners of old notes may only receive repayment of little or none of the principal amount of their old notes.

   This exchange offer and consent solicitation is subject to the conditions that:

  . we must receive $20 million in cash in exchange for 80% of the common stock of the reorganized company in the rights offering;

  . we must receive consent to the exchange offer and consent solicitation from our senior lenders and the parties to our TROL Financing, which consent has been received;


  . we must increase the number of authorized shares of our common stock to 500 million shares by means of an amendment to our certificate of incorporation and reduce the number of our issued and outstanding shares by reducing every ten shares into one share in a reverse split; and

  .  we must receive the approval of a majority of our stockholders to:

    . the issuance of the new notes, shares of our common stock and warrants to purchase common stock in the exchange offer and consent solicitation;

    . the issuance to existing stockholders of warrants to purchase 10% of the common stock of the reorganized company;

    . the sale of 80% of the common stock of the reorganized company for $20 million in the rights offering;

    . the sale of post-reverse split common stock to Lacy Harber in accordance with his agreement to purchase unsold allotments in the rights offering; and

    . the increase in the number of our authorized shares to 500 million shares and the reduction of our issued and outstanding shares on a ten-for-one basis in a reverse split.

   Our agreement with our noteholders and largest stockholder regarding the restructuring is subject to certain termination events.

   We have entered into an agreement with holders of 73.02% of our old notes and our largest stockholder to restructure the old notes pursuant to this exchange offer and consent solicitation and to conduct the rights offering. The noteholder and stockholder parties to the agreement have agreed to vote their respective notes and shares in favor of the restructuring. In addition, the noteholder parties to the agreement have agreed to tender their old notes in the exchange offer and to waive the default arising as a result of the failure to pay the interest payment on the old notes due August 15, 2001. Also, our largest stockholder has agreed to provide a standby commitment to purchase any unsold allotments of our proposed rights offering subject to entering into definitive documentation. However, the agreement is subject to several termination events and we cannot assure you that these events will not occur. The agreement provides that it can be terminated if any of the following termination events occur:

  .  the restructuring is not completed by March 31, 2002;

  .  we withdraw from or materially alter the restructuring;

  . we breach any material provisions of the agreement, including failure to use our best efforts to obtain approval of the restructuring; or

  . we file a chapter 11 bankruptcy proceeding that is dismissed or converted to a chapter 7 bankruptcy proceeding or we file a chapter 11 proceeding with a plan of reorganization that does not incorporate the terms of the restructuring provided in the agreement or an involuntary bankruptcy proceeding is filed against us which is not dismissed or converted to a voluntary chapter 11 proceeding within 120 days.

   The exchange ratios for this exchange offer and consent solicitation do not reflect any valuation of the old notes or the new notes.

   Our board of directors has made no determination that the exchange ratios represent a fair valuation of either the old notes or the new notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. We cannot assure you that if you tender your old notes you will receive more value than if you choose to keep them.

   If you choose the limited cash option and it is oversubscribed, you will have to accept a combination of new notes, common stock and warrants as part of your exchange consideration.

   If you choose the limited cash option under this exchange offer and consent solicitation, and the limited cash option is oversubscribed, you will receive a combination of new notes, common stock and warrants as a portion of your consideration. We will not determine whether the limited cash option is oversubscribed until after this exchange offer and consent solicitation closes. You will not be able to withdraw your tender of old notes at the time that we make this determination, even though it may affect the type of exchange consideration that you will receive in this exchange offer and consent solicitation.

   Up to $10 million in cash will be exchanged for $33 million principal amount of old notes. If less than all of our outstanding old notes are exchanged, then the $10 million in cash available will be reduced $303 for every $1,000 principal amount of old notes not exchanged.
   The restructuring will cause immediate and substantial dilution to our existing stockholders.

   The proposed issuances of new notes, warrants and common stock in the exchange offer and consent solicitation and the proposed issuance of common stock in the rights offering and upon exercise of the warrants will result in immediate and substantial dilution to our existing stockholders. After the restructuring, our existing stockholders will own 5% of the outstanding common stock of our reorganized company. In addition, we will be obligated to issue additional shares of our post-reverse split common stock when we redeem the new notes (4,504,595 post-reverse split shares if the new notes are redeemed in 2002 or 2003 and 3,003,063 post-reverse split shares if the new notes are redeemed in 2004, 2005 or 2006). Additionally, pursuant to the agreement with our old note holders, we may grant options or warrants to purchase up to 8% of the post-reverse split common stock of the reorganized company to our directors, officers and employees. In that regard, we have adopted the 2001 Stock Option Plan (which shall become effective upon the completion of the restructuring) under which we can issue options to purchase up to 2.4 million post-reverse split shares of our common stock to our officers, directors and employees. Finally, if the new notes have not been redeemed prior to their maturity, they will automatically convert into 270,275,706 post-reverse split shares of our common stock, at which time the percentage ownership of our existing common stockholders will be further substantially diluted.


Risks associated with our new notes

   We are not obligated to make any cash payments of interest on the new notes and we are not obligated to make any cash payment of principal of the new notes at maturity.

   Under the indenture for the new notes, we are only obligated to pay interest on the notes in either additional new notes or, at our option, in cash, although if we do not pay interest in cash by any interest payment date, we will automatically be deemed to have paid the interest due on the interest payment date in-kind. Upon the maturity of the new notes, including any new notes previously issued for paid-in-kind interest, unless earlier redeemed, the new notes (including all accrued but unpaid interest) will automatically convert into an aggregate of 270,275,706 post-reverse split shares of our common stock.


   There may be no active market for our new notes.

   The new notes will not be traded on an exchange or quoted on any automated quotation system. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable. Moreover, we do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that there will be an active trading market for the new notes.

   Your right to receive payments on the new notes is junior to senior debt.

   The new notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness, including our TROL Financing obligations, and all of our and their existing and future senior indebtedness, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the new notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior indebtedness of Aviation Sales and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the new notes or the subsidiary guarantees.


   The new notes will be subordinated to our senior debt. If we default on our senior debt, we may not be able to pay you the redemption price for the new notes.

   The new notes will rank in right of payment behind all of our existing and future senior debt, including our indebtedness under the new credit facility and under our TROL Financing.


   We may not redeem or otherwise pay any amounts on the new notes if principal or interest on our senior debt is not paid when due. In addition, if we are in default on any of our other obligations under our senior debt, we may be prohibited from making payments to the owners of the new notes.

   The owners of our senior debt will be entitled to receive payment of all amounts due to them before the owners of the new notes upon any payment or distribution of our assets to our creditors upon our bankruptcy or liquidation or other insolvency or reorganization proceedings.

   A court may void the guarantees of the new notes or subordinate the guarantees to other obligations of the guarantors.

   A court could void the guarantee of the new notes, or claims by holders of the new notes under those guarantees could be subordinated to all other debts of a guarantor. In addition, any payment by that guarantor under its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the guarantees of the new notes or subordinate the guarantees to other obligations if the court were to find that, at the time any guarantor of the new notes incurred the debt evidenced by its guarantee, the guarantor:

  . was insolvent or rendered insolvent by reason of such incurrence; was engaged in a business or a transaction for which that guarantor's remaining assets constituted unreasonably small capital; or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured; and

  . received less than reasonably equivalent value or fair consideration for the incurrence of such debt.

   The measures of insolvency for purposes of the above will vary depending upon the law applied in any proceeding. Generally, however, a guarantor would be considered insolvent if:

  . the sums of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

  . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

   We may not be able to repurchase the new notes upon a change of control in accordance with the terms of the indenture.

   Holders of the new notes may not have their new notes repurchased following a change of control because:

  .  we may have insufficient funds to repurchase the new notes; or

  . we may be prohibited from repurchasing the new notes by the terms of our senior indebtedness.

   Under the terms of the indenture for the new notes, we may be required to repurchase all or a portion of the new notes then outstanding on a change of control at a purchase price equal to the redemption price which we would be obligated to pay if we redeemed the notes on the date of such change of control. Before we can repurchase the new notes, we may be required to:

  .  repay in full all of our indebtedness that is senior to the new notes;
     or

  .  obtain the consent of our senior lenders to make the repurchase.

   The terms of our senior indebtedness may prevent us from repurchasing the new notes without the consent of our senior lenders, unless we also repay our senior indebtedness in full. In those circumstances, we would be required to obtain the consent of our senior lenders, or otherwise repay our senior indebtedness in full, before we could repurchase the new notes following a change of control. If we were unable to obtain the required consents or otherwise repay our senior indebtedness, the put right on a change of control will be ineffective.

   Assuming we had completed all parts of our overall refinancing and restructuring plan on September 30, 2001, based on the assumptions for the pro forma financial information described on pages P-1 to P-5 we would have been required to repay approximately $78.7 million of senior debt before we could repurchase any of the new notes.


   Therefore, if we have insufficient funds to repay our senior indebtedness in full prior to repurchasing the new notes or if we are unable to obtain any required consents, the put right will be ineffective.

   The subordination provisions of the indenture for the new notes may prevent payments under a change of control offer. The put right may also be limited or unavailable in the event of a highly leveraged transaction or other transaction which may be prejudicial to the interests of the holders of the new notes but which does not result in a change of control or otherwise violate the indenture for the new notes.

   The acquisition of a controlling interest in us or our affiliates is not a change of control event under the terms of the indenture for the new notes. Therefore, the put right would not be available to holders of the new notes in those circumstances.

   The indenture for the new notes provides that a sale, lease, exchange or transfer of "all or substantially all" of our assets is a change of control event. However, there is no precise definition of the phrase "all or substantially all" under applicable law. Accordingly, the ability of holders of the new notes to require us to repurchase their notes upon the sale, lease, exchange or transfer of "all or substantially all" of our assets is uncertain.

   We may not be required, or we may not be able, to repurchase the new notes upon an asset sale.

   Holders of new notes may not have all or any of their notes repurchased following an asset sale because:

  . we are only required to repurchase the new notes if there are excess proceeds of the asset sale; or

  . we may be prohibited from repurchasing the new notes by the terms of our senior indebtedness.

   Under the terms of the indenture for the new notes, we may be required to repurchase all or a portion of the new notes following an asset sale at a purchase price equal to the redemption price which we would be obligated to pay if we redeemed the notes on the date of such asset sale. However, we are only required to repurchase notes from the excess proceeds of the asset sale that we do not use to repay indebtedness senior to the new notes or to acquire replacement assets. We can also defer the offer to you until there are excess proceeds in an amount greater than $5 million. It is likely that the terms of our senior indebtedness will require us to apply most, if not all, of the proceeds of an asset sale to repay that indebtedness, in which case there may be no excess proceeds of the asset sale for the repurchase of new notes.

   In addition, the terms of our senior indebtedness may prevent us from repurchasing the new notes without the consent of our senior lenders. In those circumstances, we would be required to obtain the consent of our senior lenders before we could repurchase the new notes with the excess proceeds of an asset sale. If we were unable to obtain any required consents, the requirement that we purchase the new notes from the excess proceeds of an asset sale will be ineffective.

   Assuming that we had completed all parts of our overall refinancing and restructuring plan on September 30, 2001, based on the assumptions for the pro forma financial information described on pages P-1 to P-5 we would have been required to repay approximately $78.7 million of senior debt before we could repurchase any of the new notes.


   If we make a sale, lease, exchange or transfer of "all or substantially all" of our assets as permitted under the limitations contained in the indenture for the new notes regarding mergers, consolidations and sales of assets, then we will not be required to repurchase the new notes from the excess proceeds of that transaction. However, there is no precise definition of the phrase "all or substantially all" under applicable law. Accordingly, the ability of holders of the new notes to require us to repurchase their notes upon the sale, lease, exchange or transfer of "all or substantially all" of our assets is uncertain.

   If we default on our obligation to pay the redemption price and go into bankruptcy, the redemption price could become a partial debt and equity claim.

   We may elect to redeem the new notes or an asset sale or change of control could occur that requires us to pay the redemption price under the indenture for the new notes. If we default in payment of the redemption price and we go into a bankruptcy proceeding, the redemption price claim of the holders of the new notes could possibly convert to a debt claim, to the amount of the cash portion of the redemption price, and an equity claim for the balance.

Risks associated with our old notes

   Failure of this exchange offer and consent solicitation may lead to our bankruptcy, liquidation or administration.

   In the event that this exchange offer and consent solicitation fails to close, we are unlikely to be able to refinance our senior bank debt. If we fail to refinance our senior bank debt, we may have to seek bankruptcy protection and/or commence liquidation or administration proceedings. In that case, we expect that it is highly unlikely that owners of the old notes will receive repayment in full of the principal amount of their notes. In that case, owners of the old notes may only receive repayment of little or none of the principal amount of their notes.

   In the event of our bankruptcy, liquidation or administration, we may not be able to pay principal or interest on the old notes when due. We may also be prohibited from making those payments if we are in default on our indebtedness that is senior to the old notes.

   The holders of our senior debt, our other subordinated debt, and lessors under our TROL Financing will be entitled to receive payment of all amounts due to them before the owners of the old notes upon any payment or distribution of our assets to our creditors upon our bankruptcy, liquidation or other insolvency or reorganization proceedings.


   The old notes will rank in right of payment behind all of our existing and future senior debt, other secured liabilities and other subordinated debt. This includes our senior bank debt and, upon the completion of the exchange offer, up to $100 million in aggregate principal amount of the new notes.

   We may not pay any principal or interest on, or any amounts owing on, or purchase, redeem or otherwise retire the old notes if our senior debt or other subordinated debt is not paid when due. In addition, if we are in default of any of our other obligations under our senior debt or other subordinated debt, we may be prohibited from making payments to the owners of the old notes for specified periods of time.

   The proposed amendments to the indenture for the old notes will remove restrictions on us which previously benefited holders of the old notes.

   If the proposed amendments to the indenture for our old notes became operative, old notes that are not tendered and exchanged pursuant to the exchange offer will remain outstanding and will be subject to the terms of the indenture as modified by the supplemental indenture, except that the amendment extending the grace period to pay interest and the waiver of the default in payment of interest will not be effective against any note holder not consenting to that amendment or waiver. As a result of the adoption of the proposed amendments, all material restrictive covenants contained in the indenture, except the obligation to pay principal and interest, will be eliminated and holders of the old notes not tendered will no longer be entitled to the benefits of such covenants. The elimination of these covenants and other provisions will permit us to take certain actions previously prohibited that could increase the credit risks with respect to us, adversely affect the market price and credit rating of the remaining old notes or otherwise be materially adverse to the interest of such holders, which would otherwise not have been permitted pursuant to the indenture. We expect that such terms will include operating and financial restrictions, such as limits on our ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.


   If you do not exchange your old notes in this exchange offer and consent solicitation, it is likely you will not be able to sell them in the secondary market.

   Any old notes tendered and exchanged in this exchange offer and consent solicitation will reduce the aggregate principal amount of the old notes outstanding. Because it is a condition of this exchange offer and consent solicitation that at least $132 million in aggregate principal amount of the old notes are tendered, we anticipate that the liquidity of the market for any old notes remaining outstanding after this exchange offer and consent solicitation will be extremely limited.

   To the extent that the old notes are tendered and accepted in the exchange offer for the new notes, any existing trading market for the remaining old notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the old notes that are not tendered and accepted for exchange more volatile. Consequently, the liquidity, market value and price volatility of old notes which remain outstanding may be adversely affected. Holders of unexchanged old notes may attempt to obtain quotations for the old notes from their brokers; however, there can be no assurance that any trading market will exist for the old notes following consummation of the exchange offer. The extent of the public market for the old notes following consummation of the exchange offer will depend upon the number of holders remaining at such time, the interest in maintaining a market in the old notes on the part of securities firms and other factors.

Risks associated with our common stock and our warrants

   The New York Stock Exchange suspended the trading of our common stock on the NYSE effective December 6, 2001, which may negatively affect the price and liquidity of our common stock.


   Due to the fact that we were no longer in compliance with the NYSE continued listing criteria, which required, among other things, that we have a market capitalization of not less than $50 million and total shareholders' equity of not less than $50 million, and due to the fact that the average closing price of our common stock had fallen below $1.00 for more than 30 consecutive trading days, the NYSE suspended the trading of our common stock on the NYSE effective immediately prior to the opening of the market on Thursday, December 6, 2001 and is in the process of delisting our common stock from the NYSE.


   Commencing December 6, 2001, our common stock became quoted on the OTC Bulletin Board maintained by the NASD. We cannot assure you that the market for our common stock will be as liquid as it has historically been on the NYSE. As a result, the market price for our common stock may become more volatile than it has been historically.


   If our common stock is deemed a "penny stock," its liquidity will be adversely affected.


   The price of our common stock fell below $1.00 per share in September 2001. If the market price for our common stock remains below $1.00 per share, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.


   Our common stock is thinly traded. Our stock price may fluctuate more than the stock market as a whole.


   As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Of the 15,015,317 pre-reverse split shares of our currently outstanding common stock, approximately 70% are beneficially owned by persons other than Lacy Harber, our principal stockholder. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

   In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Possible or actual sale of any of these shares, particularly by Mr. Harber, may decrease the market price of our common stock.

   We are subject to significant anti-takeover provisions.

   Our certificate of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. In addition, our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any of these series without stockholder approval. Also, we have adopted a stockholders rights plan which provides for share purchase rights to become exercisable if a person or group acquires more than a certain percentage of our common stock or announces a tender offer for more than a certain percentage of our common stock. Our ability to issue preferred stock and/or the existence of our stockholders rights plan could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.

   The holders of our common stock will be subject to substantial dilution upon the maturity of the new notes.

   Unless earlier redeemed by us, the new notes will automatically convert into an aggregate of 270,275,706 shares of our post-reverse split common stock upon the maturity of these notes on December 31, 2006. Holders of our common stock at that time, as a result of such conversion, will face immediate and substantial dilution in their percentage ownership of the total outstanding shares of our common stock and a reduction in their voting power. In addition, as a result of this conversion, there could be a material adverse effect on the then prevailing market price of our common stock.

   The market price of our common stock could be depressed by future sales.

   Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions, in connection with future offerings to raise capital, or in other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or its these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.

   Adjustments to warrant exercise price and exercise date; the warrants will not trade separately from the new notes until a later date.

   We may, in our sole discretion, and in accordance with the terms of the warrant agreement with the warrant agent, reduce the exercise price of the warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and the need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of our common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us and possibly adversely affect the market price of our securities. The warrants issued in this exchange offer and consent solicitation will not trade separately from the new notes until December 31, 2003.


   Impact of warrant exercise on market.

   In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

Risks related to federal tax consequences

   We may incur taxable income from discharge of indebtedness which is not offset by available exemptions and deductions.

   We expect to realize cancellation of indebtedness income for federal income tax purposes. We believe that available tax deductions and exclusions should substantially mitigate the amount of any tax liability we might otherwise incur as a result of such income. If these deductions and exclusions are not available in the amounts which we expect, however, we may incur substantial income tax liabilities. See "Tax consequences to us."

   If the IRS does not respect the allocation of the consideration received in the exchange by holders of the old notes, exchanging old note holders may incur additional interest income or be unable to claim losses with respect to accrued but unpaid interest.

   The exchanging holders of old notes are foregoing accrued and unpaid interest payments and are exchanging the principal amount of the old notes for consideration of cash, new notes, common stock and warrants. We will allocate the entire amount of the consideration we issue to the holders of the old notes to their principal amount and no portion of that consideration to accrued and unpaid interest. If the IRS does not respect this allocation, holders of the old notes could be treated as receiving a payment of all or a portion of the accrued and unpaid interest, thereby resulting in income for a holder to the extent that interest was not previously included in income and the denial or reduction of a loss for a holder that previously included that interest in the holder's income. See "Tax consequences to United States holders--Tax consequences of the exchange--Accrued interest."

   Holders of the new notes might be treated as receiving taxable distributions with respect to interest paid in kind, redemption premiums and increases in their proportionate interest in the assets or earnings and profits.

   We will treat the new notes as equity securities for federal income tax purposes. The fair market value of distributions with respect to the new notes could be taxed as dividends to the holders of the new notes but only to the extent of the greater of (i) our current earnings and profits for the year in which the distribution is made, or (ii) our current and previously accumulated earnings and profits. Interest paid in kind on the new notes, along with interest paid in kind on the notes issued to pay interest (the "PIK notes"), might be treated as such a distribution. In addition, if the new notes (or PIK notes) are treated as preferred stock and issued with a redemption premium, holders of the new notes (or PIK notes) could be required to treat the redemption premium as being distributed over the term of the new notes (or PIK notes). Finally, if the new notes (or PIK notes) are treated as preferred stock, holders of the notes could be treated as receiving distributions of our common stock on such preferred stock over the term of such new notes (or PIK notes). Any or all of the foregoing distributions could be taxed as a dividend. See "Tax consequences to United States holders--Tax consequences of the new notes--Interest payments," "--Redemption premium," and "Redemption and conversion of the new notes."

                           FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are statements other than historical information or statements of current condition. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements relate to our plans, objectives and expectations for future operations and are subject to risks and uncertainties, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include those described under "Risk Factors" in this prospectus and consent solicitation and the following:

  . our ability to successfully complete the contemplated exchange offer and consent solicitation and the rights offering,

  .  our ability to service our indebtedness,

  . our ability to continue to generate sufficient working capital to meet our operating requirements,

  . our maintaining good working relationships with our vendors and customers,

  .  competitive pricing for our products and services,

  . our ability to achieve gross profit margins at which we can be profitable, including margins on services we perform on a fixed price basis,

  .  competition in the aircraft MR&O market,

  .  our ability to attract and retain qualified personnel in our businesses,

  .  utilization rates for our MR&O facilities,

  .  our ability to effectively manage our business,

  . economic factors which affect the airline industry, including the impact on the industry and us of the September 11, 2001 terrorist attacks, and


  .  changes in government regulations.


   In light of the risks and uncertainties inherent in all projected operational matters, you should not regard the inclusion of forward-looking statements in this prospectus and consent solicitation as a representation by us or any other person that our objectives or plans will be achieved or that any of our operating expectations will be realized. We do not undertake any obligation to revise or update these forward-looking statements to reflect future events or circumstances.

                 MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

   The following information relates to the trading of our common stock, par value $.001 per share. At June 29, 2001, we believe that there were approximately 7,000 beneficial holders of our common stock. The high and low last sales prices of our pre-reverse split common stock for each quarter during our two most recent fiscal years as well as for the first, second, third and fourth quarters to date of 2001, as reported by the New York Stock Exchange through December 5, 2001 and as reported by the OTC Bulletin Board from December 6, 2001 to date, are set forth below:



                                                                   High   Low
                                                                  ------ ------
     1999
     First Quarter............................................... $47.31 $37.00
     Second Quarter.............................................. $44.69 $35.94
     Third Quarter............................................... $43.94 $18.25
     Fourth Quarter.............................................. $18.56 $13.75

     2000
     First Quarter............................................... $19.36 $ 6.44
     Second Quarter.............................................. $ 8.13 $ 3.75
     Third Quarter............................................... $ 6.63 $ 4.69
     Fourth Quarter.............................................. $ 5.63 $ 2.13

     2001
     First Quarter............................................... $ 4.75 $ 2.63
     Second Quarter.............................................. $ 4.07 $ 1.18
     Third Quarter............................................... $ 1.95 $ 0.33
     Fourth Quarter (through December 10, 2001).................. $      $




   Our common stock was traded on the NYSE until December 6, 2001. Our common stock is now quoted on the OTC Bulletin Board maintained by the NASD.

                                 CAPITALIZATION

   The following table sets forth (1) our actual capitalization as of September 30, 2001 and (2) our pro forma capitalization as of September 30, 2001. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable, and reference is made to the Unaudited Pro Forma Condensed Consolidated Financial Statements appearing elsewhere herein. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma data.


   The pro forma adjustments have been prepared on the following assumptions:

  . $33 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $10 million in cash, which will be funded from the proceeds of the rights offering;

  . $132 million in principal amount of old notes are exchanged for $100 million of new notes, 4,504,595 post-reverse split shares of common stock and warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share);


  . We complete the rights offering and receive the $20 million cash investment;


  . We issue warrants to purchase 3,003,063 shares of post-reverse split common stock (at an exercise price of $5.16 per share) to our existing stockholders;

  . Our authorized common stock is increased to 500 million shares and we complete a one-for-ten reverse split of our issued and outstanding common stock; and


  . Fees and expenses associated with this exchange offer and consent solicitation and the rights offering are $4.0 million.




   Our capitalization follows:



                                              As of September 30, 2001
                                           ------------------------------------
                                            Actual    Adjustments     Pro Forma
                                           ---------  -----------     ---------
                                             (in thousands, except share
                                                        data)
Senior revolving loan..................... $   1,740   $  (1,740) (A) $    --
Senior term loans.........................    22,028      (4,260) (A)   17,768
Capital lease obligation..................    34,418         --         34,418
Committed letter of credit advances.......     8,500         --          8,500
Other indebtedness........................     3,854         --          3,854
Senior subordinated notes due 2008........   164,414    (164,414) (B)      --
Senior subordinated convertible PIK notes
 due 2006.................................       --      114,700  (B)  114,700
                                           ---------   ---------      --------
  Total debt..............................   234,954     (55,714)      179,240
                                           ---------   ---------      --------
Stockholders' equity (deficit):
 Preferred stock, $0.01 par value,
  1,000,000 shares authorized, none
  outstanding, 15,000 shares designated
  series A junior participating........... $     --          --            --
 Common Stock, $0.001 par value, 500
  million shares authorized, 15,015,317
  pre-reverse split shares issued and
  outstanding on September 30, 2001
  (1,501,531 shares after completion of
  the reverse split); 30,030,634 post-
  reverse split shares issued and
  outstanding pro-forma as adjusted.......        15          15  (C)       30
 Additional paid in capital...............   153,264      25,304  (C)  178,568
 Accumulated deficit......................  (253,108)     35,537  (D) (217,571)
                                           ---------   ---------      --------
Total stockholders' equity (deficit)......   (99,829)     60,856       (38,973)
                                           ---------   ---------      --------
Total capitalization...................... $ 135,125   $   5,142      $140,267
                                           =========   =========      ========

--------

(footnotes on next page)

(footnotes from prior page) (Dollars in thousands)


   (A) Represents the utilization of excess working capital resulting from the restructuring being utilized to pay down the outstanding revolver balance and a portion of the outstanding senior term loans payable.


   (B) Represents the exchange of $165,000 (face value) of old notes for $10,000 in cash, $114,700 of new notes, warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) and 4,504,595 post-reverse split shares of common stock. Under FAS 15, the new notes are recorded at an amount equal to the maximum amount of cash (assuming all interest is paid in kind through the issuance of additional new notes and including all accrued but unpaid interest) which we would be obligated to pay if we redeemed the new notes immediately prior to their maturity. In accordance with their terms, if the new notes are not redeemed prior to their maturity, they will automatically convert on their maturity date (December 31, 2006) into 270,275,706 post-reverse split shares of common stock. The unaudited pro forma data contained herein does not take into account any potential conversion of the new notes upon maturity into an additional 270,275,706 post-reverse split shares of our common stock .


   (C) Reflects: (i) the issuance of 24,024,507 post-reverse split shares of common stock in the rights offering for $20,000 in cash, (ii) the issuance of 4,504,595 post-reverse split shares of common stock to the holders of the old notes in the note exchange described in (B) above, valued at $3,750, and (iii) the issuance of warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) in the note exchange described in (B) above, valued at $784.,


   (D) Represents an extraordinary gain of $36,321, net of tax and restructuring transaction expenses (estimated to be $4,000), relating to the early extinguishment of the old notes, partially offset by the value of the warrants to be issued to the existing stockholders as part of the restructuring, as described in (C) above. The computation of gain includes the impact of the note exchange described in (B) above and the impact of the write off of unamortized deferred financing costs and unamortized discounts associated with the old notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" includes pretax income from continuing operations plus fixed charges. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that represents the interest factor in these rentals. The following table presents (1) the ratio of earnings to fixed charges of Aviation Sales for each of the fiscal years 1996 through 2000 and for the first nine months of fiscal years 2000 and 2001; and (2) the pro forma ratio of earnings to fixed charges for fiscal 2000 and for the first nine months of fiscal 2001. The pro forma ratio of earnings to fixed charges, giving effect to this exchange offer and consent solicitation and assuming that the old notes are exchanged for $10 million in cash, $100 million principal amount of new notes, 4,504,595 post-reverse split shares of common stock and warrants to purchase 3,003,063 post-reverse split of common stock, is as follows:



                                       September
                                          30,            December 31,
                                       ----------  ---------------------------
                                       2001  2000  2000   1999 1998 1997  1996
                                       ----  ----  -----  ---- ---- ----  ----
Ratio of earnings to fixed charges.... (4.9) (2.3)  (5.0) 0.1  1.8  (3.9) 40.7
Pro forma ratio of earnings to fixed
 charges.............................. (9.3)  --   (12.2) --   --    --    --


   Earnings were inadequate to cover fixed charges by $3.8 million and $138.9 million, respectively, for the 1997 and 2000 fiscal years and by $57.0 million and $124.0 million, respectively, for the nine months of fiscal years 2000 and 2001. Further, earnings were inadequate to cover fixed charges by $109.4 million and $102.0 million, respectively, on a pro forma basis, for fiscal 2000 and for the nine months of fiscal 2001.


                                USE OF PROCEEDS

   The new notes, common stock and warrants issued in connection with the exchange offer are being issued in exchange for your old notes. We will not receive any cash proceeds from the issuance of the new notes, common stock and warrants in the exchange offer. We will receive $20 million from the proceeds of the rights offering which will be used to pay the cash portion of this exchange offer and consent solicitation (up to $10.0 million), expenses relating this exchange offer and consent solicitation and the rights offering (estimated to be $4.0 million) and for working capital purposes. We will cancel all old notes tendered by you and accepted by us in the exchange offer.

                            SELECTED FINANCIAL DATA

   The following table represents our selected consolidated financial information. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which contains a description of the factors that materially affect the comparability from period to period of the information presented herein. Operating results from continuing operations reflect the results of operations from our MR&O and leasing operations, including the preacquisition operations for all periods presented of Whitehall Corporation and the pre-acquisition operations of Aerocell Structures for 1997.



                                         Year Ended December 31,
                              -------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------  --------  --------  --------  ---------
                                  (In thousands, except per share data)
STATEMENT OF INCOME DATA:
Operating revenues..........  $ 76,047  $ 98,327  $184,448  $371,753  $ 338,077
Cost of sales...............    60,215    79,572   141,569   307,944    353,331
                              --------  --------  --------  --------  ---------
  Gross profit (loss).......    15,832    18,755    42,879    63,809    (15,254)
Operating expenses..........     6,052    20,179    17,721    41,774     74,580
                              --------  --------  --------  --------  ---------
  Income (loss) from
   operations...............     9,780    (1,424)   25,158    22,035    (89,834)
Interest expense and other..      (400)    5,623    13,699    17,322     21,272
                              --------  --------  --------  --------  ---------
  Income (loss) before
   income taxes, equity
   income of affiliate and
   discontinued operations..    10,180    (7,047)   11,459     4,713   (111,106)
Income tax expense..........     3,817    (4,179)    4,281     3,004      4,810
                              --------  --------  --------  --------  ---------
  Income (loss) before
   equity income of
   affiliate and
   discontinued operations..     6,363    (2,868)    7,178     1,709   (115,916)
Equity income of affiliate..       255      (139)    1,356     1,289         43
                              --------  --------  --------  --------  ---------
  Income (loss) from
   continuing operations....     6,618    (3,007)    8,534     2,998   (115,873)
Discontinued operations:
  Operations, net of income
   taxes....................     6,166     7,850    16,959   (24,721)   (23,432)
  Loss on disposal, net of
   income tax...............       --        --        --        --     (72,325)
                              --------  --------  --------  --------  ---------
  Net income (loss).........  $ 12,784  $  4,843  $ 25,493  $(21,723) $(211,630)
                              ========  ========  ========  ========  =========
Basic Earnings (Loss) Per
 Share:
  Income (loss) from
   continuing operations....  $   0.62  $  (0.25) $   0.70  $   0.22  $   (7.72)
  Income (loss) from
   discontinued operations..      0.58      0.64      1.38     (1.78)     (6.37)
                              --------  --------  --------  --------  ---------
  Net income (loss).........  $   1.20  $   0.39  $   2.08  $  (1.56) $  (14.09)
                              ========  ========  ========  ========  =========
Diluted Earnings (Loss) Per
 Share:
  Income (loss) from
   continuing operations....  $   0.61  $  (0.25) $   0.68  $   0.21  $   (7.72)
  Income (loss) from
   discontinued operations..      0.57      0.64      1.34     (1.77)     (6.37)
                              --------  --------  --------  --------  ---------
  Net income (loss).........  $   1.18  $   0.39  $   2.02  $  (1.56) $  (14.09)
                              ========  ========  ========  ========  =========
                                           As of December 31,
                              -------------------------------------------------
                                1996      1997      1998      1999      2000
                              --------  --------  --------  --------  ---------
                                             (In Thousands)
BALANCE SHEET DATA:
Accounts receivable.........  $ 18,461  $ 20,672  $ 50,027  $ 91,926  $  67,558
Inventories.................     6,440     9,101    61,462    90,145     53,115
Working capital.............    18,822   (78,531)  (82,465)  (72,846)    24,673
Total assets................   118,502   303,110   560,331   710,875    300,611
Total debt..................    34,651   165,802   366,176   442,964    220,861
Stockholders' equity........   115,896   121,280   154,298   218,522      6,892

                                                           Nine Months Ended
                                                            September  30,
                                                        ------------------------
                                                          2000         2001
                                                        ---------  -------------
STATEMENT OF INCOME DATA:
Operating revenues....................................  $ 278,287    $ 213,736
Cost of sales.........................................    258,297      214,361
                                                        ---------    ---------
Gross profit (loss)...................................     19,990         (625)
Operating expenses....................................     39,207       37,653
                                                        ---------    ---------
  Loss from operations................................    (19,217)     (38,278)
Interest expense......................................     15,236       18,876
Charge to reserve notes receivable from KAV Inventory,
 LLC..................................................        --        37,900
Other expense, net....................................      1,545        1,566
                                                        ---------    ---------
  Loss before income taxes, equity income of affiliate
   and discontinued operations........................    (35,998)     (96,620)
Income tax expense....................................      3,823         (141)
                                                        ---------    ---------
  Loss before equity income of affiliate and
   discontinued operations............................    (39,821)     (96,479)
Equity income (loss) of affiliate.....................         43       (6,573)
                                                        ---------    ---------
  Loss from continuing operations.....................    (39,778)    (103,052)
Discontinued operations:
  Operations, net of income taxes.....................    (23,432)         --
  Loss on disposal, net of income taxes...............    (51,940)      (6,645)
                                                        ---------    ---------
Net loss..............................................  $(115,150)   $(109,697)
                                                        =========    =========
Basic loss per share:
  Loss from continuing operations.....................  $   (2.65)   $   (6.86)
  Loss from discontinued operations...................      (5.02)       (0.45)
                                                        ---------    ---------
  Net loss............................................  $   (7.67)   $   (7.31)
                                                        =========    =========
Diluted loss per share:
  Loss from continuing operations.....................  $   (2.65)   $   (6.86)
  Loss from discontinued operations...................      (5.02)       (0.45)
                                                        ---------    ---------
  Net loss............................................  $   (7.67)   $   (7.31)
                                                        =========    =========
                                                                       As of
                                                                   September 30,
                                                                       2001
                                                                   -------------
BALANCE SHEET DATA:
Accounts receivable...................................               $  36,023
Inventories...........................................                  48,705
Working capital.......................................                (215,855)
Total assets..........................................                 213,719
Total debt............................................                 234,954
Stockholders' equity..................................                 (99,829)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Contemplated exchange offer and rights offering

   On August 14, 2001, we entered into an agreement with the holders of 73.02% of our old notes to restructure those notes. Under the agreement, the note holders will exchange their existing $165.0 million in old notes for up to $10.0 million in cash or $100.0 million of new five-year senior subordinated notes with paid-in-kind interest of 8% per annum and 15% of the equity of the reorganized company. The new notes will be redeemable at our option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2002 - 70.0%, 2003 - 72.5%, 2004 - 73.0%, 2005 - 75.625%
and 2006 - 77.5%. The new notes will also provide that the holders will receive an aggregate of 4,504,595 post-reverse split shares of common stock if the new notes are redeemed in 2002 or 2003 and an aggregate of 3,003,063 post-reverse split shares of common stock if the new notes are redeemed in 2004, 2005 or 2006. If the new notes are not redeemed prior to their maturity, they will convert into an additional 270,275,706 post-reverse split shares of common stock.


   Under the agreement, the holders of more than a majority of the outstanding old notes have also agreed to waive the default arising as a result of the failure to pay the interest payment due August 15, 2001. Also, the senior lenders have agreed to forbear in regard to the default in the senior loan agreements resulting from the failure to make the August 15, 2001 note interest payment until March 31, 2002, subject to certain conditions.


   In connection with the restructuring, we are conducting an offering of rights to purchase shares of our common stock to all existing stockholders to raise $20.0 million. One of our principal stockholders has agreed to provide us with a standby commitment to purchase any unsold allotments in the rights offering. Investors who purchase the $20.0 million of shares in the reorganized company will receive 80% of the outstanding common stock of the reorganized company. Under the terms of the agreement, our existing stockholders will own 5% of the reorganized company and the holders of the new notes will own 15% of the common stock of the reorganized company. Additionally, the new note holders and our existing stockholders will each as a group be granted warrants at a fixed price to purchase an additional 10% of the reorganized company.

   We have previously filed a registration statement relating to the rights offering.

   The note restructuring and the sale of common stock in the rights offering will require approval of a majority of our stockholders. Completion of the note restructuring will be subject to the requirement that holders of $132 million aggregate principal amount of our existing old notes tender their old notes in the exchange offer and consent to the removal of all covenants contained in the indenture relating to the existing old notes (other than the obligation to pay principal and interest) and approval by our senior lenders and other customary conditions. Although there can be no assurances, we believe that we will be able to complete the restructuring by March 31, 2002.


   In the event that the note exchange offer and rights offering fail to close, such failure is likely to have a material adverse effect on us and may force us to seek bankruptcy protection or commence liquidation or administrative proceedings. If we are unable to close the note exchange offer and rights offering, we will seek alternate financing to meet our working capital obligations. However, there can be no assurance such funding will be available.


Recent Developments Concerning Our Operations


   The September 11, 2001 terrorist attacks against the United States of America have had a severe impact on the aviation industry. As a result of these attacks and its related aftermath, many commercial passenger airlines and air cargo carriers have reported significant reductions in their capacity and have taken out of service upwards of 20% of their aircraft. This reduction in capacity caused by the September 11, 2001 events is likely to cause the aerospace industry to incur significant losses in 2001. In an effort to conserve cash, many of our customers have decided to defer non-essential aircraft maintenance and overhaul services. The effect of the terrorist acts and the state of the economy in general have had a negative impact on our business. We have taken actions, including further head count reductions, to reduce costs as a result of the anticipated level of current business opportunities.


   We believe that we will meet our working capital requirements during 2001 from funds available under our revolving credit agreement, from our operations, from sales of individual assets or our equity securities, and from debt infusions and other sources. However, there can be no assurance that we will have sufficient working capital to meet our requirements. Because of our current financial situation, our auditors have included a going concern modification in their audit report regarding our 2000 financial statements.


   In December 2000, we completed the sale of our Dixie Aerospace Bearings new parts distribution operation and our redistribution operation and in September 2000 we completed the sale of our manufacturing operation and three of the A-300 aircraft which we owned. For the terms of these transactions, see Note 2 to Condensed Consolidated Financial Statements.


   In May 2001, we completed the sale of the assets of Caribe Aviation, one of our component repair operations. The gross purchase price was $22.5 million, of which $21.8 million was received in cash at the closing and the balance will be received within one year, subject to post closing adjustments. We used
$10.0 million of the proceeds from the sale to repay our revolving credit facility and $5.5 million to repay borrowings under our term loans. The balance, net of expenses, was used for working capital. In addition, the purchaser acquired the real estate and facility on which the Caribe business is operated for an aggregate purchase price of $8.5 million. The proceeds from the sale of the real estate and facility were used to reduce our outstanding tax retention operating lease financing.


   As a result, in part, of the anticipated reduced volume of services to be provided to a customer which filed for bankruptcy and in an effort to reduce operating expenses, in March 2001 we temporarily closed our Oscoda,




Michigan heavy airframe maintenance facility and reduced headcount at certain of our other MR&O facilities. We also consolidated our Aircraft Interior Design operation into a single facility in Dallas, Texas and consolidated our Winston Salem, North Carolina heavy airframe maintenance operation into our Greensboro, North Carolina facility. In addition, in April 2001, we implemented salary and benefit reductions that affected virtually all employees. These initiatives, which reduced our total headcount by approximately 940, are expected to reduce our operating expenses by approximately $22.0 million to $25.0 million on an annual basis. During the second quarter of 2001, we implemented further headcount reductions. In total, the employee headcount for our MR&O operations has been reduced by approximately 28% since the beginning of 2001 to approximately 2,400 employees as of September 30, 2001.


   We currently hold $37.9 million of notes receivable from KAV Inventory, LLC ("KAV"), the joint venture formed as part of the sale of our redistribution operation (see Note 2 to the Condensed Consolidated Financial Statements). In addition, we currently have recorded assets including inventory on consignment with the purchaser of that operation, potential additional notes receivable from KAV and accounts receivable sold as part of the transaction which we may be required to repurchase, which are included in net assets of discontinued operations. The realizability of these assets is highly dependent upon the timing of sales from the inventory of KAV and prices obtained by the purchaser pursuant to its consignment agreement with KAV as well as the financial condition of the purchaser and general economic and industry conditions. As a result of the default of KAV under its credit agreement with the financial institution that provided funding for the purchase of the inventory and the weakened economic conditions being experienced by the purchaser of that business (as reported in its filings with the SEC) and in the aviation industry, we recorded non-cash reserves totaling $11.1 million and $45.6 million, during the three and nine months ended September 30, 2001, respectively, including a full reserve on all of the notes receivable due from KAV.

Results of Operations


   Operating revenues consist primarily of service revenues and sales of materials consumed while providing services, net of allowances for returns. Cost of sales consists primarily of labor, materials, freight charges and commissions to outside sales representatives.


   Our operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including:


  . decisions made regarding sales of our assets to reduce our debt,


  . timing of repair orders and payments from large customers,


  . the general state of the economy,


  . competition from other third party MR&O service providers,


  . the number of airline customers seeking repair services at any time,


  . the impact of fixed pricing on gross margins and our ability to accurately project our costs in a dynamic environment,


  . our ability to fully utilize our hangar space dedicated to maintenance and repair services,


  . the volume and timing for 727 cargo conversions and the impact during future periods on airline use of both the 727 fleet type and JT8D engines (both of which are older models) as a result of increased fuel costs and other factors,


  . our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers, and


  . the timeliness of customer aircraft arriving for scheduled maintenance.







   Large portions of our operating expenses are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.

 Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 2001


   The following tables set forth certain information relating to our operations for the periods indicated:


                                           Nine Months Ended September 30,
                                          ------------------------------------
                                                2000               2001
                                          -----------------  -----------------
                                              $        %         $        %
                                          ---------  ------  ---------  ------
                                               (Dollars in Thousands)
Operating revenues:
  Sales.................................. $ 274,668   98.7%  $ 207,316   97.0%
  Other..................................     3,619    1.3%      6,420    3.0%
                                          ---------  ------  ---------  ------
    Total operating revenues.............   278,287    100%    213,736    100%
Cost of sales............................   258,297   92.8%    214,361  100.3%
                                          ---------  ------  ---------  ------
  Gross profit (loss)....................    19,990    7.2%       (625)  (0.3%)
September Operating expenses.............    39,207   14.1%     37,653   17.6%
                                          ---------  ------  ---------  ------
  Loss from operations...................   (19,217)  (6.9%)   (38,278) (17.9%)
Interest expense.........................    15,236    5.5%     18,876    8.8%
Charge to reserve notes receivable from
 KAV Inventory, LLC......................       --      --      37,900   17.7%
Other expense (income)...................     1,545    0.5%      1,566    0.8%
                                          ---------  ------  ---------  ------
  Loss before income taxes, equity income
   of affiliate and discontinued
   operations............................   (35,998) (12.9%)   (96,620) (45.2%)
Income tax expense (benefit).............     3,823    1.4%       (141)  (0.1%)
                                          ---------  ------  ---------  ------
  Loss before equity income of affiliate
   and discontinued operations ..........   (39,821) (14.3%)   (96,479) (45.1%)
Equity income of affiliate...............        43     --      (6,573)  (3.1%)
                                          ---------  ------  ---------  ------
  Loss from continuing operations........   (39,778) (14.3%)  (103,052) (48.2%)
Discontinued operations, net of income
 taxes...................................   (75,372) (27.1%)    (6,645)  (3.1%)
                                          ---------  ------  ---------  ------
    Net loss............................. $(115,150) (41.4%) $(109,697) (51.3%)
                                          =========  ======  =========  ======






   Operating revenues for the nine months ended September 30, 2001 decreased $64.6 million or 23.2% to $213.7 million, from $278.3 million for the nine months ended September 30, 2000. The decrease in revenues is primarily attributable to decreased revenues from our heavy airframe maintenance operations. This decrease was generally caused by a reduction in market opportunities due to adverse market conditions, which have caused many of our customers to delay maintenance on their aircraft or park older aircraft maintained by us due to rising fuel prices and general economic conditions. Our market has also been adversely impacted during 2001 by increased competition that has spread outsourced available heavy airframe maintenance among a larger group of providers. In addition, revenues decreased due to the temporary closure of our Oscoda, Michigan heavy airframe maintenance facility and the consolidation of our Winston Salem, North Carolina heavy aircraft maintenance facility into our Greensboro, North Carolina operations, impacts of fixed pricing and a change in the timing of revenue recognition in relation to the design and construction of specialized parts effective December 31, 2000. Also, revenues for Caribe Aviation declined $9.4 million due to the sale of that business in May 2001.


   Gross profit decreased $20.6 million, or 103.0% to ($0.6) million for the nine months ended September 30, 2001, compared with $20.0 million for the nine months ended September 30, 2000. Gross profit for the nine months ended September 30, 2000 was also negatively impacted by a charge recorded of $11.5 million relating to the disposition of three A-300 aircraft that were sold during August and September 2000 and the reduction of the carrying value of certain equipment on lease. We incurred losses of $1.3 million during the beginning of the first quarter of 2001 associated with the start-up of operations at one of our heavy airframe maintenance facilities for a new program that began at the end of 2000. Additionally, due to adverse economic conditions as described above, we provided for an additional $2.4 million in inventory and other reserves included in cost of sales during the nine months ended September 30, 2001. The remaining decrease in gross profit during these periods is primarily attributable to the reduction in revenue described above relative to our primarily fixed cost structure and the impact of price competition and fixed pricing on certain of our heavy airframe maintenance operations. As a result of reduced revenues and market opportunities, as described above, during the first nine months of 2001 we closed and consolidated certain facilities and reduced headcount at each of our operations, resulting in an aggregate reduction of approximately 28% of our workforce. In addition, in April 2001 we implemented salary and benefit reductions that affected virtually all employees. These initiatives are expected to reduce our operating expenses by approximately $22.0 million to $25.0 million on an annual basis. Gross profit as a percentage of operating revenues decreased to (0.3%) for the nine months ended September 30, 2001, from 7.2% for the nine months ended September 30, 2000.


   Operating expenses decreased $1.5 million or 3.8% to $37.7 million for the nine months ended September 30, 2001, compared with $39.2 million for the nine months ended September 30, 2000. Operating expenses as a percentage of operating revenues were 17.6% for the nine months ended September 30, 2001, compared to 14.1% for the nine months ended September 30, 2000. Operating expenses in 2000 were affected by a $3.6 million increase in professional fees relating primarily to the completion of our 1999 audit and the refinancing and amendments to our Credit Facility, and a charge of $4.4 million relating to reserves recorded against certain accounts receivable of a major customer which filed for bankruptcy protection in 2000. Operating expenses were also negatively impacted by the costs associated with the move to new facilities during the third quarter of 2000 of two of our MR&O operations. Included in operating expenses for the nine months ended September 30, 2001 are an aggregate of $14.9 million in non-cash charges including the write off of goodwill and certain leasehold improvements associated with the closure of the Oscoda, Michigan heavy airframe maintenance facility and an impairment relating to the Oscoda, Michigan engine overhaul operation and Winston heavy airframe maintenance facility, an allowance relating to a receivable from one airframe customer which has experienced significant financial difficulty and moving costs associated with the consolidation of the operations of Aircraft Interior Design into a single facility in Dallas, Texas. These costs were partially offset by a reduction in operating expenses resulting from the temporary closure of two heavy airframe maintenance facilities during 2001 and the savings associated with the consolidation of the operations of Aircraft Interior Design.




   Interest expense for the nine months ended September 30, 2001 increased by $3.7 million or 24.3% to $18.9 million, from $15.2 million for the nine months ended September 30, 2000. This increase was primarily attributable to increased amortization of bank fees due to the significant bank fees paid during 2000 and the beginning of 2001 and amortization relating to the sale of Caribe during the second quarter.


   As described above, during the nine months ended September 30, 2001, we recorded a charge to fully reserve against the notes receivable due from KAV Inventory, LLC in the amount of $37.9 million. See further discussion above.


   Other expense, net increased $0.1 million from $1.5 million for the nine months ended September 30, 2000 to $1.6 million for the nine months ended September 30, 2001. Other expense, net for the three and nine months ended September 30, 2000 includes our recording a loss of $0.9 million in connection with the disposition of the AvAero joint venture. Included in other expense for the nine months ended September 30, 2001 is the gain on the sale of Caribe and the recognition of income on a lease deposit taken during the second quarter of 2001 totaling $7.9 million in the aggregate offset by a charge taken during the third quarter of 2001 of $9.0 million relating to our purchase obligation on property in which the obligation price exceeds the fair market value of the property.


   As a result of the above factors, loss before income taxes, equity income
(loss) of affiliate and discontinued operations for the nine months ended September 30, 2001 was a loss of $96.6 million, compared to a loss of $36.0 million for the nine months ended September 30, 2000.

   Equity income (loss) of affiliate, net of income taxes, increased $6.6 million for the nine months ended September 30, 2001 to a loss of $6.6 million from zero for the same period in 2000. The increase is attributable to our recording a charge of $6.3 million in the third quarter of 2001 to fully reserve our investment in a limited liability corporation that designs, manufactures and installs FAA approved Boeing 727 conversion kits.


   For the reasons set forth above, loss from continuing operations for the nine months ended September 30, 2001 was $103.1 million or $6.86 per diluted share, compared to $39.8 million, or $2.65 per diluted share for the nine months ended September 30, 2000. Weighted average common and common equivalent shares outstanding (diluted) were 15.0 million during the nine months ended September 30, 2001 and 2000.


   Loss from discontinued operations for the nine months ended September 30, 2001 was $6.6 million, or $0.45 per diluted share, compared to $75.4 million or $5.02 per diluted share for the nine months ended September 30, 2000. Loss from discontinued operations for the nine months ended September 30, 2001 is primarily comprised of collections on receivables retained from the sale of the redistribution operation that had been fully reserved offset by the reserving of certain other assets including $7.7 million of reserves relating to assets whose realization is impacted by KAV and the financial condition of the purchaser of the redistribution operation.



 Year Ended December 31, 1999 Compared to Year Ended December 31, 2000

   The following tables set forth certain information relating to our operations for the periods indicated:

                                                1999               2000
                                           ----------------  -----------------
                                              $        %         $        %
                                           --------  ------  ---------  ------
                                                    (In Thousands)
Operating revenues:
  Sales, net.............................. $359,956   96.8%  $ 333,289   98.6%
  Other...................................   11,797    3.2%      4,788    1.4%
                                           --------  ------  ---------  ------
    Total operating revenues..............  371,753  100.0%    338,077  100.0%
Cost of sales and services................  307,944   82.8%    353,331  104.5%
                                           --------  ------  ---------  ------
  Gross profit (loss).....................   63,809   17.2%    (15,254)  (4.5%)
Operating expenses........................   41,774   11.2%     74,580   22.1%
                                           --------  ------  ---------  ------
  Income (loss) from operations...........   22,035    6.0%    (89,834) (26.6%)
Interest expense and other................   17,322    4.7%     21,272    6.3%
                                           --------  ------  ---------  ------
Income (loss) before income taxes, equity
 income of affiliates and discontinued
 operations...............................    4,713    1.3%   (111,106) (32.9%)
Income tax expense........................    3,004    0.8%      4,810    1.4%
                                           --------  ------  ---------  ------
  Income (loss) before equity income of
   affiliates and discontinued
   operations.............................    1,709    0.5%   (115,916) (34.3%)
Equity income of affiliates...............    1,289    0.3%         43     --
                                           --------  ------  ---------  ------
  Income (loss) from continuing
   operations.............................    2,998    0.8%   (115,873) (34.3%)
Discontinued operations, net of income
 taxes....................................  (24,721)  (6.6%)   (95,757) (28.3%)
                                           --------  ------  ---------  ------
    Net loss.............................. $(21,723)  (5.8%) $(211,630) (62.6%)
                                           ========  ======  =========  ======

   Operating results from continuing operations reflect the results of operations of our MR&O and leasing operations. Operating revenues for the year ended December 31, 2000, decreased $33.7 million, or 9.1%, to $338.1 million, from $371.8 million for the same period in 1999. As discussed herein, operating revenues in 2000 were negatively impacted by a reduced volume of orders received from existing customers due to concerns over the status of our credit facility and our financial stability, and a reduction in market opportunities caused by several airline customers delaying or deferring maintenance in an effort to reduce costs. Revenues were also affected by increased competition that spread outsourced aircraft maintenance among a larger group of providers, which caused us to give various price concessions and fixed pricing in order to retain customers. In addition, revenues from our leasing operation decreased $13.0 million from period to period, due to a significant reduction in leased assets and sales of leased assets in 1999, which did not recur in 2000.

   Gross profit decreased $79.1 million, or 123.9%, to a loss of $15.3 million for the year ended December 31, 2000, compared with a profit of $63.8 million for the year ended December 31, 1999. As discussed below, gross profit for the year ended December 31, 1999 included charges related to the carrying value of our inventory and aircraft that we owned totaling $12.7 million. Gross profit for the year ended December 31, 2000 was negatively impacted by a charge recorded in the second quarter of 2000 of $6.6 million relating to the disposition of the three A-300 aircraft which were sold during August and September 2000. Additionally, due to our continuing efforts to reduce our debt through sales of our assets, we recorded a charge of $4.9 million in the year ended December 31, 2000 to reduce the carrying value of certain equipment on lease and inventory (including the A-300 aircraft we continue to own) to an amount estimated to be recoverable through the sale of such assets. We further recorded a charge of $3.0 million relating to inventory which was scrapped in connection with the move of one of our MR&O operations, Aircraft Interior Design, from Florida to Texas. We also experienced a decrease in gross profit from our leasing operations, due to a reduction in our investment in leased assets and sales of leased assets in 1999, which did not recur in 2000.

   Gross profit as a percentage of operating revenues decreased to (4.5)% for the year ended December 31, 2000, from 17.2% for the year ended December 31, 1999. In addition to the items discussed above, gross profit for the year ended December 31, 2000 was also negatively impacted by inefficiencies and reductions in gross profits realized as a result of delays in the timing of orders being placed into service, a reduced volume of orders received from existing and potential customers due to concerns which existed over the status of our credit facility and our financial stability, and a reduction in market opportunities caused by several airline customers' decision to defer aircraft or aircraft component maintenance in an effort to reduce costs due to higher fuel prices and interest rates. Also, due to our primarily fixed cost structure, excess capacity in our airframe maintenance facilities resulted in reduced realization and gross profit. Lastly, gross profit was negatively impacted by the effects of price concessions and fixed pricing in the dynamic competitive environment that we experienced in 2000. Our operating results for the year ended December 31, 2000 were significantly adversely affected by these factors. While there can be no assurances, we believe these concerns have been reduced as a result of the execution of an amended credit facility, the closing of our Oscoda, Michigan heavy airframe maintenance facility, our recent headcount reductions and the previously announced transactions involving sales of our assets to reduce our debt, all as described above.

   Operating expenses increased $32.8 million or 78.5% to $74.6 million for the year ended December 31, 2000, compared with $41.8 million for the year ended December 31, 1999. Operating expenses as a percentage of operating revenues were 22.1% for the year ended December 31, 2000, compared to 11.2% for the year ended December 31, 1999. As discussed below, operating expenses for the year ended December 31, 1999 included non-recurring charges of $5.3 million. Operating expenses in 2000 were affected by increased costs associated with the operation of new facilities opened during 1999. They were also affected by a $2.0 million increase in professional fees during 2000 compared to 1999, relating primarily to the completion of our 1999 audit and the refinancing and amendments to our credit facility, and a charge of $22.3 million relating to bad debt reserves recorded against certain major customers, including accounts receivable relating to a customer which filed for bankruptcy protection in 2000 and maintenance performed on an aircraft for a customer that recently ceased operation. In addition, during 2000 we recorded a non-cash charge of $7.8 million relating to the write-off of goodwill and contract costs associated with the temporary closure of one of our MR&O facilities, as described above. Operating expenses were also negatively impacted by costs associated with the move to new facilities during the third quarter of 2000 of two of our MR&O operations, Caribe Aviation and Aircraft Interior Design.

   Interest expense and other from continuing operations for the year ended December 31, 2000 increased by $4.0 million or 22.8% to $21.3 million, from $17.3 million for the year ended December 31, 1999. The increase was due, in part, to our recording a loss of $0.9 million in connection with the disposition of the AvAero joint venture. Additionally, we paid bank fees of $10.6 million during the year ended December 31, 2000. Total amortization of bank fees, including bank fees attributable to discontinued operations, for the year ended December 31, 2000 was $13.7 million. Interest expense relating to continuing operations for the year ended December 31, 2000 was $20.3 million, compared to $18.6 million for the year ended December 31, 1999. Cash interest due in 2001 includes an aggregate of $13.4 million in interest due on our outstanding old notes, and annualized current interest on amounts due under our senior credit facilities of approximately $5.5 million.

   In addition, we were not in compliance with the financial covenants under our credit facility as of December 31, 1999 and March 31, 2000. As a result, during the first quarter of 2000, we entered into a standstill agreement with our lenders under which they agreed to forbear in regards to these covenant violations and other matters. Under the terms of the standstill agreements, our interest rate was increased by 2%. We were also required to pay substantial financing fees ($1.5 million) that were expensed over the term of the original standstill agreement, which expired on March 31, 2000 and an additional $1.5 million that related to a further extension of the standstill agreement through May 31, 2000 which were expensed during the second quarter of 2000. In connection with the May 31, 2000 amendment of the credit facility, we paid additional bank fees of $3.8 million, which are being amortized over the term of the facility which expires in July 2002, and we committed to pay an additional $2.0 million in fees in 2001 if the credit agreement has not been refinanced by that date. In connection with the amendment to the credit facility which became effective June 25, 2000, we paid fees of $2.2 million, which are being amortized between July 1, 2000 and June 30, 2002.

   As a result of the above factors, income (loss) before income taxes, equity income of affiliate and discontinued operations for the year ended December 31, 2000 was a loss of $111.1 million, compared to income of $4.7 million for the year ended December 31, 1999.

   Income tax expense increased $1.8 million to $4.8 million for the year ended December 31, 2000, from $3.0 million for the year ended December 31, 1999. Income tax expense for the year ended December 31, 2000 is primarily comprised of state income tax accrual and a provision for a full valuation allowance on our deferred tax assets. These charges are primarily non-cash charges.

   Equity income of affiliate, net of income taxes, decreased $1.2 million for the year ended December 31, 2000 to $0.1 million, from $1.3 million for the same period in 1999. The decrease was attributable to the winding down in the operations of the AvAero joint venture. During the second quarter of 2000, our remaining investment in the joint venture was liquidated resulting in a $0.9 million charge, which is included in interest expense and other.

   For the reasons set forth above, income (loss) from continuing operations for the year ended December 31, 2000 was a loss of $115.9 million ($7.72 per diluted share), compared to income of $3.0 million ($0.21 per diluted share) for the year ended December 31, 1999. Weighted average common and common equivalent shares outstanding (diluted) were 15.0 million during the year ended December 31, 2000, compared to 14.2 million for the year ended December 31, 1999.

   Discontinued operations include the results of operations of our redistribution operation, new parts distribution operation and manufacturing operations, all of which were sold during 2000.

   Income (loss) from discontinued operations for the year ended December 31, 2000 was a loss of $23.4 million, or $1.55 per diluted share, compared to a loss of $24.7 million, or $1.77 per diluted share, for the year ended December 31, 1999. Revenues and gross margin in our redistribution operations decreased during 2000 as a result of our decision to limit purchases of spare aircraft parts commencing at the end of the first quarter of

2000 and our initiative to reduce inventory in our redistribution operations (and use the proceeds from such inventory reductions to repay senior debt). Operating revenues were also negatively impacted during 2000 by customer concerns regarding the status of our credit agreement and financial stability. Operating expenses relating to our redistribution operations also increased as a result of our strategy during 1999 and the beginning of 2000 to continue to grow these operations. During the latter portion of the first quarter of 2000, we restructured our redistribution operations and reduced headcount in that business. Additionally, our redistribution operation experienced an increase in interest expense primarily attributable to the increased debt required to support its operations.

   Results from discontinued operations also include losses on the disposal of the discontinued operations of $72.3 million (or $4.82 per diluted share) for the year ended December 31, 2000. Please read "Recent Developments" above.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1999

   The following tables set forth certain information relating to our operations for the periods indicated:


                                                   1998            1999
                                              --------------- ----------------
                                                 $       %       $        %
                                              -------- ------ --------  ------
                                                      (In Thousands)
Operating revenues:
  Sales, net................................. $177,279  96.1% $359,956   96.8%
  Other......................................    7,169   3.9%   11,797    3.2%
                                              -------- ------ --------  ------
    Total operating revenues.................  184,448 100.0%  371,753  100.0%
Cost of sales and services...................  141,569  76.8%  307,944   82.8%
                                              -------- ------ --------  ------
  Gross profit...............................   42,879  23.2%   63,809   17.2%
Operating expenses...........................   17,721   9.6%   41,774   11.2%
                                              -------- ------ --------  ------
  Income from operations.....................   25,158  13.6%   22,035    6.0%
Interest expense and other...................   13,699   7.5%   17,322    4.7%
                                              -------- ------ --------  ------
Income before income taxes, equity income of
 affiliates and discontinued operations......   11,459   6.1%    4,713    1.3%
Income tax expense...........................    4,281   2.2%    3,004    0.8%
                                              -------- ------ --------  ------
  Income before equity income of affiliates
   and discontinued operations affiliates and
   discontinued operations...................    7,178   3.9%    1,709    0.5%
Equity income of affiliates..................    1,356   0.7%    1,289    0.3%
                                              -------- ------ --------  ------
  Income from continuing operations..........    8,534   4.6%    2,998    0.8%
Discontinued operations, net of income
 taxes.......................................   16,959   9.2%  (24,721)  (6.6%)
                                              -------- ------ --------  ------
    Net income (loss)........................ $ 25,493  13.8% $(21,723)  (5.8%)
                                              ======== ====== ========  ======


   Revenues for the year ended December 31, 1999 increased $187.4 million or 101.5% to $371.8 million, from $184.4 million for the year ended December 31, 1998. This increase is due primarily to the acquisition of TIMCO in September 1998 which has been accounted for under the purchase method of accounting and therefore is only included in the results of operations from the date of acquisition.

   Gross profit increased $20.9 million or 48.8%, from $42.9 million for the year ended December 31, 1998 to $63.8 million for the year ended December 31, 1999 primarily due to the TIMCO acquisition. Gross profit margin for the year ended December 31, 1999 was 17.2%, a decrease of 6.0% from a gross profit margin of 23.2% for the year ended December 31, 1998. During the fourth quarter of 1999, we recorded a non-recurring reduction in the carrying value of our inventory at December 31, 1999 including a reduction in the carrying value of the four A-300 aircraft which we owned, totaling $12.7 million. Excluding these charges, the gross profit margin for 1999 was 21.5%, compared to 23.2% for 1998. The gross profit margin for our MR&O operations decreased slightly in 1999 due to an increase in labor expenses coupled with increased competition and pressure to maintain level pricing for services. In addition, MR&O gross profit margin decreased slightly due to the increased relative significance of TIMCO, which realizes lower gross profit margins than our other MR&O operations, to our total MR&O operations.

   Operating expenses increased $24.1 million to $41.8 million for the year ended December 31, 1999, compared with $17.7 million for the year ended December 31, 1998. Operating expenses as a percentage of operating revenues were 11.2% for the 1999 fiscal year, compared to 9.6% for 1998. During the fourth quarter of 1999, we recorded a non-recurring primarily non-cash charge of $5.3 million related to an addition to the allowance for doubtful accounts receivable and the write-off of miscellaneous deposits and other assets which have been determined to not be collectible. The remaining increase was primarily attributable to professional fees aggregating approximately $2.0 million relating to several large transactions that were not completed and start up costs associated with the opening of five new facilities during the fiscal year.

   As a result of all of these factors, income from operations was $22.0 million for 1999, compared to $25.2 million for 1998.

   Interest expense and other from continuing operations for the year ended December 31, 1999 increased $3.6 million compared to interest expense for 1998. The increase in interest expense was due to increased interest rates on variable rate debt, coupled with increased net borrowings during 1999 to finance the growth in our MR&O operations, including the acquisition of the assets of Kitty Hawk, Inc.'s maintenance operations and additional substantial investments in facilities, equipment and computer systems to support our operations. During 1999, we opened four new MR&O facilities in addition to the MR&O facilities that we acquired from Kitty Hawk, Inc. We also installed new computer systems in our MR&O operations. Interest expense and other includes a profit of $1.4 million realized in 1999 relating to the sale of real estate.

   Discontinued operations incurred a loss of $24.7 million for the year ended December 31, 1999 compared to a profit of $17.0 million for the year ended December 31, 1998. The variance is primarily attributable to adjustments recorded as of December 31, 1999 to the carrying value of certain assets and other charges totaling approximately $44.4 million. These charges were comprised primarily of an adjustment to the carrying value of redistribution inventory and a write-down of capitalized costs previously expended relating to the development of a new software system which has not been implemented and will not be completed.

   The net loss for the year ended December 31, 1999 was $21.7 million ($1.56 per diluted share), compared to net income of $25.5 million ($2.02 per diluted share) for the year ended December 31, 1998. Weighted average common and common equivalent shares outstanding (diluted) were 14.2 million for the year ended December 31, 1999, compared to 12.6 million for the year ended December 31, 1998. This increase is primarily the result of the public offering of additional common shares that we completed in June 1999 and which resulted in the issuance of 2.3 million additional shares of our common stock.

Liquidity and capital resources

 Liquidity

   As of September 30, 2001, we had outstanding indebtedness of approximately $226.5 million (excluding then outstanding letters of credit of $29.6 million), of which $58.0 million was senior debt, including amounts due under the TROL Financing, which is now characterized as a capital lease, and $168.5 million was other indebtedness. As of September 30, 2000, we had $405.0 million of outstanding indebtedness, including amounts due under current capital leases. Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors beyond our control. The level of our indebtedness is also important due to:


  . our vulnerability to adverse general economic and industry conditions,

  . our ability to obtain additional financing for future working capital expenditures, general corporate and other purposes, and

  . the dedication of a substantial portion of our future cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

   In prior years, we relied primarily upon significant borrowings under our credit facility, and sales of our securities, including our senior subordinated notes, to satisfy our funding requirements relating to acquisitions of several businesses and to finance the growth of our business. During 2000 and 2001 to date, we have relied upon borrowings under our credit facility and the proceeds of term loans obtained, along with the proceeds from our asset sales, to meet our working capital requirements. We cannot assure you that financing alternatives will be available to us in the future to support our existing operations' working capital requirements.

 Cash

   Net cash provided by continuing operating activities during the nine months ended September 30, 2001 and 2000 was $14.2 million and $16.4 million, respectively. Cash provided by operating activities for the nine months ended September 30, 2001 was primarily the result of increased collections which reduced receivables levels by $24.3 million and increased accrued expenses of $14.5 million partially offset by a reduction in trade payables of $5.0 million and cash used to fund our net loss. Cash provided by investing activities during the nine months ended September 30, 2001 and 2000 was $21.7 million and $30.3 million, respectively. The cash provided by investing activities for the nine months ended September 30, 2001 primarily related to the sale of a note receivable to an affiliate and the sale of a subsidiary coupled with an initiative to reduce capital expenditures associated with tooling investments in our MR&O operations and equipment purchases. Cash used in financing activities for the nine months ended September 30, 2001 and 2000 was $31.5 million and $89.1 million, respectively. Cash used in financing activity was primarily comprised of continued reductions in our revolving loan made possible by the sale of Caribe Aviation, which was partially offset by the proceeds of a $12.0 million term loan executed in February 2001.


   Cash and cash equivalents decreased from $21.4 million as of December 31, 1999 to zero as of December 31, 2000. Net cash used in operating activities during the year ended December 31, 2000 and 1999 was $2.7 million and $99.0 million, respectively. The reduction in cash used in operating activities was primarily the result of a reduction in inventory which, as discussed above, relates to our initiative to reduce inventory including the sales of the A-300 aircraft. Inventory decreased $35.5 million during the year ended December 31, 2000, compared to an increase in inventory of $38.0 million during the year ended December 31, 1999. Also contributing to the reduction in cash used in operating activities were reductions in accounts receivables and other current assets due to our efforts to manage our working capital. Cash provided by (used in) investing during the year ended December 31, 2000 and 1999 was $163.3 million and $(49.3) million, respectively. Cash provided by investing activities for the year ended December 31, 2000 resulted primarily from the sale of the discontinued operations discussed above and was partially offset by cash used in investing activities primarily related to capital expenditures associated with tooling investments, equipment purchases and leasehold improvements relating to the moves into new facilities of Caribe Aviation and Aircraft Interior Design. Cash provided by (used in) financing activities for the year ended December 31, 2000 $(232.7) million and $174.8 million, respectively. Cash used in financing activities for the year ended December 31, 2000 is primarily comprised of repayments of outstanding notes payable and outstanding indebtedness and deferred financing fees under our credit facility, net of the proceeds of a $15.5 million term loan executed in February 2000.

 Senior Credit Facilities

   Prior to May 31, 2000, we had a revolving loan and letter of credit facility of $300.0 million with a group of financial institutions. Effective May 31, 2000, the credit facility was amended and restated and the commitment was reduced to $285.0 million. Following the asset sales described above, the commitment was reduced to $57.7 million. The credit facility has been amended on several occasions since May 31, 2000. Pursuant to an amendment executed on November 27, 2001, the commitment was reduced to $47.5 million. The credit facility, as amended to date (the "Credit Facility") expires in July 2002. Interest under the Credit Facility is, at our option, (a) prime plus 3.0%, or
(b) LIBOR plus 4.5%. As of September 30, 2000 and September 30, 2001, the outstanding balance on the Credit Facility was $177.4 million and $1.7 million, respectively. Additionally, as of September 30, 2001 outstanding letters of credit aggregated $29.6 million. Since September 30, 2001, $17.5 million of letters of credit have been drawn. See Notes 2 and 5 of the condensed consolidated financial statements and discussions above and below relating to KAV and the lease for the Miramar facility. Borrowings under the Credit Facility are secured by a lien on substantially all of our assets and the borrowing base primarily consists of certain of our receivables and inventory.


   The Credit Facility contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of the Credit Facility and repayment of all debt in the event of a material adverse change in the business or a change in control. In addition, the Credit Facility requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements there under. As of September 30, 2001 we were not in compliance with a certain financial covenant. The lenders have agreed to waive such event of non-compliance. To the extent the Credit Facility remains outstanding as of certain dates, we are committed to pay incremental financing fees as follows: November 14, 2001--2% of outstanding commitment and February 14, 2002--2% of outstanding commitment. The November 14, 2001 fee of $950,000 is being paid in three equal installments on November 27, 2001, December 14, 2001 and January 14, 2002.


   In February 2000, we obtained a $15.5 million senior term loan from the financial institution that is agent for the Credit Facility. The proceeds from the term loan were used to repay debt outstanding under the Credit Facility. The term loan, as amended, bears interest at 12%, contains financial covenants that are consistent with the Credit Facility and matures in July 2002. We repaid $3.5 million of the term loan from the proceeds of the sale of Caribe. The remaining principal balance is due in July 2002. Under the term loan agreement, we also granted warrants to the lender to purchase 129,000 shares of our common stock exercisable for nominal consideration at any time until December 31, 2005. The warrants entitle the holder to require us to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share.


   Our senior revolving credit lenders, our senior term loan lender and the lender under the TROL Financing have agreed, subject to certain conditions, to forbear until March 31, 2002 in regard to the default which existed in the senior credit facilities resulting from our failure to make the August 15, 2001 subordinated note interest payment. Subsequent to the end of the forbearance period (if the restructuring is not completed by that date or if the forbearance period is not otherwise extended) the senior lenders and the senior term loan lender will have the ability to accelerate payment of the outstanding balances under the Credit Facility and senior term loan, respectively.


   In February 2001, we obtained a $10.0 million senior term loan from a financial institution. The term loan bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6.7 million and for working capital purposes. In connection with the term loan, we issued warrants to purchase 250,000 shares of our unissued common stock at an exercise price of $4.00 per share to each of four individuals. Of these individuals, one of them is one of our officers and directors and a second is one of our principal stockholders. Each of these four individuals provided credit support to the financial institution which advanced the term loan proceeds. In May 2001, we obtained a short-term increase of up to $3.0 million in the term loan. We borrowed $2.0 million under the increased term loan in May 2001 and thereafter repaid the additional borrowing from the proceeds of the Caribe sale. One of our principal stockholders provided credit support for the increased amount of the term loan. In return for providing credit support, the stockholder received a cash fee of $0.1 million and warrants to purchase 333,334 shares of our common stock at an exercise price of $1.40 per share. The credit support provided by each of the related parties was in the form of a full and unconditional guaranty to the financial institution, up to a percentage amount, of any amounts required to be repaid to the financial institution.


   As a result of our inability to make the August 2001 interest payment on the senior subordinated notes, we are in default under our senior revolving credit facility, senior term loans and the TROL Financing and the lenders under our senior revolving credit facility and senior term loans, and the lessor under our TROL Financing have the right to declare due and require immediate payment of the indebtedness that ranks senior in right of payment to the old notes, which as of September 30, 2001 aggregated $78.7 million, before any payment could be made on the old notes. Our lenders under our senior credit facility and senior term loans and the lessor under our TROL Financing have agreed to not require immediate payment of such obligations until March 31, 2002 (the "forbearance"), subject to the condition that no other events of default occur under such agreements and no remedies for default are exercised under the indenture for the old notes. Upon the occurrence of an event of default under the senior debt and our TROL Financing and without the forbearance, or upon the expiration of the forbearance, the respective lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Substantially all of our assets are pledged as collateral security for the senior credit facility and senior term loans and the TROL Financing . If we were unable to repay all outstanding amounts under our senior debt and tax retention operating lease, the lenders and parties could proceed against the collateral granted to them to secure that indebtedness and other obligations, and any proceeds realized upon the sale of this collateral would be used first to satisfy all amounts outstanding under our senior credit facility, senior term loans and TROL Financing , before the old notes, and thereafter, any of our other liabilities. In addition, we may be prevented from making new borrowings or drawing down further on our senior credit facility.

 Senior Subordinated Notes

   In February 1998, we sold $165.0 million in senior subordinated notes due in 2008 with a coupon rate of 8.125% at a price of 99.395%. The old notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year. The old notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Credit Facility and under facilities, which may replace the Credit Facility in the future. In addition, the old notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.


   The indenture pursuant to which the old notes have been issued (the "Indenture") permits us and our subsidiaries to incur substantial additional indebtedness, including senior debt. Under the Indenture, we may borrow unlimited additional amounts so long as after incurring such debt we meet a fixed charge coverage ratio for the most recent four fiscal quarters. Additionally, the Indenture allows us to borrow and have outstanding additional amounts of indebtedness (even if we do not meet the required fixed charge coverage ratios), up to enumerated limits. We did not meet the fixed charge coverage ratio for the one-year period ended September 30, 2001. Accordingly, our ability to incur additional debt is currently limited under the Indenture. The old notes are also effectively subordinated in right of payment to all existing and future liabilities of any of our subsidiaries that do not guarantee the old notes.


   The old notes are unconditionally guaranteed, on a senior subordinated basis, by substantially all of our existing subsidiaries and each subsidiary that we organize in the future, unless such subsidiary is designated as an unrestricted subsidiary (the "Subsidiary Guarantors"). Subsidiary Guarantees are joint and several, full and unconditional, general unsecured obligations of the Subsidiary Guarantors. Subsidiary Guarantees are subordinated in right of payment to all existing and future senior debt of Subsidiary Guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Credit Facility. Furthermore, the Indenture permits Subsidiary Guarantors to incur additional indebtedness, including senior debt, subject to certain limitations.

   The old notes are redeemable, at our option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii) 2005--101.354%; and (iv) 2006 and
thereafter--100%.


   Upon the occurrence of a change of control, we will be required to make an offer to repurchase all or any part of holder's old notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that we will have the financial resources necessary to purchase the old notes upon a change of control or that such repurchase will be permitted under the Credit Facility.


   Under the Indenture, if we sell assets (other than inventory in the ordinary course of business or leases or assets subject to leases in the ordinary course of business) with a fair market value in excess of $2.0 million or for net proceeds in excess of $2.0 million, we must comply with certain requirements. First, the sales price must be at least equal to the fair market value of the assets and at least 80% of the sales price must be paid in cash. Second, we must use the proceeds from such asset sales, within 270 days after completion of the sales, to either permanently repay senior debt or acquire other businesses or assets (or, if the proceeds are not used for these purposes, then such proceeds must be used to repurchase senior subordinated notes).

   Proceeds from the asset sales described above have been used to permanently repay senior debt. Further, if the value of the assets sold exceeds $15.0 million, our Board of Directors must determine that we are receiving fair market value for the assets sold.

   The Indenture contains certain other covenants that, among other things, limit (as described above) our ability and the ability of our subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of our assets.

   As described above, we were unable to make the August 2001 interest payment on the old notes and have entered into an agreement to restructure these notes. See "Contemplated Senior Subordinated Note Restructuring" above.


Other Notes

   In connection with the acquisition of Kratz-Wilde Machine Company, one of our subsidiaries delivered a non-interest-bearing promissory note (guaranteed by us) to the sellers in the original principal amount of $2.5 million (discounted to $2.2 million). A payment of $1.2 million was made during January 1999 and the remaining principal balance of $1.3 million was paid in January 2000. Interest on this note has been imputed at 8%.

   In connection with the acquisition of Caribe and AIDI, one of our subsidiaries delivered to the sellers a promissory note in the original principal amount of $5.0 million, which was guaranteed by us. The note was payable over a two-year period with an interest rate of 8% per annum. The first payment of $2.5 million was made during March 1999 and the final payment was paid in March 2000.

Lease For Miramar Facilities

   During 1998, we decided to move our redistribution operation and one of our MR&O operations to new facilities in Miramar, Florida. On December 17, 1998, we entered into an operating lease for the new facility with First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease had an initial term of five years and is a triple net lease. Pursuant to an amendment to the lease agreement executed November 27, 2001, the lease maturity was changed to July 2002. The lease contains financial covenants regarding our financial performance and other affirmative and negative covenants. Substantially all of our subsidiaries have guaranteed our obligations under the lease. Additionally, we have an option to acquire the new facility at the end of the lease and, if we do not purchase the new facility at the end of the lease, we will be obligated to pay a fee. We moved our corporate headquarters and redistribution operations into one of the new facilities in April 2000 and one of our MR&O operations, Caribe Aviation, into another building adjacent to the redistribution operations facility during October 2000. In conjunction with the sale of our redistribution operation (see "Recent Developments Concerning Our Operations" above), we subleased the corporate headquarters and redistribution operation facility to the purchaser of our redistribution operation for a period of five years with the right to renew for five consecutive five-year periods at a market rental rate. Further, in May 2001 the purchaser of the Caribe business acquired the land and building on which that business operates.


   The lessor has financed the development of the new facility through a $43.0 million loan from a financial institution. In conjunction with the sale of Caribe, the purchaser of that business also acquired the real estate and facility in which Caribe operates for $8.5 million. These proceeds were used to repay a portion of the financing provided to develop the facility. We and substantially all of our subsidiaries have guaranteed the repayment of $25.2 million of the lessor's obligations under its loan agreement. The lessor's obligations under the agreement are secured by a lien on the real property and on the new facility. Further, under a September 10, 2001 agreement, we agreed that the lender may draw down in full, at any time, the $9.0 million letter of credit which we have posted as security for this loan and apply the proceeds from such letter of credit draw against balances outstanding under the loan agreement. On November 7, 2001 the lender drew the entire $9.0 million letter of credit. As a result of the draw on the letter of credit and modifications made to the required lease payments under a November 27, 2001 amendment to the lease, we have determined that the lease now qualifies as a capital lease. We intend to sell this property. Accordingly, we have recorded property held for sale and a related capital lease liability of $34.2 million. We estimate that our purchase option price for the property exceeds the fair market of the property by approximately $9.0 million. Accordingly, we have recorded a reserve for this amount against the property held for sale in the three months ended September 30, 2001.


   The lease agreement has been amended on several occasions. Under the terms of an April 19, 2001 amendment, two shareholders of the Company provided a guarantee in an amount up to $1.0 million. Such guarantee was released in conjunction with the sale of Caribe and repayment of proceeds relating to the sale of the real estate and facility as discussed above. As part of the April 19, 2001 amendment, the lessor has agreed to waive non-compliance with financial covenants, if any, through the period ended December 31, 2001. As of November 9, 2001, we were not in compliance with certain non-financial covenants within the lease agreement. The lessor has agreed to waive such events of non-compliance.

            QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

   The table below provides information about our market sensitive financial instruments and constitutes a "forward-looking statement." Our major market risk exposure is changing interest rates in the United States and fluctuations in the London Interbank Offered Rate. Our policy is to manage interest rates through use of a combination of fixed and floating rate debt. All items described are non-trading. The table below assumes the December 31, 2000 interest rates remain constant (dollars in thousands).

                                                                               Fair Value
                                                                              December 31,
                          2001     2002    2003 2004 2005 Thereafter  Total       2000
                         -------  -------  ---- ---- ---- ---------- -------- ------------
Long term debt:
 Fixed rate debt........ $    29  $16,498  --   --   --    $164,345  $180,872   $82,527
 Average interest rate..   12.00%   12.00% --   --   --        8.13%
 Variable interest rate
  debt.................. $35,959      --   --   --   --         --   $ 35,959   $35,959
 Average interest
  rates.................   11.31%     --   --   --   --         --

                                    BUSINESS

General

   We are a leading provider of aviation maintenance, repair and overhaul ("MR&O") services. We believe that we are the largest independent provider of heavy maintenance services for aircraft in North America. We sell and provide aircraft maintenance, repair and overhaul services to commercial passenger airlines and air cargo carriers throughout the world.

   We offer maintenance and repair services through our eight repair stations licensed by the Federal Aviation Authority (FAA). These services include maintenance, repair and modification services for aircraft, and repair and overhaul services on a wide range of aircraft components, flight control surfaces, aircraft interiors and Pratt & Whitney JT8D engines. In addition, we also provide modification services for the conversion of passenger aircraft to freighter configuration as well as aircraft engineering services.

   Our strategy is to be the vendor of choice to our customers, providing total aircraft maintenance solutions to meet our customers' maintenance, repair and overhaul requirements. The services we offer allow our customers to reduce their costs by outsourcing some or all of their maintenance, repair and overhaul functions.

   We were incorporated as a Delaware corporation in 1996.

Recent developments in our continuing operations

   During 2000 and through the third quarter of 2001, competition in the market for airframe maintenance and repair services increased as certain competitors expanded capacity. Additionally, during this same period, some airlines, in response to rising costs primarily related to fuel prices, reduced or deferred their levels of maintenance, resulting in some cases in less outsourcing of aircraft maintenance. In addition, during 2000 concern existed with some of our customers and potential customers regarding the status of our credit facility and regarding our financial stability. We believe that these factors adversely affected the amount and timing of work that we received from our customers. Additionally, because of our financial situation and the competition in our industry, our facilities (and the facilities of most other third-party maintenance service providers) had excess capacity during 2000. During 2000 and through the third quarter of 2001, in an attempt to fill our excess capacity and to meet competitive pressures, we offered pricing discounts and performed services for a greater volume of single aircraft customers, which had a significant negative impact on our overall efficiency.


   In March 2001, in an effort to reduce our operating expenses, we temporarily closed our Oscoda, Michigan heavy airframe maintenance facility and reduced headcount at certain of our other MR&O facilities. We also consolidated our Winston-Salem, North Carolina airframe maintenance facility into our Greensboro, North Carolina Facility, our Aircraft Interior Design operation into a single facility in Dallas, Texas and entered into a three-year agreement with a customer to dedicate our Macon, Georgia heavy airframe maintenance facility to servicing that customer's airframe maintenance requirements. These initiatives, which reduced our total headcount by approximately 400, are expected to reduce our operating expenses by approximately $12.0 million on an annual basis.

   As of November 2001, our customer base is primarily comprised of a small number of large commercial airlines and cargo carriers and other smaller airlines, cargo carriers and leasing companies for whom we provide a lesser volume of services. During 2000, our four largest continuing customers in the aggregate represented approximately 31.7% of our total revenues and our largest customer represented 14.0% of our total revenues. We consider our relationship with each of these customers to be good and, although there can be no assurance, we expect that these customers will continue to represent a significant portion of our total revenues in the future. However, the loss of one or more of our large customers would likely have a material adverse effect on our future results of operations.

Recent sales of businesses to reduce senior debt and to focus our continuing operations on our MR&O businesses

   During 2000 and the first six months of 2001, we engaged in a restructuring of our business and operations intended to focus our business on our maintenance, repair and overhaul operations and to reduce our senior debt.

   In May 2001, we completed the sale of the assets of our Caribe Aviation, Inc. component repair subsidiary for $22.5 million, of which we received $21.75 million at closing with the balance to be paid within one year, subject to post-closing adjustments. We used $13.5 million of the proceeds from the sale to repay senior debt and the remainder for working capital.

   In September 2000, our board of directors made the decision to dispose of our Dixie Aerospace Bearings new parts distribution operation. On December 26, 2000, we completed the sale of our Dixie Aerospace new parts distribution operation to Wencor West, Inc. for $17.7 million, including debt assumed by Wencor West. We used the net cash proceeds of the sale, which approximated $13.5 million, to repay senior debt. In addition, we retained certain accounts receivable and inventory of Dixie's new parts distribution operation which are being liquidated pursuant to collection and consignment agreements executed with the purchaser.

   On December 1, 2000, we completed the sale of substantially all of the assets and business of our redistribution operation in a series of transactions which were intended to constitute a single transaction (the "Transaction"). The Transaction was entered into with Kellstrom Industries, Inc. ("Kellstrom") and KAV Inventory, LLC ("KAV"). KAV is a 50/50 limited liability company organized by Kellstrom and us. The aggregate purchase price received by us in the Transaction was $156.4 million, approximately $127.0 million of which was paid in cash ($122.0 million after payment of transaction expenses). The net proceeds of the Transaction were used by us to repay senior debt.

   The first component of the Transaction consisted of KAV's acquisition of substantially all of the aircraft and engine spare parts inventory and the engine inventory of our redistribution operation, as well as certain rotable parts inventories from two of our MR&O operations. The purchase price paid for this inventory was 89% of the closing date adjusted book value of such inventory ($148.6 million), subject to post-closing adjustment as set forth in the agreement relating to the inventory sale. As part of the Transaction, KAV consigned the inventory to Kellstrom.

   The cash portion of the purchase price paid for the inventory ($105.5 million) was obtained by KAV from a syndicate of financial institutions led by Bank of America, N.A., with the balance paid in the form of three subordinated promissory notes. The KAV institutional financing is secured by a lien on all of the assets of KAV. The first two subordinated notes, each in the principal amount of $13.7 million, are five-year senior subordinated notes bearing interest at the rate of 14% per annum (see below for a description of Kellstrom's purchase of one of these notes). The first two notes are subordinated in all respects to the KAV institutional financing. The third subordinated note is a five-year junior subordinated note in the principal amount of $15.7 million bearing interest at the rate of 14% per annum. The junior subordinated note is subordinated in all respects to both the KAV institutional financing and to repayment of the two senior subordinated notes. These amounts will be paid with funds available after repayment of the KAV institutional financing and before repayment of the $13.7 million senior subordinated notes.

   We have agreed with Kellstrom to equally share the operational expenses of KAV beyond amounts permitted under the loan agreement relating to KAV's institutional financing. Additionally, we posted an $8.5 million letter of credit and Kellstrom posted a $6.5 million letter of credit with Bank of America to secure (in part) KAV's institutional financing. The letters of credit will only be drawn upon a default by KAV of its loan obligations and if drawn, such amounts will be treated as loans to KAV and will be repaid prior to repayment of the senior subordinated notes. Additionally, we and Kellstrom will each be repaid the approximately $2.3 million which we each advanced to KAV for use in paying bank fees and expenses relating to obtaining their institutional financing. We and Kellstrom will be repaid these amounts prior to repayment of the senior subordinated notes.

   The second component of the Transaction consisted of a sale to Kellstrom of certain non-inventory assets of our redistribution operation and the assumption by Kellstrom of a portion of the redistribution operation's accounts payable. Kellstrom also acquired one of the $13.7 million senior subordinated notes described above. The net purchase price for these assets (including the $13.7 million senior subordinated note), after adjustment for assumed debt, was $21.5 million, all of which was paid in cash. The purchase price of the non-inventory assets purchased by Kellstrom is subject to post-closing adjustment as set forth in the agreement relating to the asset sale.

   Additionally, as part of the Transaction:

     (1) Kellstrom leased certain furniture, fixtures and equipment (the "FF&E") used in the redistribution operation and the redistribution operation's warehouse facility in Pearland, Texas for a one-year term (the Pearland lease and related option (described below) has been cancelled);

     (2) Kellstrom leased the redistribution operation's 545,000 square foot headquarters and warehouse facility located in Miramar, Florida. Pursuant to a sublease agreement, Kellstrom will pay us the lesser of $384,000 or the actual lease payment due under our lease for this facility for each year during the initial five year lease term. We also granted Kellstrom the right to renew the sublease for five consecutive five year periods, at a fair market rental rate;

     (3) Kellstrom has an option to acquire the FF&E and/or the Pearland, Texas property during the term of the above-described leases, and for a period of 60 days thereafter, for a purchase price equal to the net book value of such assets (approximately $9.4 million in the aggregate). We have an option after one year to require Kellstrom to purchase the FF&E and/or the Pearland, Texas property for the same purchase prices; provided, however, that if we exercise either or both of our options, Kellstrom may defer its purchases of and continue to lease the FF&E and/or the Pearland, Texas property for up to an additional six months under certain circumstances;

     (4) We entered into a cooperation agreement under which we agreed to provide repair services for the KAV parts inventory as well as repair services to Kellstrom with respect to Kellstrom's parts inventory, and Kellstrom agreed to supply parts to our MR&O operations, on an ongoing basis;

     (5) We entered into a non-competition agreement with Kellstrom whereby we are restricted for a period of up to five years from engaging in the redistribution business; and

     (6) We granted Kellstrom a limited license to use the name "Aviation Sales" (if combined with the Kellstrom name) in connection with Kellstrom's redistribution business.

   On September 7, 2000, we completed the sale to Barnes Group Inc. of substantially all of the assets of our Kratz-Wilde Machine Company and Apex Manufacturing manufacturing operations for $41.0 million, excluding transaction expenses and possible post-closing adjustments as set forth in the agreement relating to the sale. The net proceeds of the sale were used to repay senior debt. In addition, as part of the sale, Barnes assumed the closing date ordinary course liabilities of these businesses.

   In July 2000, we executed agreements to sell three of the A-300 aircraft which we owned for $12.0 million each. The sales closed on August 15, 2000 (with respect to the first aircraft), September 15, 2000 (with respect to the second aircraft) and September 30, 2000 (with respect to the third aircraft). The net proceeds of this sale were used by us to repay senior debt.

   These transactions, along with cash flow generated from other asset sales in the ordinary course of our business, allowed us to reduce our senior revolving debt from $269.6 million as of December 31, 1999 to $1.4 million as of September 30, 2001.

Industry overview

   We believe that the total worldwide market for maintenance, repair and overhaul services is approximately $44.6 billion annually and that $5.3 billion of that amount represents maintenance, repair and modification services being provided in North America. We believe airlines perform approximately 75% of the North American services, outsourcing the balance to independent providers like Aviation Sales.

   The September 11, 2001 terrorist attacks against the United States of America have had a severe impact on the aviation industry. As a result of these attacks and its related aftermath, many commercial passenger airlines and air cargo carriers have reported significant reductions in their capacity and have taken out of service upwards of 20% of their aircraft. This reduction in capacity caused by the September 11, 2001 events is likely to cause the aerospace industry to incur significant losses in 2001. In an effort to conserve cash, many of our customers have decided to defer non-essential aircraft maintenance and overhaul services. The effect of the terrorist acts and the state of the economy in general have had a negative impact on our business. The Company has taken actions, including further head count reductions, to reduce its costs as a result of the anticipated level of current business opportunities.


   Due to the trends currently affecting our industry, we believe that in the long-term the demand for maintenance and repair services from large independent service providers such as Aviation Sales will continue to increase. Some of the trends currently affecting our industry include:

 Growth in the market for aircraft maintenance and repair services

   The Boeing 2001 Current Market Outlook report projects that:

  . the worldwide fleet of commercial aircrafts will more than double by 2020;

  . the worldwide freighter airplane fleet will more than double by 2020; and

  . the aircraft fleet will continue to age.

   We believe that a combination of these factors will in the long term increase the demand for maintenance and repair services.

 Increased outsourcing of maintenance and repair requirements

   Airlines incur substantial expenditures in connection with fuel, labor and aircraft ownership. Airlines have come under increasing pressure during the last decade to reduce the costs associated with providing air transportation services. While several of the expenditures required to operate an airline are beyond the direct control of airline operators, such as the price of fuel and labor costs, we believe that outsourcing maintenance and repair functions are areas in which airlines can reduce their operating costs. Outsourcing of maintenance and repair functions by airlines allows an integrated service provider such as Aviation Sales to achieve economies of scale unavailable to individual airlines and to handle these functions less expensively and more efficiently on its customers' behalf.

 Diversified services and competitive strengths

   We believe that the breadth of our services, including a wide range of aircraft maintenance and repair services, allows us to be a vendor of choice to our customers in a highly fragmented industry. In addition to our heavy airframe maintenance and modification services, by providing engineering services, repair and overhaul services on flight surfaces, aircraft components and interiors, we believe that we maintain a competitive advantage in the MR&O market through our ability to ensure that each of the individual parts that need repair or overhaul are completed on a timely basis and to our quality standards. Our customers include commercial passenger airlines, air cargo carriers, aircraft leasing companies and maintenance and repair facilities.

 Emphasis on quality

   All of our MR&O facilities are licensed by the FAA. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.

 Airline consolidation

   During 2000 and 2001, the trend toward consolidation in the airline industry continued, as many of the major commercial airlines and cargo carriers moved toward execution of mergers, acquisitions and enhancement of affiliations with other carriers. We believe that these events could have a positive impact on the maintenance and repair market as additional maintenance services related to integration of fleet types may be outsourced to third parties such as Aviation Sales. We also believe that fleet integration will likely create opportunities for aircraft modification and engineering services.


Operations

   Our core business is the providing of maintenance, repair and overhaul services for aircraft and aircraft components.

   Since our customers consist of airlines, aircraft leasing companies, and maintenance and repair facilities that service airlines and redistributors of aircraft parts, economic factors affecting the airline industry tend to impact our business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business within the industry. Additionally, the price of fuel affects the aircraft maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our aircraft maintenance and repair business, become less viable as the price of fuel increases. We cannot assure you that economic and other factors which have affected the airline market in the past and may affect the airline industry in the future will not adversely impact our business, financial condition or results of operations.

   During 2000 and 2001, the market for maintenance and repair services was impacted by rising fuel cost, increased capacity of competitors, changes in fleet mix by some airlines, interest rates and other factors. These factors caused certain airlines and other carriers to reduce the volume of services to be outsourced to third party providers such as Aviation Sales. This has resulted in excess capacity among many of the maintenance and repair service providers, which has caused pricing pressures to maintain market share. We have been able to substantially maintain our relative market share by continuing to focus on quality service, turn time and by expanding its array of services including increased opportunities in aircraft modification and engineering services and by, where necessary, offering price concessions and fixed prices for certain services.


 Aircraft heavy maintenance

   We perform maintenance, repair and modification services on aircraft at TIMCO's five repair stations in Greensboro, North Carolina, Lake City, Florida, Winston Salem, North Carolina, Macon, Georgia, and Oscoda, Michigan (the Oscoda, Michigan airframe facility was temporarily closed in March 2001). The services we offer principally consist of "C" and "D" level maintenance checks and the modification of passenger aircrafts to freighter configurations. "C" and "D" checks each involve a different degree of inspection, and the services performed at each level vary depending upon the individual aircraft operator's FAA-approved maintenance program. "C" and "D" level checks are comprehensive checks and usually take a minimum of several weeks to complete, depending upon the scope of the work to be performed.

   The "C" level check is an intermediate level service inspection that typically includes testing and servicing of the aircraft's operational systems, external and internal cleaning and refurbishing, and servicing of the interior. Trained mechanics visually inspect the external and internal structure of the aircraft, repair defects and remove corrosion found, all in a manner as required by the manufacturer's maintenance and structural repair manuals. The "D" level check includes all of the work accomplished in the "C" level check, but places a more detailed emphasis on the integrity of the structure. In the "D" level check, the aircraft is disassembled to the point where the entire structure can be inspected and evaluated. Once the inspection, evaluation and repairs have been completed, the aircraft is reassembled and its systems reinstalled to the detailed tolerances demanded in each system's specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between "C" level checks can range from 12 to 18 months and 1,000 to 5,000 flight hours, and intervals between "D" level checks can range from four to eight years and 10,000 to 25,000 flight hours. Structural inspections performed during "C" level and "D" level checks provide personnel with detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original work scope. Project coordinators and customer support personnel work closely with the aircraft's customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job.

   Each aircraft certified by the FAA is constructed under a "Type Certificate." Anything which is done subsequently to modify the aircraft from its original type design requires the review and approval of the FAA. These modifications are authorized by the issuance of a Supplemental Type Certificate
(STC) or an engineering order issued by the airline's engineering department. Typical modification services include reconfiguring of passenger interiors, installing passenger amenities such as telephones and installing crew rest areas.

   We also convert passenger aircraft to freighter configuration. When we convert a passenger plane to freighter configuration we:

  .  completely strip the interior;

  .  strengthen the load-bearing capacity of the flooring;

  .  install the bulkhead or cargo net;

  .  cut into the fuselage for the installation of a cargo door;

  .  reinforce the surrounding door structures;

  .  replace windows with metal plugs;

  .  fabricate and install the cargo doors; and

  .  install fire detection and suppression systems.

   We also need to line the aircraft interior to protect the fuselage structure from pallet damage and modify the air conditioning system. Conversion contracts also typically require "C" or "D" level maintenance checks as these conversion aircraft have usually been out of service for some time and maintenance is required for the aircraft to comply with current FAA standards. Additional modification services performed may include cockpit reconfiguration to upgrade the avionic systems to current technology and the integration of traffic control and avoidance systems, windshear detection systems and navigational aids.

 Component repair and overhaul services

   We provide repair and overhaul services at our three FAA-licensed repair stations. Aerocell specializes in the maintenance, repair and overhaul of airframe components, including flight surfaces, doors, fairing panels, nacelle systems and exhaust systems. Aircraft Interior Design refurbishes aircraft interior components, including passenger and crew seats. Timco Engine Center refurbishes JT8D engines.

 Engineering services

   Our engineering services group provides integrated aircraft engineering, including aircraft certification, design and approval of modifications to aircraft systems and structures, for customers of our heavy aircraft maintenance operations, and for airlines, leasing companies and aerospace original equipment manufacturers.

 Joint venture to convert 727 aircraft

   We own a 50% interest in a joint venture which has an STC for conversion of Boeing 727 aircraft which is fully compliant with FAA regulations and requirements for aftermarket aircraft cargo conversions. We manufacture the kits required to complete conversions of the aircraft based upon the STC, and we operate one of the aircraft maintenance facilities which has been licensed by the joint venture to install the kits on passenger aircraft being converted to cargo configuration.

Management information systems

   During 1999, we implemented new management information systems in several of our maintenance, repair and overhaul operations. These systems provide access to and improved timeliness of information which can be used in the management of these operations. Currently, we operate our business using two decentralized, network based systems. Each system is fully integrated in regards to the respective business unit. One system is utilized in the operation of our heavy airframe maintenance and modification business. The other system is used at each of our component MR&O businesses. Due to the investments which were made in 1999 in developing and maintaining these systems, we do not currently anticipate that any significant systems related capital expenditures will be required during 2001.

Competition

   The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include airline and aircraft service companies, and other companies providing maintenance, repair and overhaul services. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations. In the maintenance and repair market, our major competitors are B.F. Goodrich, Dee Howard Company and ST Mobile Aerospace Engineering, Inc.

Government regulation

   The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft.

   The FAA regulates the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. Its regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

   We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations.

   Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act.

Product liability

   Our business exposes us to possible claims for personal injury or death which may result from the failure of an aircraft or aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While we maintain what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverages maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business financial condition or results of operations.

Employees

   As of September 30, 2001, we employed approximately 2,400 persons. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.


Properties

   Our executive offices are located in Greensboro, North Carolina at the headquarters of our TIMCO heavy airframe maintenance operations. Our interest in both our owned and leased facilities are pledged to our senior lenders as collateral for amounts borrowed under our credit agreements. See Note 7 to our Consolidated Financial Statements included in this prospectus and consent solicitation. The following table identifies, as of September 30, 2001, our principal properties:



                                                             Owned or
Facility Description          Location      Square Footage    Leased
--------------------      ----------------- -------------- ------------
Office and Warehouse....  Miramar, FL          545,000     Leased(1)
Office and Aircraft
 Maintenance............  Greensboro, NC       910,000     Leased(2)
Office and Aircraft
 Maintenance............  Lake City, FL        650,000     Leased
Office and Aircraft
 Maintenance............  Oscoda, MI           396,000     Leased(3)
Office and Maintenance..  Hot Springs, AK      260,000     Owned
Office and Aircraft
 Maintenance............  Winston-Salem, NC    250,000     Leased
Office and Aircraft
 Maintenance............  Macon, GA            140,000     Leased
Office and Maintenance..  Dallas, TX            80,000     Owned
Office and Maintenance..  Miami, FL             55,000     Leased(4)(5)
Office and Maintenance..  Minneapolis, MN       34,000     Leased(4)
Office and Maintenance..  Miami, FL             30,000     Leased(4)(5)
Warehouse...............  Pearland, TX         100,000     Owned
Warehouse...............  Covington, KY         38,200     Owned

--------
(1)  Currently subleased to Kellstrom Industries, Inc.
(2)  Our corporate headquarters is currently located at this facility.
(3) Airframe maintenance facility has been closed on a temporary basis; engine repair facility is currently operating.

(4) These facilities have either been closed or are in the process of being closed.
(5)  These facilities are leased from a related party.

Legal proceedings


   Several lawsuits have been filed against us and certain of our current and former officers and directors, and our auditors, in the United States District Court for the Southern District of Florida, which have now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000 and in September 2000, alleges violations of Sections 11 and 15 of the Securities Act of 1933 in connection with our June 1999 public offering, and alleges violations of Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934 (the "Exchange Act"). Among other matters, the amended consolidated complaint alleges that our reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of our common stock in the June 1999 public offering and one consisting of purchasers of our common stock during the period between April 30, 1997 and April 14, 2000. On August 22, 2001, the District Court granted our motion to dismiss the pending claims under the Exchange Act, with leave to amend, but denied our motion to dismiss the pending claims under the Securities Act. On September 22, 2001, the plaintiffs filed a third amended consolidated complaint and we have filed a motion to dismiss the Exchange Act claims contained therein. We believe that the allegations contained in the third amended consolidated complaint are without merit and we intend to vigorously defend this and any related actions. Nevertheless, unfavorable resolution of this lawsuit could have a material adverse effect on our financial position and results of operations.


   The U.S. Securities and Exchange Commission is conducting an inquiry into our accounting for certain transactions. We are cooperating with the SEC in its inquiry.

   We are also involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon our business financial position or results of operations.

Environmental matters

   We are taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection ("FDEP") regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact upon us and the magnitude of required remediation efforts. Based upon the most recent cost estimates provided by environmental consultants, we believe that the total remaining testing, remediation and compliance costs for this facility will be approximately $1.4 million. Testing and evaluation for all known sites on TIMCO-Lake City's property is substantially complete and we have commenced a remediation program at several sites. We are currently monitoring the remediation, which will extend into the future. Subsequently, our accounts were increased because of this monitoring, which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, we believe that we have established an accrual for our best estimate of the probable liabilities associated with our current remediation strategies. To comply with the financial assurances required by the FDEP, we have issued a $1.4 million standby letter of credit in favor of the FDEP.

   Additionally, there are other areas adjacent to TIMCO-Lake City's facility that could also require remediation. We do not believe that we are responsible for these areas; however, it may be asserted that TIMCO and other parties are jointly and severally liable and are responsible for the remediation of these properties. No estimate of any such costs is available at this time.

   We own a parcel of real estate on which Whitehall previously operated an electronics business. We are currently assessing environmental issues with respect to this property. When we acquired Whitehall, our environmental consultants estimated that remediation costs relating to this property could be up to $1.0 million.

   Accrued expenses in our financial statements at December 31, 2000 and September 30, 2001 include $1.7 million relating to obligations to remediate all of the environmental matters described above.


   Future information and developments will require us to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on future testing and evaluation and the varying costs and effectiveness of remediation methods.

                                 OUR MANAGEMENT

Board of Directors

   Our certificate of incorporation and Bylaws presently provide for a board of directors divided into three classes, as equal in size as possible, with staggered terms of three years. At the date of this prospectus, the current members of the board and the expiration of their terms as directors were as follows:


                                                                         Term
Name                    Age                  Positions                  Expires
----                    ---                  ---------                  -------
Roy T. Rimmer, Jr. ....  60 Chairman of the Board and Chief Executive    2004
                            Officer
Ben Quevedo............  47 Director, President and Chief Operating      2002
                            Officer
Sam Humphreys..........  41 Director                                     2002
Steven L. Gerard.......  56 Director                                     2003
Stephen E. Gorman......  46 Director                                     2002
Philip B. Schwartz.....  47 Director and Corporate Secretary             2003


Business experience of the Board

   Roy T. Rimmer, Jr. has been our Chairman and Chief Executive Officer since June 2001. Prior to becoming our Chairman and Chief Executive Officer, for more than the last five years Mr. Rimmer was a private investor and the operator of a private company in the business of transporting crude oil and natural gas. Mr. Rimmer has been a director since January 2000. Mr. Rimmer serves on our board as a representative of Lacy Harber, who is one of our principal stockholders.

   Ben Quevedo has been our President and a director since September 2000. Mr. Quevedo was, from July 1998 until September 2000, our Senior Vice President, President of our maintenance and repair operations and, from April 2000, President of our distribution operations. Prior to joining us, Mr. Quevedo was the principal stockholder and President of Caribe Aviation and Aircraft Interior Design.

   Sam Humphreys is a Co-Chief Executive Officer of Syntek Capital, A.G., which invests in and operates businesses in the wireless, broadband and advanced technologies fields. Mr. Humphreys is also a director of IFCO Systems. Mr. Humphreys has been a director since June 1996.

   Steven L. Gerard has been the Chief Executive Officer and a director of Century Business Services, Inc., a diversified services company providing professional outsourced business services, since October 2000. Prior thereto, from 1997 to October 2000 Mr. Gerard was the Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, and from 1991 to 1997, Mr. Gerard was Chairman and Chief Executive Officer of Triangle Wire and Cable, Inc. and its successor, Ocean View Capital, Inc., a manufacturer of insulated wire and cable. Mr. Gerard's prior experience includes 16 years in various senior corporate finance and banking positions with Citibank, N.A. and seven years with the American Stock Exchange. Mr. Gerard has been a director since September 2000 and also serves on the boards of directors of Fairchild Company, Inc., Lennar Corporation and Joy Global, Inc.

   Stephen E. Gorman, has been the President, North America for Krispy Kreme Doughnuts, Inc. responsible for all store operations in North America, including both company-owned and franchise stores since August 2001. Prior to joining Krispy Kreme, Mr. Gorman spent five years with Northwest Airlines, Inc. at which he most recently held the position of Executive Vice President of Technical Operations and Flight Operations, with responsibility for all aircraft maintenance operations, pilot operations, operations planning and control, dispatch and flight simulator operations. Prior to joining Northwest Airlines in 1996, Mr. Gorman held a variety of senior executive positions over nine years with Aviall, Inc., a major provider of third party aviation services. Mr. Gorman is also on the Board of Directors of Rohn Industries, Inc., an infrastructure provider in the telecommunications industry.


   Philip B. Schwartz is a shareholder in the Florida law firm of Akerman, Senterfitt & Eidson, P.A. Prior to joining Akerman Senterfitt in September 1995, Mr. Schwartz was a partner in the law firm of Broad and Cassel. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and a former Chair of the

Business Law Section of The Florida Bar. Akerman Senterfitt performs legal services for Aviation Sales. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.

Nominee to the Board

   Under our agreement with the holders of 73.02% of our old notes, we have agreed that a representative of the holders of the new notes will be appointed to the board upon the completion of the exchange offer and consent solicitation. Thereafter, a representative of the holders of the new notes will be elected to serve on the board during future periods by a vote of a majority of the holders of the new notes. The initial representative will be Jack Hersch. Mr. Hersch, age 43, has been a partner at Cypress Management, LP, a hedge fund specializing in troubled companies since 2000. Prior thereto, from 1996 to 2000, Mr. Hersch was the managing general partner of Python Capital, a fund that invests in bankrupt and distressed companies. From 1994 to 1996, Mr. Hersch was a Senior Vice President at Donaldson, Lufkin & Jennette where he managed the firm's research and sales efforts in the securities of distressed and bankrupt companies.


Executive officers

   The following list reflects our executive officers, as of this date, the capacity in which they serve us, and when they assumed office:


                                                                    Executive
Name                                   Positions              Age Officer Since
----                                   ---------              --- --------------
Roy T. Rimmer, Jr. ...... Chairman and Chief Executive         60 June 2001
                          Officer
Ben Quevedo.............. President                            47 July 1998
Gil West................. Executive Vice President and Chief   40 September 2001
                          Operating Officer
Michael C. Brant......... Vice President and Chief Financial   38 November 1999
                          Officer


Executive officers' business experience

   The business experience of Roy T. Rimmer, Jr. and Ben Quevedo is included above under "Business experience of the Board."

   Gil West joined us in September 2001. Prior to joining us, he served as an executive at Northwest Airlines since 1996. In his most recent position as Northwest's Vice President of Engine and Component Technical Operations, Mr. West managed over 2,000 Northwest maintenance employees in Northwest's Minneapolis and Atlanta maintenance facilities, as well as managing outside vendor maintenance operations. Prior to joining Northwest, Mr. West served in various managerial positions with United Airlines, Rohr Industries, Sundstrand Corporation and Boeing Commercial Aircraft.


   Michael C. Brant has been Vice President and Chief Financial Officer of Aviation Sales since November 1999. Prior to joining us, from April 1999 to October 1999, Mr. Brant was a Vice President of Becker Financial Services. Prior thereto, for more than five years, Mr. Brant held senior financial positions at John Alden Life Insurance Company, the principal subsidiary of John Alden Financial Corporation. Prior to joining John Alden, Mr. Brant also held various positions, including senior manager, for a period of nine years, with Price Waterhouse.


Family relationships

   There are no family relationships between or among any of the directors and/or executive officers.

Executive compensation

   The following table sets forth information about the compensation paid or accrued during 2000, 1999 and 1998 to our Chief Executive Officer and to each of the four other most highly compensated executive officers whose aggregate direct compensation exceeded $100,000.

                                Annual Compensation
                                --------------------
                                     Salary   Bonus  Other Annual  All Other
Name and Principal Position     Year   ($)     ($)   Compensation Compensation
---------------------------     ---- ------- ------- ------------ ------------
Dale S. Baker(1)............... 1998 263,797 197,848        (2)       --
 Chief Executive Officer        1999 550,000     --         (2)
                                2000 550,000     --         (2)
Harold M. Woody................ 1998 236,029 177,021     --           --
 Executive Vice President       1999 249,164     --
                                2000 252,915     --
Ben Quevedo.................... 1998 149,760 122,511     --           --
 President and Chief Operating
  Officer                       1999 350,000     --
                                2000 350,000     --
Michael C. Brant............... 1999  11,538     --      --           --
 Chief Financial Officer        2000 232,667 120,000

--------
(1)  Mr. Baker resigned as Chief Executive Officer in June 2001.
(2) Mr. Baker also received $5,000 per year for life insurance premiums pursuant to his employment agreement with us.

   No long-term compensation awards were made to management during the three years ended December 31, 2000.

   In April 2001, in connection with various cost cutting initiatives being undertaken by Aviation Sales, each of our senior management took a voluntary pay cut in an amount equal to between 15% and 20% of their base salary.

Option grants during last fiscal year

   The following table sets forth information concerning options to purchase shares of common stock granted during the fiscal year ended December 31, 2000 to those persons named in the Summary Compensation Table.

                                                                                       Potential
                                                                                      Realizable
                                                                                       Value At
                                                                                        Assumed
                                                                                    Annual Rates Of
                                                                                      Stock Price
                                             % Of Total                              Appreciation
                                              Options                                 For Option
                             Number Of       Granted To                                 Term(1)
                         Shares Underlying   Employees    Exercise Price Expiration ---------------
          Name            Options Granted  In Fiscal Year   ($/Share)       Date    5% ($)  10% ($)
          ----           ----------------- -------------- -------------- ---------- ------- -------
Dale S. Baker(2)........      150,000          24.6%           3.31       11/10/10  581,748 884,230
Harold M. Woody.........       25,000           4.1%           5.00        9/13/10   96,958 147,372
Ben Quevedo.............      125,000          20.5%           3.31       11/10/10  485,178 737,448
Michael C. Brant........      100,000          16.4%           3.31        9/13/10  387,832 589,487

--------
(1) These amounts represent assumed rates of appreciation in the price of common stock during the term of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in the table will be achieved.
(2)  Mr. Baker resigned as Chief Executive Officer in June 2001.

Aggregated option exercises in last fiscal year and fiscal year end option values

   The following table sets forth information concerning the exercise of stock options to purchase common stock during the 2000 fiscal year and the value of unexercised stock options to purchase common stock at the end of the 2000 fiscal year for the persons named in the Summary Compensation Table.

                                                     Number of Share
                                                       Underlying
                          Number of                Unexercised Options  Value of Unexercised In-the-
                           Shares                       at Fiscal         Money Options at Fiscal
                         Acquired on    Value     Year-End Exercisable/         Year-End($)
Name                      Exercise   Realized ($)     Unexercisable     Exercisable/Unexercisable(1)
----                     ----------- ------------ --------------------- ----------------------------
Dale S. Baker(2)........     --          --          348,333/216,667                0/0
Harold M. Woody.........     --          --           70,000/50,000                 0/0
Ben Quevedo.............     --          --          183,333/141,666                0/0
Michael C. Brant........     --          --           50,000/75,000                 0/0

--------
(1) Computed based upon the difference between the closing price of common stock at December 31, 2000 and the exercise price. All options were out-of-the-money on December 31, 2000, and no value has been assigned to options which are not in-the-money.
(2)  Mr. Baker resigned as Chief Executive Officer in June 2001.

Employment agreements

   We have employment agreements with Ben Quevedo and Gil West. Each provides for the payment of a base salary and for bonus compensation based on performance. Each employment agreement also contains a "change of control" severance arrangement if the employee does not continue in our employment after a change of control.


Stock option plans

   Our board of directors and stockholders adopted two stock option plans (the "stock option plans"). Pursuant to the 1996 director stock option plan, options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of common stock then outstanding may be granted to our directors. Pursuant to the 1996 stock option plan, options to acquire a maximum of the greater of 2,250,000 shares of common stock or 15% of the number of shares of common stock then outstanding may be granted to our executive officers, employees (including employees who are directors), independent contractors and consultants. At the date of this prospectus, options to purchase 1,367,500 pre-reverse split shares of common stock at exercise prices ranging from $1.70 per share to $39.50 per share were outstanding under the stock option plans.


   The compensation committee administers both stock option plans. The compensation committee determines which persons will receive options and the number of options to be granted to such persons. The director plan also provides for annual mandatory grants of options to directors. The compensation committee also interprets the provisions of the stock option plans and makes all other determinations that it deems necessary or advisable for the administration of the stock option plans.

   Pursuant to the stock option plans, we may grant incentive stock options as defined in Section 422(b) ("NQSOs") of the Internal Revenue Code of 1986, as amended, (the "Code"), and non-qualified stock options, not intended to qualify under Section 422(b) of the Code. The price at which our common stock may be purchased upon the exercise of options granted under the stock option plans will be required to be at least equal to the per share fair market value of the common stock on the date the particular options are granted. Options granted under the stock option plans may have maximum terms of not more than 10 years and are not transferable, except by will or the laws of descent and distribution. None of the incentive stock options under the stock option plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by us unless the purchase price of the common stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

   Generally, options granted under the stock option plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by us or serving on our board of directors.

   Pursuant to the stock option plans, unless otherwise determined by the compensation committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the stock option plans shall become immediately exercisable if the holder of such options is terminated by us or is no longer a director of Aviation Sales, as the case may be, subsequent to certain events that are deemed to be a "change in control" of Aviation Sales. A "change in control" of Aviation Sales generally is deemed to occur when (a) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the common stock (or 35% if such person was a holder of common stock on July 2, 1996, the effective date of our initial public offering); (b) a change occurs in the composition of a majority of our board of directors during a two-year period, provided that a change with respect to a member of our board of directors shall be deemed not to have occurred if the appointment of a member of our board of directors is approved by a vote of at least 75% of the individuals who constitute the then existing board of directors; or (c) our stockholders approve the sale of all or substantially all of our assets.

   Incentive stock options granted under the stock option plans are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

   The stock option plans provide for appropriate adjustments in the number and type of shares covered by the stock option plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving us.

   We have also granted options to certain of our executive officers outside of our stock option plan. Options to purchase 375,000 pre-reverse split shares at an exercise price of $3.31 were granted outside of the stock option plans in November 2000, and options to purchase 700,000 pre-reverse split shares at an exercise price of $40.63 were granted outside of the stock option plans in January 1999.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   At the date of this prospectus and consent solicitation, we had 15,015,317 pre-reverse split shares of common stock outstanding. The following table sets forth, as of the date of this prospectus and consent solicitation, certain information regarding the shares of pre-reverse split common stock, owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding common stock; (ii) each of our directors and named executive officers; and (iii) all directors and executive officers as a group.


                                               Shares Beneficially Owned(1)
                                               ---------------------------------
Name                                              Number          Percentage
----                                           ---------------- ----------------
Lacy J. Harber(2).............................        4,601,734          29.4%
Roy T. Rimmer, Jr.(3).........................        4,784,234          30.3%
Robert Alpert(4)..............................        3,254,400          21.0%
Dimensional Fund Advisors, Inc.(5)............          910,257           6.1%
George F. Baker and Richard Nye(6)............          973,774           6.5%
Sam Humphreys(7)..............................           85,000         *
Steven L. Gerard(8)...........................           15,000         *
Stephen E. Gorman(9)..........................           10,000         *
Philip B. Schwartz(10)........................           83,900         *
Ben Quevedo(11)...............................          629,472          4.05%
Michael C. Brant(12)..........................           93,666         *
All directors and executive officers as a
 Group--8 persons(13).........................        5,801,272          34.7%

--------
  *   Less than one percent
 (1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o Aviation Sales.
 (2) Shares are owned of record by LJH Corporation, which is wholly-owned by Mr. Harber. LJH has granted a proxy with respect to the voting of these shares to Roy T. Rimmer, Jr., and as a result Mr. Rimmer is also deemed to beneficially own these shares for U.S. securities law purposes. Also includes warrants to purchase: (i) 250,000 shares at an exercise price of $4.00 per share, (ii) 25,000 shares at an exercise price of $3.63 per share, (iii) 50,000 shares at an exercise price of $1.75 per share, and
      (iv) 333,334 shares at an exercise price of $1.40 per share. See "Certain Relationships and Related Transactions".

 (3) Mr. Rimmer shares the power to vote the securities owned by LJH Corporation. See Note 2 above. Also includes 62,500 shares owned by an entity controlled by Mr. Rimmer and vested options to purchase an aggregate of 120,000 shares (110,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share and 10,000 at an exercise price of $15.31 per share).


 (4) Shares are primarily owned of record by entities controlled by Mr. Alpert. Also includes (i) vested options to purchase 135,000 shares (110,000 at exercise prices ranging from $1.70 per share to $6.06 per share and 25,000 at exercise prices ranging from $19.00 per share to $39.50 per share), (ii) a warrant to purchase 250,000 shares at an exercise price of $4.00 per share, and (iii) a warrant to purchase 50,000 shares at an exercise price of $1.75 per share. See "Certain Relationships and Related Transactions". Mr. Alpert's last known address is 5301 Hollister, Suite 300, Houston, Texas 77040.

 (5) As of December 31, 2000, based upon a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001. The address shown in the Schedule 13G is 1299 Ocean Avenue, 11th Floor, Santa Monica, California.
 (6) Information to our knowledge based upon the reporting persons last filings with the SEC with regard to their interest in us. Includes shares owned by Baker Nye, L.P. and Cambridge Capital Fund, L.P. The reporting persons' last known address is 767 Fifth Avenue, Suite 2800, New York, New York.





 (7) Includes vested options to purchase: (i) 60,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share, and (ii) 25,000 shares at exercise prices ranging from $19.00 per share to $39.50 per share.

 (8) Represents vested options to purchase 15,000 shares at exercise prices ranging from $1.70 per share to $5.00 per share.


 (9) Represents vested options to purchase 10,000 shares at an exercise price of $.55 per share.


(10) Includes vested options to purchase: (i) 60,000 shares at exercise prices ranging from $1.70 per share to $6.06 per share, and (ii) 20,000 shares at exercise prices ranging from $37.00 per share to $39.50 per share.


(11) Includes: (i) vested options to purchase 88,333 shares at exercise prices ranging from $1.70 to $3.31 per share, (ii) vested options to purchase 200,000 shares at exercise prices ranging from $35.25 per share to $40.63 per share, and (iii) a warrant to purchase 250,000 shares at an exercise price of $4.00 per share. See "Certain Relationships and Related Transactions." Excludes unvested options to purchase 41,667 shares at an exercise price of $3.31 per share.


(12) Includes vested options to purchase (i) 66,666 shares at an exercise price of $3.31 per share, and (ii) 25,000 shares at an exercise price of $18.00 per share. Excludes unvested options to purchase 33,334 shares at an exercise price of $3.31 per share.


(13) Includes vested options and warrants to purchase an aggregate of 1,693,333 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   As of December 2, 1994, we entered into a 20-year lease with Aviation Properties, a Delaware general partnership ("Aviation Properties"), pursuant to which we leased our corporate headquarters and warehouse in Miami, Florida (the "Miami Property"). We were obligated to make annual payments under such lease in the amount of approximately $893,000. Aviation Properties was an entity controlled by Robert Alpert, a principal stockholder and a former director of Aviation Sales. In connection with the purchase of the Miami Property, we loaned Aviation Properties $2.5 million and the loan was being repaid with interest at the rate of 8% per annum. In January 2001, we sold the loan to Lacy Harber, one of our principal stockholders, for 90% of the then outstanding balance of $2.0 million. In connection with this purchase of the loan, Mr. Harber received a warrant to purchase 25,000 pre-reverse split shares at an exercise price of $3.63 per share. In March 2001, the Miami Property was sold and we were relieved of our remaining obligation under the lease agreement.

   During 1999, 2000 and 2001, we leased certain real property from entities controlled by Ben Quevedo, an Aviation Sales officer and director. These facilities were utilized as the headquarters of two of our maintenance, repair and overhaul operations. We have subsequently moved out of these facilities, although we remain liable on the leases. We recently subleased one of these facilities and are currently taking actions to defray our obligations under the second lease. During 1999 and 2000, we also utilized aircraft owned by an entity controlled by Mr. Quevedo. Payments for all of these items were $1.4 million in 1999 and $2.7 million in 2000.

   In February 2001, we obtained a term loan from a financial institution. In connection with obtaining the term loan, four individuals provided credit support to the financial institution that advanced the loan. In return for providing credit support, each of these individuals (or entities under their control) were granted warrants to purchase 250,000 pre-reverse split shares of our common stock at an exercise price of $4.00 per share. Those providing credit support to the financial institution included Ben Quevedo, an executive officer and director of Aviation Sales, Robert Alpert, a former director and principal stockholder of Aviation Sales and Lacy Harber, a principal stockholder of Aviation Sales.

   In April and May 2001, Messrs. Harber and Alpert provided credit support to us relating to our TROL Financing and with respect to a short-term increase in our term loan with Bank of America. In return for providing credit support, Mr. Alpert received a warrant to purchase 50,000 pre-reverse split shares at an exercise price of $1.75 per share and Mr. Harber received warrants to purchase 50,000 pre-reverse split shares and 333,334 pre-reverse split shares at exercise prices of $1.75 and $1.40 per share, respectively.


   Mr. Schwartz is a stockholder in Akerman, Senterfitt & Eidson, P.A., which has in the past and continues to perform significant legal services for us. The fees paid by us to Akerman, Senterfitt & Eidson, P.A. for legal services rendered are no greater than those that would be charged to us by an unrelated third party law firm.


   We believe that the terms of the above-described related party transactions were no less favorable than could be obtained from unaffiliated third parties.

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

   This section of the prospectus and consent solicitation describes material aspects of the proposed exchange offer and consent solicitation. While we believe that the description covers the material terms of the exchange offer and consent solicitation, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the exchange offer and consent solicitation.

Purpose of this exchange offer and consent solicitation

   We are making this exchange offer and consent solicitation as part of a strategic plan to reduce and refinance our indebtedness and to provide working capital for our business.

   During the past few months, our management, board of directors and advisers have studied our needs, the requirements of our investors and the overall capital markets. Based upon this assessment, our objectives in this transaction are as follows:

  . Establish a capital structure that provides support for our operating strategy for the next three to five years. The establishment of ample long-term liquidity is expected to be favorable for both note holders and stockholders.

  . Improve cash flow by immediate execution of our restructuring plan. Achieving this goal will provide our business with needed working capital and will protect our debt holders and enhance equity values.

  . Manage financial risk by holding total interest costs at present levels and reducing public debt. The exchange offer, which reduces our public debt through the use of the new notes and equity in exchange for a portion of the old notes, is expected to achieve this goal.

   We believe this exchange offer and consent solicitation, if successful, will assist us in achieving these objectives. We believe we are providing old noteholders with an incentive to approve the required amendments to the old indenture, as well as protecting the rights of the new noteholders through a carefully designed financial plan.

   In August 2001, we entered into an agreement with the holders of 73.02% of our old notes to restructure those notes. Under the agreement, the note holders will exchange their old notes in the exchange offer. Under the agreement, the holders of more than a majority of the outstanding old notes have agreed to waive the default arising as a result of the failure to pay the interest payment due August 15, 2001. Also, our senior lenders have agreed to forbear on the default in the senior loan agreements resulting from the failure to make the note interest payment until March 31, 2002, subject to conditions.


Interests of our officers, directors and principal stockholders in the exchange offer

   None of our officers, directors or principal stockholders hold old notes except for Lacy Harber, who beneficially owns approximately 29.4% of our currently outstanding pre-reverse split common stock and approximately 7.1%, or $11,750,000 aggregate principal amount, of our old notes. Pursuant to the agreement with our old note holders, Mr. Harber has agreed to exchange all of his old notes in the exchange offer and consent solicitation. In addition, Mr. Harber has agreed to purchase unsold allotments in the rights offering.
Mr. Harber will beneficially own approximately 82.6% of our outstanding common stock if he purchases all of the shares available in our rights offering and elects the non-cash option in the exchange offer consent solicitation with respect to all of the old notes and, as a result, exchanges all of his old notes for new notes, shares and warrants. Roy T. Rimmer, Jr., our Chairman and Chief Executive Officer, holds a proxy to vote the shares of common stock owned by Mr. Harber and serves on our board as a representative of Mr. Harber.


   Pursuant to the agreement with our old note holders to restructure the old notes, we may issue options or warrants to purchase up to 8% of our reorganized company to our officers, directors and employees. Our board


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of directors has adopted, subject to stockholder approval, a stock option plan to allow us to issue options to purchase up to 2.4 million post-reverse split shares of our common stock to employees, officers and directors. We will submit the stock option plan for stockholder approval at the special meeting we intend to call for approval of the transactions in connection with the exchange offer and consent solicitation, the rights offering, the recapitalization and the reverse split.


Background of the exchange offer and consent solicitation


   In August 2001 we entered into an agreement with the holders of 73.02%, or $120,480,000 in aggregate principal amount of our old notes to restructure those notes. Additional parties to the agreement include Lacy Harber, who beneficially owns approximately 29.4% of our currently outstanding pre-reverse split common stock and approximately 7.1%, or $11,750,000 aggregate principal amount of our old notes. Under the agreement, these holders have agreed to exchange their old notes in the exchange offer and to waive the default arising as a result of the failure to pay the interest payment due on August 15, 2001. Under the agreement, the holders are not required to elect a particular exchange option and they have agreed not to transfer their notes except under limited circumstances and not to participate in or support any other restructuring proposal.


   The agreement can be terminated if the restructuring is not completed by March 30, 2002, if we file for Chapter 7 bankruptcy proceeding or such a proceeding is filed against us and the proceeding is not dismissed or converted to a Chapter 11 proceeding within a certain time period, or if we materially modify the restructuring. In addition, the agreement sets forth the agreed upon terms of the exchange offer and consent solicitation, rights offering and the recapitalization.


   In June 2001, we retained the services of Houlihan Lokey Howard & Zukin to assist us in the development and negotiation of the restructuring, including the exchange offer for our old notes. Houlihan Lokey met with our board of directors to discuss and propose a restructuring proposal which our board authorized. Houlihan Lokey contacted, on our behalf, several holders of significant principal amounts of old notes to suggest negotiations regarding a consensual restructuring transaction. Following such contacts, three of our old noteholders formed an ad hoc committee of noteholders to conduct negotiations with us regarding the restructuring and retained counsel to represent the committee. On July 12, following due diligence and discussions among Houlihan Lokey, our board and our management, we met with members of the ad hoc committee and made an initial proposal for the restructuring.


   Our initial restructuring proposal was that the old notes would be exchanged for a combination of up to $16,500,000 in cash, $77,000,000 in principal amount of proposed 8% PIK notes that would convert to cash interest payments in 2003, and 5% of the common stock of the restructured company. Also, under the initial proposal our existing stockholders would receive 15% of the common stock of the restructured entity. The ad hoc committee made a subsequent proposal which involved a reduced cash component of $10,000,000, a larger note component with a higher interest rate consisting of $115,000,000 in principal amount of 10% PIK notes with mandatory conversion to stock at the end of three years, 15% of the common stock, two board seats for designees of the ad hoc committee and 5% of the common stock of the restructured entity for existing stockholders. Subsequent negotiations continued through early August and involved the terms and amounts of the proposed new notes, including redemption and conversion features, the amount of equity in the restructured company for noteholders and existing stockholders and the amount of permitted senior debt. In August we reached the present agreement with the committee, at which time the holders of 73.02% of our old notes entered into the agreement described above.



Terms of the exchange offer and consent solicitation

   Upon the terms and subject to the conditions of the exchange offer and consent solicitation set forth in this prospectus and consent solicitation and in the accompanying consent and letter of transmittal, we are offering to exchange all of the outstanding old notes for cash or a combination of new notes, shares of common stock and warrants.

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   You can select the form of consideration that you will receive for your old notes from the following two options:

  .  Limited Cash Option

   $303 in cash for every $1,000 in principal amount of old notes tendered under this option, up to an aggregate maximum of $10 million in cash for $33 million in principal amount of old notes. If less than all of the outstanding old notes are exchanged, then the $10 million in cash available will be reduced $303 for every $1,000 principal amount of old notes not exchanged. If more than $33 million in principal amount of old notes are tendered under this option, we will exchange $757.58 in principal amount of new notes, 34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share) for each additional $1,000 in principal amount of old notes tendered. We will distribute the $10 million in cash so that everyone who tenders old notes under this option will receive cash, new notes, common stock and warrants in the same proportion as everyone else who tenders old notes under this option. We may issue new notes in denominations of less than $1,000.

  .  New Note, Common Stock and Warrants Option

   $757.58 in principal amount of new notes, 34.12 post-reverse split shares of our common stock and warrants to purchase 22.75 post-reverse split shares of our common stock (at an exercise price of $5.16 per share) for every $1,000 in principal amount of old notes tendered under this option. We may issue new notes in denominations of less than $1,000. Up to $100 million principal amount of new notes, up to 4,504,595 shares of our post-reverse split common stock and warrants to purchase up to 3,003,063 shares of our post-reverse split common stock (at an exercise price of $5.16 per share) will be exchanged for $132 million in principal amount of old notes. If more than $132 million in principal amount are tendered for new notes, common stock and warrants, each additional $1,000 principal amount tendered will be exchanged for $303 in cash. We will distribute the new notes, common stock and warrants so that everyone who tenders under this option will receive new notes, common stock, warrants and cash in the same proportion as everyone else who tenders old notes under this option.

   You do not have to choose the same option for all of the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer and consent solicitation. However, this exchange offer and consent solicitation is conditioned on our receiving valid tenders of at least $132 million of the aggregate principal amount of the old notes. You may withdraw your tender of old notes or change your choice of consideration options at any time before the expiration of this exchange offer and consent solicitation.

   The limited cash option may be over-subscribed. In such case, if you choose the limited cash option you should expect to receive a combination of cash, new notes, shares of common stock and warrants to purchase common stock for a significant portion of the old notes that you tender for cash.

   We will not determine whether the limited cash option is over-subscribed until after this exchange offer and consent solicitation closes. You will not be able to withdraw your tender of old notes once we make this determination even though it may affect the type of exchange consideration that you will receive in this exchange offer and consent solicitation. We will make a press announcement regarding the extent to which the limited cash option is over-subscribed and the amount of cash, new notes, common stock and warrants that persons who choose the limited cash option can expect to receive as soon as practicable following the expiration date of this exchange offer and consent solicitation.

   Upon the terms and subject to the conditions of the solicitation, we are also soliciting consents to the proposed amendments to the indenture governing the old notes.

  . If you desire to tender your old notes in the exchange offer and consent solicitation and receive the exchange consideration, you are required to tender validly your old notes, and thereby consent to the proposed amendments, on or before the expiration of the exchange offer and consent solicitation.

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  .  Your completion, execution and delivery of the consent and letter of transmittal in connection with your tender of old notes will constitute your consent to the proposed amendments with respect to the old notes.

   Our obligation to accept and exchange old notes validly tendered in the exchange offer and consent solicitation is conditioned upon the valid tender, and nonwithdrawal, of at least $132 million in aggregate principal amount of the old notes, along with consents to amendments to the indenture governing the old notes, and to the general conditions described in this prospectus and consent solicitation. See "--Conditions to the Exchange Offer and Consent Solicitation." Subject to applicable securities laws and the terms and conditions in this prospectus and consent solicitation, we reserve the right, on or before the expiration of the exchange offer, to:

  .  waive any and all conditions to the exchange offer;

  .  extend or terminate the exchange offer; or

  .  otherwise amend the exchange offer in any respect.

These reserved rights are in addition to our right to terminate the exchange offer and consent solicitation described under "--Conditions to the Exchange Offer and Consent Solicitation."

   Our board of directors makes no recommendation to holders of the old notes whether or not to tender their old notes in the exchange offer or which election each holder should make. Our board of directors is not making a recommendation regarding the exchange offer because holders of the old notes must make their own decision whether to tender their old notes in the exchange offer and as to which type of election to make. We have not authorized anyone to make a recommendation on our behalf regarding the exchange offer.

Period for tendering your old notes

   Subject to applicable securities laws and the terms and conditions in this prospectus and consent solicitation, we will accept for exchange any and all old notes that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The expiration
date of the exchange offer is    , 2002.


   If we make a material change in the terms of the exchange offer and consent solicitation or the information concerning the exchange offer and consent solicitation or waive a material condition to the exchange offer and consent solicitation, we will disseminate additional exchange offer materials and extend the exchange offer and consent solicitation to the extent required by law. In addition, we may, if we deem appropriate, extend the exchange offer and consent solicitation for any other reason. If the consideration to be paid in the exchange offer and consent solicitation is increased or decreased or the principal amount of old notes subject to the exchange offer is decreased, the exchange offer and consent solicitation will remain open at least 10 business days from the date we first give notice to you, by public announcement or otherwise, of that increase or decrease. In the case of an extension of the exchange offer and consent solicitation, the announcements will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer and consent solicitation. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Rights offering and issuance of new common stock

   As part of the restructuring, we intend to conduct an offering of rights to purchase up to 24,024,507 post-reverse split shares of our common stock to all existing stockholders to raise $20 million. Lacy Harber, who beneficially owns approximately 29.4% of our pre-reverse split common stock and is our largest stockholder, has agreed to purchase any unsold allotments in the rights offering. Investors who purchase the $20 million of

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

shares in our reorganized company will receive 80% of our to-be-outstanding common stock. Our existing stockholders will own 5% of the reorganized company, and the holders of our new notes will own 15% of the reorganized company. Additionally, the new note holders and existing stockholders will each as a group be granted warrants at a fixed price to purchase additional shares of our post-reverse split common stock.

   Approval of the sale of equity in the rights offering, including the potential sale of our common stock to our largest stockholder if he purchases unsold allotments in the rights offering, will require approval of a majority of our stockholders. Completion of the rights offering and will be subject to the requirement that the exchange offering be consummated at the same time. Although there can be no assurances, the rights offering and restructuring are expected to close by March 31, 2002.


   We have filed a registration statement relating to the rights offering, which has not yet become effective.


Proposed amendments to the indenture for the old notes and proposed waiver of defaults


   This section sets forth a brief description of the proposed amendments to the indenture for the old notes and proposed waiver of defaults under the indenture for the old notes for which we are seeking consents in the exchange offer and consent solicitation. The proposed amendments and proposed waiver constitute a single proposal, and if you tender, you must consent to the proposed amendments and the proposed waiver as an entirety and may not consent selectively to the proposed waiver or to specific proposed amendments. The valid tender by you of your old notes in the exchange offer and consent solicitation will be deemed to constitute your consent to all proposed amendments to the old indenture and to the waiver of all existing defaults under the old indenture.


   The proposed amendments and the proposed waiver will be set forth in an amendment to the indenture in the form set forth in the supplemental indenture. The supplemental indenture will become effective after it is approved by the holders of the required amount of old notes, as described below, and is signed by us and the trustee on the expiration of the exchange offer and consent solicitation. The proposed amendments, however, will not become operative until we accept the old notes for exchange in the exchange offer and consent solicitation. Thereafter, the proposed amendments will be binding on all nontendering holders of old notes. Under the terms of the indenture, to be effective against any holder of any old note, the proposed waiver of the default resulting from the failure to make the August, 2001 interest payment on the old notes must be agreed to by that holder, and the proposed extension of the grace period upon which to make payments of interest on the old notes must be agreed to by that holder. The indenture will remain in effect, without giving effect to the proposed amendments, until the proposed amendments become operative. If the exchange offer and consent solicitation is terminated or withdrawn, or the old notes are never accepted for exchange, the supplemental indenture will never become effective.


   Under the terms of the indenture, the proposed amendments require the consent of the holders of at least a majority in aggregate principal amount of the old notes outstanding and not owned or held by us or any person or entity controlling, controlled by or under common control with us.


   Deletion of covenants in the indenture. The proposed amendments would delete in their entirety the following covenants and references thereto from the indenture for the old notes, as well as the events of default related to such covenants:


SECTION 3.09 Offer to Purchase by Application of Excess Proceeds. This provision requires us, within 270 days of an asset sale by us, to use the excess proceeds of such sale to either repay senior debt, acquire other businesses or assets or purchase old notes.



                       Compliance Certificate. This provision requires us

SECTION 4.04 to deliver to the trustee certificates regarding our compliance with certain provisions of the indenture.

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SECTION 4.05               Taxes. This provision requires us and our
                           restricted subsidiaries to pay uncontested taxes, assessments and other governmental levies.

SECTION 4.06 Stay, Extension and Usury Laws. This provision requires us and our restricted governmental subsidiaries to not use, plead, make a claim under or take the benefit or advantage of any stay, extension or usury laws that may affect the covenants in the indenture for the old notes.

SECTION 4.07 Limitation on Restricted Payments. This provision currently restricts our ability or the ability of any restricted subsidiary to make certain restricted payments, including (i) dividends or distributions on any of our equity interests or the equity interests of our restricted subsidiaries,
                           (ii) purchases, redemptions or acquisitions of any of our equity interests or the equity interests of any direct or indirect parent, (iii) purchases, redemptions or other acquisitions of subordinated or pari passu obligations and (iv) investments in any person (other than permitted investments).

SECTION 4.08 Limitations on Dividends and Other Payments Affecting Subsidiaries. This provision currently restricts us and our restricted subsidiaries from creating or permitting to exist certain encumbrances or restrictions on any restricted subsidiary's ability, among other things, to (i) pay dividends, make distributions on its capital stock or pay indebtedness owed to us or any of our restricted subsidiaries, (ii) make any loans or advances to us or any of our restricted subsidiaries or (iii) transfer any of its property to us or any of our restricted subsidiaries.

SECTION 4.09 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. This provision currently restricts our ability and the ability of our restricted subsidiaries to incur certain indebtedness or issue any disqualified stock and restricts the ability of any restricted subsidiary to issue preferred stock.

SECTION 4.10 Limitation on Asset Sales. This provision restricts our ability, and the ability of our restricted subsidiaries under certain circumstances, to sell or otherwise transfer any of their assets or property unless such sales are used to either repay senior debt, acquire other businesses or assets or repurchase old notes.

SECTION 4.11 Limitation on Transactions with Affiliates. This provision currently restricts our ability and the ability of our restricted subsidiaries to engage in certain transactions with our affiliates.

SECTION 4.12 Limitation on Liens. This provision limits our ability and the ability of our restricted subsidiaries to place liens on assets which secure debt junior to the old notes.

SECTION 4.13 Limitation on Lines of Business. This provision restricts us and our restricted subsidiaries from engaging in any lines of business other than a permitted business.

SECTION 4.14 Corporate Existence. This provision requires us to preserve our corporate existence and the corporate or other existence of each of our restricted subsidiaries in accordance with their respective organizational documents.


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

SECTION 4.15 Offer to Repurchase Upon Change of Control. This provision requires that we make an offer to purchase the old notes at a price equal to 101% of their principal amount after a change in control event.

SECTION 4.16 Limitation on Senior Subordinated Debt. This provision currently restricts our ability to issue debt junior to our senior indebtedness but senior to the old notes.

SECTION 4.17 Additional Subsidiary Guarantees. This provision currently requires that when we create or acquire a wholly-owned subsidiary, the wholly-owned subsidiary must execute a supplemental indenture containing a guarantee of the old notes.


SECTION 4.18 Payments for Consents. This provision restricts our ability and the ability of our restricted subsidiaries to pay any consideration for any consent, waiver or amendment to terms of the indenture or the old notes unless such consideration is offered to be paid and is paid to all holders of the old notes that so consent, waive or agree to consent.


                        Limitation on Merger Consolidation and Sales of
ARTICLE 5                  Assets. These provisions currently restrict our

                           ability to consolidate with, merge with or into any other person or convey, transfer or lease its assets substantially as an entirety to any person.

SECTION 6.01(c)-(i)        Events of Default. These provisions define as
                           events of default under the indenture: Our failure to comply with Sections 4.07, 4.09, 4.10 and 4.15, our failure to comply with other provisions of the indenture, our default under any mortgage or loan agreement due to failure to make payment or which causes the lender to accelerate payment of the indebtedness, our failure to pay substantial final judgments rendered against us, our filing of a bankruptcy proceeding or any subsidiary guarantee of the old notes is found to be unenforceable.

SECTION 6.03 Other Remedies. This provision allows the trustee to pursue any available remedy to collect the payment of principal, premium, if any, and interest on the old notes or to enforce the provisions of the old notes or the indenture for the old notes.

   Deletion of Definitions. The proposed amendments would delete certain definitions from the indenture made irrelevant as a result of the foregoing.

   Amendment of Indenture. The proposed amendments would also amend the following provisions of the Indenture.


SECTION 4.02 Maintenance of Office or Agency. The proposed amendments will delete the requirement that our office or agency where the old notes may be presented for registration of transfer or for exchange and where notices and demands for or upon the Company must be maintained in Manhattan, New York, New York.


SECTION 6.01(a)


                           Events of default. The proposed amendments extend the grace period for the payment of interest on the old notes from 30 days to 90 days.



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


   Amendment of Definitions. The proposed amendments would amend the definition of "Senior Debt", "Designated Senior Debt" and "Obligations" to expressly include all obligations under the documents evidencing our TROL Financing (whether or not such obligations are deemed indebtedness as defined in the indenture).


   Waiver of Defaults. The proposed waiver would result in the waiver of any and all existing defaults under the old notes and the indenture evidencing the old notes, including, the default arising from the failure to make the August, 2001 interest payment and any defaults resulting from consummation of the exchange offer described herein,


Acceptance for exchange of old notes; acceptance of consents

   Upon the terms and subject to the conditions of the exchange offer and consent solicitation and applicable law, we will exchange all old notes validly tendered and not withdrawn under the exchange offer that are accompanied by consents validly delivered and not revoked under the consent solicitation, all on or before the expiration of the exchange offer.

   This exchange will be made by the deposit by us of the exchange consideration, consisting of cash, new notes, shares of common stock and warrants, with the exchange agent as soon as practicable after the expiration of the exchange offer so that the exchange consideration may be paid to you on the exchange date. The exchange agent will act as agent for you for the purpose of issuing the exchange consideration for the old notes and consents. Under no circumstances will interest on the exchange consideration be paid by us due to any delay on behalf of the exchange agent in making the exchange.

   We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, to delay acceptance for exchange of, or the exchange of, old notes to comply, in whole or in part, with any applicable law. See "--Conditions to the Exchange Offer and Consent Solicitation."

   In all cases, exchange by the exchange agent of cash, new notes, shares of common stock and warrants for old notes accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of:

  . certificates representing your old notes or timely confirmation of a book-entry transfer of your old notes into the exchange agent's account at DTC;

  . a properly completed and duly executed consent and letter of transmittal, or a manually signed facsimile thereof or, in the case of a book-entry transfer, a properly transmitted "agent's message" (as described below); and

  .  any other documents required by the letter of transmittal.

   For purposes of the exchange offer and consent solicitation, validly tendered old notes, or defectively tendered old notes for which we have waived that defect, will be deemed to have been accepted for exchange by us if, as and when we give written notice thereof to the exchange agent. Consents to the proposed amendments will be deemed to have been accepted by us if, as and when the supplemental indenture is executed.

   If the exchange offer and consent solicitation is terminated or withdrawn, or the old notes are not accepted for exchange, no exchange offer consideration will be paid or payable. If any tendered old notes are not exchanged under the exchange offer and consent solicitation for any reason, or certificates are submitted evidencing more old notes than are tendered, those old notes not exchanged will be returned without expense, to you, or, in the case of old notes tendered by book-entry transfer, those old notes will be credited to the account maintained at DTC from which those old notes were delivered, unless otherwise requested by you under the "Special Delivery Instructions" heading in the letter of transmittal, promptly after the expiration of the exchange offer and consent solicitation.

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Procedures for exchanging old notes and delivering consents

   To receive the exchange consideration you must tender your old notes under the exchange offer and consent solicitation on or before its expiration. By tendering your old notes, you will automatically be delivering your consent to the proposed amendments with respect to those old notes.

   The method of delivery of old notes and consents and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of any agent's message transmitted through ATOP, is at your election and risk. Except as otherwise provided in the consent and letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we suggest that you use properly insured registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration of the exchange offer.

   It is contemplated that our new notes, shares and warrants will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary that has the capability to hold securities custodially through the DTC, to arrange for the receipt of any new notes, shares and warrants to be delivered as the exchange offer consideration and to obtain the information necessary in the consent and letter of transmittal.

   If you have any questions or need help in tendering your old notes, please call the information agent whose address and phone number are on the back cover of this prospectus and consent solicitation.

Tenders of old notes and delivery of consents

   Your tender of old notes, and subsequent acceptance by us, by one of the procedures set out below will constitute a binding agreement between us in accordance with the terms and subject to the conditions set forth in this prospectus and consent solicitation, in the consent and letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Tenders of old notes held in physical form and consents

   To tender effectively old notes held in physical form and deliver the related consents:

  . you must complete and duly execute a consent and letter of transmittal and any other documents required by the consent and letter of transmittal, and the consent and letter of transmittal and other required documents must be received by the exchange agent at its address set out on the back cover of this prospectus and consent solicitation on or before the expiration of the exchange offer and consent solicitation; and

  . you must ensure that certificates representing those old notes are received by the exchange agent at that address on or before the expiration of the exchange offer and consent solicitation.

   Consents and letters of transmittal and old notes should be sent only to the exchange agent and should not be sent to us or the trustee.

   If your old notes are registered in the name of a person other than the signatory to the consent and letter of transmittal, then, to tender those old notes under the exchange offer and consent solicitation, the old notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as that name appears on the old notes, with the signature on the old notes or instruments of transfer guaranteed as provided below. If these procedures are followed by a beneficial owner tendering old notes on or before the expiration of the exchange offer and consent solicitation, the registered holder of these old notes must sign a valid proxy because only registered holders may deliver consents.


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

Tender of old notes held through a custodian

   If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you wish to tender old notes and deliver a consent and letter of transmittal, you should contact that registered holder promptly and instruct him, her or it to tender old notes and deliver a consent and letter of transmittal on your behalf. A letter of instructions is enclosed in the solicitation materials provided along with this prospectus and consent solicitation which may be used by you in this process to instruct the registered holder to tender old notes and deliver consents. If you wish to tender those old notes and deliver consents yourself, you must, prior to completing and executing the consent and letter of transmittal and delivering those old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Tender of old notes held through DTC

   To tender effectively old notes that are held through DTC, if you are a DTC participant, you must electronically transmit your acceptance through DTC's Automated Tender Offer Program, for which the transaction will be eligible. By transmitting your acceptance, you will also be giving your consent to the proposed amendments to the indenture for the old notes. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent's message, as described below, to the exchange agent for its acceptance.

   The exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus and consent solicitation. Any financial institution that is a participant in DTC may make book-entry delivery of the old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC's procedures for that transfer.

   Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the consent, letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message, as described below, in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set out on the back cover of this prospectus and consent solicitation on or before the expiration of the exchange offer and consent solicitation in connection with the tender of the old notes. Delivery of documents to DTC does not constitute delivery to the exchange agent.

   The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to in this prospectus and consent solicitation as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that the participant has received and agrees to be bound by the terms of the consent and letter of transmittal, including the consent to the proposed amendments, and that we may enforce that agreement against the participant.

Signature guarantees

   Signatures on all consents and letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your tender of old notes tendered and delivery of consents delivered are tendered and delivered:

  . by a registered holder of old notes, or by a participant in DTC whose name appears on a security position listing as the owner of those old notes, who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the consent and letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. We refer to these entities as "eligible institutions."

   If your old notes are registered in the name of a person other than the signatory to the consent and letter of transmittal or if old notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signature on the consent and letter of transmittal accompanying the tendered old notes must be guaranteed. See Instruction 4 of the consent and letter of transmittal.

Mutilated, lost, stolen or destroyed certificates

   If you desire to tender old notes, but the certificates evidencing those old notes have been mutilated, lost, stolen or destroyed, you should contact the trustee to receive information about the procedures for obtaining replacement
certificates for old notes at the following address or telephone number:     ,
    ,     ,    ,     , Attention:      , telephone (  )  -  .

Defective tenders

   Except as provided below, unless the old notes being tendered are deposited with the exchange agent on or before the expiration of the exchange offer and consent solicitation, accompanied by a properly completed and duly executed consent and letter of transmittal or a properly transmitted agent's message, we may at our option treat that tender as defective for purposes of the right to receive the exchange offer consideration. Exchange for the old notes will be made only against deposit of the tendered old notes and delivery of any other required documents.

Guaranteed delivery

   If you want to tender old notes under the exchange offer and consent solicitation and

  . your certificates representing those old notes are not immediately available,

  . time will not permit your consent and letter of transmittal, the certificates representing your old notes and all other required documents to reach the exchange agent on or before the expiration of the exchange offer and consent solicitation, or

  . the procedures for book-entry transfer, including delivery of an agent's message, cannot be completed on or before the expiration of the exchange offer and consent solicitation,

you may nevertheless tender your old notes with the effect that tender will be deemed to have been received on or before the expiration of the exchange offer and consent solicitation if all the following conditions are satisfied:

  .  the tender is made by or through an eligible institution;

  . a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by us is received by the exchange agent on before the expiration of the exchange offer and consent solicitation as provided below; and

  . the certificates for the tendered old notes, in proper form for transfer, or a book-entry confirmation of the transfer of those old notes into the exchange agent's account at DTC as described above, together with a consent and letter of transmittal that is properly completed and duly executed, with any signature guarantees and any other documents required by the consent and letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within two business days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set out in the notice of guaranteed delivery.

   Under no circumstances will interest be paid by us by reason of any delay in exchanging old notes for the exchange offer consideration to any person using the guaranteed delivery procedures that results from this guaranteed delivery. The exchange offer consideration for old notes tendered under the guaranteed delivery procedures will be the same as for old notes delivered to the exchange agent after the expiration of the consent solicitation and on or prior to the expiration of the exchange offer and consent solicitation, even if the old notes to be delivered subject to the guaranteed delivery procedures are not so delivered to the exchange agent, and therefore exchange by the exchange agent on account of those old notes is not made, until after the exchange date.

Backup United States federal income tax withholding

   To prevent backup federal income tax withholding you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the consent and letter of transmittal.

Determination of validity

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tendered old notes subject to any of the procedures described above will be determined by us, in our sole discretion, and our determination will be final and binding.

   We reserve the right to reject any or all tenders of any old notes that we determine not to be in proper form or, in the case of old notes, if the acceptance for tender of those old notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the exchange offer and consent solicitation or any defect or irregularity in any tender of your old notes, whether or not similar defects or irregularities are waived in the case of other holders of old notes.

   Our interpretation of the terms and conditions of the exchange offer and consent solicitation, including the consent and letter of transmittal and the instructions thereto, will be final and binding. Neither we, the exchange agent, the trustee nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of old notes, you will be entitled to the exchange offer consideration.

Withdrawal of tendered old notes and revocation of consents

   You may withdraw tenders of old notes at any time on or before the expiration of the exchange offer and consent solicitation, but the exchange offer consideration will not be payable in respect of old notes so withdrawn. A valid withdrawal of tendered old notes effected on or before the expiration of the exchange offer and consent solicitation will constitute the concurrent valid revocation of your related consent. A valid revocation of a consent on or before the expiration date of the exchange offer will constitute a concurrent valid withdrawal of your tendered old notes.

   Tenders of old notes may be validly withdrawn if the exchange offer and consent solicitation is terminated without any old notes being exchanged. In this case, the old notes tendered under the exchange offer and consent solicitation will be promptly returned to you, the supplemental indenture will not become operative and the consents will be deemed revoked.

   If the consent solicitation is amended on or before the expiration of the exchange offer and consent solicitation in a manner determined by us, in our sole discretion, to constitute a material adverse change to you, we promptly will disclose that amendment and, if necessary, extend the exchange offer for a period deemed by us to be adequate to permit you to withdraw your old notes and revoke your consents.

   For a withdrawal of tendered old notes and the revocation of consents to be effective, a written or facsimile transmission notice of withdrawal and revocation must be received by the exchange agent on or before the expiration of the exchange offer at its address set out on the back cover of this prospectus and consent solicitation. Any such notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn;

  . contain the description of the old notes to be withdrawn and identify the aggregate principal amount represented by those old notes as well as the certificate number or numbers shown on the particular certificates evidencing those old notes unless those old notes were tendered by book-entry transfer; and

  . be signed in the same manner as the original signature on the consent and letter of transmittal by which those old notes were tendered, including any required signature guarantees, and the related consent was given, or be accompanied by evidence sufficient to us that the person withdrawing the tender and revoking the consent has succeeded to the beneficial ownership of the old notes.

   If the old notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected.

   Any permitted withdrawal of old notes and revocation of consents may not be rescinded, and any old notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer and consent solicitation. Any consents revoked will be deemed not validly delivered for purposes of the exchange offer and consent solicitation. Withdrawn old notes may, however, be re-tendered again following one of the appropriate procedures described in this prospectus and consent solicitation at any time on or before the expiration of the exchange offer and consent solicitation.

   If we extend the exchange offer and consent solicitation or if for any reason the acceptance for tender of old notes is delayed or if we are unable to accept the tender of old notes under the exchange offer and consent solicitation, then, without prejudice to our rights under the exchange offer and consent solicitation, tendered old notes may be retained by the exchange agent on our behalf and may not be withdrawn except as otherwise provided in this section. This is subject, however, to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer.

   All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we, the exchange agent, the trustee nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

Market and trading information regarding the old notes

   The old notes currently are traded over-the-counter. However, there is no established reporting system and there are no publicly available quotations for the old notes. Accordingly, Houlihan Lokey Howard & Zukin Capital has advised us that there is no practical way to determine the trading history of the old notes. We believe that trading in the old notes has been limited and sporadic. We believe that opportunities to trade old notes that remain outstanding after this exchange offer and consent solicitation will be extremely limited.

Conditions to the exchange offer and consent solicitation

   This exchange offer and consent solicitation is subject to the following conditions:

  . we must receive valid tenders under this exchange offer and consent solicitation of at least $132 million of the aggregate principal amount of the outstanding old notes, along with consents to amendments to the indenture governing the old notes and those tenders and consents must not be withdrawn or revoked;

  . our senior bank lenders and the parties to our tax retention operating lease must consent to this exchange offer and consent solicitation, which consent has been obtained;


  . we must receive $20 million in cash in our rights offering in exchange for 80% of the to-be-outstanding common stock of our reorganized company in the rights offering;

  . we must increase the number of authorized shares of our common stock to 500 million shares by means of an amendment to our certificate of incorporation and reduce the number of our issued and outstanding shares of common stock by converting every ten shares into one share in a reverse split;

  .  we must receive the approval of a majority of our stockholders for:

    . the issuance of the new notes, shares of our common stock and warrants to purchase common stock in the exchange offer and consent solicitation;

    . the issuance to existing stockholders of warrants to purchase 3,003,363 shares of our post-reverse split common stock (at an exercise price of $5.16 per share);

    . the sale of 80% of the to-be-outstanding common stock of the reorganized company for $20 million in the rights offering;


    . the sale of post-reverse split common stock to Lacy Harber in accordance with his agreement to purchase unsold allotments in the rights offering; and

    . the change in the number of our authorized shares to 500 million shares and the reduction of our issued and outstanding shares on a ten-for-one basis in the reverse split.

  . this exchange offer and consent solicitation must comply with applicable laws and applicable interpretations of the staff of the SEC;

  . this exchange offer and consent solicitation must comply with all applicable state securities or "blue sky" laws;


  . no action or proceeding may have been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction may have been proposed, including any proposal which is in existence as of the date of this prospectus and consent solicitation, enacted, entered or enforced by any court or government agency that would reasonably be expected to:


    . prohibit, prevent or materially impair our ability to proceed with this exchange offer and consent solicitation;

    .  materially adversely affect our business; or

    . materially impair the benefits to us of this exchange offer and consent solicitation.

  . no event may have occurred or be reasonably likely to occur affecting our business that would reasonably be expected to:

    . prohibit, prevent or significantly delay consummation of this exchange offer and consent solicitation; or

    . materially impair our contemplated benefits of this exchange offer and consent solicitation.

  . the trustee of the old notes may not have objected or taken any action that would reasonably be expected to prevent, prohibit or materially adversely affect the consummation of this exchange offer and consent solicitation; and

  . no tender or exchange offer for any class of our equity securities and no merger, acquisition, business continuation or similar transaction involving us may have occurred, been proposed or announced.

   All conditions to this exchange offer and consent solicitation must be satisfied or waived on or before the expiration date for this exchange offer and consent solicitation. Subject to the satisfaction or waiver of the conditions, we will accept for exchange any and all old notes that are validly tendered and not withdrawn at any time prior to acceptance for payment. Failure by us to enforce any conditions will not be considered a waiver of that condition. Subject to satisfaction or waiver of the conditions, we will accept for exchange any and all old notes that are validly tendered and not withdrawn
before      , New York City time, on      , 2001, the expiration date of this
exchange offer and consent solicitation. However, we reserve the right to:

  .  delay the acceptance of the old notes for exchange;

  .  terminate this exchange offer and consent solicitation;

  . extend the expiration date and retain all old notes that have been tendered, subject to the right of owners of old notes to withdraw their tendered old notes;

  . refuse to accept the old notes and return all old notes that have been tendered to us; or

  . waive any condition or otherwise amend the terms of this exchange offer and consent solicitation in any respect.

   We will not waive or amend any condition after the expiration date of this exchange offer and consent solicitation.

United States federal income tax consequences

   You are referred to the discussion about federal income tax consequences of the exchange offer and consent solicitation under "Material United States Federal Income Tax Consequences." Tax matters are very complicated and the tax consequences of the exchange offer and consent solicitation to you will depend on your own situation. You should consult with your own tax advisor for a full understanding of the consequences of the exchange and consent solicitation to you.


Advisor, Exchange Agent and Dealer Manager

  Advisor

   Houlihan Lokey Howard & Zukin Capital has acted as an advisor to us in connection with the exchange offer and consent solicitation. As advisor, Houlihan Lokey participated with us in determining the terms and conditions of the exchange offer and consent solicitation and has provided information to us regarding comparable transactions in the marketplace. Houlihan Lokey was not asked to and will not render an opinion regarding the fairness of the exchange offer and consent solicitation to the holders of our old notes. We have agreed to indemnify the advisor against liabilities incurred in connection with any actions taken or omitted to be taken by us, or by the advisor with our consent, under the terms of the engagement, except to the extent any such liability is the result of the advisor's gross negligence or willful misconduct.

   The advisor will receive compensation for its services in connection with, and upon the completion of, the exchange offer and consent solicitation of $2.0 million. The advisor is also receiving certain monthly service fees and is being reimbursed for its reasonable out-of-pocket expenses in connection with the exchange offer and consent solicitation.


  Exchange agent

   We have appointed HSBC Bank USA as exchange agent for the exchange offer and consent solicitation. We have agreed to pay HSBC Bank USA reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. All executed consents and letters of transmittal and any other required documents in connection with the exchange offer should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the addresses and telephone numbers set forth on the back cover page of this prospectus and consent solicitation. Questions and requests for assistance, requests for additional copies of this prospectus and consent solicitation or of the consent and letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at such address.


  Dealer manager

   We have retained Houlihan Lokey Howard & Zukin Capital as our exclusive dealer manager in connection with the exchange offer and consent solicitation. We will pay Houlihan Lokey Howard & Zukin Capital a customary fee for its services. We have also agreed to reimburse Houlihan Lokey Howard & Zukin Capital for its reasonable out-of-pocket expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. These expenses are not included in the fees set forth below.

Fees and expenses

   We will bear the expenses of soliciting tenders for the exchange offer and consent solicitation. We are making the principal solicitation by mail. However, we may make additional solicitations by telephone, facsimile, e-mail or in person by officers and regular employees of ours and those of our affiliates. In addition, we may make payments to brokers, dealers or others soliciting acceptance of the exchange offer and consent solicitation.

   We will pay the cash expenses to be incurred in connection with the exchange offer and consent solicitation and the rights offering, which are estimated in the aggregate to be approximately $4.0 million. Such expenses include fees and expenses of our advisor, the dealer manager, the exchange agent and trustee, expenses of soliciting dealers, accounting and legal fees and printing costs, among others.


   In addition to the solicitation of consents by mail, our directors, officers or employees may solicit consents by telephone, facsimile or in person without receiving additional compensation.

Restrictions on sales of securities by affiliates of Aviation Sales

   The shares of our common stock and new notes to be issued in connection with the exchange offer and consent solicitation will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for those securities issued to any person in the exchange who is deemed to be an "affiliate" of Aviation Sales under the Securities Act at the time of the exchange offer and consent solicitation. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Aviation Sales and may include some officers and directors, as well as principal stockholders. Affiliates may not sell their shares of our common stock or new notes acquired in connection with the exchange except by means of:

  . an effective registration statement under the Securities Act covering the resale of those securities;

  .  any other applicable exemption under the Securities Act.

No appraisal rights

   You will not have any right to dissent and receive an appraisal of your old notes in connection with the exchange offer and consent solicitation.

Transfer taxes

   Owners who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however,

  . new notes, shares and warrants are to be delivered to, or issued in the name of, any person other than the registered owner of the old notes; or

  . old notes are registered in the name of any person other than the person signing the consent and letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of new notes, shares and warrants for old notes in connection with the exchange offer and consent solicitation,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Quotation of our common stock


   Our common stock has historically been listed on the New York Stock Exchange. However, the NYSE has recently suspended the trading of our common stock on the NYSE because we no longer meet their continued listing standards. Effective December 6, 2001 our common stock became quoted on the OTC Bulletin Board maintained by the NASD.


"Blue Sky" compliance

   We are making this exchange offer and consent solicitation to all holders of old notes. We are not aware of any jurisdiction in which the making of the exchange offer and consent solicitation is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, and tenders of old notes and consents will not be accepted from, the holders of old notes residing in that jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of us not contained in this prospectus and consent solicitation or in the consent and letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                 COMPARISON OF THE OLD NOTES AND THE NEW NOTES


                                     Old Notes
                           (the following description of
                                        the
                          old notes does not give effect
                                      to the
                          proposed amendments or waivers)            New Notes
                          -------------------------------            ---------
Aggregate principal       $165 million                    Up to $100 million
amount outstanding on
initial issuance

Maturity date             February 15, 2008               December 31, 2006

Interest rate             8 1/8% annual rate, payable in  8.0% annual rate, payable at cash on February 15 and August  our option either in cash or in
                          15 of each year.                additional new notes, on
                                                          and      of each year,
                                                          commencing     . If we do not
                                                          pay cash interest on an
                                                          interest payment date, we will
                                                          be deemed to have paid
                                                          interest-in-kind on that date.

Guarantees                Our obligations under the old   Our obligations under the new
                          notes are fully and             notes will be fully and
                          unconditionally guaranteed by   unconditionally guaranteed by
                          certain of our wholly owned     certain of our wholly owned
                          subsidiaries.                   United States subsidiaries.

Redemption at our option  We can redeem the old notes at  We can redeem the new notes at
                          any time after February 15,     any time after issuance in
                          2003 in whole or part for their whole or part for a combination
                          principal amount plus accrued   of cash and post-reverse split
                          and unpaid interest, if any, to shares of common stock. The
                          the date of redemption. The     terms of redemption are
                          initial redemption price is     described in "Description of
                          104.063% of principal amount.   New Notes--Redemption."
                          See "Description of Old Notes--
                          Redemption."

Repurchase at option of   Upon a change of control,       Upon a change of control,
holders upon a change of  holders of the old notes can    holders of the new notes can
control                   require us to purchase their    require us to purchase their
                          old notes at a price equal to   new notes at a price equal to
                          101% of their principal amount, the redemption price which we
                          plus accrued and unpaid         would be obligated to pay if we
                          interest, if any, to the date   redeemed the notes on the date
                          of repurchase, so long as we    of such change of control.
                          have satisfied other of our
                          payment obligations.

Repurchase at option of   Holders of the old notes can    Upon an applicable asset sale,
holders upon asset sale   require us to purchase their    holders of the new notes can
                          old notes at 100% of the        require us to purchase their
                          principal amount thereof with   new notes at a price equal to
                          the excess proceeds of an       the redemption price which we
                          applicable asset sale that we   would be obligated to pay if we
                          do not use to repay             redeemed the new notes on the
                          indebtedness senior to the old  date of the applicable asset notes or to acquire replacement sale, with the excess proceeds
                          assets.                         of the applicable asset sale
                                                          that we do not use to repay
                                                          indebtedness senior to the new
                                                          notes or to acquire replacement
                                                          assets.

                                  Old Notes                        New Notes
                                  ---------                        ---------
Conversion             The old notes are not            The new notes (inclusive of all
                       convertible.                     accrued but unpaid interest
                                                        thereon) will automatically
                                                        convert on December 31, 2006
                                                        into an aggregate of
                                                        270,275,706 post-reverse split
                                                        shares of our common stock.

Ranking and security   The old notes rank in right of   The new notes will rank in
                       payment behind our senior debt   right of payment behind our
                       and all of our other existing    senior debt and all of our
                       and future senior debt           other existing and future
                       (including all of our            senior debt (including all of
                       obligations under our tax        our obligations under our TROL
                       retention operating lease        Financing). The new notes will
                       financing). The old notes will   rank senior in right of payment
                       rank in right of payment behind  to any remaining old notes. If
                       the new notes. If we issue       we issue additional
                       additional subordinated debt in  subordinated debt in the
                       the future, the old notes will   future, the new notes will rank
                       rank in right of payment         in right of payment ahead of,
                       behind, or equal to, that debt.  or equal to, that debt. The new
                       The old notes are unsecured.     notes will be unsecured.

Affirmative Covenants  The old notes include the        The new notes include the
                       following required actions:      following required actions:

                       .  maintenance of an office for  .  maintenance of an office for
                          notices in New York, New         notices in New York, New
                          York;                            York;

                       .  a compliance certificate      .  a compliance certificate
                          delivered by an officer at       delivered by an officer at
                          least once yearly;               least once yearly;

                       .  maintenance of corporate      .  maintenance of corporate
                          existence;                       existence;

                       .  timely payment of principal   .  timely payment of principal
                          and interest on the old          and interest on the new
                          notes;                           notes;

                       .  addition of subsidiary        .  addition of subsidiary
                          guarantees in specified          guarantees in specified
                          circumstances; and               circumstances; and

                       .  filing of public reports.     .  filing of public reports.

Negative Covenants      The old notes include           The new notes include
                        limitations on our and our      limitations on our and our
                        subsidiaries' ability to, among subsidiaries' ability to, among
                        other things:                   other things:

                        .  incur additional             . incur additional indebtedness
                           indebtedness or issue          or issue capital or preferred
                           preferred stock;               stock; however, the indenture
                                                          governing the new notes
                                                          permits us to incur more
                                                          indebtedness than the
                                                          indenture governing the old
                                                          notes and does not decrease
                                                          our ability to incur
                                                          additional senior debt when
                                                          we repay senior debt with the
                                                          proceeds of asset sales;

                              Old Notes                        New Notes
                              ---------                        ---------
                    .  pay dividends on our shares, . pay dividends on our shares,
                       purchase or redeem our         purchase or redeem our
                       shares, make investments or    shares, make investments or
                       make payments on debt which    make payments on debt which
                       is pari passu with or          is pari passu with or
                       subordinated to the old        subordinated to the new
                       notes;                         notes;
                    .  create or permit any         . create or permit any
                       encumbrance or restriction     encumbrance or restriction on
                       on the ability of our          the ability of our
                       subsidiaries to pay money to   subsidiaries to pay money to
                       us;                            us;
                    .  create liens;                . create liens;
                    .  engage in transactions with  . engage in transactions with
                       our affiliates;                our affiliates;
                    .  merge or consolidate; and    . merge or consolidate; and
                    .  transfer or sell             . transfer or sell
                       substantially all of our       substantially all of our
                       assets.                        assets.

Events of default   The following are events of     The following are events of
                    default under the terms of the  default under the terms of the
                    old notes:                      new notes:

                    .  our failure to pay principal . our failure to pay principal
                       when due;                      when due;

                    .  our failure to pay interest  . our failure to pay interest
                       when due, if such failure      when due, if such failure
                       continues for 30 days;         continues for 30 days; in the
                                                      event interest is deemed to
                                                      have been paid in additional
                                                      new notes, the failure to
                                                      issue and deliver such
                                                      additional new notes within
                                                      30 days after such interest
                                                      is deemed paid;

                    .  our failure to comply with   . our failure to comply with
                       the covenants regarding        the covenants regarding
                       change of control, asset       change of control, asset
                       sales, restricted payments     sales, restricted payments or
                       or incurrence of               incurrence of indebtedness
                       indebtedness and issuance of   and issuance of preferred
                       preferred stock;               stock;

                    .  our failure to perform any   . our failure to perform any
                       other covenant for 60 days     other covenant for 60 days
                       after written notice;          after written notice;

                   .  if we or our subsidiaries     .  default by us or our
                      default on any indebtedness      subsidiaries on any
                      which in aggregate exceeds       indebtedness which in the
                      $10 million;                     aggregate exceeds $10
                                                       million;

                   .  the rendering of a final      .  the rendering of a final
                      judgment against us or any       judgment against us or any
                      of our subsidiaries in           of our subsidiaries in
                      excess of $10 million            excess of $10 million which
                      remains unpaid for over 60       remains unpaid for over 60
                      days;                            days;

                   .  some events of bankruptcy,    .  some events of bankruptcy,
                      insolvency or                    insolvency or
                      reorganization; or               reorganization; or


                                  Old Notes                       New Notes
                                  ---------                       ---------
                       .  any subsidiary guarantee is  .  any subsidiary guarantee is
                          held unenforceable or           held unenforceable or
                          invalid or any subsidiary       invalid or any subsidiary
                          guarantor denies its            guarantor denies its
                          obligations under its           obligations under its
                          subsidiary guarantee.           subsidiary guarantee.

Remedies upon default  If an event of default occurs,  If an event of default occurs,
                       either the trustee or holders   either the trustee or holders
                       of at least 25% in aggregate    of at least 25% in aggregate
                       principal amount of the old     principal amount of the
                       notes may accelerate the        outstanding new notes may
                       maturity of all of the old      accelerate the maturity of the
                       notes.                          new notes, provided that if the
                                                       event of default is not related
                                                       to certain events of
                                                       bankruptcy, insolvency or
                                                       reorganization, we may pay the
                                                       amount due in cash and shares
                                                       of our common stock in
                                                       accordance with the provisions
                                                       of the indenture governing
                                                       redemption.

                            DESCRIPTION OF NEW NOTES

   The new notes will be issued under an indenture dated as of      , 2001
among Aviation Sales, the subsidiary guarantors named therein and HSBC Bank USA, as Trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The new notes will be Aviation Sales' general, unsecured obligations and will be guaranteed by the subsidiary guarantors named in the indenture. The new notes will be subordinated to certain of Aviation Sales' Senior Debt on the terms set forth in the indenture and described below under the caption "--Subordination" and will be senior to any remaining old notes. The following descriptions are summaries of the material provisions of the indenture. They do not restate the indenture in its entirety. We urge you to read the indenture because it, and not the summary descriptions below, defines your rights. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus and consent solicitation forms a part and is also available for inspection at the office of the trustee. The definitions of some terms used in the following summary of the new notes are set forth below under "--Definitions." For purposes of this summary, the terms "Aviation Sales," we, our and us refer to Aviation Sales Company and not to any of its subsidiaries.


General terms of new notes

   The general terms of the new notes are substantially identical to those of the old notes, except that:

  . the new notes (including interest previously paid in kind through the issuance of additional new notes and all accrued but unpaid interest) will automatically convert on December 31, 2006 into an aggregate of 270,275,706 post-reverse split shares of our common stock (subject to adjustment as described below), if the new notes are not earlier redeemed or otherwise repurchased;

  . interest on the new notes may be payable either in cash or in additional new notes, at our option (if interest is not paid on an interest payment date, it will automatically be deemed to have been paid-in-kind); and

  . the new notes are redeemable by us for a combination of cash and common stock.

   The new notes will mature on December 31, 2006. They will bear interest from
     , 2001, at the rate of 8.0% per annum. Interest will be payable at Aviation Sales' option either in cash or paid-in-kind through the issuance of
additional new notes, semiannually on       and       of each year, commencing
     , to the persons in whose names the new notes are registered at the close
of business on the       and      , as the case may be, immediately preceding
the interest payment date. We expect to elect to pay interest in-kind, although if we make cash payments they will be made to the depositary as described below under "--Book-Entry System." If we do not pay interest in cash as of an interest payment date, we will automatically be deemed to have paid such interest in-kind and additional new notes in the amount of such interest payment will automatically be deemed to be outstanding from such date forward.

   The new notes will be our general unsecured obligations and will be subordinated in right of payment to all current and future Senior Debt (as defined below under "--Definitions") and will be senior in right of payment to any remaining old notes. The new notes will be fully and unconditionally guaranteed by our subsidiary guarantors.

   As of the date of this prospectus and consent solicitation, substantially all of our subsidiaries are "restricted subsidiaries" as defined below. The indenture provides that under certain circumstances, we may be able to designate current or future subsidiaries as unrestricted subsidiaries. Unrestricted subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

Indenture

   The indenture for the new notes is substantially identical to the existing indenture for the old notes except that (i) the indenture governing the new notes permits us to incur Indebtedness equal to the greater of $95 million or an amount that satisfies a fixed charge coverage ratio of 2.25 to 1, whereas the indenture for the old notes permits in addition to previously existing senior debt, the incurrence of Indebtedness equal to the greater of $30 million or an amount that satisfies a fixed charge coverage ratio of 2.25 to 1; (ii) the new indenture requires us, upon a change of control or certain asset sales, to repurchase the new notes at a price equal to the redemption price which we would be obligated to pay if we redeemed the notes on the date of the change of control or asset sale, whereas the old indenture requires us to pay 101% and 100% of the principal amount of the old notes upon a change of control or asset sale, respectively; and (iii) the new indenture does not contain a provision requiring acceleration of any premium due upon acceleration of the new notes upon an Event of Default by reason of any willful action (or inaction) taken (or not taken) by Aviation Sales with the intention of avoiding the prohibition on the redemption of new notes.

   Except for provisions described in the preceding paragraph and the provisions relating to redemption, conversion, and payment of interest in additional new notes, all other provisions of the indenture for the new notes are substantively identical to the provisions of the existing indenture for the old notes and are as described below.

   The indenture limits the aggregate principal amount of new notes that may be issued to $100,000,000. Please read the section entitled "--Covenants" for a description of provisions in the indenture governing the new notes that limit other Indebtedness or securities that may be incurred or issued by Aviation Sales or any of Aviation Sales' subsidiaries and contain financial or similar restrictions on Aviation Sales and any of its subsidiaries.

Redemption

   The new notes are redeemable from issuance at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, which are based upon percentages of the sum of (a) principal amount (including paid-in-kind interest previously paid through the issuance of additional new notes), plus (b) accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below. The applicable cash redemption percentages are as follows: (i) 70% in 2002, (ii) 72.5% in 2003, (iii) 73% in 2004, (iv) 75.625% in 2005 and 77.5% in 2006.
Further, in addition to the cash redemption price, we will issue the following shares of our post-reverse split common stock ratably to the new noteholders upon redemption of the new notes:


                                            Aggregate
                                         Number of Shares
                 Year of Redemption        to be Issued
                 ------------------      ----------------
            2002 and 2003...............    4,504,595
            2004, 2005 and 2006.........    3,003,063

   For example the redemption prices set forth below are expressed as (i) the amount of cash payable ratably to the holders of the new notes (assuming all interest previously paid has been paid in kind and including all accrued but unpaid interest to the redemption date) and (ii) the number of shares of Aviation Sales' post-reverse split common stock issuable ratably to the holders of the new notes if the new notes were redeemed on December 31 of the applicable year:


                               Aggregate   Post-Reverse Split
            Redemption Date    Amount of    Number of Shares
              December 31,        Cash      of Common Stock
            ---------------    ---------   ------------------
            2002............  $ 75,700,000     4,504,595
            2003............  $ 84,800,000     4,504,595
            2004............  $ 92,400,000     3,003,063
            2005............  $103,500,000     3,003,063
            2006 prior to
             maturity.......  $114,700,000     3,003,063

   The number of shares of common stock issuable will be adjusted if we:

  .  declare a dividend in common stock on any class of our capital stock;

  . issue generally to our stockholders rights, options or warrants to purchase common stock at less than the then current market price for our common stock;


  .  subdivide, combine or reclassify our outstanding common stock; or

  . distribute to our stockholders evidences of debt, shares of capital stock other than common stock, cash or other assets, excluding distributions in connection with our liquidation and excluding dividends that we pay exclusively in cash.

Automatic conversion upon maturity

   If the new notes have not already been redeemed or repurchased, the new notes, including those new notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into an aggregate of 270,275,706 post-reverse split shares of Aviation Sales' common stock. Holders of new notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for fractional shares, if any. The cash payment for fractional shares will be based on the closing price of the common stock on the last trading day immediately preceding December 31, 2006. Delivery of shares of Aviation Sales' common stock will be deemed to satisfy Aviation Sales' obligation to pay the principal amount of the new notes, including new notes previously issued to pay interest in kind and all accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full, rather than canceled, extinguished or forfeited. Aviation Sales will not adjust the conversion rates to account for any accrued and unpaid interest.

   The conversion rate will be adjusted if we:

  .  declare a dividend in common stock on any class of our capital stock;

  . issue generally to our stockholders rights, options or warrants to purchase common stock at less than the then current market price for our common stock;


  .  subdivide, combine or reclassify our outstanding common stock; and


  . distribute to our stockholders evidences of debt, shares of capital stock other than common stock, cash or other assets, excluding distributions in connection with our liquidation and excluding dividends and distributions that we pay exclusively in cash.




   If we distribute generally to our stockholders any other rights, warrants or options to purchase securities, we will either adjust the conversion rate of the new notes or, when you convert your new notes, under certain conditions, we will issue you shares of common stock, plus the appropriate number of those rights, warrants or options.



   If we:

  . reclassify or change our outstanding shares of common stock issuable upon conversion of the new notes;

  .  consolidate or merge with another entity, with certain exceptions; or

  .  sell or transfer most of our assets,

   then:

  . we will issue to you, when you convert your new notes, the kind and amount of securities, cash and other property from that event that you would have received had you converted your new notes into common stock immediately prior to that event.

Subordination

   The payment of principal of premium, if any, and interest on the new notes is subordinated in right of payment to the prior payment in full of all Senior Debt, whether outstanding on the date of the indenture or thereafter incurred.

   Upon any distribution to Aviation Sales' creditors in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshalling of our assets and liabilities, the holders of Senior Debt (as defined below) will be entitled to receive payment in full in cash of all Obligations (as defined below) due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of new notes will be entitled to receive any payment with respect to the new notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of new notes would be entitled shall be made to the holders of Senior Debt (except that holders of new notes may receive and retain Permitted Junior Securities (as defined below) and payments made from the trust described under "--Discharge, defeasance and covenant defeasance").


   Aviation Sales also may not make any payment upon or in respect of the new notes (except in Permitted Junior Securities or from the trust described under "--Discharge, defeasance and covenant defeasance") if (i) a default in the payment of principal of premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Aviation Sales or the holders of any Designated Senior Debt. Payments on the new notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new Payment Blockage Notice shall be effective unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments on the new notes that have come due have been paid in full in cash, in additional new notes or in Common Stock as required by the Indenture. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.


   The indenture requires that Aviation Sales promptly notify holders of Senior Debt if payment of the new notes is accelerated because of an Event of Default.


   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of new notes may recover less ratably than creditors of Aviation Sales who are holders of Senior Debt. On a pro forma basis, after giving effect to the exchange offer, the principal amount of Senior Debt of Aviation Sales and the Subsidiary Guarantors outstanding at September 30, 2001 would have been approximately $78.7 million. The indenture governing the new notes limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that Aviation Sales and its subsidiaries can incur. See "--Covenants--Incurrence of indebtedness and issuance of preferred stock."


Subsidiary guarantees

   Aviation Sales' payment obligations under the new notes are jointly and severally guaranteed by the subsidiary guarantors named in the indenture. The subsidiary guarantee of each subsidiary guarantor is unsecured and is subordinated to the prior payment in full in cash of all Senior Debt of such subsidiary guarantor. The obligations of each subsidiary guarantor under its subsidiary guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors." A court may void the guarantees of the new notes or subordinate the guarantees to other obligations of the guarantors.

   The indenture provides that no subsidiary guarantor may consolidate with or merge with or into (whether or not such subsidiary guarantor is the surviving Person), another Person or entity whether or not affiliated with such subsidiary guarantor unless (i) except in the case of a merger of a subsidiary guarantor with or into Aviation Sales or another subsidiary guarantor but subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such subsidiary guarantor) assumes all the obligations of such subsidiary guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the new notes, and the indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) except in the case of a merger of a subsidiary guarantor, with or into Aviation Sales or another subsidiary guarantor such subsidiary guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such subsidiary guarantor immediately preceding the transaction; and (iv) except in the case of a merger of a subsidiary guarantor with or into Aviation Sales or another subsidiary guarantor, Aviation Sales would be permitted by virtue of Aviation Sales' pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Covenants--Incurrence of indebtedness and issuance of preferred stock."


   The indenture provides that in the event of (i) a sale or other disposition of all of the assets of any subsidiary guarantor, by way of merger, consolidation or otherwise; (ii) a sale or other disposition of all of the capital stock of any subsidiary guarantor; or (iii) such subsidiary guarantor is designated as an Unrestricted Subsidiary in accordance with the indenture, then such subsidiary guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such subsidiary guarantor or designation as a Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such subsidiary guarantor) will be released and relieved of any obligations under its subsidiary guarantee; provided that, in the case of a sale or other disposition, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "--Asset Sales."

Selection and notice

   If less than all of the new notes are to be redeemed at any time, selection of new notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed, or, if the new notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no new notes of $1,000 or less shall be redeemed in part (excluding new notes issued as paid in kind interest). Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of new notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any new note is to be redeemed in part only, the notice of redemption that relates to such new note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original new note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption.


Mandatory redemption

   Aviation Sales is not required to make mandatory redemption or sinking fund payments with respect to the new notes, except that Aviation Sales may be required to redeem the new notes upon the occurrence of an Event of Default.

Repurchase at the option of the holders upon a change of control

   Upon the occurrence of a Change of Control, each holder of new notes will have the right to require Aviation Sales to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's new notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to the amount in cash and common stock payable by Aviation Sales if we redeemed the new notes on the date of the Change of Control (the "Change of Control Payment"). Within ten days following any Change of Control, Aviation Sales will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. Aviation Sales will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control.

   On the Change of Control Payment Date, Aviation Sales will, to the extent lawful, (1) accept for payment all new notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount of cash and shares of common stock equal to the Change of Control Payment in respect of all new notes or portions thereof so tendered and
(3) deliver or cause to be delivered to the Trustee the new notes so accepted together with an Officers' Certificate stating the aggregate principal amount of new notes or portions thereof being purchased by Aviation Sales. The Paying Agent will promptly mail or deliver to each Holder of notes so tendered the Change of Control Payment for such new notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any. The indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Aviation Sales will either repay or cause to be repaid all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of new notes required by this covenant. Aviation Sales will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that Aviation Sales repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

   The Credit Facility currently prohibits Aviation Sales from purchasing any new notes prior to maturity, and also provides that certain change of control events with respect to Aviation Sales would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which Aviation Sales becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Aviation Sales is prohibited from purchasing new notes, Aviation Sales could seek the consent of its lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If Aviation Sales does not obtain such a consent or repay such borrowings, Aviation Sales will remain prohibited from purchasing new notes upon a Change of Control. In such case, Aviation Sales' failure to purchase tendered new notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of new notes.

   Aviation Sales will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Aviation Sales and purchases all new notes validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of Aviation Sales, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Aviation Sales (measured by voting power rather than number of shares); provided, however, that the beneficial ownership by Lacy J. Harber (or any group in which Lacy J. Harber is a member ) of more than 50% of the Voting Stock of Aviation Sales shall not constitute a "Change of Control," or (iv) the first day on which a majority of the members of the Board of Directors of Aviation Sales are not Continuing Directors.


   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require Aviation Sales to repurchase such new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Aviation Sales who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

Asset sales

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Aviation Sales (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by Aviation Sales or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on Aviation Sales' or such Restricted Subsidiary's most recent balance sheet), of Aviation Sales or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Aviation Sales or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Aviation Sales or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Aviation Sales or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

   Within 270 days after the receipt of any Net Proceeds from an Asset Sale, Aviation Sales may apply such Net Proceeds, at its option, (a) to repay or cause to be repaid Senior Debt, or (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, Aviation Sales may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds

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exceeds $10.0 million, Aviation Sales will be required to make an offer to all holders of new notes and all holders of pari passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase a principal amount of new notes and such other Indebtedness equal to the amount of such Excess Proceeds, at a purchase price in an amount equal to the amount in cash and common stock payable by us if we redeemed the new notes on the date of the applicable Asset Sale in accordance with the procedures set forth in the indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer (including that part of the excess proceeds corresponding to the portion of the purchase price payable in our common stock under such Asset Sale Offer), Aviation Sales may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of new notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds allocable to the repurchase of the new notes (in relation to any other pari passu Indebtedness containing provisions similar to those regarding the Asset Sale Offer), the Trustee shall select the new notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. In determining the fair market value of any assets or Equity Interests issued, sold or otherwise disposed of, such determination shall be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee if such fair market value exceeds $15.0 million.


Covenants

 Restricted Payments

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Aviation Sales' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Aviation Sales or any of its Restricted Subsidiaries) or to the direct or indirect holders of Aviation Sales' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Aviation Sales or to Aviation Sales or a Restricted Subsidiary of Aviation Sales); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Aviation Sales) any Equity Interests of Aviation Sales or any direct or indirect parent of Aviation Sales; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the new notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment:

  . no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  . Aviation Sales would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--incurrence of indebtedness and issuance of preferred stock"; and

  . such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Aviation Sales and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (vi) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of Aviation Sales for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Aviation Sales' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash

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   proceeds received by Aviation Sales since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Aviation Sales (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Aviation Sales that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Aviation Sales), plus (iii) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
   (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by Aviation Sales or a Subsidiary Guarantor after the date of the indenture from an Unrestricted Subsidiary of Aviation Sales, to the extent that such dividends were not otherwise included in Consolidated Net Income of Aviation Sales for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (A) the fair market value of Aviation Sales' Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

The foregoing provisions will not prohibit:

  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

  (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of Aviation Sales in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Aviation Sales) of, other Equity Interests of Aviation Sales (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (ii) of the preceding paragraph;


  (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (iv) the payment of any dividend by a Subsidiary of Aviation Sales to the holders of its common Equity Interests on a pro rata basis;

  (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Aviation Sales or any Subsidiary of Aviation Sales held by any member of Aviation Sales' (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

  (vi) the making and consummation of (A) an Asset Sale Offer to holders of Indebtedness pari passu with or subordinate to the new notes in accordance with the provisions described above under "Asset Sales", or (B) a Change of Control Offer to holders of Indebtedness pari passu with or subordinate to the new notes in accordance with
        provisions similar to those described above under        "Repurchase
        at the option of the holders upon a change of control"; provided, that prior to consummation of a Change of Control Offer with respect to subordinated Indebtedness and concurrently with consummation of a Change of Control Offer with respect to pari passu Indebtedness, Aviation Sales shall have consummated the Change of Control Offer with respect to the new notes; and


  (vii) the making of additional Restricted Payments in an amount not to exceed $10.0 million.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Aviation Sales and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so

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designated will be deemed to be Restricted Payments (to the extent they otherwise fall within the definition thereof) at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Aviation Sales or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment in excess of $10.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, Aviation Sales shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of indebtedness and issuance of preferred stock

   The indenture provides that Aviation Sales will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Aviation Sales will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock, provided, however, that Aviation Sales may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for Aviation Sales' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  . the incurrence by Aviation Sales and the Subsidiary Guarantors of Indebtedness under the Credit Facility; provided that the aggregate principal amount of all such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Aviation Sales and the Subsidiary Guarantors thereunder) outstanding under the Credit Facility after giving effect to such incurrence does not exceed an amount equal to $95.0 million;

  . the incurrence by Aviation Sales and its Restricted Subsidiaries of the Existing Indebtedness;

  . the incurrence by Aviation Sales and the Subsidiary Guarantors of Indebtedness represented by the new notes and the Subsidiary Guarantees;

  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Aviation Sales or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

  . the incurrence by Aviation Sales or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace (A) Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph hereof or the first two bullet points above or the last bullet point below; or (B) the TROL Financing;


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  .  the incurrence by Aviation Sales or any of the Subsidiary Guarantors of
     intercompany Indebtedness or preferred stock between or among Aviation Sales and any of the Subsidiary Guarantors; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than Aviation Sales or a Subsidiary Guarantor and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either Aviation Sales or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness or an issuance of such preferred stock by Aviation Sales or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause;

  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of Hedging Obligations;

  . the guarantee by Aviation Sales or any of the Subsidiary Guarantors of Indebtedness of Aviation Sales or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

  . the incurrence by Aviation Sales' Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Aviation Sales that was not permitted by this clause;


  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $30.0 million; and


  . the incurrence of up to $34.5 million of Indebtedness relating to the TROL Financing, to the extent such financing is considered Indebtedness;


   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in the clauses above or is entitled to be incurred pursuant to the first paragraph of this covenant, Aviation Sales shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Aviation Sales as accrued. Indebtedness meeting the criteria of the fifth bullet point above and classified as Permitted Refinancing Indebtedness may be included as part of any refinancing of the Credit Facility irrespective of the limitations of the first bullet point above and without effect upon the limitations of the first bullet point above with respect to the balance of the principal amount of the Credit Facility.


 Liens

   The indenture provides that Aviation Sales will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and other payment restrictions affecting subsidiaries

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to Aviation Sales or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Aviation Sales or


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


any of its Restricted Subsidiaries, (ii) make loans or advances to Aviation Sales or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Aviation Sales or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:


     (a) Existing Indebtedness as in effect on the date of the indenture;

     (b) the Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the indenture;

     (c) the TROL Financing;


     (d) the indenture and the new notes;

     (e) applicable law;

     (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by Aviation Sales or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (g) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

     (i) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

     (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (k) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

     (l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Additional subsidiary guarantees


   The indenture provides that if we or any of our Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the indenture (other than an Unrestricted Subsidiary properly designated as such), then such newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

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Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales or leases of inventory in the ordinary course of business or sales of leases or of assets subject to leases in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the option of the holder upon a change of control" and/or the provisions described below under the caption "--Merger, consolidation, or sale, lease or conveyance" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by Aviation Sales or any of its Restricted Subsidiaries of Equity Interests of any of Aviation Sales' Restricted Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by Aviation Sales to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Aviation Sales or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Aviation Sales or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Covenants--Restricted Payments."

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in

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excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) an amount equal to 1/3 of the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be distributed to Aviation Sales by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.


   "Consolidated Lease Expense" means, with respect to any Person for any period, the aggregate rental obligations of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted

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Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Credit Facility" means that certain Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, by and among Aviation Sales, Aviation Sales Distribution Services Company, Aviation Sales Leasing Company, Aviation Sales Finance Company, AVSRE, L.P., AVS/M-3, Inc., AVS/CAI, Inc., AVS/M-2, Inc., Aircraft Interior Design, Inc., Triad International Maintenance Corporation, Timco Engine Center, Inc., Aviation Sales Maintenance, Repair and Overhaul Company, Timco Engineered Systems, Inc., Aviation Sales, Whitehall Corporation, AVS/M-I, Inc., Aero Hushkit Corporation, Aviation Sales Property Management Corp., Aerocell Structures, Inc. and Hydroscience, Inc., the Institutions from time to time party thereto as Lenders, the Institutions from time to time party thereto as Issuing Banks, Citicorp USA., Inc as Agent, and Citicorp Securities, Inc., as Arranger, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith. and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.


   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default as defined below.

   "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Facility (ii) any amounts due under the TROL Financing (whether or not deemed Indebtedness), and (iii) any other Senior Debt the principal amount of which is $25.0 million or more permitted under the indenture and that has been designated by Aviation Sales as Designated Senior Debt.


   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandated to be redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the new notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Aviation Sales to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Aviation Sales may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Covenants--Restricted Payments."


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   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing Indebtedness" means up to $22.0 million in aggregate principal amount of Indebtedness of Aviation Sales and its Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the indenture, until such amounts are repaid.


   "Fixed Charges" means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Aviation Sales (other than Disqualified Stock) or to Aviation Sales or a Restricted Subsidiary of Aviation Sales, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person expressed as a decimal in each case on a consolidated basis and in accordance with GAAP and
(v) an amount equal to 1/3 of the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued.

   "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Aviation Sales or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.


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   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The TROL Financing shall be deemed Indebtedness unless and until it no longer appears as a liability on the balance sheet of Aviation Sales prepared in accordance with GAAP.


   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Aviation Sales or any Restricted Subsidiary of Aviation Sales sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Aviation Sales such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Aviation Sales, Aviation Sales shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Covenants--Restricted Payments."


   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by Aviation Sales or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or

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

other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax audits or deductions and any tax sharing arrangements), any business or activities conducted by Aviation Sales on the date of the indenture and any business or activities reasonably related, ancillary or complementary to such business or activities amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness (i) as to which neither Aviation Sales nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the new notes) of Aviation Sales or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Aviation Sales or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness or governing the TROL Financing (whether or not the deemed Indebtedness).


   "Permitted Business" means any business or activities conducted by Aviation Sales on the date of the indenture and any business or activities related, ancillary or complementary to such business or activities.

   "Permitted Investments" means (a) any Investment in Aviation Sales or in a Subsidiary Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by Aviation Sales or any Restricted Subsidiary of Aviation Sales in a Person, if as a result of such Investment (i) such Person becomes a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Aviation Sales or Guarantor (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the option of the holders upon an Asset Sale"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Aviation Sales; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million.


   "Permitted Junior Securities" means Equity Interests in Aviation Sales or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt-securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the new notes are subordinated to Senior Debt pursuant to Article 10 of the indenture.

   "Permitted Liens" means (i) Liens on assets of Aviation Sales or any Subsidiary Guarantor to secure Senior Debt of Aviation Sales or such Subsidiary Guarantor that was permitted by the terms of the indenture to be incurred; (ii) Liens in favor of Aviation Sales or a Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Aviation Sales or any Subsidiary of Aviation Sales; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Aviation Sales; (iv) Liens on property existing at the time of acquisition thereof by Aviation Sales or any Subsidiary of Aviation Sales, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance

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

bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of Aviation Sales or any Subsidiary of Aviation Sales with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Aviation Sales or such Subsidiary; (ix) Liens to secure the new notes or the Subsidiary Guarantees; and (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Aviation Sales or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Aviation Sales or any of its Restricted Subsidiaries or the TROL Financing (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on (plus holder yield, in the case of the TROL Financing), the Indebtedness or the TROL Financing so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or the TROL Financing being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness or the TROL Financing being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the new notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the new notes on terms at least as favorable to the Holders of new notes as those contained in the documentation governing the Indebtedness or the TROL Financing being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred by (whether as borrower or guarantor), the Person or Persons which is or are the obligor or obligors on the Indebtedness or TROL Financing being extended, refinanced, renewed, replaced, defeased or refunded.


   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Debt" means (i) all Indebtedness outstanding under the Credit Facility, the Existing Indebtedness, the TROL Financing (whether or not deemed Indebtedness), all Hedging Obligations with respect thereto and, after a default has occurred and is continuing under the Credit Facility, all other Indebtedness arising from intercompany loans and advances and owing by Aviation Sales or any of the Subsidiary Guarantors which constitutes part of the collateral security for the Credit Facility and such Hedging Obligations, including without limitation, Indebtedness evidenced by intercompany notes pledged or assigned in connection with the Credit Facility, (ii) any other Indebtedness permitted to be incurred by Aviation Sales or a Subsidiary Guarantor under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the new notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) the old notes (w) any liability for federal, state, local or other taxes owed or owing by Aviation Sales or a Subsidiary Guarantor, (x) any Indebtedness between or among Aviation Sales, any of its Subsidiaries or any of its other Affiliates except to the extent the same is subject to clause (i) above, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the indenture.


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

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, when used with respect to any new note or any installment of interest thereon, the date specified in such new note as the fixed date on which the principal of such new note or such installment of interest is due and payable.


   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

   "Subsidiary Guarantors" means each of (i) Aero Hushkit Corporation, Aerocell Structures, Inc., Aircraft Interior Design, Inc., Aviation Sales Distribution Services Company, Aviation Sales Finance Company, Aviation Sales Leasing Company, Aviation Sales Maintenance Repair & Overhaul Company, Aviation Sales Property Management Corp., Aviation Sales SPS I, Inc., AVS/CAI, Inc., AVS/M-1, Inc., AVS/M-2, Inc., AVS/M-3, Inc., AVSRE L.P., Hydroscience, Inc., Timco Engine Center, Inc., Timco Engineered Systems, Inc., Triad International Maintenance Corporation and Whitehall Corporation, and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

   "TROL Financing" means the obligations evidenced by that certain Lease Agreement between Aviation Sales and Wells Fargo Bank Northwest, National Association, f/k/a First Security Bank, National Association, as Owner Trustee, dated December 17, 1998, the guarantees thereof by the subsidiaries of Aviation Sales and related operative agreements, each as amended and modified from time to time.


   "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Aviation Sales or any Restricted Subsidiary of Aviation Sales unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Aviation Sales or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Aviation Sales; (c) is a Person with respect to which neither Aviation Sales nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Aviation Sales or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of Aviation Sales or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Aviation Sales or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Aviation Sales as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Covenants--incurrence of indebtedness and issuance of preferred stock", Aviation Sales shall be in default of such


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

covenant). The Board of Directors of Aviation Sales may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary: provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Aviation Sales of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Covenants--incurrence of indebtedness and issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (ii) no Default or Event of Default would be in existence following such designation, and (iii) such Subsidiary becomes a Subsidiary Guarantor and executes a Supplemental indenture and delivers an Opinion of Counsel, in accordance with the terms of the indenture.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Merger, consolidation, sale, lease or conveyance

   The indenture provides that Aviation Sales may not consolidate or merge with or into (whether or not Aviation Sales is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Aviation Sales is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Aviation Sales) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company, partnership or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Aviation Sales) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Aviation Sales, under the new notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Aviation Sales with or into a Subsidiary Guarantor, Aviation Sales or the entity or Person formed by or surviving any such consolidation or merger (if other than Aviation Sales), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Aviation Sales immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Covenants--Incurrence of indebtedness and issuance of preferred stock."


Transactions with affiliates

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or

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


purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Aviation Sales or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Aviation Sales or such Restricted Subsidiary with an unrelated Person and
(ii) Aviation Sales delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by Aviation Sales or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Aviation Sales or such Restricted Subsidiary, (ii) transactions between or among Aviation Sales and/or the Guarantors, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Aviation Sales, (iv) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Covenants--Restricted Payments," and (v) any transactions undertaken pursuant to any contractual obligations in existence on the date of the indenture (as in effect on such date) as described herein under the caption "Certain Relationships and Related Transactions."


Events of default

   The indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the new notes (whether or not prohibited by the subordination provisions of the Indenture) or in the event interest on the new notes is deemed to be paid in kind, failure by Aviation Sales to issue and deliver additional notes representing such interest within 30 days of the date the interest is deemed paid; (ii) default in the payment of principal on the new notes (whether or not prohibited by the subordination provisions of the Indentures); (iii) failure by Aviation Sales or any of its Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "-- Covenants--Restricted Payments" or "--Covenants--Incurrence of indebtedness and issuance of preferred stock"; (iv) failure by Aviation Sales or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the new notes; (v) default due to any failure by Aviation Sales or any of its Subsidiaries to pay when due the principal of, or premium, if any, or interest on (prior to the expiration of any applicable grace period), or acceleration of, any debt for money borrowed by Aviation Sales or any of its Subsidiaries that aggregates $10 million or more; (vi) failure by Aviation Sales or any of its Subsidiaries to pay final judgments (including foreign judgments only to the extent enforcement thereof is sought in the United States or in any foreign jurisdiction where Aviation Sales owns assets of $10.0 million or more) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to Aviation Sales or any of its Significant Subsidiaries; and (viii) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.




   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding new notes may declare all of the new notes due and payable; provided that if the Event of Default is not related to certain events of bankruptcy or insolvency, Aviation Sales may pay the amount due in cash and common stock in accordance with the provisions of the indenture governing redemption of the new notes. In the case of an Event of Default arising from certain events of bankruptcy or


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


insolvency, all outstanding new notes shall become due and payable without further action or notice. Holders of new notes may not enforce the indenture or the new notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding new notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the new notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.




   The Holders of a majority in aggregate principal amount of the new notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the new notes waive any existing Default or Event of Default and its consequences under the indenture; except a continuing Default or Event of Default in the payment of principal of, or interest on the new notes (including in connection with an offer to purchase as required by the terms of the indenture); provided however, that the Holders of a majority in aggregate principal amount of the then outstanding new notes may rescind any acceleration of the new notes and its consequences, including any related payment default that resulted from such acceleration.


   Aviation Sales is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and Aviation Sales is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


Discharge, defeasance and covenant defeasance

   Aviation Sales may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding new notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding new notes to receive payments in respect of the principal of, or interest on such new notes, or shares of our common stock upon conversion of the new notes, when such payments are due from the trust referred to below, (ii) Aviation Sales' obligations with respect to the new notes concerning issuing temporary new notes, registration of new notes, mutilated, destroyed, lost or stolen new notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Aviation Sales' and the Guarantors' obligations in connection therewith, and (iv) the Legal Defeasance provisions of the indenture. In addition, Aviation Sales may, at its option and at any time, elect to have the obligations of Aviation Sales released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of default" will no longer constitute an Event of Default with respect to the new notes.


   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Aviation Sales must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the new notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, and shares of Common Stock, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal and interest and securities due on the outstanding new notes, on the stated maturity or on the applicable redemption date, as the case may be, and Aviation Sales must specify whether the new notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Aviation Sales shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Aviation Sales has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, Aviation Sales shall have delivered to the Trustee an


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


opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Aviation Sales or any of its Subsidiaries is a party or by which Aviation Sales or any of its Subsidiaries is bound; (vi) Aviation Sales must have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Aviation Sales must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Aviation Sales with the intent of preferring the Holders of new notes over the other creditors of Aviation Sales with the intent of defeating, hindering, delaying or defrauding creditors of Aviation Sales or others; and (viii) Aviation Sales must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


Modification of the indenture

   Except as provided in the next two succeeding paragraphs, the indenture, the subsidiary guarantees or the new notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the new notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes), and any existing default or compliance with any provision of the indenture or the new notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding new notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes).


   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any new notes held by a non-consenting Holder): (i) reduce the principal amount of new notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the new notes (other than provisions relating to the covenants described above under the captions "--Repurchase at the option of the holders upon a change of control" and "Asset Sales"), or adjust the conversion rate as described under the caption "Automatic Conversion upon maturity", (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the new notes (except a rescission of the acceleration of new notes by the Holders of at least a majority in aggregate principal amount of the new notes then outstanding (including new notes issued as payable in kind interest, if any) and a waiver of any payment default that resulted from such acceleration),
(v) make any new note payable in money other than that stated in the new notes,
(vi) make any change in. the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of new notes to receive payments of principal of, or interest on the new notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the option of the holders upon a change of control" and "Asset Sales") or (viii) make any change in the foregoing amendment and waiver provisions under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture. In addition, any amendment to the provisions of Article 10 or Article 12 of the indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the new notes then outstanding if such amendment would adversely affect the rights of Holders of new notes.


   Notwithstanding the foregoing, without the consent of any Holder of new notes, Aviation Sales, the Subsidiary Guarantors and the Trustee may amend or supplement the indenture or the new notes to cure any ambiguity, defect, mistake, or inconsistency, to provide for uncertificated new notes in addition to or in place of


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


certificated new notes or to alter the provisions of Article 2 of the indenture (including the related definitions) in a manner that does not materially adversely affect any Holder of new notes, to provide for the assumption of Aviation Sales' or Guarantors' obligations to Holders of new notes in the case of a merger or consolidation, (or, in the case of Aviation Sales only, a sale of all or substantially all of the assets of Aviation Sales) to make any change that would provide any additional rights or benefits to the Holders of new notes or that does not adversely affect the legal rights under the indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to provide for additional Subsidiary Guarantors in accordance with the terms of the indenture.


Meetings

   The indenture contains provisions describing how meetings of the Holders of new notes may be convened. A meeting may be called at any time by the Trustee, and also, upon request, by us or the Holders of at least 25% in principal amount of the outstanding new notes. A notice of the meeting must always be given in the manner described under "--Notices" below. Generally speaking, except for any consent that must be given by all Holders of notes as described under "--Modifications of indenture" above, any resolution presented at a meeting of the Holders of a series of new notes may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding new notes, unless the indenture allows the action to be voted upon to be taken with the approval of the Holders of a different specific percentage of principal amount of the new notes. In that case, the Holders of outstanding new notes of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of Holders of new notes in accordance with the indenture will be binding on all Holders of notes unless, as discussed in "--Modification of indenture" above the action is only effective against Holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Holders holding or representing a majority in principal amount of the outstanding new notes.


Governing Law

   The Indenture and the new notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.


Notices

   Notices to Holders of new notes will be given by mail to the addresses of such Holders as they appear in the security register.


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

                            DESCRIPTION OF OLD NOTES

   The old notes were issued pursuant to an indenture dated February 17, 1998 among Aviation Sales governing the old notes, the subsidiary guarantors named in the indenture and SunTrust Bank Central Florida, National Association, as trustee. If at least $132 million of the outstanding old notes with related consents are tendered for exchange, the indenture will be amended by a supplemental indenture among Aviation Sales, the subsidiary guarantors and the trustee. The indenture governing the old notes and the form of supplement to the indenture is filed as an exhibit to the Registration Statement of which this prospectus and consent solicitation is a part. The descriptions set forth below contain a summary of the material provisions of the indenture governing the old notes without giving effect to the proposed amendments. We do not restate the indenture as supplemented in its entirety. We urge you to read the indenture and indenture supplement because they, and not the descriptions below, define your rights as a holder of old notes. The terms of the old notes include those stated in the indenture, as amended, and those made part of the indenture by reference to the Trust Indenture Act of 1939. The definitions of some terms used in the following summary of the old notes are set forth below under "--Definitions." For purposes of this summary, the terms "Aviation Sales," "we," "our" and "us" refer to Aviation Sales Company and not to any of its subsidiaries.


General terms of old notes

   The old notes are presently limited to $250,000,000 in aggregate principal amount. The old notes will mature on February 15, 2008. They bear interest at the rate of 8 1/8% per annum. Interest is payable semiannually in arrears on February 15 and August 15 of each year to the persons in whose names the old notes are registered at the close of business on February 1 and August 1, as the case may be, immediately preceding the interest payment date. Payments of interest will be made in immediately available funds to the depositary.


   The old notes are our general unsecured obligations, are subordinated in right of payment to all current and future Senior Debt (as defined below under "--Definitions") and will rank in right of payment behind the new notes. The old notes are fully and unconditionally guaranteed by the subsidiary guarantors named in the indenture governing the old notes (the "Subsidiary Guarantors").

Redemption

   The old notes are not redeemable at our option prior to February 15, 2003. After that time, the old notes will be subject to redemption at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

            Year                               Percentage
            ----                               ----------
            2003..............................  104.063%
            2004..............................  102.708%
            2005..............................  101.354%
            2006 and thereafter...............  100.000%

Subordination

   The payment of principal of, or premium, if any, and interest on the old notes is subordinated in right of payment to the prior payment in full of all Senior Debt, whether outstanding on the date of the indenture or thereafter incurred.


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

   Upon any distribution to our creditors in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshalling of the our assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined below) due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of old notes will be entitled to receive any payment with respect to the old notes, and until all old notes would be entitled, shall be made to the holders of Senior Debt (except that holders of old notes may receive and retain Permitted Junior Securities (as defined below) and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

   Aviation Sales also may not make any payment upon or in respect of the old notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Aviation Sales or the holders of any Designated Senior Debt. Payments on the old notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new Payment Blockage Notice shall be effective unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the old notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

   The indenture requires that Aviation Sales promptly notify holders of Senior Debt if payment of the old notes is accelerated because of an Event of Default.

Subsidiary guarantees

   Aviation Sales' payment obligations under the old notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor is unsecured and is subordinated to the prior payment in full in cash of all Senior Debt of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyances and Preferential Transfers."

   The indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) except in the case of a merger of a Subsidiary Guarantor with or into Aviation Sales or another Subsidiary Guarantor but subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the old notes, the indenture and the Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) except in the case of a merger of a Subsidiary Guarantor, with or into Aviation Sales or another Subsidiary Guarantor such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; and (iv) except in the case of a merger of a Subsidiary Guarantor with or into

Aviation Sales or another Subsidiary Guarantor, Aviation Sales would be permitted by virtue of Aviation Sales' pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "Covenants--Incurrence of indebtedness and issuance of preferred stock."

   The indenture provides that in the event of (i) a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise; (ii) a sale or other disposition of all of the capital stock of any Subsidiary Guarantor; or (iii) such Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with the indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor or designation as a Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that, in the case of a sale or other disposition, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "Repurchase at the option of the holders upon a change of control."

Selection and notice

   If less than all of the old notes are to be redeemed at any time, selection of old notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the old notes are listed, or, if the old notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no old notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any old note is to be redeemed in part only, the notice of redemption that relates to such old note shall state the portion of the principal amount thereof to be redeemed. A new old note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original old note. Old notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on old notes or portions of them called for redemption.

Mandatory redemption

   We are not required to make mandatory redemption or sinking fund payments with respect to the old notes.

Repurchase at the option of the holders upon a change of control

   Upon the occurrence of a Change of Control, each Holder of notes will have the right to require Aviation Sales to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's old notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase old notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the old notes as a result of a Change of Control.

   On the Change of Control Payment Date, we will, to the extent lawful, (1) accept for payment all old notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying

Agent an amount equal to the Change of Control Payment in respect of all old notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the old notes so accepted together with an Officers' Certificate stating the aggregate principal amount of old notes or portions thereof being purchased by us. The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such old notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new old note equal in principal amount to any unpurchased portion of the old notes surrendered, if any; provided that each such new old note will be in a principal amount of $1,000 or an integral multiple thereof. The indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Aviation Sales will either repay or cause to be repaid all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of old notes required by this covenant. Aviation Sales will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the old notes to require that Aviation Sales repurchase or redeem the old notes in the event of a takeover, recapitalization or similar transaction.

   The Credit Facility currently prohibits Aviation Sales from purchasing any old notes prior to maturity, and also provides that certain change of control events with respect to Aviation Sales would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which Aviation Sales becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Aviation Sales is prohibited from purchasing old notes, Aviation Sales could seek the consent of its lenders to the purchase of old notes or could attempt to refinance the borrowings that contain such prohibition. If Aviation Sales does not obtain such a consent or repay such borrowings, Aviation Sales will remain prohibited from purchasing old notes. In such case, Aviation Sales' failure to purchase tendered old notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of old notes.

   Aviation Sales will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Aviation Sales and purchases all old notes validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of Aviation Sales, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Aviation Sales (measured by voting power rather than number of shares), or (iv) the first day on which a majority of the members of the Board of Directors of Aviation Sales are not Continuing Directors.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Aviation Sales and its Restricted Subsidiaries

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taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Aviation Sales to repurchase such old notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Continuing Directors" means, as of-any date of determination, any member of the Board of Directors of Aviation Sales who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

Asset sales

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Aviation Sales (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by Aviation Sales or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on Aviation Sales' or such Restricted Subsidiary's most recent balance sheet), of Aviation Sales or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the old notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Aviation Sales or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Aviation Sales or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Aviation Sales or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

   Within 270 days after the receipt of any Net Proceeds from an Asset Sale, Aviation Sales may apply such Net Proceeds, at its option, (a) to repay or cause to be repaid Senior Debt, or (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, Aviation Sales may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Aviation Sales will be required to make an offer to all Holders of old notes and all holders of pari passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of old notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Aviation Sales may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of old notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the old notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. In determining the fair market value of any assets or Equity Interests issued, sold or otherwise disposed of, such determination shall be evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee if such fair market value exceeds $15.0 million.


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Covenants

 Restricted payments

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Aviation Sales' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Aviation Sales or any of its Restricted Subsidiaries) or to the direct or indirect holders of Aviation Sales' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Aviation Sales or to Aviation Sales or a Restricted Subsidiary of Aviation Sales); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Aviation Sales) any Equity Interests of Aviation Sales or any direct or indirect parent of Aviation Sales; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the old notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment:

  . no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  . Aviation Sales would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock"; and

  . such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Aviation Sales and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (vi) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of Aviation Sales for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Aviation Sales' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Aviation Sales since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Aviation Sales (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Aviation Sales that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Aviation Sales), plus (iii) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by Aviation Sales or a Subsidiary Guarantor after the date of the indenture from an Unrestricted Subsidiary of Aviation Sales, to the extent that such dividends were not otherwise included in Consolidated Net Income of Aviation Sales for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (A) the fair market value of Aviation Sales' Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

   The foregoing provisions will not prohibit:

  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

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  (ii)  the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of Aviation Sales in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Aviation Sales) of, other Equity Interests of Aviation Sales (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;

  (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (iv) the payment of any dividend by a Subsidiary of Aviation Sales to the holders of its common Equity Interests on a pro rata basis;

  (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Aviation Sales or any Subsidiary of Aviation Sales held by any member of Aviation Sales' (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

  (vi) the making and consummation of (A) an Asset Sale Offer to holders of Indebtedness pari passu with or subordinate to the old notes in accordance with the provisions described above under "Asset Sales", or (B) a Change of Control Offer to holders of indebtedness pari passu with or subordinate to the old notes at a price not greater than 101% of the principal amount of such Indebtedness in accordance with provisions similar to those described above under "Repurchase at the option of the holders upon a change of control"; provided, that prior to consummation of a Change of Control Offer with respect to subordinated Indebtedness and concurrently with consummation of a Change of Control Offer with respect to pari passu Indebtedness, Aviation Sales shall have consummated the Change of Control Offer with respect to the old notes; or

  (vii) the making of additional Restricted Payments in an amount not to exceed $10.0 million.

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Aviation Sales and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments (to the extent they otherwise fall within the definition thereof) at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Aviation Sales or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment in excess of $10.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, Aviation Sales shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

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 Incurrence of indebtedness and issuance of preferred stock

   The indenture provides that Aviation Sales will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Aviation Sales will not issue any Disqualified Stock and will nor permit any of its Subsidiaries to issue any shares of preferred stock, provided, however, that Aviation Sales may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for Aviation Sales' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1 if such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued on or prior to February 15, 2000, or would have been at least
2.25 to 1 if such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  . the incurrence by Aviation Sales and the Subsidiary Guarantors of Indebtedness under the Credit Facility; provided that the aggregate principal amount of all such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Aviation Sales and the Subsidiary Guarantors thereunder) outstanding under the Credit Facility after giving effect to such incurrence does not exceed an amount equal to $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay such Indebtedness;

  . the incurrence by Aviation Sales and its Restricted Subsidiaries of the Existing Indebtedness;

  . the incurrence by Aviation Sales and the Subsidiary Guarantors of Indebtedness represented by the old notes and the Subsidiary Guarantees;

  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Aviation Sales or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

  . the incurrence by Aviation Sales or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph hereof or the second clause of this paragraph;

  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of intercompany Indebtedness or preferred stock between or among Aviation Sales and any of the Subsidiary Guarantors; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than Aviation Sales or a Subsidiary Guarantor and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either Aviation Sales or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness or an issuance of such Preferred Stock by Aviation Sales or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause;

  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of Hedging Obligations;

  . the guarantee by Aviation Sales or any of the Subsidiary Guarantors of Indebtedness of Aviation Sales or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

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  .  the incurrence by Aviation Sales' Unrestricted Subsidiaries of Non-
     Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Aviation Sales that was not permitted by this clause; and

  . the incurrence by Aviation Sales or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $30.0 million.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses above or is entitled to be incurred pursuant to the first paragraph of this covenant, Aviation Sales shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Aviation Sales as accrued.


 Liens

   The indenture provides that Aviation Sales will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and other payment restrictions affecting subsidiaries

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to Aviation Sales or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Aviation Sales or any of its Restricted Subsidiaries, (ii) make loans or advances to Aviation Sales or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Aviation Sales or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (a) Existing Indebtedness as in effect on the date of the indenture;

     (b) the Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the indenture;

     (c) the indenture and the old notes;

     (d) applicable law;

     (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Aviation Sales or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which

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  encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

     (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

     (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

     (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (1) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
 Additional subsidiary guaranties

   The indenture provides that if Aviation Sales or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the indenture (other than an Unrestricted Subsidiary properly designated as such), then such newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel, in accordance with the terms of the indenture.

Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the

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power to direct or cause the direction of the management or policies of such
Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales or leases of inventory in the ordinary course of business or sales of leases or of assets subject to leases in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Aviation Sales and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the option of holders upon a change of control" and/or the provisions described below under the caption "--Merger, consolidation or sale, lease or conveyance" and not by the provisions of the Asset Sate covenant), and (ii) the issue or sale by Aviation Sales or any of its Restricted Subsidiaries of Equity Interests of any of Aviation Sales' Restricted Subsidiaries, in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by Aviation Sales to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Aviation Sales or to another Wholly Owned Restricted Subsidiary,
(ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Aviation Sales or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Covenants--Restricted Payments."

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
(i)--(v) of this definition.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the

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interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) an amount equal to 1/3 of the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Aviation Sales by such Restricted-Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Lease Expense" means, with respect to any Person for any period, the aggregate rental obligations of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of

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such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Credit Facility" means that certain Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, by and among Aviation Sales, Aviation Sales Distribution Services Company, Aviation Sales Leasing Company, Aviation Sales Finance Company, AVSRE, L.P., AVS/M-3, Inc., AVS/CAI, Inc., AVS/M-2, Inc., Aircraft Interior Design, Inc., Triad International Maintenance Corporation, Timco Engine Center, Inc., Aviation Sales Maintenance, Repair and Overhaul Company, Timco Engineered Systems, Inc., Aviation Sales, SPS I, Inc., Whitehall Corporation, AVS/M-I, Inc., Aero Hushkit Corporation, Aviation Sales Property Management Corp., Aerocell Structures. Inc. and Hydroscience, Inc. the Institutions from time to time party thereto as Lenders, the Institutions from time to time party thereto as Issuing Banks, Citicorp USA. Inc. as Agent, and Citicorp Securities, Inc., as Arranger, and the related term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith. and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default as described below.

   "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Facility and (ii) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Aviation Sales as Designated Senior Debt.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the old notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Aviation Sales to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Aviation Sales may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing Indebtedness" means up to $95 million in aggregate principal amount of Indebtedness of Aviation Sales and its Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the indenture, until such amounts are repaid.

   "Fixed Charges" means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on

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Indebtedness of another Person that is Guaranteed by such Person or one of its
Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Aviation Sales (other than Disqualified Stock) or to Aviation Sales or a Restricted Subsidiary of Aviation Sales, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP and (v) an amount equal to 1/3 of the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

   "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by Aviation Sales or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade

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payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Aviation Sales or any Subsidiary of Aviation Sales sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Aviation Sales such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Aviation Sales, Aviation Sales shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Covenants--Restricted Payments."

   "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by Aviation Sales or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax audits or deductions and any tax sharing arrangements), any business or activities conducted by Aviation Sales on the date of the indenture and any business or activities reasonably related, ancillary or complementary to such business or activities amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness (i) as to which neither Aviation Sales nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that

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would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the old notes) of Aviation Sales or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Aviation Sales or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Business" means any business or activities conducted by Aviation Sales on the date of the indenture and any business or activities related, ancillary or complementary to such business or activities.

   "Permitted Investments" means (a) any Investment in Aviation Sales or in a Subsidiary Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by Aviation Sales or any Subsidiary of Aviation Sales in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of Aviation Sales or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Aviation Sales or a Wholly Owned Restricted Subsidiary of Aviation Sales; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the option of the holders upon a change of control"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Aviation Sales; and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million.

   "Permitted Junior Securities" means Equity Interests in Aviation Sales or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the old notes are subordinated to Senior Debt pursuant to Article 10 of the indenture.

   "Permitted Liens" means (i) Liens on assets of Aviation Sales or any Subsidiary Guarantor to secure Senior Debt of Aviation Sales or such Subsidiary Guarantor that was permitted by the terms of the indenture to be incurred; (ii) Liens in favor of Aviation Sales or a Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Aviation Sales or any Subsidiary of Aviation Sales; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Aviation Sales; (iv) Liens on property existing at the time of acquisition thereof by Aviation Sales or any Subsidiary of Aviation Sales, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of Aviation Sales or any Subsidiary of Aviation Sales with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of

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the property or materially impair the use thereof in the operation of business by Aviation Sales or such Subsidiary; (ix) Liens to secure the old notes or the Subsidiary Guarantees; and (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Aviation Sales or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Aviation Sales or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses. incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded: (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the old notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the old notes on terms at least as favorable to the Holders of old notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by Aviation Sales or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Debt" means (i) all Indebtedness outstanding under the Credit Facility, all Hedging Obligations with respect thereto and, after a default has occurred and is continuing under the Credit Facility, all other Indebtedness arising from intercompany loans and advances and owing by Aviation Sales or any of the Subsidiary Guarantors which constitutes part of the collateral security for the Credit Facility and such Hedging Obligations, including without limitation, Indebtedness evidenced by intercompany notes pledged or assigned in connection with the Credit Facility, (ii) any other Indebtedness permitted to be incurred by Aviation Sales or a Subsidiary Guarantor under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the old notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by Aviation Sales or a Subsidiary Guarantor, (x) any Indebtedness between or among Aviation Sales, any of its Subsidiaries or any of its other Affiliates except to the extent the same is subject to clause (i) above, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the indenture.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time

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owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

   "Subsidiary Guarantors" means each of (i) Aero Hushkit Corporation, Aerocell Structures, Inc., Aircraft Interior Design, Inc., Aviation Sales Distribution Services Company, Aviation Sales Finance Company, Aviation Sales Leasing Company, Aviation Sales Maintenance Repair & Overhaul Company, Aviation Sales Property Management Corp., Aviation Sales SPS I, Inc., AVS/CAI, Inc., AVS/M-1, Inc., AVS/M-2, Inc., AVS/M-3, Inc., AVSRE L.P., Hydroscience, Inc., Timco Engine Center, Inc., Timco Engineered Systems, Inc., Triad International Maintenance Corporation and Whitehall Corporation, and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

   "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Aviation Sales or any Restricted Subsidiary of Aviation Sales unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Aviation Sales or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Aviation Sales; (c) is a Person with respect to which neither Aviation Sales nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Aviation Sales or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of Aviation Sales or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Aviation Sales or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Covenants-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Aviation Sales as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Covenants--Incurrence of indebtedness and issuance of preferred stock," Aviation Sales shall be in default of such covenant). The Board of Directors of Aviation Sales may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Aviation Sales of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Covenants-Incurrence of indebtedness and issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period,
(ii) no Default or Event of Default would be in existence following such designation, and (iii) such Subsidiary becomes a Subsidiary Guarantor and executes a Supplemental indenture and delivers an Opinion of Counsel, in accordance with the terms of the indenture.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will

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elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Merger, consolidation, sale, lease or conveyance

   The indenture provides that Aviation Sales may not consolidate or merge with or into (whether or not Aviation Sales is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Aviation Sales is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Aviation Sales) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Aviation Sales) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Aviation Sales under the Registration Rights Agreement, the old notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Aviation Sales with or into a Subsidiary Guarantor, Aviation Sales or the entity or Person formed by or surviving any such consolidation or merger (if other than Aviation Sales), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Aviation Sales immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Covenants--Incurrence of indebtedness and issuance of preferred stock."

Transactions with affiliates

   The indenture provides that Aviation Sales will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Aviation Sales or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Aviation Sales or such Restricted Subsidiary with an unrelated Person and
(ii) Aviation Sales delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million (or, in the case of a purchase of inventory from JFSS in the ordinary course of business, $15.0 million) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by Aviation Sales or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Aviation Sales or such Restricted

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Subsidiary, (ii) transactions between or among Aviation Sales and/or its
Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Aviation Sales, (iv) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments," and (v) any transactions undertaken pursuant to any contractual obligations in existence on the date of the indenture (as in effect on such date) as described herein under the caption "Certain Relationships and Related Transactions."

Events of default

   The indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the old notes (whether or not prohibited by the subordination provisions of the indenture); (ii) default in payment when due of the principal of or premium, if any, on the old notes (whether or not prohibited by the subordination provisions of the indenture); (iii) failure by Aviation Sales or any of its Subsidiaries to comply with the provisions described under the captions "-- Change of Control," "--Asset Sales," "--Covenants--Restricted Payments" or "-- Covenants--Incurrence of indebtedness and issuance of preferred stock"; (iv) failure by Aviation Sales or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the old notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Aviation Sales or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Aviation Sales or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by a failure to pay principal of, or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by Aviation Sales or any of its Subsidiaries to pay final judgments (including foreign judgments only to the extent enforcement thereof is sought in the United States or in any foreign jurisdiction where Aviation Sales owns assets of $10.0 million or more) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to Aviation Sales or any of its Significant Subsidiaries; and (viii) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding old notes may declare all the old notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Aviation Sales, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding old notes will become due and payable without further action or notice. Holders of the old notes may not enforce the indenture or the old notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding old notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the old notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Aviation Sales with the intention of avoiding payment of the premium that Aviation Sales would have had to pay if Aviation Sales then had elected to redeem the old notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the old notes. If an Event of Default occurs

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prior to February 15, 2003 by reason of any willful action (or inaction) taken
(or not taken) by or on behalf of Aviation Sales with the intention of avoiding the prohibition on redemption of the old notes prior to such date, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the old notes.

   The Holders of a majority in aggregate principal amount of the old notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the old notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the old notes.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and Aviation Sales is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Discharge, defeasance and covenant defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding old notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding old notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such old notes when such payments are due from the trust referred to below, (ii) Aviation Sales' obligations with respect to the old notes concerning issuing temporary old notes, registration of old notes, mutilated, destroyed, lost or stolen old notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Aviation Sales' obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, Aviation Sales may, at its option and at any time, elect to have the obligations of Aviation Sales released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the old notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of default" will no longer constitute an Event of default with respect to the old notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Aviation Sales must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the old notes, cash U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding old notes on the stated maturity or on the applicable redemption date, as the case may be, and Aviation Sales must specify whether the old notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Aviation Sales shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Aviation Sales has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding old notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, Aviation Sales shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding old notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the

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date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Aviation Sales or any of its Subsidiaries is a party or by which Aviation Sales or any of its Subsidiaries is bound; (vi) Aviation Sales must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Aviation Sales must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Aviation Sales with the intent of preferring the Holders of old notes over the other creditors of Aviation Sales with the intent of defeating, hindering, delaying or defrauding creditors of Aviation Sales or others; and (viii) Aviation Sales must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Modification of the indenture

   Except as provided in the next two succeeding paragraphs, the indenture or the old notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the old notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, old notes), and any existing default or compliance with any provision of the indenture or the old notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding old notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, old notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any old notes held by a non-consenting Holder): (i) reduce the principal amount of old notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any old note or alter the provisions with respect to the redemption of the old notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the option of the holders upon a change of control"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the old notes (except a rescission of acceleration of the old notes by the Holders of at least a majority in aggregate principal amount of the old notes and a waiver of the payment default that resulted from such acceleration), (v) make any old note payable in money other than that stated in the old notes, (vi) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of old notes to receive payments of principal of or premium, if any, or interest on the old notes, (vii) waive a redemption payment with respect to any old note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the option of the holders upon a change of control") (viii) make any change in the foregoing amendment and waiver provisions or (ix) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture. In addition, any amendment to the provisions of Article 10 or Article 12 of the indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the old notes then outstanding if such amendment would adversely affect the rights of Holders of old notes.

   Notwithstanding the foregoing, without the consent of any Holder of old notes, Aviation Sales, the Subsidiary Guarantors and the Trustee may amend or supplement the indenture or the old notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated old notes in addition to or in place of certificated old notes, to provide for the assumption of Aviation Sales' obligations to Holders of old notes in the case of a merger or consolidation or sale of all or substantially all of Aviation Sales' assets, to make any change that would provide any additional rights or benefits to the Holders of old notes or that does not adversely affect the legal rights under the indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act to provide for the issuance of additional old notes in accordance with the limitations set forth in the indenture or to provide for additional Subsidiary Guarantors in accordance with the terms of the indenture.

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                       DESCRIPTION OF OTHER INDEBTEDNESS

   We and our subsidiaries have entered into a senior credit facility with certain financial institutions. At present, the senior credit facility consists of a $47.5 million revolving loan and letter of credit facility, generally subject to an availability calculation based on the eligible borrowing base. The eligible borrowing base includes certain of our receivables and inventories. The letter of credit portion of the senior credit facility is subject to a $31.0 million sublimit, with the imposition of certain borrowing criteria based on the satisfaction of certain debt ratios. The interest rate on the senior credit facility is, at our option, (a) prime plus 3.0% or (b) LIBOR plus 4.5%.


   The senior credit facility contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of the senior credit facility and repayment of all debt in the event of a material adverse change in our business or a change in control. A default under the senior credit facility could potentially result in a default under other agreements to which we are a party, including our tax retention operation lease. In addition, the senior credit faculty requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. Substantially all of our assets are pledged as collateral for amounts borrowed. The senior credit facility will terminate on July 31, 2002. We were committed to pay a $1 million financing fee on June 30, 2001, which we paid on July 2, 2001, and we paid an additional $154,000 in financing fees in August 2001 and an additional $950,000 in financing fees on November 27, 2001. Payment of the fee due on November 27, 2001 is being made in three installments on November 27, 2001, December 14, 2001 and January 14, 2002. To the extent the senior credit facility remains outstanding as of February 14, 2002 we are committed to pay an additional financing fee equal to 2% of the outstanding commitment. At September 30, 2001, $1.7 million was outstanding under the senior credit facility and outstanding letters of credit aggregated $29.6 million. As of December 7, 2001, $6.2 million was available for borrowing under the senior credit facility.


   The indenture which governs our old notes permits us and our subsidiaries to incur substantial additional indebtedness, including senior indebtedness. Under the indenture, we may borrow unlimited additional amounts so long as after incurring such debt we satisfy a fixed charge coverage ratio for the four most recent fiscal quarters. Additionally, the indenture allows us to borrow and have outstanding additional amounts of indebtedness (even if it does not meet the required fixed coverage ratios) up to enumerated limits. We did not meet the fixed charge coverage ratio for the one year period ended June 30, 2001. The old notes are also effectively subordinated in right of payment to all existing and future liabilities of any of our subsidiaries which do not guarantee the old notes. Assuming the consummation of the exchange offer and consent solicitation, the provision restricting our ability to incur additional indebtedness in this indenture will be removed.

   In February 2000, we executed a $15.5 million term loan with the financial institution that is the agent under our senior credit facility. The proceeds from this term loan were used to pay debt outstanding under the senior credit facility. The $15.5 million term loan, as amended, is senior secured debt, bears interest at 12% per annum, contains financial covenants that are consistent with the senior credit facility, and matures in July 2002. We repaid $3.5 million of the term loan from the proceeds of the sale of Caribe. The term loan is due in July 2002. Under the $15.5 million term loan agreement, we also granted the lender common stock purchase warrants to purchase 129,000 shares of our common stock exercisable for nominal consideration at any time until December 31, 2005. If the term loan is not repaid in full, the warrants entitle the holder to require us to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share. The lender has not required us to repurchase any warrants through September 25, 2001.


   In February 2001, we obtained a $10 million term loan from a financial institution. The term loan is senior secured debt, bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the $10 million term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6.7 million and for working capital purposes. In connection with the $10 million term loan, we issued warrants to purchase 250,000 shares of our common stock at an exercise price of $4.00 per share to each of

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four individuals, two of whom are our officers and/or directors and one of whom is one of our principal stockholders. Each of these individuals provided credit support to the financial institution which advanced the $10 million term loan proceeds. In May 2001, we obtained a short-term increase of up to $3.0 million in this term loan. We borrowed $2.0 million under the increased term loan in May 2001 and thereafter repaid the additional borrowing from the proceeds of the Caribe sale. One of our principal stockholders provided credit support for the increased amount of the term loan.

   As a result of our inability to make the August 2001 interest payment due under the old notes, we are in default under our senior credit facility, our senior term loans and the TROL Financing and the lenders under our senior credit facility, our senior term loans and the lessor under our TROL Financing have the right to declare due and require immediate payment of the indebtedness that ranks senior in right of payment to the old notes, which as of September 30, 2001 aggregated $78.7 million, before any payment could be made on the old notes. Our lenders under our senior credit facility, our senior term loans and the lessor under our TROL Financing have agreed, under certain conditions, to not declare due and to not require immediate payment of such indebtedness until March 31, 2002, subject to certain conditions (the "forbearance").


   Upon the occurrence of an event of default under the senior debt and TROL Financing and without the forbearance, or upon the expiration of the forbearance, the respective lenders could elect to increase the interest rate due and declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Substantially all of our assets are pledged as collateral security for the senior credit facility, our senior term loans and the TROL Financing. If we were unable to repay all outstanding amounts under our senior debt, and TROL Financing the lenders and other parties could proceed against the collateral granted to them to secure that indebtedness, and any proceeds realized upon the sale of this collateral would be used first to satisfy all amounts outstanding under our senior credit facility, our senior term loans and TROL Financing and thereafter, any of our other liabilities. In addition, we may be prevented from making new borrowings or drawing down further on our senior credit facility.


   The holders of more than a majority of our old notes have agreed to waive the default arising as a result of the failure to pay the interest payment due August 15, 2001 under the old notes.


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                        DESCRIPTION OF OUR CAPITAL STOCK

   Our authorized capital currently consists of 30,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus and consent solicitation, we had 15,015,317 shares of pre-reverse split common stock outstanding and no shares of preferred stock were outstanding.

   As part of our restructuring, our stockholders will be asked to increase our authorized shares of common stock to 500 million shares. The number of authorized preferred shares will remain at 1,000,000. Further, our stockholders will be asked to approve a one-share-for-ten shares reverse split of our outstanding common stock, reducing the common stock owned by our current holders to 1,501,532 shares.


Common stock

   Each holder of common stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of Aviation Sales, the holders of common stock are entitled to share equally and ratably in the assets of Aviation Sales, if any, remaining after paying all debts and liabilities of Aviation Sales and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.

   Holders of common stock are entitled to receive dividends if, as and when, declared by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding and subject to any dividend restrictions in our credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, we would not be able to pay our debts as they become due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.

Preferred stock

   Our board of directors is authorized, without further stockholder action, to divide any or all shares of the authorized preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus and consent solicitation, other than the Series A Junior Participating Preferred stock which was authorized in November 1999 in connection with the adoption of our Stockholders' Rights Plan, our board of directors has not authorized any series of preferred stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of preferred stock. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of common stock, including the loss of voting control to others. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Aviation Sales.

Common stock purchase warrants

   Each common stock purchase warrant will entitle the holder thereof to purchase one post-reverse split share of common stock at a price equal to $5.16 per post reverse-split share for a period of five years commencing on the date they are issued. The warrants are redeemable by us, at a redemption price of $0.001 per warrant, at any time upon thirty days' prior written notice to the holders thereof, if the average closing price of the common stock, as reported on the principal exchange on which the common stock is traded, equals or exceeds $6.71 per share for twenty consecutive trading days ending three days prior to the date of the notice of redemption. The warrants will not be issued and will not be exercisable until the completion of the exchange offer and consent solicitation, the rights offering, the recapitalization and the reverse split. The warrants to be issued in the exchange offer will not trade separately from the new notes until December 31, 2003. Pursuant to


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

applicable federal and state securities laws, in the event a current prospectus is not available, the common stock purchase warrants may not be exercised by the holders thereof and we will be precluded from redeeming the common stock purchase warrants. There can be no assurances that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our board of directors.

   The number of shares of common stock that may be purchased is subject to adjustment upon the occurrence of certain events including a share dividend distribution to our stockholders, or a subdivision, combination or reclassification of the outstanding shares of our commons stock.


   We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration of the date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period in accordance with the terms of our warrant agreement with the warrant agent if deemed appropriate by our board of directors. Any extension of the term and/or reduction of the exercise price of the warrants may be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule TO. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period nor do we contemplate any reduction in the exercise price of the warrants. Factors which our board of directors may consider in taking such action include the current market conditions, the price of the common stock and our need for additional capital.

Presently outstanding options and warrants

   As of the date of this prospectus and consent solicitation, there were issued and outstanding (i) warrants to purchase an aggregate 129,000 pre-reverse split shares of our common stock held by the lender under our senior credit facility, (ii) warrants to purchase 1,508,334 pre-reverse split shares of our common stock, and (iii) options to purchase 2,742,500 pre-reverse split shares of our common stock. We are contractually obligated to file a registration statement to register the resale of the shares of common stock underlying our currently outstanding options and warrants and we intend to file a registration statement to register these shares in the near future.


Provisions of the certificate and bylaws

   A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified board of directors and the ability of the board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect the interest of us and all of our stockholders.

   Issuance of Rights. The certificate authorized the board of directors to create and issue rights (the "rights") entitling the holders thereof to purchase from us shares of capital stock or other securities. The times at which, and the terms upon which, the rights are to be issued may be determined by the board of directors and set forth in the contracts or instruments that evidence the rights. The authority of the board of directors

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with respect to the rights includes, but is not limited to, the determination of (1) the initial purchase price per share of the capital stock or other securities of Aviation Sales to be purchased upon exercise of the rights,
(2) provisions relating to the times at which and the circumstances under which the rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of Aviation Sales,
(3) antidilutive provisions which adjust the number or exercise price of the rights or amount or nature of the securities or other property receivable upon exercise of the rights, (4) provisions which deny the holder of a specified percentage of the outstanding securities of Aviation Sales the right to exercise the rights and/or cause the rights held by such holder to become void,
(5) provisions which permit Aviation Sales to redeem the rights and (6) the appointment of a rights agent with respect to the Rights.

   Meetings of Stockholders. The bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

   No Stockholder Action By Written Consent. The certificate provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

   Amendment of the Certificate. The certificate provides that an amendment thereof must first be approved by a majority of the board of directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the board of directors and amendments to the certificate.

   Amendments of Bylaws. The certificate provides that the board of directors or the stockholders may amend or repeal the bylaws. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

OTC Bulletin Board


   Our common stock was historically traded on the NYSE under the symbol "AVS." Effective December 6, 2001, our common stock became quoted on the OTC Bulletin Board maintained by the NASD under the symbol "AVIO."


Transfer agent and warrant agent

   The transfer agent for the common stock and the warrant agent for our common stock purchase warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

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          MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


   The following discussion summarizes the material United States federal income tax consequences to us and to United States holders and Non-U.S. holders of the old notes of the exchange offer and of the acquisition, ownership and disposition of the new notes. A United States holder is (1) an individual citizen or resident of the United States; (2) a corporation created or organized in or under the laws of the United States, a state or the District of Columbia; (3) a trust where one or more United States persons have the authority to control all substantial decisions of the trust and a court within the United States can exercise primary supervision over the administration of the trust; and (4) an estate subject to federal income taxation on its worldwide income. A Non-U.S. holder is an individual, corporation, trust or estate not described in (1), (2), (3) or (4).

   A partnership, whether organized in or outside the laws of the United States, a state or the District of Columbia, is not subject to federal income taxation and, instead, the United States taxes the income of the partnership to the partners as if the partners realized the income actually realized by the partnership. In addition, beneficiaries of a trust or estate are generally taxed on the income of trusts or estates to the extent that income is currently distributed to the beneficiaries. The discussion below generally applies to such partners or beneficiaries depending on their status as a United States holder or a Non-U.S. holder.

   This discussion does not purport to describe all of the tax considerations that may be relevant to a holder of old notes. The following summary deals only with old notes that are, and new notes that will be, held as capital assets by United States holders, and does not deal with persons that are subject to special tax rules, such as:

  .  dealers or traders in securities or currencies;

  . financial institutions or other United States holders that treat income in respect of the old notes or new notes as financial services income;

  .  insurance companies;

  .  tax-exempt entities;

  . persons holding old notes or new notes as a part of a straddles, conversion transaction or other arrangement involving more than one position; or

  .  persons whose "functional currency" is not the U.S. dollar.

   The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this prospectus and consent solicitation; any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

   Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of the exchange offer and of the acquisition, ownership and disposition of new notes. The statements of United States tax law set out below are based on the laws and interpretations in force as of the date of this prospectus and consent solicitation, and are subject to changes, if any, which could occur after that date.

Classification of the new notes as equity

   Although the new notes will be issued in the form of debt securities, the new notes should be treated as equity securities (capital stock) for federal income tax purposes. This classification is likely under the applicable legal authority primarily because we do not have an unconditional obligation to pay any money to the holders of the new notes and, at our election, we can satisfy all obligations under the new notes through the

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issuance of our common stock. The PIK notes which are issued in connection with any interest which is paid in kind will likely be treated as equity securities also, for the same reasons as the new notes issued pursuant to the exchange offer. We will classify the new notes as equity securities and this classification will be binding on a holder of the new notes unless the holder discloses on his tax returns that it is treating the new notes inconsistently with the foregoing classification. We anticipate that we will classify the PIK notes as equity securities. The classification of the new notes by us and the holders is not necessarily binding on the IRS. The discussion below assumes that the new notes (and PIK notes) will be treated as equity securities for federal income tax purposes. You are encouraged to consult your own tax advisor as to whether the new notes (and PIK notes) will be classified as equity securities for tax purposes.

Tax consequences to us

   If the exchange offer is consummated, we expect to realize cancellation of indebtedness income for federal income tax purposes. We believe that available federal tax deductions and exclusions should substantially mitigate the amount of any federal tax liability we might otherwise incur as a result of such income. If these deductions and exclusions are not available in the amounts which we expect, however, we may incur substantial federal income tax liabilities. To the extent there are any net operating losses available after offsetting the cancellation of indebtedness income, the utilization of such remaining net operating losses will be limited under Section 382.To the extent that we use net operating loss carryforwards to offset cancellation of indebtedness income, ten percent of the amount of the carryforwards so used are included in the alternative minimum tax base, which is assessed at the rate of twenty percent. The net operating loss carryforwards so used may therefore be subject to a tax of two percent of the total amount. The cancellation of indebtedness income will also give rise to taxable income for state income tax purposes. Such cancellation of indebtedness income may result in substantial state income tax liabilities. Interest payments on the new notes (and PIK notes) will not be deductible by us for federal income tax purposes. The redemption or conversion of the new notes in the future and the exercise of warrants will not result in the company's incurring taxable income for federal income tax purposes.

Tax consequences to United States holders

 Tax consequences of the exchange

 Qualification for recapitalization treatment.

   The exchange of new notes for old notes pursuant to the exchange offer should be treated as a non-taxable recapitalization, which is a type of reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. An exchange of new notes for old notes will be treated as a recapitalization only if both the old notes are treated as "securities" and the new notes are treated as "stock" or "securities" for purposes of the reorganization provisions of the Internal Revenue Code.

   The term "securities" is not defined in the Internal Revenue Code or in the regulations promulgated thereunder. If either the old notes or new notes are not treated as stock or securities, then the exchange would be treated as a taxable transaction. We believe that the old notes will be treated as securities and the new notes will be treated as stock or securities and that the exchange will be treated as a recapitalization, but you are encouraged to consult your own tax advisor as to whether an exchange of new notes for old notes will be treated as a recapitalization. The tax consequences of the exchange described below assumes that the exchange will be treated as a recapitalization.

 Nonrecognition of gain or loss.

   The exchanging United States holders generally will not be required or permitted to recognize or report any taxable gain or loss on the exchange, but if "boot" is received by a United States holder in a recapitalization such as the exchange, the United States holder will be required to recognize and report taxable gain to the extent of the lower of the gain realized in the exchange, if any, or the boot received in the exchange.

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For purposes of the exchange, boot includes the receipt of cash or property other than the new notes, the common stock and warrants. The gain realized is the amount by which the fair market value of the new notes, the common stock, boot, and the warrants received in the exchange exceeds the tax basis of the old notes. Amounts received by the exchanging United States holders which could be attributable to accrued interest do not constitute boot.

 Accrued interest.

   For purposes of the information reporting and backup withholding rules, we intend to allocate the cash, new notes, common stock and warrants issued in exchange for the old notes entirely to the principal of the old notes for which they are exchanged to the extent that the fair market value of those items does not exceed the principal amount of the old notes. To the extent that the fair market value of those items exceeds the principal amount of the old notes, the excess will be allocated to interest accrued on the old notes, but we do not expect that the value of these items will be such that it will result in the allocation of any amounts to said accrued interest. If this allocation is respected, accrual-basis holders might be able to recognize a loss to the extent of any interest income on the old notes previously accrued by the holder but which is not treated as paid in the exchange. We cannot assure you, however, that the IRS will respect this allocation for federal income tax purposes. If the items received in exchange for the old notes are treated as received in whole or in part in satisfaction of accrued but unpaid interest on the old notes, then the amount so treated would be taxable to the holder as interest income if it has not been previously included in the holder's gross income.

 Tax basis, holding period and carryover of market discount.

   The aggregate tax basis of the new notes, common stock and warrants received in the hands of a United States holder will be equal to the adjusted tax basis of the old notes transferred in the exchange, increased by the amount of gain recognized, if any, by the United States holder in the exchange, and decreased by the amount of any cash received by the United States holder in the exchange. This aggregate basis is then allocated among the new notes, common stock and warrants received in proportion to the relative fair market values of each of these items. The holding period of the new notes, common stock and warrants received will include the holding period of the old notes surrendered in the exchange. Any accrued market discount on the old notes at the time of the exchange will carry over to the new notes, common stock and warrants, will be allocated among these items in proportion to the relative fair market values of each of these items and will be subject to recognition as ordinary income upon the disposition of these items unless the holder of the old notes included the accrued market discount in income in accordance with an election to do so under the Internal Revenue Code. An old note generally will be considered to have been acquired with market discount if the issue price of the old note at the time of acquisition exceeded the initial tax basis of the old note in the hands of the United States holder by more than a specified de minimis amount. Market discount accrues in equal amounts during each complete accrual period, unless the United States holder elects to accrue the market discount using a constant-yield method.

 Tax consequences of the common stock

 Rules generally relating to distributions with respect to stock.

   When a corporation makes a distribution with respect to its capital stock, the amount of the distribution received by the stockholder will be treated as a dividend which will be taxable to the stockholder as ordinary income, to the extent it is paid from the current or accumulated earnings and profits of the corporation. The amount of a distribution made in property other than cash is the fair market value of that property at the time of the distribution. United States holders that are corporations are entitled to a dividends-received deduction subject to certain limitations. Earnings and profits for this purpose consists of an amount based on the taxable income of the corporation as adjusted by the application of detailed rules set forth in tax regulations. A distribution will be treated as a dividend even though we have an overall deficit in our earnings and profits to the extent we have positive earnings and profits in the year in which we make the distribution (i.e., current earnings and profits). If the amount of a distribution exceeds the current and accumulated earnings and profits

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of the corporation, the excess will be treated first as a tax-free return of investment up to the basis of the stock, and this amount will reduce the stockholder's tax basis in the stock. If the distribution exceeds the current and accumulated earnings and profits, and the stockholder's tax basis in the stock, this excess amount will be treated as capital gain to the stockholder. If the stockholder is a U.S. corporation, the stockholder would generally be able to claim a deduction equal to a portion of the amount of the distribution treated as a dividend under the foregoing rules.

   The foregoing rules will apply to any distributions made with respect to the common stock of the company. These rules will also apply to distributions made or treated as made with respect to the new notes and PIK notes. See "Tax consequences of the new notes"--"Interest payments in cash"--"PIK notes"-- "Redemption premium."

 Sale of common stock.

   United States holders will generally recognize capital gain or loss on a sale or exchange of common stock. The gain or loss will equal the difference between the proceeds received and the adjusted tax basis in the stock. The gain or loss recognized by a United States holder on a sale or exchange of stock will be long-term capital gain or loss if the holding period for the stock is more than one year. However, any accrued market discount which carries over to the common stock as a result of the exchange of the old notes will be recognized as ordinary income upon sale. See "Tax consequences of the exchange--Tax basis, holding period and carryover of market discount."

 Tax consequences of the warrants

 Sale of warrants.

   United States holders will generally recognize capital gain or loss on a sale or exchange of warrants. The gain or loss will equal the difference between the proceeds received and the adjusted tax basis in the warrants. The gain or loss recognized by a United States holder on a sale or exchange of warrants will be long-term capital gain or loss if the holding period for the warrants is more than one year. However, any accrued market discount which carries over to the warrants as a result of the exchange of the old notes will be recognized as ordinary income upon sale. See "Tax consequences of the exchange--Tax basis, holding period and carryover of market discount."

 Exercise of the warrants.

   United States holders will not recognize any taxable income upon exercise of the warrants. Upon exercise of the warrants, the tax basis of the common stock received upon exercise shall be equal to the sum of the adjusted tax basis of the warrants plus the price paid for purchase of the common stock upon exercise. The holding period of the common stock will not begin until the warrants are exercised.

 Tax consequences of the new notes

 Interest payments in cash.

   Since the new notes will be treated as capital stock for federal income tax purposes, interest on a new note that is paid in cash will be treated as a distribution by us with respect to our capital stock. These payments will be treated as taxable dividends to the extent of our current and accumulated earnings and profits and, to the extent they exceed said earnings and profits, the payments will reduce the tax basis of the new notes and after said basis is reduced to zero, result in capital gain to the holders. The general rules relating to earnings and profits and distributions are described above under "Tax consequences of the common stock--Rules generally relating to distributions with respect to stock." We do not currently expect to pay interest in cash.

 PIK notes.

   If the new notes are deemed to be treated as preferred stock for federal income tax purposes at the time PIK notes are issued with respect to the new notes, a United States holder could be treated as receiving a

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distribution equal to the fair market value of the PIK notes, and such a distribution could be taxed as a dividend under the rules discussed above.

   Since the PIK notes are likely to be treated as equity securities for federal income tax purposes, then the above rules would also apply to PIK notes as if the PIK notes were new notes. Thus, for example, the issuance of PIK notes to United States holders of PIK notes could be treated as distributions subject to tax as dividends.

   For purposes of these rules, preferred stock is generally stock that enjoys certain limited rights and privileges as compared to other classes of stock of a corporation, but which does not participate in corporate growth to any significant extent. IRS regulations indicate that whether stock is preferred stock is made without regard to any right to convert such stock into another class of stock of the corporation. Whether the new notes or PIK notes are preferred stock or stock other than preferred stock will be determined for this purpose at the time PIK notes are issued.

   If the PIK notes are not treated as a taxable distribution under the foregoing rules but instead as a non-taxable distribution of stock (i.e., PIK notes) with respect to stock (i.e., the new notes or PIK notes), a United States holder's tax basis in the new notes or PIK notes with respect to which the distribution is made shall be allocated between that property and the non-taxable distribution (i.e., PIK notes) in proportion to their fair market values on the date of the distribution.

 Redemption premium.

   In addition to the foregoing tax consequences, the classification of the new notes or PIK notes as equity might subject the new notes or PIK notes to special tax rules relating to the accrual of redemption premiums relating to preferred stock. If these rules apply, the excess of the total amounts payable with respect to the new notes or PIK notes over the fair market value of the new notes or PIK notes on the date of their issuance could be treated as distributions to the holders over the term of the new notes, with the amount of such distributions attributable to each tax period during the term of the new notes or PIK notes being equal to an amount accrued at a constant rate of interest which causes the present value of the total amounts payable with respect to the new notes on their maturity date to equal the fair market value of the new notes on the date of their issuance (this is referred to as a constant-yield basis). For purposes of calculating these accruals, the applicable interest rate and term of the notes are determined by assuming that the Company will redeem the notes at the time and for the amount which will minimize the overall yield relating to the new notes. If actual events are inconsistent with these assumptions, then, solely for purposes of recalculating accruals going forward, the new notes or PIK notes will be deemed to be retired and exchanged for new notes or PIK notes with a revised set of assumptions that would similarly minimize the yield of the notes thereafter, with subsequent inconsistencies being treated in a similar manner. Other special rules might apply with respect to any amounts payable under the notes which are deemed to be contingent, such as the value of the common stock which would be issued by the Company with respect to the new notes. The amounts of any deemed distributions under the foregoing rules would be subject to the rules described under "Tax consequences of the common stock--Rules generally relating to distributions with respect to stock." These rules could result in recognition of dividend income or capital gains income to the holders.

   We have the right to redeem the new notes and PIK notes for cash. Applicable regulations indicate that these redemption premium rules apply to the new notes or PIK notes based upon a determination under all of the facts and circumstances at the time either the new notes or PIK notes are issued whether the redemption right is more likely than not to occur. The Company will make this determination at the time the new notes or PIK notes are issued.

   Our determination whether the new notes or PIK notes are subject to the redemption premium rules will be binding on a holder of the new notes or PIK notes unless the holder discloses on his tax return that it is treating the new notes or PIK notes inconsistently with the foregoing determination. This determination of

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whether these rules are applicable with respect to the new notes by us and the holders is not necessarily binding on the IRS.

   The treatment of the issuance of the PIK notes or the amount of any redemption premium as a taxable or non-taxable distribution is not clear. In addition, it is not clear whether or how these rules would apply to a United States holder's increasing interest in our common stock during the holding period of the new notes or PIK notes by reason of the fact the notes are mandatorily exchangeable or convertible into common stock at maturity. You are encouraged to consult your own tax advisor regarding these rules.

 Changes in conversion ratio.

   The terms of the new notes allow for changes in the conversion price under certain circumstances and for the retirement of the notes. A change in conversion price that allows a United States holder to receive more shares of common stock on conversion may increase the United States holder's proportionate interests in our earnings and profits or assets. In that case, the United States holder would be treated as having received a distribution in the form of our stock in an amount equal to the value of the increase in the proportionate interest. Such a constructive stock distribution could be taxable to the United States holder, although cash or other property is not actually received. A taxable constructive stock distribution would result, for example, if the conversion price is adjusted to compensate a United States holder for distributions of cash or property to our stockholders. Not all changes in conversion price that allow United States holders to receive more stock on conversion, however, will increase a United States holder's proportionate interest in the company. For instance, a change in conversion price could simply prevent the dilution of a United States holder's interest upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes a United States holder's interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders holding common stock could be treated as a stock distribution to them. Any constructive stock distributions resulting from a change to, or failure to change, the conversion price would be treated in the same manner as distributions paid in cash or other property, such as those described in the section entitled "Tax consequences of the common stock--Rules generally relating to distributions with respect to stock." These rules could result in recognition of dividend income or capital gains income to the holders.

 Sale of the new notes or PIK notes.

   A United States holder generally will recognize gain or loss on the sale of a new note or PIK note in an amount equal to the difference between the amount realized on the sale and the tax basis of the new note. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the new note or PIK note is more than one year. However, any accrued market discount which carries over to the new notes as a result of the exchange of the old notes will be recognized as ordinary income upon sale. See "Tax consequences of the exchange--Tax basis, holding period and carryover of market discount."

 Redemption and conversion of the new notes or PIK notes.

   The redemption of the new notes and PIK notes in exchange for cash and our common stock should be treated as a recapitalization, which is a type of reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. The exchanging United States holders generally will recognize taxable gain on the redemption to the extent of the lower of the gain realized in the exchange, if any, or any "boot" received in the exchange. No loss can be recognized on the exchange. For purposes of the exchange, boot includes the receipt of cash paid in redemption of the new notes. The gain realized is the amount by which the fair market value of the common stock and cash received in the exchange exceeds the tax basis of the new notes. However, any accrued market discount which carries over to the new notes as a result of the exchange of the old notes will be recognized as ordinary income upon redemption for cash and common stock. See "Tax consequences of the exchange--Tax basis, holding period and carryover of market discount."

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   The conversion of the new notes and PIK notes into common stock at the maturity date should also be treated as a recapitalization, and no gain or loss should be recognized by the holders of the new notes upon conversion. See "Tax consequences of the new notes--Interest payments."

   The tax basis of the common stock received in a redemption or conversion of the new notes and PIK notes will be equal to the adjusted tax basis of the new notes and PIK notes transferred in the exchange, and, in the case of a redemption as opposed to the mandatory conversion at the maturity date, this amount will be increased by gain recognized in the redemption and decreased by cash received in the redemption. The holding period of the common stock received upon a redemption or conversion will include the holding period of the new notes or PIK notes surrendered in the exchange. Any accrued market discount on the new notes at the time of the redemption or conversion should carry over to the common stock and be subject to recognition as ordinary income upon the disposition of the common stock to the extent not previously recognized.

   The tax consequences of holding or selling common stock received in connection with a conversion or redemption of the new notes and PIK notes will be the same as in the case of the common stock originally received upon exchange of the old notes. See "Tax consequences of the common stock" above.

 Information reporting and backup withholding.

   In general, information reporting requirements will apply:

  .  to payments of principal and interest made on a new note;

  . to payments of the proceeds of a sale or exchange of a new note before maturity,

  .  to payments of dividends on common stock; and

  .  to payments of the proceeds of a sale or exchange of common stock that are made to a non-corporate United States holder. A "backup withholding" tax will apply to such payments if the holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle such holder to a refund of such withheld amounts, provided the required information is furnished to the Internal Revenue Service. The rate of any backup withholding is 30.5% in 2001, but the rate will be reduced gradually in years thereafter until it is reduced to 28% in 2006.

Nonparticipation in the exchange offer

   A United States holder that does not participate in the exchange offer and instead retains its old notes will not recognize any gain or loss as a result of the consummation of the exchange offer.

Tax treatment of the exchange offer to non-U.S. holders

   The following discussion is a summary of the principal United States federal income and estate tax consequences resulting from the exchange of the old notes and ownership of the new notes and common stock by Non-U.S. holders. All of the following may be subject to different rules in the case of Non-U.S. holders that are residents of countries with which the United States has a tax treaty, depending on the provisions of the particular treaty.

 Gain or loss on exchange, disposition of the new notes, common stock or warrants, or redemption or conversion of the new notes.

   A Non-U.S. holder generally will not be subject to United States federal income tax on gain or income realized on the exchange of the old notes or on the sale, exchange, redemption or conversion of the new notes

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or PIK notes, or on the sale or exchange of common stock or warrants, unless gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. holder, or in the case of an individual Non-U.S. holder such holder is present in the United States for 183 days or more in the year a sale, exchange or redemption.

 Withholding tax on distributions made with respect to the new notes or the common stock.

   Payments on the new notes, PIK notes and common stock which are treated as dividends in accordance with the discussion above under Tax consequences to U.S. holders--Tax consequences of the common stock and Tax consequences of the new notes will be subject to gross withholding at the rate of 30%. This rate may be reduced if the Non-U.S. holder is a resident of a country with which the United States has a tax treaty which provides for reduced withholding taxes.

 Estate taxes.

   An individual Non-U.S. holder who is not considered to be domiciled in the United States under the rules which apply to estate tax provisions of the Internal Revenue Code generally will be subject to United States estate tax upon his or her death with respect to the value of the new notes because they are treated as equity securities, and also with respect to the common stock. It is not clear whether United States estate tax would apply with respect to the value of the warrants.

 Information reporting and backup withholding.

   In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a Non-U.S. holder of a new note or common stock made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting will apply to those payments, if the broker is:

  .  a United States person;

  .  a controlled foreign corporation for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources is effectively connected with a U.S. trade or business for a specified three-year period; or

  . a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business;

unless (1) such broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

   Payments of the proceeds from a disposition by a non-U.S. holder of a new note or common stock made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the statement that the payee is not a United States person described above has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder or beneficial owner otherwise establishes an exemption from information reporting and backup withholding.

                BOOK-ENTRY SYSTEM--THE DEPOSITORY TRUST COMPANY

   The new notes will be evidenced by a global security initially deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

   Holders of the new notes may hold their interests in the global security directly through DTC or indirectly through organizations which are participants in DTC, called "participants." Transfers between participants will be affected in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

   Holders that are not participants in the DTC system may beneficially own interests in the global security held by DTC only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

  .  be entitled to have certificates registered in their names;

  . be entitled to receive physical delivery of certificates in definitive form; and

  .  be considered registered holders of the new notes.

   We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for DTC, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

  . records or payments on beneficial ownership interests in the global security; or

  . maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   We have been informed that DTC's practice is to credit participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the new notes. Payments by participants to owners of beneficial interests in the new notes represented by the global security held through participants will be the responsibility of those participants.

   We will send any redemption notices with respect to the new notes to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the exchange notes are credited on the record date identified in a listing attached to the omnibus proxy.

   A person having a beneficial interest in new notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in the DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

   DTC has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

   DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, we will cause new 8% senior subordinated convertible PIK notes to be issued in definitive form in exchange for the global security.


                                 LEGAL MATTERS

   The validity of the shares of our common stock, new notes, common stock purchase warrants and subsidiary guarantees offered by this prospectus and consent solicitation has been passed upon for us by Akerman, Senterfitt & Eidson, P.A. The federal income tax consequences of the exchange offer have also been passed upon for us by Akerman, Senterfitt & Eidson, P.A.


                                    EXPERTS

   The consolidated balance sheets of Aviation Sales Company as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said report which contains an explanatory fourth paragraph with respect to our ability to continue as a going concern.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also read and copy these reports, statements or other information at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.


   Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."


   We filed a registration statement on Form S-4 to register with the SEC the new notes, subsidiary guarantees, the common stock and the common stock purchase warrants to be issued in the exchange offer and consent solicitation. This prospectus and consent solicitation is a part of that registration statement. As allowed by SEC rules, this prospectus and consent solicitation does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

   We have not authorized anyone to give any information or make any representation about the exchange offer and consent solicitation that is different from, or in addition to, that contained in this prospectus and consent solicitation. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

          CONSOLIDATED FINANCIAL STATEMENTS OF AVIATION SALES COMPANY

                    AVIATION SALES COMPANY AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----
Years Ended December 31, 1998, 1999 and 2000:
Report of Independent Certified Public Accountants.......................   F-2
Consolidated Balance Sheets at December 31, 1999 and 2000................   F-3
Consolidated Statements of Operations for the three years ended December
 31, 2000................................................................   F-4
Consolidated Statements of Stockholders' Equity for the three years ended
 December 31, 2000.......................................................   F-5
Consolidated Statements of Cash Flows for the three years ended December
 31, 2000 ...............................................................   F-6
Notes to Consolidated Financial Statements...............................   F-8
Financial Statement Schedule:
Schedule II--Valuation and Qualifying Accounts for the three years ended
 December 31, 2000.......................................................  F-34

Nine Months Ended September 30, 2001 and 2000 (unaudited):
Condensed Consolidated Balance Sheets at September 30, 2001 and December
 31, 2000................................................................  F-35
Condensed Consolidated Statements of Operations for the nine months ended
 September 30, 2000
 and 2001................................................................  F-36
Condensed Consolidated Statement of Shareholders' Equity for the nine months ended September 30, 2001 ........................................  F-37
Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 2000
 and 2001 ...............................................................  F-38
Notes to Condensed Consolidated Financial Statements.....................  F-39

Unaudited Pro Forma Condensed Consolidated Financial Statements:
Introduction to Unaudited Pro Forma Condensed Consolidated Financial
 Statements..............................................................   P-1
Pro Forma Condensed Consolidated Statement of Operations for the year
 ended December 31, 2000.................................................   P-2
Pro Forma Condensed Consolidated Statement of Operations for the nine
 months ended September 30, 2001.........................................   P-3
Pro Forma Condensed Consolidated Balance Sheet at September 30, 2001.....   P-4
Notes to Pro Forma Condensed Consolidated Financial Statements...........   P-5

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Aviation Sales Company:

   We have audited the accompanying consolidated balance sheets of Aviation Sales Company (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Company and subsidiaries as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

   The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred net losses for the years ended December 31, 1999 and 2000 and required cash to fund its operating activities for each of the three years in the period ended December 31, 2000. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Miami, Florida,
March 30, 2001, (except
for the matters
discussed in the fourth
paragraph in Note 1 and
Note 7 as to which the
date is April 17, 2001
and for the matter
discussed in Note 11,
as to which the date is
April 19, 2001).

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                             ------------------
                                                               1999     2000
                                                             -------- ---------
                                                               (In thousands,
                                                             except share data)
                          ASSETS
CURRENT ASSETS:
Cash and cash equivalents..................................  $ 21,431 $     --
Accounts receivable, net of allowances of $9,593 and $7,454
 in 1999 and 2000, respectively............................    91,926    67,558
Inventories, net of reserves of $16,348 and $8,614 in 1999
 and 2000, respectively ...................................    90,145    53,115
Deferred income taxes......................................     2,292       --
Other current assets.......................................    37,032    10,784
                                                             -------- ---------
Total current assets.......................................   242,826   131,457
                                                             -------- ---------
EQUIPMENT ON LEASE, net of accumulated amortization........    17,393     5,749
FIXED ASSETS, net..........................................    64,309    65,770
AMOUNTS DUE FROM RELATED PARTIES...........................     2,099     1,792
OTHER ASSETS:
Goodwill, net..............................................    51,241    41,390
Deferred financing costs, net..............................     7,953     5,928
Notes receivable from KAV Inventory, LLC...................       --     29,400
Net assets of discontinued operations......................   314,397     3,479
Other......................................................    10,657    15,646
                                                             -------- ---------
Total other assets.........................................   384,248    95,843
                                                             -------- ---------
Total assets...............................................  $710,875 $ 300,611
                                                             ======== =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...........................................  $ 13,948 $  30,214
Accrued expenses...........................................    27,587    27,725
Current maturities of notes payable........................     3,887        29
Current maturities of capital lease obligations............        84       178
Revolving loan.............................................   269,580    35,959
Customer deposits..........................................       586     7,559
Other......................................................       --      5,120
                                                             -------- ---------
Total current liabilities..................................   315,672   106,784
                                                             -------- ---------
LONG-TERM LIABILITIES:
Senior subordinated notes..................................   164,254   164,345
Notes payable, net of current portion......................     1,066    16,498
Capital lease obligations, net of current portion..........     4,093     3,852
Deferred income............................................     1,113        36
Other long-term liabilities................................     6,155     2,204
                                                             -------- ---------
Total long-term liabilities................................   176,681   186,935
                                                             -------- ---------
Commitments and Contingencies..............................
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares
 authorized, none outstanding, 15,000 shares designated
 Series A Junior participating.............................       --        --
Common stock, $.001 par value, 30,000,000 shares
 authorized, 15,015,317 issued and outstanding at December
 31, 1999 and 2000, respectively...........................        15        15
Additional paid-in capital.................................   150,288   150,288
Retained earnings (accumulated deficit)....................    68,219  (143,411)
                                                             -------- ---------
Total stockholders' equity.................................   218,522     6,892
                                                             -------- ---------
Total liabilities and stockholders' equity.................  $710,875 $ 300,611
                                                             ======== =========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the Years Ended December 31,
                                            ----------------------------------
                                               1998        1999        2000
                                            ----------  ----------  ----------
                                              (In thousands, except share
                                                         data)
Operating Revenues:
  Sales, net............................... $  177,279  $  359,956  $  333,289
  Other....................................      7,169      11,797       4,788
                                            ----------  ----------  ----------
    Total operating revenues...............    184,448     371,753     338,077
Cost of sales..............................    141,569     307,944     353,331
                                            ----------  ----------  ----------
  Gross profit (loss)......................     42,879      63,809     (15,254)
Operating expenses.........................     17,721      41,774      74,580
                                            ----------  ----------  ----------
  Income (loss) from operations............     25,158      22,035     (89,834)
Interest expense...........................     13,895      18,649      20,347
Other (income) expense.....................       (196)     (1,327)        925
                                            ----------  ----------  ----------
  Income (loss) before income taxes, equity
   income of affiliates and discontinued
   operations..............................     11,459       4,713    (111,106)
Income tax expense.........................      4,281       3,004       4,810
                                            ----------  ----------  ----------
  Income (loss) before equity income of
   affiliates and discontinued operations..      7,178       1,709    (115,916)
Equity income of affiliates, net of income
 tax.......................................      1,356       1,289          43
                                            ----------  ----------  ----------
  Income (loss) from continuing
   operations..............................      8,534       2,998    (115,873)
Discontinued Operations:
  Operations, net of income taxes..........     16,959     (24,721)    (23,432)
  Loss on disposal, net of income taxes....        --          --      (72,325)
                                            ----------  ----------  ----------
    Net income (loss)...................... $   25,493  $  (21,723) $ (211,630)
                                            ==========  ==========  ==========
Basic Earnings (Loss) Per Share:
  Income (loss) from continuing
   operations.............................. $     0.70  $     0.22  $    (7.72)
  Income (loss) from discontinued
   operations..............................       1.38       (1.78)      (6.37)
                                            ----------  ----------  ----------
    Net income (loss)...................... $     2.08  $    (1.56) $   (14.09)
                                            ==========  ==========  ==========
Diluted Earnings (Loss) Per Share:
  Income (loss) from continuing
   operations.............................. $     0.68  $     0.21  $    (7.72)
  Income (loss) from discontinued
   operations..............................       1.34       (1.77)      (6.37)
                                            ----------  ----------  ----------
    Net income (loss)...................... $     2.02  $    (1.56) $   (14.09)
                                            ==========  ==========  ==========
Weighted average shares outstanding:
  Basic.................................... 12,277,020  13,906,000  15,015,317
                                            ==========  ==========  ==========
  Diluted.................................. 12,626,394  14,168,442  15,015,317
                                            ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         Retained
                           Common Stock     Additional   Earnings     Treasury Stock          Total
                         ------------------  Paid-in   (Accumulated --------------------  Stockholders'
                           Shares    Amount  Capital     Deficit)     Shares     Amount      Equity
                         ----------  ------ ---------- ------------ ----------  --------  -------------
                                              (In thousands, except share data)
Balance as of December
 31, 1997............... 13,362,568   $13    $ 72,962   $  64,449   (1,111,562) $(16,145)   $ 121,279
 Net income.............        --    --          --       25,493          --        --        25,493
 Stock issued in
  acquisition...........    182,143   --        5,720         --           --        --         5,720
 Rescinded stock
  grants................    (18,000)  --          --          --           --        --           --
 Stock options
  exercised.............    100,660   --        1,806         --           --        --         1,806
 Retirement of treasury
  stock................. (1,111,562)   (1)    (16,144)        --     1,111,562    16,145          --
                         ----------   ---    --------   ---------   ----------  --------    ---------
Balance as of December
 31, 1998............... 12,515,809    12      64,344      89,942          --        --       154,298
 Net loss...............        --    --          --      (21,723)         --        --       (21,723)
 Secondary stock
  offering..............  2,300,000     3      79,859         --           --        --        79,862
 Stock options
  exercised.............    199,508   --        6,085         --           --        --         6,085
                         ----------   ---    --------   ---------   ----------  --------    ---------
Balance as of December
 31, 1999............... 15,015,317    15     150,288      68,219          --        --       218,522
 Net loss...............        --    --          --     (211,630)         --        --      (211,630)
                         ----------   ---    --------   ---------   ----------  --------    ---------
Balance as of December
 31, 2000............... 15,015,317   $15    $150,288   $(143,411)         --   $    --     $   6,892
                         ==========   ===    ========   =========   ==========  ========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For the Years Ended December
                                                            31,
                                                ------------------------------
                                                  1998       1999      2000
                                                ---------  --------  ---------
                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).............................  $  25,493  $(21,723) $(211,630)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
 Loss on disposal of discontinued operations..        --        --      72,325
 Depreciation and amortization................      5,687    10,132     21,941
 Write-off of fixed assets....................        --        297        --
 Proceeds from sale of equipment on lease, net
  of gain.....................................      1,290     2,960      3,188
 Gain on sale of fixed assets.................        (72)   (1,432)       --
 Equity (income) loss of affiliate, net of
  income taxes................................     (1,356)   (1,289)       (43)
 Provision for inventory obsolescence.........        --     12,814      3,525
 Provision for doubtful accounts..............        670     4,995     20,343
 Write down of shareholder note...............        --        --         200
 Loss on sale of joint venture................        --        --         859
 Deferred income taxes........................     (1,107)    3,174      1,492
 (Increase) decrease in accounts receivable...      1,849   (46,894)     4,025
 (Increase) decrease in inventories...........    (37,304)  (37,962)    35,472
 (Increase) decrease in other current assets..        180   (29,470)    26,248
 (Increase) decrease in other non-current
  assets......................................     (2,870)      289     (4,078)
 Increase (decrease) in accounts payable......        894    (3,369)    16,266
 Increase (decrease) in accrued expenses......     (2,569)    7,289     11,696
 Increase (decrease) in deferred income.......        409      (257)    (1,077)
 Increase (decrease) in other liabilities.....        (72)    1,405     (3,457)
                                                ---------  --------  ---------
 Net cash used in continuing operating
  activities..................................     (8,878)  (99,041)    (2,705)
                                                ---------  --------  ---------
 Net cash provided by (used in) discontinued
  operations..................................    (73,312)  (15,598)    50,678
                                                ---------  --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash used in acquisitions, net of cash
  acquired....................................    (75,703)  (18,080)       --
 Purchases of fixed assets....................     (5,381)  (17,635)    (9,802)
 Purchases of equipment on lease..............    (23,411)   (9,087)       --
 Proceeds from sale of fixed assets...........        751       --         --
 Purchase of facility.........................        --     (3,500)       --
 Proceeds from sale of land held for
  investment..................................        --     11,556        --
 Purchase of land held for investment.........        --    (10,124)       --
 Payments from related parties................        687       105        106
 Investment in joint venture..................        --     (2,500)    (3,734)
 Proceeds from sale of joint venture..........        --        --       1,455
 Net proceeds from the sale of discontinued
  operations..................................        --        --     175,315
                                                ---------  --------  ---------
 Net cash provided by (used in) investing
  activities..................................   (103,057)  (49,265)   163,340
                                                ---------  --------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                                 For the Years Ended December
                                                             31,
                                                 ------------------------------
                                                   1998      1999       2000
                                                 --------  ---------  ---------
                                                        (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings of amounts under senior debt
  facility.....................................    77,880    567,815    460,593
 Proceeds from sale of common stock............       --      79,862        --
 Proceeds from issuance of senior subordinated
  notes........................................   164,002        --         --
 Repayment of amounts under senior debt
  facility.....................................   (56,190)  (472,242)  (694,214)
 Proceeds of term loan.........................       --         --      15,500
 Proceeds from equipment loans.................    10,488        --         --
 Payments on equipment loans...................      (921)      (627)      (201)
 Payments on capital leases....................       (41)      (184)      (147)
 Stock options exercised.......................     1,806      5,220        --
 Payment of deferred financing costs...........    (7,478)    (1,573)   (10,525)
 Payments on notes payable.....................       --      (3,472)    (3,750)
                                                 --------  ---------  ---------
 Net cash provided by (used in) financing
  activities...................................   189,546    174,799   (232,744)
                                                 --------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................     4,299     10,895    (21,431)
                                                 --------  ---------  ---------
CASH AND CASH EQUIVALENTS, beginning of
 period........................................     6,237     10,536     21,431
                                                 --------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period.......  $ 10,536  $  21,431  $     --
                                                 ========  =========  =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Notes received from sale of inventory to joint
  venture......................................  $    --   $     --   $  29,401
                                                 ========  =========  =========
 Value of warrants issued in connection with
  origination of $15,500 term loan recorded as
  deferred financing costs.....................  $    --   $     --   $   1,079
                                                 ========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Interest paid.................................  $ 15,684  $  32,817  $  39,705
                                                 ========  =========  =========
 Income taxes paid.............................  $ 18,669  $  18,673  $   1,028
                                                 ========  =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Financial Amounts in Thousands, Except Per Share Data)

NOTE 1--GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

   Aviation Sales Company ("ASC" or the "Company") is a Delaware corporation which through its subsidiaries provides aircraft maintenance, repair and overhaul services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world. During 2000, the Company sold substantially all of the assets of its parts redistribution operation, its new parts distribution operation and its manufacturing operations. See Note 4 for further discussion. The results of operations for these businesses are included in the accompanying consolidated statements of operations as discontinued operations.

   On July 31, 1998, ASC acquired Whitehall Corporation ("Whitehall") for consideration of 2,844 shares of ASC common stock. Under the terms of the acquisition agreement, each share of Whitehall common stock was exchanged for
 .5143 shares of ASC common stock. The acquisition of Whitehall has been accounted for under the pooling of interests method of accounting. The accompanying consolidated financial statements give retroactive effect to the acquisition of Whitehall. All share amounts have been restated to include the conversion of the Whitehall common stock to ASC common stock in the merger and a two-for-one stock split effected by Whitehall in March 1997. The operations of ASC and its other subsidiaries and Whitehall retroactively consolidated are referred to herein as the operations of the Company.

SECONDARY OFFERING

   On June 16, 1999, ASC closed a public offering of 2,000 shares of common stock and on June 24, 1999, the underwriters of the public offering exercised their option to purchase an additional 300 shares of common stock. The net proceeds of the offering, $79,862, were used to repay senior indebtedness.

LIQUIDITY

   The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Notes 7 and 11, the Company was not in compliance at December 31, 1999 and March 31, 2000 with certain of the financial covenants contained in the Company's credit agreement with its senior lenders and certain of the lease agreements to which the Company is a party. On May 31, 2000, the Company amended and restated its senior credit facility and amended certain of its lease agreements. These agreements were further amended on June 25, 2000, September 30, 2000, November 28, 2000, February 14, 2001 and April 17, 2001. As discussed in Note 4, during 2000, the Company sold substantially all of the assets of its parts redistribution operation, new parts distribution operation and manufacturing operations. The proceeds from these sales were used to repay senior indebtedness. In addition, in February 2000, the Company borrowed $15,500 under a supplemental term loan with the financial institution that is the agent for the revolving credit facility. In February 2001, the Company borrowed $10,000 under a term loan from a second financial institution. The proceeds from these loans were used to repay senior indebtedness and for working capital purposes. The revolving credit facility and the $15,500 term loan mature in July 2002 and the $10,000 term loan matures in August 2002. As a result of the above transactions, the outstanding balance on the revolving credit facility was reduced from $269,580 as of December 31, 1999 to $35,959 as of December 31, 2000.

   As of March 31, 2001, the Company has $2,200 of availability for borrowing under its revolving credit facility. The Company has also recently closed (on a temporary basis) one of its maintenance, repair and overhaul ("MR&O") facilities, consolidated the operations of one of its component overhaul businesses from two facilities to one, and reduced its headcount at certain of its other MR&O facilities in order to lower its

                    AVIATION SALES COMPANY AND SUBSIDIARIES
operating expenses. The Company is also actively considering selling one or more additional operations, or the sale of additional securities, in order to repay additional debt and to fund the working capital requirements of its operations. While the Company expects to be able to meet its working capital requirements from its available resources, there can be no assurance that the Company will have sufficient working capital to meet its obligations. The Company incurred net losses for the years ended December 31, 1999 and 2000 and required cash to fund its operating activities for the years ended December 31, 1998, 1999 and 2000. As a result of these matters the Company's auditors have issued their opinion with a going concern qualification. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, medical benefit accruals, the estimated fair value of the facilities under operating lease discussed in
Note 11, and the allowances for litigation and environmental costs. A principal assumption made by the Company is that inventory will be utilized and realized in the normal course of business and may be held for a number of years.

PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (collectively the "Company"). Investments in joint ventures are accounted for under the equity method of accounting. All significant intercompany transactions and balances have been eliminated.

RECLASSIFICATIONS

   Assets, liabilities, revenues and expenses of discontinued operations have been separately reclassified in the 1999 and 1998 consolidated financial statements. Certain other prior year amounts included in the accompanying consolidated financial statements have been reclassified to conform with the 2000 presentation.

CASH AND CASH EQUIVALENTS

   The Company considers all deposits with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1999 include cash held by the Company in demand deposit accounts.

REVENUE RECOGNITION

   Revenues from aircraft maintenance service are generally recognized when services are performed and unbilled receivables are recorded based upon the percentage of completion method. Unbilled receivables are billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. These service fees are recorded in revenue over the course of the contract as the services are rendered. Gain on sale of equipment on lease is included in other revenue in the accompanying consolidated statements of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

The Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded as sales at the time the unit is shipped.

   With respect to discontinued business, repairs and sales of aircraft parts are recognized as revenue when a unit is shipped and title has passed to the customer or when a repaired unit is returned to the customer. Transfers of inventory to customers which include a related acquisition of inventory from the same third party for a similar amount are not recognized as revenue at the time of transfer. Certain of the Company's discontinued operations also warehoused and sold inventories on behalf of others under consignment arrangements. Sales of aircraft parts from consignment inventories were recorded as revenue upon shipment of the unit. Pursuant to the terms of these consignment arrangements, the Company acquired title to the consigned inventory immediately prior to sale. As such, these sales had historically been reflected on a gross basis in the accompanying consolidated statements of operations prior to the sale of the related business as discussed in Note 4 and the resulting presentation as discontinued operations. The Company also performs inventory repair management and warehouse management services for customers on a contractual basis.


INVENTORIES

   Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or market on primarily a specific identification basis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold. Cost of inventory includes raw materials, labor and overhead. The Company maintains raw materials, work in progress and finished goods inventories in support of its operations. At December 31, 1999 and 2000, inventories consisted of the following:

                                                                  1999    2000
                                                                 ------- -------
   Finished goods............................................... $35,862 $34,112
   A-300 aircraft...............................................  45,709   3,150
   Work in progress.............................................   3,848  15,415
   Raw materials................................................   4,726     438
                                                                 ------- -------
                                                                 $90,145 $53,115
                                                                 ======= =======

   The Company provides an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be utilized in the normal course of business and not on a liquidation basis. Such inventory may be held for a number of years.

EQUIPMENT ON LEASE

   The Company leases engines and spare parts inventories to customers in the airline industry on a worldwide basis through operating leases. Operating lease income is recognized on a straight-line basis over the term of the underlying leases and is included in other operating revenue in the accompanying consolidated statement of operations. The cost of equipment on lease is amortized, principally on a straight-line basis, to the estimated remaining net realizable value over the shorter of the lease term or the economic life of the equipment.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

FIXED ASSETS, NET

   Fixed assets are stated at cost, and at December 31, 1999 and 2000, consisted of the following:

                                           Depreciable
                                              Life           1999      2000
                                       ------------------- --------  --------
Land..................................                     $     71  $    114
Buildings............................. 29 years               5,553     5,709
Machinery and equipment............... 3 to 7 years          39,981    36,967
Furniture and fixtures................ 3 to 5 years           3,179    11,715
Leasehold improvements................ Shorter of lease
                                       term or useful life   35,918    40,473
                                                           --------  --------
                                                             84,702    94,978
Accumulated depreciation and
 amortization.........................                      (20,393)  (29,208)
                                                           --------  --------
                                                           $ 64,309  $ 65,770
                                                           ========  ========

   For financial reporting purposes, the Company provides for depreciation and amortization of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over their estimated useful lives. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income. Depreciation and amortization expense amounted to $2,707, $5,061 and $8,815, for the years ended December 31, 1998, 1999 and 2000, respectively.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("ACSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. The Company adopted SOP 98-1 prospectively on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

   Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company's estimate of undiscounted cash flows over the assets' remaining estimated useful life are less than the assets' carrying value. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

INVESTMENTS

   During 1994, Whitehall obtained a 40% ownership interest in a joint venture involved in the development of aircraft-related technology for an initial investment of $1. The Company accounts for its investment in the joint venture under the equity method. In 1994, Whitehall loaned $2,000 to the joint venture, which is evidenced by a promissory note which accrues interest at a maximum rate of 5% per annum. Principal and accrued interest became due on January 5, 1999. During February 2000, management elected to convert the then outstanding note and accrued interest balance into a capital contribution. During May 2000, the Company liquidated its investment in the joint venture. In connection with the disposition of the joint venture, the Company recorded a charge of $859, which is included in other (income) expense in the accompanying consolidated statement of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   In August 1999, the Company obtained a 50% interest in a limited liability corporation that designs, manufactures and installs an FAA approved conversion kit that converts certain Boeing 727 aircraft from passenger configuration to cargo configuration. The initial investment was $2,500. During 2000, the Company invested an additional $3,734 in the form of cash, advances and services. The Company accounts for this investment under the equity method.

   The total carrying value of the equity investments, including Whitehall notes receivable and accrued interest, at December 31, 1999 and 2000 was $7,647 and $6,234, respectively, and is included in other assets in the accompanying consolidated balance sheets. Summarized balance sheet information for the equity investments as of December 31, 1999 and 2000 is as follows:

                                                                 1999    2000
                                                                ------- -------
   Current assets.............................................. $14,741 $   --
   Noncurrent assets...........................................   3,150  13,234
   Current liabilities.........................................   3,622   1,234
   Noncurrent liabilities......................................   2,000     --

   Summarized results of operations for the equity investments for the years ended December 31, 1998, 1999 and 2000 are as follows:


                                                             1998    1999   2000
                                                            ------- ------- ----
   Net sales............................................... $45,483 $38,338 $725
   Gross profit............................................   7,754   7,341  --
   Net income..............................................   5,557   5,298  --


INTANGIBLE ASSETS

   The costs associated with obtaining financing are included in the accompanying consolidated balance sheets as deferred financing costs and are being amortized over the terms of the loans to which such costs relate. Amortization of deferred financing costs included in continuing operations for the years ended December 31, 1998, 1999 and 2000 was $460, $510 and $2,622,
respectively, and is included in interest expense in the accompanying consolidated statements of operations. Amortization of deferred financing costs included in discontinued operations for the years ended December 31, 1998, 1999 and 2000 was $489, $1,214 and $11,039, respectively. During 2000, the Company completed the sales of certain of its operations and assets and the liquidation of a joint venture, and used the proceeds to repay senior indebtedness outstanding under the credit facility. See Notes 4 and 7. As a result of these dispositions, the Company's commitment under its credit facility was reduced and the Company wrote off the deferred financing costs of $5,407 that related to that reduction in the quarter ended December 31, 2000, of which $1,074 is included in amortization of deferred financing costs in continuing operations and $4,333 is included in amortization of deferred financing costs in discontinued operations. See Note 7. The cost and accumulated amortization of deferred financing costs as of December 31, 1999 and 2000 is as follows:

                                                                1999     2000
                                                               -------  -------
   Original basis............................................. $10,951  $22,587
   Accumulated amortization...................................  (2,998) (16,659)
                                                               -------  -------
                                                               $ 7,953  $ 5,928
                                                               =======  =======

   The excess of the purchase price over the fair values of the net assets acquired from acquisitions of businesses has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

Effective January 1, 1999, the Company revised the estimated fair market values allocated to goodwill and inventories relating to an acquisition accounted for under the purchase method. This revision resulted in a reduction in goodwill and increase in inventories of $1,410. Amortization expense for the years ended December 31, 1998, 1999 and 2000 was $784, $2,360 and $9,852, respectively.
Goodwill and accumulated amortization at December 31, 1999 and 2000 are as follows:

                                                                1999     2000
                                                               -------  -------
   Original basis............................................. $54,216  $46,855
   Accumulated amortization...................................  (2,975)  (5,465)
                                                               -------  -------
                                                               $51,241  $41,390
                                                               =======  =======

   The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring whether there is an impairment. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted cash flow resulting from the use and ultimate disposition of the asset. In April 2000, a customer which represented a significant portion of the operations at one of the Company's heavy airframe maintenance facilities filed for protection under the U.S. bankruptcy code. As a result of this event, the Company has temporarily closed this facility and has determined that the goodwill relating to this facility and certain capitalized contract costs associated with the customer are impaired. Accordingly, during the quarter ended December 31, 2000, the Company recorded a charge of $7,808 to write off the carrying value of the goodwill and contract costs, which is included in operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2000. The Company has determined that no other impairments have occurred.

RECENTLY ISSUED ACCOUNTING STANDARDS

   Notes receivable is comprised of notes due from KAV Inventory, LLC ("KAV"), a 50% owned limited liability company which acquired all of the aircraft and engine spare parts inventory and the engine inventory of the Company's redistribution operation as discussed in Note 4. These notes bear interest at 14% and are subordinated in all respects to certain institutional financing of KAV. Management does not expect to receive any payments under the notes during 2001. Because of the contingencies discussed in Note 4, recognition of interest income under the notes will be deferred and recognized as collected following collection of all outstanding principal amounts.

DEFERRED INCOME

   Advance payments and deposits received on operating leases are initially deferred and subsequently recognized as the Company's obligations under the lease agreements are fulfilled.

ENVIRONMENTAL COSTS

   Environmental expenditures that relate to current operations are expensed as incurred. Remediation costs that relate to existing conditions caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Environmental costs are included in operating expenses in the accompanying consolidated statements of operations.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

STOCK COMPENSATION PLANS

   The Company accounts for the fair value of its grants under its stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") on January 1, 1996.

INCOME TAXES

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

FINANCIAL INSTRUMENTS

   The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of the revolving loan approximates the carrying amount of the revolving loan in the accompanying consolidated balance sheets because management believes the interest rate to be the fair market interest rate. The fair value of the senior subordinated notes is $66,000 based on the market value of the notes as of December 31, 2000. Management believes the fair value of notes receivable approximates the carrying amount of the notes because the interest rates on the notes represent fair market interest rates.

START UP ACTIVITIES

   In April 1998, the ACSEC issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 establishes standards for the reporting and disclosure of start-up costs, including organization costs. The Company adopted SOP 98-5 effective on January 1, 1999. The adoption of SOP 98-5 did not have a material effect on the Company's financial position or results of operations. The Company expenses start-up costs as incurred.


COMPREHENSIVE INCOME

   For all periods presented, comprehensive income is equal to historical net income or loss.

SEGMENT REPORTING

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual and interim financial reports to shareholders. It also establishes standards for related disclosures about an enterprise's business segments, products, services, geographic areas and major customers.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

SFAS No. 131, which supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", retains the requirement to report information about major customers and requires that a public company report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. The Company adopted SFAS No. 131 effective December 31, 1998. The Company operates its businesses as a single segment: airline services.

RECENTLY ISSUED ACCOUNTING STANDARDS

   In January 2000, Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition was issued. SAB No. 101 clarifies issues relating to revenue recognition in financial statements including income statement presentation and disclosure. SAB No. 101 became effective in 2000 and did not have a material effect on the Company's financial position or the results of operations.

   In May 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives", ("EITF Issue No. 00-14") which addresses the recognition, measurement and income statement classification for sales incentives offered by vendors to customers. EITF Issue No. 00-14 became effective for the Company during the quarter ended September 30, 2000. Sales incentives within the scope of this issue include offers that can be used by a customer to receive a reduction in the price of a product or service at the point of sale. The consensus states that the cost of the sales incentive should be recognized at the latter of the date at which the related revenue is recorded or the date at which the sales incentive is offered. The consensus also states that when recognized, the reduction in or refund of the selling price should be classified as a reduction of revenue, and that if the sales incentive is a free product or service delivered at the time of sale, the cost should be classified as an expense. The adoption of EITF Issue No. 00-14 did not have a material effect on the Company's financial position or results of operations.

   In March 2000, the FASB issued FASB Interpretation ("FIN") 44, "Accounting for Certain Transactions involving Stock Compensation," which clarifies the application of APB Opinion No. 25 for certain issues. The interpretation was effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which were effective after December 15, 1998. The adoption of FIN 44 did not have a material effect on the Company's financial position or results of operations.

   In July 2000, the Emerging Issues Task Force ("EITF") issued 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 became effective in the fourth quarter of 2000. EITF 00-10 prohibits the netting of shipping and handling costs against shipping and handling revenues. EITF 00-10 permits companies to adopt a policy of including shipping and handling costs in cost of sales or other income statement line items. The adoption of EITF 00-10 did not have a material effect on the Company's financial position or results of operations.

NOTE 2--BUSINESS COMBINATIONS

ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING

   In March 1998, the Company completed the acquisition of Caribe Aviation, Inc. ("Caribe") and Caribe's wholly owned subsidiary Aircraft Interior Design, Inc. ("AIDI") for $23,300, consisting of $5,000 in cash, and

                    AVIATION SALES COMPANY AND SUBSIDIARIES

$5,000 in promissory notes payable over two years; the issuance of 182 shares of the Company's common stock; and the repayment of approximately $7,600 of indebtedness owed by Caribe and AIDI to a financial institution. See Note 8.

   In September 1998, the Company completed the acquisition of Triad International Maintenance Corporation ("TIMCO") for $63,300 in cash. Additionally, as a part of the transaction, the Company agreed to guarantee certain industrial revenue bond financing incurred in connection with the development of TIMCO's Greensboro operating facilities, in the approximate amount of $11,700 and the Company has posted an irrevocable letter of credit to secure its obligations thereunder.

   In August 1999, the Company completed the acquisition of the assets of Kitty Hawk, Inc.'s airframe and JT8D engine maintenance operations ("TIMCO Oscoda") located in Oscoda, Michigan and entered into agreements to provide heavy airframe and engine maintenance services to Kitty Hawk for a three-year period. Under the terms of the acquisition agreement, the Company paid $18,080 in cash and was to deliver $3,500 in purchase credits to Kitty Hawk during future periods. The pre-acquisition operations of Kitty Hawk, Inc.'s airframe and JT8D engine maintenance operations were not material to the operations of the Company for 1998 or 1999. During 2000, Kitty Hawk filed bankruptcy and recently the Company closed its airframe maintenance facility in Oscoda, Michigan on a temporary basis. See Note 1.

   The Company's acquisitions of Caribe, AIDI, TIMCO and TIMCO Oscoda have been accounted for under the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair values at the date of acquisition, and their results of operations have been included in the accompanying consolidated financial statements from the date of acquisition.

   Unaudited pro forma consolidated results of operations assuming Caribe, AIDI and TIMCO acquisitions had occurred at the beginning of the period presented are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Revenue.........................................................   $298,532
   Income from continuing operations...............................     10,142
   Net income......................................................     27,100
   Diluted earnings per share......................................       2.13

   The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of January 1, 1998.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

PURCHASE PRICE ALLOCATIONS

   The purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) were as follows:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Accounts receivable........................................ $31,874  $   --
   Inventories................................................  15,057    3,535
   Other current assets.......................................   1,127      --
   Other non-current assets...................................     483    1,000
   Fixed assets...............................................  22,245    2,322
   Goodwill...................................................  40,903   14,723
   Accounts payable...........................................  (8,842)     --
   Accrued expenses........................................... (16,424)  (3,500)
   Notes payable..............................................  (5,000)     --
   Common stock issued........................................  (5,720)     --
                                                               -------  -------
   Cash used in acquisitions, net of cash acquired............ $75,703  $18,080
                                                               =======  =======

ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD OF ACCOUNTING

   Shares issued to consummate acquisitions accounted for under the pooling of interests method of accounting are reflected as outstanding for all periods presented in the accompanying consolidated financial statements. In July 1998, the Company acquired Whitehall for consideration of 2,844 shares of AVS's common stock. The acquisition was accounted for using the pooling of interests method of accounting and thus, the accompanying consolidated financial statements have been restated to give retroactive effect for the acquisition for all periods presented. Operating revenues and net income of Whitehall in 1998 for the period prior to the pooling were $86,498 and $6,115, respectively.

NOTE 3--ADJUSTMENTS TO CARRYING VALUE OF CERTAIN ASSETS AND OTHER CHARGES

   During the quarter ended December 31, 1999, the Company recorded adjustments to the carrying value of certain assets and other charges totaling approximately $60,858. These charges include a reduction in the carrying value of the Company's inventory at December 31, 1999 of $23,351 primarily relating to inventory held for sale by the Company's redistribution operations, a $9,830 write-down in the carrying value of the four A-300 aircraft owned by the Company and included in inventory, and a $7,700 write-down of previously capitalized costs expended relating to the development of a new software system which has not been implemented and will not be completed.

   Also included in these charges is a $7,747 addition to the allowance for doubtful accounts receivable, $4,800 of accrued expenses relating to the runoff of one of the Company's health insurance plans, $2,000 of Year 2000 remediation costs, accrued severance and increased professional fees of $1,163, and the write-off of financing fees relating to a new credit facility which did not close and miscellaneous deposits and other assets which have been determined not to be collectible of $4,267. These charges are substantially non-cash items.

   Of the total 1999 charges and adjustments, approximately $16,545 relate to the Company's continuing operations and $44,313 relate to discontinued operations. In regard to the charges incurred in relation to

                    AVIATION SALES COMPANY AND SUBSIDIARIES
continuing operations, $12,673 and $5,304, respectively, are included in cost of sales and operating expenses, in the accompanying consolidated statement of operations for the year ended December 31, 1999. In addition, other expense (income) included a gain on sale of land of $1,432 for the year ended December 31, 1999.

   During the year ended December 31, 2000, the Company recorded charges totaling $6,638 relating to the disposal of three A-300 aircraft that it owned and an adjustment of $4,871 to the carrying value of leased assets. These charges are included in cost of sales in the accompanying consolidated statement of operations for the year ended December 31, 2000. In addition, during 2000, the Company recorded charges totaling $30,016 relating to the temporary closure of one of its heavy airframe maintenance facilities and bad debt allowances relating primarily to a customer who filed for bankruptcy in 2000 and a customer who recently ceased operations. These charges are included in operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2000.

NOTE 4--DISCONTINUED OPERATIONS

   In September 2000, the Company completed the sale of substantially all of the assets of its manufacturing operations for $41,000, excluding transaction expenses and possible post-closing adjustments. The cash proceeds of the sale were used to repay senior indebtedness.

   In December 2000, the Company completed the sale to another redistributor Kellstrom Industries, Inc. (the "Purchaser") of substantially all of the assets and business of its redistribution operation in a series of transactions intended to constitute a single transaction (the "Transaction"). The aggregate purchase price received in the Transaction was $156,400, approximately $127,000 of which was paid in cash ($122,000 after payment of transaction expenses). The net proceeds of the Transaction were used to repay senior indebtedness. As part of the Transaction, the Company acquired a 50% interest in a limited liability company, KAV Inventory, LLC ("KAV") organized by the Purchaser and the Company. Substantially all of the aircraft and engine spare parts inventory and the engine inventory of the Company's redistribution operation, as well as certain rotable parts inventories from two of the Company's MR&O operations, were sold to KAV for 89% of the closing date book value of such inventory ($148,600, subject to post-closing adjustments). Compensation for the sale of inventory was comprised of cash of approximately $105,000 and two subordinated notes, each in the principal amount of $13,700, and one subordinated note in the principal amount of $15,701. The notes bear interest at 14% per annum and are subordinated in all respects to the KAV institutional financing. In addition, the Company posted an $8,500 letter of credit to secure, in part, KAV's institutional financing. Further, the Company and the Purchaser each advanced $2,300 to KAV to allow it to pay fees and costs relating to its institutional financing. The Company and the Purchaser will receive reimbursement of these advances after payment of the institutional financing and prior to repayment of the senior subordinated notes.

   KAV's sole business is the liquidation of the inventory it acquired from the Company. KAV entered into an agreement to consign all of its inventories to the Purchaser. The Transaction agreement specifies that all of the proceeds from sales of the inventory, less a consignment commission to the Purchaser of 20%, will be used to pay interest and principal on KAV's institutional debt. After the institutional debt is paid in full, proceeds from the sale of inventory will be used to reimburse the Company and the Purchaser for advances made to KAV to allow it to pay fees and costs relating to its institutional financing and thereafter to pay interest and principal on the two $13,700 notes. Interest and principal on the $15,701 note will be paid from the remaining proceeds from the sale of inventory, less a 35% consignment commission to the Purchaser. Under the Transaction agreement, the Company has approval rights relating to the sale price of certain inventory. After considering a third-party appraisal of the inventory and projections of cash distributions in accordance with the Transaction agreement, management believes the total amount of the notes of $29,401 will be fully realized. Interest income on the notes will be deferred and recognized as collected following collection of all outstanding principal amounts. The projections of cash distributions to the Company are highly dependent upon the timing of the sales and the sale prices obtained by the Purchaser for KAV's inventory.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The second component of the Transaction consisted of a sale of certain non-inventory assets of the redistribution operation, including one of the $13,700 subordinated notes described above, net of certain payables assumed by the Purchaser, for approximately $21,500, all of which was paid in cash. Under the terms of the Transaction, the Purchaser has the right after one year from the date of the Transaction to require the Company to repurchase receivables sold in accordance with the Transaction to the extent they remain uncollected. As of March 31, 2001, $8,515 of receivables sold pursuant to the Transaction had not been collected by the Purchaser. In addition, the purchase price for the sale of inventory and non-inventory assets is subject to post-closing adjustments as set forth in the agreements. The Purchaser has indicated that post-closing adjustments would result in a reduction in the aggregate consideration received pursuant to the Transaction of approximately $4,500. The Company has notified the Purchaser of its intention to dispute their calculation of post-closing adjustments and the proposed reduction in consideration. While there can be no assurance, the Company does not believe that the resolution of this dispute or the amount of receivables which the Company may ultimately be obligated to repurchase will have a material impact on the Company's financial position or results of operations. During the year ended December 31, 2000, the Company recorded a charge of $56,700, including $20,400 in the quarter ended December 31, 2000, to reduce the carrying value of its investment in the redistribution operation to its estimated net realizable value.

   In addition, as part of the sale of the redistribution operations described above, the Purchaser leased a facility and certain furniture, fixtures and equipment used in the redistribution operations for a one-year period. The Purchaser has an option to acquire these assets during the term of the lease and after one year the Company has an option to require the Purchaser to acquire the assets, which can be extended by the Purchaser for six months under certain circumstances. The Company also entered into a sublease agreement relating to the redistribution operation's warehouse and corporate headquarters facility for a five-year period with the right to renew for five consecutive five-year periods at a market rental rate. The Company also entered into a non-competition agreement whereby the Company is restricted from engaging in the redistribution business for a period of up to five years. In addition, the Company entered into a cooperation agreement under which it agreed to provide repair services for the KAV parts inventory and the Purchaser's parts inventory and the Purchaser agreed to supply parts to the Company's MR&O operations.

   In December 2000, the Company completed the sale of the stock of its subsidiary, Aviation Sales Bearings Company, which operates the Company's Dixie Aerospace Bearings new parts distribution operation. In the transaction, the Company received net aggregate consideration of $17,700 inclusive of debt assumed by the purchaser. The net cash proceeds from the sale, which approximated $13,500, were used to reduce outstanding senior indebtedness. Also, as part of the transaction, the Company retained certain accounts receivable and inventories. Such retained assets are being sold and collected pursuant to consignment and collection agreements executed with the purchaser. The Company anticipates that the liquidation of these assets will provide additional consideration as these receivables are collected and inventory is sold.

   The net income (loss) of these operations prior to their respective disposal dates net of income taxes, is included in the accompanying consolidated statements of operations under "discontinued operations". Previously issued financial statements have been changed to reflect those operations as discontinued operations. Revenues from such operations through the disposal dates were $316,367, $317,326 and $222,299 for the years ended December 31, 1998, 1999 and 2000, respectively. The aggregate results of operations of the discontinued operations through the disposal dates, net of income tax provision (benefit) of $11,865, ($16,758) and $624, were $16,959, ($24,721) and ($23,432)
for the years ended December 31, 1998, 1999 and 2000, respectively.

   The provision for loss on disposal of discontinued operations reflected in the accompanying consolidated statement of operations for 2000 of $73,325 includes the write-down of the assets of the operations to estimated net realizable values, subject to post-closing adjustments. No expected tax benefit has been recorded relating to

                    AVIATION SALES COMPANY AND SUBSIDIARIES
the provision for loss on disposition as all loss carrybacks relating to the discontinued operations have been utilized and the Company has provided a full valuation allowance on its deferred tax assets (see Note 13).

   A summary of the net assets of the discontinued operations as of December 31, 1999 and 2000 is as follows:

                                                               1999      2000
                                                             --------  --------
   Accounts receivable, net................................. $ 71,392  $  8,492
   Inventories..............................................  260,464     6,565
   Other current assets.....................................    3,829       137
   Fixed assets, net........................................   26,771     9,356
   Other assets.............................................   19,858     2,081
   Accounts payable and accrued expenses....................  (67,917)  (19,077)
   Notes payable............................................      --     (4,075)
                                                             --------  --------
   Net assets of discontinued operations.................... $314,397  $  3,479
                                                             ========  ========

   The above amounts are net of reserves of $28,185 and $28,048 as of December 31, 1999 and 2000, respectively.

NOTE 5--ACCOUNTS RECEIVABLE

   The Company distributes products and services to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other companies. The Company performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. Accrued sales not billed for aircraft maintenance services are billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. Accrued sales not billed amounted to $45,074 and $28,733 at December 31, 1999 and 2000, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

   The Company's top ten customers combined accounted for approximately 49.6% and 56.2% of operating revenues, for the years ended December 31, 1999 and 2000, respectively. One customer accounted for 22.6% and 14.0% of operating revenues for the years ended December 31, 1999 and 2000, respectively. No other customer accounted for more than 10% of operating revenues in 1999 and 2000. No customer accounted for more than 10% of accounts receivable as of December 31, 1999 and 2000. There was no concentration of credit risk associated with any specific customer in 1998.

NOTE 6--EQUIPMENT ON LEASE

   In the normal course of business, the Company leases engines and spare parts to third parties pursuant to noncancelable operating leases ranging from one to ten years. The cost and accumulated amortization of equipment on lease are as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1999     2000
                                                                -------  ------
   Equipment on lease, at cost................................. $19,755  $7,156
   Accumulated amortization....................................  (2,362) (1,407)
                                                                -------  ------
                                                                $17,393  $5,749
                                                                =======  ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   Deposits of $1,113 and $36 as of December 31, 1999 and 2000, respectively, received on outstanding leases are recorded as deferred income in the accompanying consolidated balance sheets and will be applied in connection with the final settlement of these leases. Amortization expense on equipment on lease amounted to $2,018, $2,151 and $1,035 for the years ended December 31, 1998, 1999 and 2000, respectively. Future minimum lease payments receivable under outstanding leases are as follows:

      Year Ending December 31,
      ------------------------
      2001............................................................. $1,162
      2002.............................................................    753
      2003.............................................................    226
      2004.............................................................    104
                                                                        ------
                                                                        $2,245
                                                                        ======

NOTE 7--NOTES PAYABLE AND REVOLVING LOAN

   Prior to May 31, 2000, the Company had a revolving loan and letter of credit facility (the "Credit Facility") of $300,000 with a group of financial institutions. Effective May 31, 2000, the Credit Facility was amended and the commitment was reduced to $285,000. Following the liquidation of the AvAero joint venture, and the sales of the A-300 aircraft, manufacturing operations and redistribution operations described above, the commitment was reduced to $88,000. As of April 17, 2001, the commitment is effectively $75,000. The Credit Facility expires in July 2002. The Credit Facility was further amended on June 25, 2000, September 30, 2000, November 28, 2000, February 14, 2001 and April 17, 2001. Interest under the Credit Facility is, at the option of the Company, (a) prime plus 3.0%, or (b) LIBOR plus 4.5%. During the year ended December 31, 1999 and 2000, the weighted average interest rate on the Credit Facility was 7.21% and 10.94%, respectively. As of December 31, 1999 and December 31, 2000, the outstanding balance on the Credit Facility was $269,580 and $35,959, respectively. Borrowings under the Credit Facility are secured by a lien on substantially all of the Company's assets and the borrowing base consists primarily of certain of the Company's receivables and inventory.

   The Credit Facility contains certain financial covenants regarding the Company's financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of borrowing and repayment of all debt in the event of a material adverse change in the business of the Company or a change in control as defined. A default under the Credit Facility could potentially result in a default under other agreements to which the Company is a party, including its lease agreements. In addition, the Credit Facility requires mandatory repayments and a reduction in the total commitment under the Credit Facility from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. At December 31, 1999 and March 31, 2000, the Company was not in compliance with certain of the financial covenants contained in the Credit Facility. The financial institutions which are party to the Credit Facility agreed to forbear in regards to these covenant violations and other matters until May 31, 2000 at which point in time the Credit Facility was amended. The Credit Agreement was further modified effective June 25, 2000, September 30, 2000, November 28, 2000, February 14, 2001 and April 17, 2001. The Company was required to pay fees of $3,000 in relation to the standstill agreement associated with the early 2000 forbearance, which were amortized over the period from February 1, 2000 through May 31, 2000. In connection with the June 25, 2000 amendment, the Company paid fees of $2,154, which are being amortized between July 1, 2000 and June 30, 2002. To the extent the Credit Facility remains outstanding as of certain dates, the Company is committed to pay incremental financing fees as follows: June 30, 2001--$1,000, August 14, 2001--2% of outstanding commitment less $1,000, November 14, 2001--2% of outstanding commitment and February 14,

                    AVIATION SALES COMPANY AND SUBSIDIARIES

2002--2% of outstanding commitment. At December 31, 2000, $2,441 was available for borrowing under the Credit Facility and outstanding letters of credit aggregated $30,233.

   In February 2000, the Company executed a $15,500 term loan with the financial institution that is the agent under the Credit Facility. The term loan is senior secured debt, bears interest at 12% per annum, contains financial covenants which are consistent with the Credit Facility and matures in July 2002. Principal payments of $500 per month are due beginning in January 2002 with a final principal payment of $12,000 due in July 2002. Under the term loan agreement, the Company also granted the lender common stock purchase warrants to purchase 129 shares of the Company's common stock exercisable for nominal consideration at any time until December 31, 2005. If the term loan is not repaid in full, the warrants entitle the holder to require the Company, subsequent to July 31, 2000 and subject to a vesting schedule, to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share. The lender has not required the Company to repurchase any warrants through December 31, 2000. The Company has recorded the value of these warrants ($1,079) as additional deferred financing costs and is amortizing this amount to interest expense over the term of the loan.

   In February 2001, the Company obtained a $10,000 term loan from a financial institution. The term loan is senior secured debt, bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6,704 and for working capital purposes. In connection with the term loan, the Company issued warrants to purchase 250 shares of its unissued common stock at an exercise price of $4.00 per share to each of four individuals, two of whom are officers and/or directors of the Company and one of whom is a principal stockholder of the Company. Each of these individuals provided credit support to the financial institution which advanced the loan proceeds.

SENIOR SUBORDINATED NOTES

   In February 1998, the Company sold $165,000 of senior subordinated notes with a coupon rate of 8.125% at a price of 99.395%. The proceeds of the sale were used to repay all amounts then outstanding under the Credit Facility and to fund the cash requirements related to certain acquisitions. The senior subordinated notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year. The senior subordinated notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Credit Facility and under facilities which may replace the Credit Facility in the future. In addition, the senior subordinated notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.

   The indenture pursuant to which the senior subordinated notes have been issued permits the Company and its subsidiaries to incur additional indebtedness, including additional senior debt. Under the indenture, the Company may borrow unlimited additional amounts so long as after incurring such debt it meets a fixed charge coverage ratio for the most recent four fiscal quarters. Additionally, the indenture allows the Company to borrow and have outstanding additional amounts of indebtedness (even if it does not meet the required fixed charge coverage ratios), up to enumerated limits. The Company did not meet the fixed charge coverage ratio for the one-year period ended December 31, 2000. Accordingly, its ability to incur additional debt is currently limited under its indenture. The senior subordinated notes are also effectively subordinated in right of payment to all existing and future liabilities of any of its subsidiaries which do not guarantee the senior subordinated notes.

   The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries and each subsidiary that will be organized in the future

                    AVIATION SALES COMPANY AND SUBSIDIARIES
by the Company unless such subsidiary is designated as an unrestricted subsidiary. Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the subsidiary guarantors. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of subsidiary guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of subsidiary guarantors to the extent of the assets securing their obligations, including the Credit Facility. Furthermore, the indenture permits subsidiary guarantors to incur additional indebtedness, including senior debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management has determined that such information is not material to investors.

   The senior subordinated notes are redeemable, at the Company's option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii)
2005--101.354%; and (iv) 2006 and thereafter--100%. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase all or any part of each holder's senior subordinated notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the senior subordinated notes upon a change in control or that such repurchase will then be permitted under the Credit Facility.

   Under the indenture, if the Company sells assets (other than inventory in the ordinary course of business or leases or assets subject to leases in the ordinary course of business) with a fair market value in excess of $2,000 or for net proceeds in excess of $2,000, the Company must comply with certain requirements. Additionally, the Company must use the proceeds from such asset sales, within 270 days after completion of the sales, to either permanently repay senior debt or to acquire other businesses or assets (or, if such proceeds are not used for these purposes, then such proceeds must be used to repurchase senior subordinated notes). Further, if the value of the assets sold exceeds $15,000, the Board of Directors must determine that the Company is receiving fair market value for the assets sold.

   The indenture contains certain other covenants that, among other things, limit the Company's ability and that of its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of the Company's assets.

OTHER LOANS

   In connection with the Company's acquisition of Kratz-Wilde Machine Company in October 1997, a subsidiary of the Company delivered a non-interest-bearing promissory note (guaranteed by the Company) to the sellers in the original principal amount of $2,500 (discounted to $2,200). A payment of $1,250 was made during January 1999 and the final payment of $1,250 was made during January 2000. Interest on this note was imputed at 8%.

   In connection with the acquisition of Caribe and AIDI, a subsidiary of the Company delivered to the sellers a promissory note in the original principal amount of $5,000, which was guaranteed by the Company. The note was payable over a two year period with an interest rate of 8% per annum. The first payment of $2,500 was made during March 1999 and the second payment of $2,500 was made during March 2000. See Note 8.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 8--RELATED PARTY TRANSACTIONS

   The Company leased its former corporate headquarters and warehouse in Miami, Florida (the "Miami Property") from an entity controlled by certain stockholders of the Company. The lease on the Miami Property called for annual payments in the amount of $893 expiring on December 2, 2014. In connection with the purchase of the Miami Property by the related party, the Company made an unsecured $2,466 loan to the related party, which bears interest at 8% per annum. The loan was being repaid in monthly installments with any remaining outstanding principal and interest due on December 2, 2004. In January 2001, the loan was sold to a principal shareholder of the Company for 90% of the then outstanding principal balance of $2,006. In March 2001, the Miami Property was sold and the Company was relieved of its remaining obligations under the lease agreement.

   The Company also leases two facilities and periodically utilizes aircraft owned by an officer/director of the Company. Total expense incurred in relation to these items was $1,370 and $2,707 in 1999 and 2000, respectively. This same officer/director sold Caribe and AIDI to the Company in 1998. See Note 2.

   Certain shareholders of the Company provided letters of credit in the aggregate amount of $8.0 million for the benefit of Bank of America, as agent under the Kellstrom Industries, Inc. senior credit facility, in connection with the Transaction.

   See Note 7 for a description of debt guarantees by certain officers, directors and principal stockholders in connection with a term loan to the Company. See Note 11 for a description of credit support provided by certain stockholders in connection with an amendment to an operating lease of the Company.

   The Company believes that the terms of its agreements with related parties are no less favorable than could have been obtained from unaffiliated third parties.

   At December 31, 1997, as payment of bonuses, six officers of the Company were each granted 3 shares of the Company's common stock. On June 18, 1998, the Compensation Committee of the Company's Board of Directors rescinded this share grant. No consideration was provided or will be provided in the future in connection with the rescission.

NOTE 9--PREFERRED SHARE PURCHASE RIGHTS

   On November 2, 1999, the Company declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of its common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an initial exercise price of $90.00. In general, the Rights become exercisable if a person or group hereafter acquires 15% or more of the outstanding common stock of the Company or announces a tender offer for 15% or more of the common stock. The Board of Directors will in general be entitled to redeem the Rights at one percent per Right at any time before any such person hereafter acquires 15% or more of the outstanding common stock.

   In March 2000, the Company amended the rights agreement to allow one of its stockholders to acquire beneficial ownership of up to 25% of the outstanding shares of the Company. Simultaneously, the stockholder agreed not to engage in certain activities without the prior approval of a majority of the Company's disinterested board members. In December 2000, the rights agreement was further amended to allow the same stockholder to increase its beneficial ownership to up to 30% of the outstanding shares of the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 10--COMMITMENTS AND CONTINGENCIES

LITIGATION AND CLAIMS

   Several lawsuits have been filed against the Company and certain of its officers and directors, and its auditors, in the United States District Court for the Southern District of Florida, which have now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000 and in September 2000, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934. Among other matters, the amended consolidated complaint alleges that the Company's reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of the Company's common stock in the June 1999 public offering and one consisting of purchasers of the Company's common stock during the period between April 30, 1997 and April 14, 2000. The Company has filed a motion to dismiss the claims in the amended consolidated complaint. The Company believes that the allegations contained in the amended consolidated complaint are without merit and intends to vigorously defend these and any related actions. Nevertheless, unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods.

   The U.S. Securities and Exchange Commission is conducting an inquiry into the Company's accounting for certain transactions. The Company is cooperating with the SEC in its inquiry.

   On January 8, 1999, Paine Webber Incorporated filed in the Supreme Court of the State of New York a complaint against the Company and its subsidiary, Whitehall, alleging breach of contract claims and related claims against the Company and Whitehall and a tortious interference with a contract claim against the Company. This suit was settled in November 2000 for a non material amount.

   On June 24, 1998, Zantop International Airlines, Inc. filed an action against Aero Corp.-Macon, Inc., one of the Company's subsidiaries (which is now part of TIMCO), in the Superior Court of Bibb County, Georgia. The suit was for an unspecified amount of damages and certain equitable relief arising out of the July 1997 sale to Aero Corp.-Macon, Inc. (then a subsidiary of Whitehall) of certain assets used in connection with the operation of Aero Corp.-Macon, Inc. The nature of the action involved a contractual dispute relative to certain purchase price adjustments and inventory purchases. The Company settled the suit for a non material amount during July 2000.

   The Company is also involved in various lawsuits and other contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial position or results of operations of the Company.

ENVIRONMENTAL MATTERS

   The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection ("FDEP") regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total testing, remediation and compliance costs for this facility will be approximately $1,400. Testing and evaluation for all known sites on TIMCO-Lake City's property is substantially complete and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Subsequently, the Company's accruals were increased because of this monitoring, which indicated a need for new equipment and additional

                    AVIATION SALES COMPANY AND SUBSIDIARIES
monitoring. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies. To comply with the financial assurances required by the FDEP, the Company has issued a $1,400 standby letter of credit in favor of the FDEP.

   Additionally, there are other areas adjacent to TIMCO-Lake City's facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that Whitehall and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.

   The Company owns a parcel of real estate on which Whitehall previously operated an electronics business. The Company is currently assessing environmental issues with respect to this property. When the Company acquired Whitehall, its environmental consultants estimated that remediation costs relating to this property could be up to $1,000.

   Accrued expenses in the accompanying December 31, 1999 and 2000 consolidated balance sheets includes $3,148 and $1,702, respectively, related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.

OTHER MATTERS

   The Company has employment agreements with certain of its officers and key employees which extend from two to four years. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for certain severance benefits in the event of a change of control.

   The Company has a commitment with a vendor to convert one Airbus aircraft from passenger configuration to cargo configuration. The terms of the agreement specify that the Company has the right to terminate the agreement; however, the Company could be subject to a termination fee. The termination fee would be calculated as the unused costs incurred by the vendor plus a fee equal to 10% of such unused costs.

NOTE 11--LEASES

   On December 17, 1998, the Company entered into an operating lease for its build-to-suit corporate headquarters and warehouse facility with First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease has an initial term of five years and is a triple net lease with annual rent as provided in the lease. The lease contains financial covenants regarding the Company's financial performance and certain other affirmative and negative covenants which it will be obligated to comply with during the term of the lease.

   Substantially all of the Company's subsidiaries have guaranteed the Company's obligations under the lease. Additionally, the Company has an option to acquire the new facility at the end of the lease for an option price as determined in the lease. Alternatively, if the Company does not purchase the new facility at the end of the lease, it will be obligated to pay certain amounts as provided in the lease. Management estimates that the current fair value of the facilities exceeds the Company's purchase option. Accordingly, no accrual for the obligation has been recorded by the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   Lease payments are currently at a rate of LIBOR plus 4.50% and the Company is responsible for all property taxes, insurance and maintenance of the property. The Company has subleased a portion of the facility to the purchaser of the Company's redistribution business (see Note 4). The sublease is for an initial term of five years with an additional option to renew for five consecutive five-year terms at market rates. Payments during the initial term are the lesser of $384 per month or the actual amount paid by the Company relating to the premises subleased. See Note 4.

   The development of the new facility was financed by the trust through a $43,000 loan facility provided by a financial institution. Pursuant to the agreements entered into in connection with this financing, the Company was obligated to develop the new facility on behalf of the trust and was responsible for the timely completion thereof within an established construction budget. The Company and substantially all of its subsidiaries have guaranteed the repayment of $37,840 of the trust's obligations under the agreements. The trust's obligations under these agreements are secured by a lien on the real property and improvements comprising the facilities and on the fixtures therein. Further, the Company has posted an irrevocable letter of credit in favor of the trust in the amount of $9,000 to secure both its obligations under the lease and the trust's obligations under these agreements.

   The Company was not in compliance at December 31, 1999 and March 31, 2000 with certain of the financial covenants contained in the lease agreement. The lessor agreed to forbear in regards to these covenant violations and other matters until May 31, 2000 at which point in time the lease agreement was amended. The lease agreement was further modified effective June 25, 2000, September 30, 2000, November 28, 2000, December 31, 2000, February 14, 2001 and April 19, 2001. Under the terms of the April 19, 2001 amendment, two shareholders of the Company provided a guarantee in relation to the proceeds to be received from the sale of one of the leased buildings in an amount up to $1.0 million. Such guarantee expires January 2, 2002. As part of the amendment, the lessor has agreed to waive non-compliance with financial covenants, if any, through the period ended December 31, 2001. The Company will assess the accounting impact, if any, including the classification of the lease, as a result of this amendment during 2001.

   The Company leases certain buildings and office equipment under operating lease agreements. Two of the buildings are leased from related parties of the Company (see Note 8). For the years ended December 31, 1998, 1999 and 2000, rent expense under all leases amounted to $2,423, $8,112 and $8,090, respectively. Minimum rental commitments under all leases are as follows:

                                        Operating Leases           Capital Leases
                               ----------------------------------- --------------
   Years Ending December 31,   To related parties To third parties
   -------------------------   ------------------ ----------------
             2001                     $181            $ 10,808         $  432
             2002                      --               10,644            432
             2003                      --               10,571            432
             2004                      --               10,126            432
             2005                      --                9,864            432
          Thereafter                   --               78,293          5,649
          To Interest                  --                  --          (3,779)
                                      ----            --------         ------
                                      $181            $130,306         $4,030
                                      ====            ========         ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

NOTE 12--EARNINGS PER SHARE

   The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" during 1997. SFAS 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options and warrants. In computing diluted earnings per share, the Company has utilized the treasury stock method. The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:

                                                            Year Ended December
                                                                    31,
                                                            --------------------
                                                             1998   1999   2000
                                                            ------ ------ ------
   Weighted average shares outstanding used in calculating
    basic earnings per share..............................  12,277 13,906 15,015
   Effect of dilutive options and warrants................     419    262    --
                                                            ------ ------ ------
   Weighted average common and common equivalent shares...  12,696 14,168 15,015
                                                            ====== ====== ======
   Options and warrants outstanding which are not included
    in the calculation of diluted earnings per share
    because their impact is antidilutive..................      55  1,680  2,247
                                                            ====== ====== ======

   For business combinations accounted for as pooling of interests, earnings per share computations are based on the aggregate of the weighted-average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.

NOTE 13--INCOME TAXES

   Income tax expense (benefit) relating to continuing operations for the years ended December 31, 1998, 1999 and 2000 consists of the following:

                                                      Year Ended December
                                                              31,
                                                     ------------------------
                                                      1998     1999     2000
                                                     ------  --------  ------
   Current..........................................
     Federal........................................ $2,483  $(13,430) $2,328
     State..........................................  1,174    (2,182)  1,020
                                                     ------  --------  ------
                                                      3,657   (15,612)  3,348
                                                     ------  --------  ------
   Deferred.........................................
     Federal........................................    703    14,395   1,515
     State..........................................    (79)    4,221     (53)
                                                     ------  --------  ------
                                                        624    18,616   1,462
                                                     ------  --------  ------
   Income tax expense related to continuing
    operations...................................... $4,281  $  3,004  $4,810
                                                     ======  ========  ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1998      1999     2000
                                                     -------  --------  ------
   Current..........................................
     Federal........................................ $13,751  $(15,285) $2,370
     State..........................................   2,899    (1,643)  1,260
                                                     -------  --------  ------
                                                      16,650   (16,928)  3,630
                                                     -------  --------  ------
   Deferred.........................................
     Federal........................................    (447)    3,964   1,804
     State..........................................     (57)     (790)    --
                                                     -------  --------  ------
                                                        (504)    3,174   1,804
                                                     -------  --------  ------
   Income tax expense (benefit) related to
    continuing and discontinued operations.......... $16,146  $(13,754) $5,434
                                                     =======  ========  ======

   The tax effects of temporary differences that give rise to significant portions of net deferred tax assets as of December 31, 1999 and 2000 are as follows:

                                                                December 31,
                                                              -----------------
                                                               1999      2000
                                                              -------  --------
   Deferred tax assets, net:
     Allowance for doubtful accounts......................... $ 1,570  $ 12,523
     Accruals................................................   1,310     8,951
     Writedown of investment.................................   1,800     1,800
     Inventories.............................................  12,808     2,354
     Property and equipment..................................  (4,804)      552
     Spare parts on lease....................................  (1,161)     (211)
     NOL/Credit carryforwards................................   1,642    62,070
     Other...................................................  (9,298)   (3,925)
                                                              -------  --------
                                                                3,867    84,114
   Less valuation allowance..................................  (2,405)  (84,114)
                                                              -------  --------
   Net deferred tax assets................................... $ 1,462  $    --
                                                              =======  ========

   As of December 31, 2000, the Company has net operating loss carry forwards of approximately $156,000 which begin to expire in 2020. The Company has established a valuation allowance to offset the net deferred tax assets that have resulted from items that will only be deductible when such items are actually incurred. The valuation allowance will be maintained until it is more likely than not that these net deferred tax assets will be realized.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The reconciliation of the federal statutory rate and the Company's effective tax rate is as follows for the years ended December 31, 1998, 1999 and 2000:

                                                             1998  1999  2000
                                                             ----  ----  -----
Federal income tax (benefit) at the statutory rate.......... 35.0% 35.0% (35.0%)
Increase (reductions) in tax rate resulting from:
  Losses not currently utilized.............................              33.5
  Change in net deferred tax asset.......................... (5.4)  --     1.3
  State income taxes, net of federal tax benefit............  6.3  28.1    0.6
  Other.....................................................  1.5    .7    3.9
                                                             ----  ----  -----
Effective income tax (benefit) rate......................... 37.4% 63.8%   4.3%
                                                             ====  ====  =====

NOTE 14--STOCK OPTION PLANS

   The Company has two stock option plans (the "Plans"), (i) the 1996 Director Stock Option Plan (the "Director Plan"), under which options to acquire a maximum of the greater of 150 shares or 2% of the number of shares of Common Stock then outstanding may be granted to directors of the Company, and (ii) the 1996 Stock Option Plan, as amended (the "1996 Plan"), under which options to acquire a maximum of the greater of 2,250 shares of Common Stock or 15% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. The price at which the Company's common stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years. Generally, options granted under the Plans may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

   Pursuant to the Plans, unless otherwise determined by the Compensation Committee of the Company's Board of Directors, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company.

   In connection with the merger with Whitehall, outstanding stock options to purchase shares of Whitehall common stock under the Whitehall stock option plans were converted into the right to receive that number of shares of the Company's common stock as the holders would have been entitled to receive had they exercised their options immediately prior to the merger and participated in the merger.

   On January 1, 1999, the Company entered into employment agreements with certain executive officers. The employment agreements provided for option grants to purchase 700 shares of common stock (granted outside of any plan) at $40.625 per share, with one-third of the options granted vesting on January 1, 2000, one-third of the options granted vesting on January 1, 2001, and one-third of the options granted vesting on January 1, 2002.

   On November 11, 2000, the Company granted certain executive officers the option to purchase 375 shares of common stock (granted outside of any plan) at $3.3125 per share, with one third of the options vesting upon grant, one third of the options granted vesting on November 11, 2001 and one third of the options granted vesting on November 11, 2002.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The following summarizes outstanding stock options:

                                                                    Weighted
                                                                    Average
                                                          Total  Exercise Price
                                                          -----  --------------
Outstanding at December 31, 1997.........................   746      $23.10
  Granted................................................   446       27.93
  Cancelled..............................................    (6)      22.85
  Exercised..............................................  (101)      17.98
                                                          -----      ------
Outstanding at December 31, 1998......................... 1,085       24.15
  Granted................................................ 1,127       35.70
  Cancelled..............................................   (70)      24.95
  Exercised..............................................  (200)      25.87
                                                          -----      ------
Outstanding at December 31, 1999......................... 1,942       30.65
  Granted................................................   611        4.20
  Cancelled..............................................  (435)      32.58
                                                          -----      ------
Outstanding at December 31, 2000......................... 2,118      $22.63
                                                          =====      ======
Options exercisable:
At December 31, 2000..................................... 1,222      $24.11
Available to grant under Plans at December 31, 2000...... 1,335

   The following table summarizes information about outstanding and exercisable stock options at December 31, 2000:


                            Outstanding Weighted                    Exercisable
                                  Average                        Weighted Average
                         ----------------------------------     ---------------------------
                                           Remaining
      Range of                            Contractual                          Exercise
   Exercise Prices       Shares         Life (in years)         Shares          Price
   ---------------       ------         ---------------         ------         --------
   $ 3.00 - $13.00         718                9.4                 331           $ 6.73
    13.01 -  23.00         265                6.1                 109            17.92
    23.01 -  33.00         386                7.3                 384            26.10
    33.01 -  42.00         749                8.5                 398            38.37
                         -----                ---               -----           ------
   $ 3.00 - $42.00       2,118                8.3               1,222           $24.11
                         =====                ===               =====           ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The Company accounts for the fair value of its option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" whereby no compensation cost related to stock options is deducted in determining net income (loss). Had compensation cost for the Company's stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings (loss) per share would have decreased (increased) accordingly. Using the Black-Scholes option pricing model, the Company's pro forma net income (loss), pro forma earnings (loss) per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows:

                                            Year Ended December 31,
                                   -------------------------------------------
                                       1998           1999           2000
                                   -------------  -------------  -------------
Pro forma net income (loss)......        $19,887       $(26,934)     $(212,685)
Pro forma basic earnings (loss)
 per share.......................           1.62          (1.94)        (14.16)
Pro forma diluted earnings (loss)
 per share.......................           1.57          (1.94)        (14.16)
Risk free interest rates.........              5%             6%             6%
Expected lives...................   7 - 10 years   7 - 10 years   7 - 10 years
Expected volatility..............             40%            62%           117%
Weighted average grant date fair
 value...........................        $ 16.43       $  26.80      $    4.00
Expected dividend yield..........              0%             0%             0%

NOTE 15--SAVINGS PLAN

   Effective January 1, 1995, the Company established a qualified defined contribution plan (the "Plan") for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. The Company contributed approximately $810, $3,629 and $3,662 to the Plan in 1998, 1999, and 2000,
respectively. The Company does not provide retired employees with health or life insurance benefits.

NOTE 16--QUARTERLY FINANCIAL DATA (UNAUDITED)

   In connection with the preparation of its consolidated financial statements for the year ended December 31, 1999, the Company identified several transactions which, after review, should not have been recorded as revenues in its books and records. Based upon these findings, in early February 2000, the Company's Board of Directors organized a special committee to review certain matters relating to the Company's accounting and sales practices. The committee retained outside professionals to conduct an in-depth review and investigation of these matters, which was concluded in April 2000.

   The Company concluded that seven 1999 transactions arising in its redistribution operation should have been accounted for as exchange transactions rather than as sales. The Company has also concluded that seven additional 1999 transactions arising in its redistribution operation should not have been recorded as sales due to certain contingencies associated with the transactions that had not been resolved at the date of the sales. In the aggregate, these 1999 transactions represented $32,719 of revenues of discontinued operations and $7,269 of gross margin of discontinued operations, representing approximately 4.8% and 6.5% of the revenues and gross margin for the 1999 fiscal year, respectively (including that of discontinued operations).

   During 2000, the Company recognized revenue related to the design and construction of specialized parts when services were performed. Effective December 31, 2000, such revenues are recognized when the manufactured units are delivered. Including the effects of this change, revenues of $22,000 previously

                    AVIATION SALES COMPANY AND SUBSIDIARIES
recognized in the first three quarters of 2000 were reversed in the fourth quarter of 2000. Income (loss) from operations for each of the quarterly periods in the year ended December 31, 2000 was not affected by this change as no gross margin had been recognized in relation to these revenues.

   Results for the quarterly periods in the years ended December 31, 1999 (as reported and as reported, with adjustments) and 2000 are as follows:


                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                       (In thousands, except earnings per
                                                     share)
1999, as reported:
Operating revenues.................... $ 85,388  $ 92,493  $ 79,980  $113,892
Gross profit (loss)...................   20,989    22,731    21,167    (1,078)
Income (loss) from operations.........    5,077     7,294     4,759   (14,132)
Income (loss) from discontinued
 operations...........................    2,840     2,209     2,586   (32,356)
Net Income (loss).....................    7,917     9,503     7,345   (46,488)
Diluted income (loss) per share from
 continuing operations................     0.39      0.55      0.31     (1.04)
Diluted income (loss) per share from
 discontinued operations..............     0.22      0.16      0.17     (2.32)
Diluted net income (loss) per share...     0.61      0.71      0.48     (3.36)

                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                       (In thousands, except earnings per
                                                     share)
1999, as reported with adjustments:
Operating revenues.................... $ 85,388  $ 92,493  $ 79,980  $113,892
Gross profit (loss)...................   20,989    22,731    21,167    (1,078)
Income (loss) from operations.........    5,077     7,294     4,759   (14,132)
Income (loss) from discontinued
 operations...........................    1,820       886     1,940   (29,367)
Net Income (loss).....................    6,897     8,180     6,699   (43,499)
Diluted income (loss) per share from
 continuing operations................     0.39      0.55      0.31     (1.04)
Diluted income (loss) per share from
 discontinued operations..............     0.14      0.06      0.13     (2.10)
Diluted net income (loss) per share...     0.53      0.61      0.44     (3.14)

                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                       (In thousands, except earnings per
                                                     share)
2000:
Operating revenues.................... $101,876  $ 95,159  $ 81,252  $ 59,790
Gross profit (loss)...................   18,338     2,031      (462)  (35,161)
Income (loss) from operations.........    1,141   (17,883)  (27,720)  (71,411)
Income (loss) from discontinued
 operations...........................   (2,847)  (13,392)  (54,548)  (24,970)
Net Income (loss).....................   (1,606)  (31,275)  (82,268)  (96,481)
Diluted income (loss) per share from
 continuing operations................     0.08     (1.19)    (1.85)    (4.76)
Diluted income (loss) per share from
 discontinued operations..............    (0.18)    (0.89)    (3.63)    (1.67)
Diluted net income (loss) per share...    (0.10)    (2.08)    (5.48)    (6.43)


   See Note 3 for a discussion of the charges recorded in the fourth quarter of 1999 and 2000.

                                                                     SCHEDULE II

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                      Three Years Ended December 31, 2000
                                 (In thousands)

                                    Additions
                         Balance at charged to                        Balance at
                         Beginning   cost and                           end of
      Description         of Year    expenses  Other     Deductions      year
      -----------        ---------- ---------- ------    ----------   ----------
Allowances for doubtful
 accounts receivable:
Year ended December 31,
  1998..................  $ 3,847    $   670   $5,304(A)  $ 2,011(B)   $ 7,810
  1999..................    7,810      4,995      --        3,212(B)     9,593
  2000..................    9,593     20,343      --       22,482(B)     7,454
Reserve relating to
 discontinued
 operations:
  1998..................  $ 4,742    $ 2,283   $  --      $   --       $ 7,025
  1999..................    7,025     24,833      --        3,673       28,185
  2000..................   28,185     18,868      --       19,005(C)    28,048

--------
  (A) Represents allowance for doubtful accounts acquired in purchase accounting.
  (B) Represents accounts receivable written-off.
  (C) Utilization of reserve upon disposition of business.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In Thousands, Except Share Data)

                                                      December 31, September 30,
                                                          2000         2001
                                                      ------------ -------------
                                                                    (Unaudited)
                       ASSETS
Current Assets:
 Cash and cash equivalents..........................   $     --      $   2,623
 Accounts receivable, net...........................      67,558        36,023
 Inventories........................................      53,115        48,705
 Other current assets...............................      10,784         5,678
                                                       ---------     ---------
 Total current assets...............................     131,457        93,029
                                                       ---------     ---------
Equipment on lease, net.............................       5,749           384
Fixed assets, net...................................      65,770        51,704
Amounts due from related parties....................       1,792           --
Other Assets:
 Goodwill, net......................................      41,390        26,513
 Deferred financing costs, net......................       5,928         7,249
 Notes receivable from KAV Inventory, LLC...........      29,400           --
 Net assets of discontinued operations..............       3,479           --
 Property held for sale.............................         --         25,240
 Other..............................................      15,646         9,600
                                                       ---------     ---------
 Total other assets.................................      95,843        68,602
                                                       ---------     ---------
 Total assets.......................................   $ 300,611     $ 213,719
                                                       =========     =========

    LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Accounts payable...................................   $  30,214     $  23,000
 Accrued expenses...................................      27,725        31,176
 Current maturities of notes payable................          29        22,028
 Current maturities of capital lease obligations....         178        34,418
 Senior subordinated notes..........................         --        164,414
 Revolving loan.....................................      35,959         1,740
 Customer deposits..................................       7,559        13,686
 Committed letter of credit advances................         --          8,500
 Other..............................................       5,120         9,922
                                                       ---------     ---------
 Total current liabilities..........................     106,784       308,884
                                                       ---------     ---------
 Senior subordinated notes..........................     164,345           --
 Notes payable, net of current portion..............      16,498           --
 Capital lease obligations, net of current portion..       3,852         3,854
 Net liabilities of discontinued operations.........         --            774
 Other long-term liabilities........................       2,240            36
                                                       ---------     ---------
 Total long-term liabilities........................     186,935         4,664
                                                       ---------     ---------
Commitments and Contingencies (Note 5)

Stockholders' Equity (Deficit):
 Preferred stock, $.01 par value, 1,000,000 shares
  authorized, none outstanding, 15,000 shares
  designated Series A Junior Participating..........         --            --
 Common stock, $.001 par value, 30,000,000 shares
  authorized, 15,015,317 shares issued and
  outstanding at December 31, 2000 and September 30,
  2001, respectively................................          15            15
 Additional paid-in capital.........................     150,288       153,264
 Accumulated deficit................................    (143,411)     (253,108)
                                                       ---------     ---------
 Total stockholders' equity (deficit)...............       6,892       (99,829)
                                                       ---------     ---------
 Total liabilities and stockholders' equity
  (deficit).........................................   $ 300,611     $ 213,719
                                                       =========     =========

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)
                                  (Unaudited)


                                                          For the Nine Months
                                                          Ended September 30,
                                                          --------------------
                                                            2000       2001
                                                          ---------  ---------
Operating revenues:
  Sales.................................................. $ 274,668  $ 207,316
  Other..................................................     3,619      6,420
                                                          ---------  ---------
    Total operating revenues.............................   278,287    213,736
Cost of sales............................................   258,297    214,361
                                                          ---------  ---------
Gross profit (loss)......................................    19,990       (625)
Operating expenses.......................................    39,207     37,653
                                                          ---------  ---------
  Loss from operations...................................   (19,217)   (38,278)
Interest expense.........................................    15,236     18,876
Charge to reserve notes receivable from KAV Inventory,
 LLC.....................................................       --      37,900
Other expense, net.......................................     1,545      1,566
                                                          ---------  ---------
  Loss before income taxes, equity income (loss) of
   affiliate and discontinued operations.................   (35,998)   (96,620)
Income tax expense (benefit).............................     3,823       (141)
                                                          ---------  ---------
  Loss before equity income (loss) of affiliate and
   discontinued operations...............................   (39,821)   (96,479)
Equity income (loss) of affiliate........................        43     (6,573)
                                                          ---------  ---------
  Loss from continuing operations........................   (39,778)  (103,052)
Discontinued operations:
  Operations, net of income taxes........................   (23,432)       --
  Loss on disposal, net of income taxes..................   (51,940)    (6,645)
                                                          ---------  ---------
  Total discontinued operations..........................   (75,372)    (6,645)
                                                          ---------  ---------
  Net loss............................................... $(115,150) $(109,697)
                                                          =========  =========
Basic loss per share:
  Loss from continuing operations........................ $   (2.65) $   (6.86)
  Loss from discontinued operations......................     (5.02)     (0.45)
                                                          ---------  ---------
  Net loss............................................... $   (7.67) $   (7.31)
                                                          =========  =========
Diluted loss per share:
  Loss from continuing operations........................ $   (2.65) $   (6.86)
  Loss from discontinued operations......................     (5.02)     (0.45)
                                                          ---------  ---------
  Net loss............................................... $   (7.67) $   (7.31)
                                                          =========  =========
Weighted average shares of common stock and common stock
 equivalents used to calculate earnings per share, basic
 and diluted.............................................    15,015     15,015
                                                          =========  =========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

       CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In Thousands, Except Share Data)
                                  (Unaudited)


                           Common Stock    Additional
                         -----------------  Paid-in   Accumulated      Total
                           Shares   Amount  Capital     Deficit   Equity (Deficit)
                         ---------- ------ ---------- ----------- ----------------
Balance as of December
 31, 2000............... 15,015,317  $15    $150,288   $(143,411)    $   6,892
  Net loss..............        --   --          --     (109,697)     (109,697)
  Warrants issued to
   shareholders for
   credit support.......        --   --        2,892         --          2,892
  Warrants issued to
   shareholder in
   connection with the
   sale of a property...        --   --           46         --             46
  Warrants issued to
   third party .........        --   --           38         --             38
                         ----------  ---    --------   ---------     ---------
Balance as of September
 30, 2001............... 15,015,317  $15    $153,264   $(253,108)    $ (99,829)
                         ==========  ===    ========   =========     =========





  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                  (Unaudited)

                                                              For the Nine
                                                              Months Ended
                                                              September 30,
                                                           --------------------
                                                             2000       2001
                                                           ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net loss................................................  $(115,150) $(109,697)
 Adjustments to reconcile net loss to cash provided by
  (used in) activities:
 Loss from discontinued operations.......................     51,940      6,645
 Charge to reserve notes receivable from KAV Inventory,
  LLC....................................................        --      37,900
 Depreciation and amortization...........................     10,789     12,108
 Write down of assets....................................      4,871     21,738
 Proceeds from sale of equipment on lease, net of gain...        885      3,282
 Provision for doubtful accounts.........................      1,593      4,804
 Loss on sale of affiliate...............................        859        --
 Equity in (income) loss of affiliate, net of taxes......        (43)     6,573
 Gain on sale of subsidiary..............................        --      (5,664)
 Income on non-refundable lease deposit..................        --      (2,204)
 Expense from warrants issued to third parties...........        --         440
 Deferred income taxes...................................      2,475        --
 (Increase) decrease in accounts receivable..............    (14,722)    24,291
 (Increase) decrease in inventories......................     51,123       (759)
 Decrease in other current assets........................      9,117      5,838
 (Increase) decrease in other assets.....................     10,361       (526)
 Increase (decrease) in accounts payable.................      1,544     (5,016)
 Increase in accrued expenses............................      4,892     14,471
 Decrease in other liabilities...........................     (4,137)       --
                                                           ---------  ---------
  Net cash provided by operating activities..............     16,397     14,224
                                                           ---------  ---------
CASH FLOW FROM INVESTING ACTIVITIES:
 Purchases of fixed assets...............................     (8,645)    (1,393)
 Payments from related parties...........................         67      1,793
 Investment in limited liability company.................     (2,000)       --
 Proceeds from sale of affiliate.........................      1,455     21,290
 Net proceeds from the sale of discontinued operations...     39,409        --
                                                           ---------  ---------
  Net cash provided by investing activities..............     30,286     21,690
                                                           ---------  ---------
CASH FLOW FROM FINANCING ACTIVITIES:
 Borrowing under senior debt facilities..................    322,836    255,456
 Payments under senior debt facilities...................   (415,057)  (289,675)
 Proceeds of term loan...................................     15,500     12,000
 Payments on equipment loans.............................       (145)      (998)
 Payments on notes payable...............................     (2,411)    (5,500)
 Payments on capital leases..............................       (197)       (99)
 Payments of deferred financing costs....................     (9,588)    (2,662)
                                                           ---------  ---------
  Net cash used in financing activities..................    (89,062)   (31,478)
                                                           ---------  ---------
Net cash provided by (used in) discontinued operations...     36,000     (1,813)
                                                           ---------  ---------
Net increase (decrease) in cash and cash equivalents.....     (6,379)     2,623
Cash and cash equivalents, beginning of period...........     19,439        --
                                                           ---------  ---------
Cash and cash equivalents, end of period.................  $  13,060  $   2,623
                                                           =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid...........................................  $  33,458  $  11,330
                                                           =========  =========
 Income taxes paid.......................................  $   1,028  $      60
                                                           =========  =========
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING
 ACTIVITIES:
 Acquisition of property through capital lease (See Note
  5).....................................................  $     --   $  34,240
                                                           =========  =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
                       (In Thousands, Except Share Data)
                                  (Unaudited)

1. BASIS OF PRESENTATION

 Interim Condensed Consolidated Financial Statements

   Aviation Sales Company ("ASC" or the "Company") is a Delaware corporation, which through its subsidiaries provides aircraft maintenance, repair and overhaul services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world. During 2000, the Company sold substantially all of the assets of its parts redistribution operation, its new parts distribution operation and its manufacturing operations. The results of operations for these businesses are included in the accompanying condensed consolidated statements of operations as discontinued operations. See Note 2 for further discussion.

   The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's December 31, 2000 consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the 2000 fiscal year (File No. 001-11775).

   In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2001 and the results of its operations for the three and nine month periods ended September 30, 2000 and 2001 and cash flows for the nine month periods ended September 30, 2000 and 2001. The results of operations and cash flows for the nine month period ended September 30, 2001 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 2001.

 Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, the realizability of its investment in affiliates, future cash flows in support of its long lived assets, medical benefit accruals, the estimated fair value of the facilities under capital lease, and the allowances for litigation and environmental costs. A principal assumption made by the Company is that inventory will be utilized and realized in the normal course of business and may be held for a number of years.

 Recently Issued Accounting Standards

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the

                    AVIATION SALES COMPANY AND SUBSIDIARIES
purchase accounting method. The elimination of the pooling-of-interest method is effective for transactions initiated after June 30, 2001. The remaining provision of SFAS No. 141 will be effective for transactions accounted for using the purchase method that are completed after June 30, 2001. The Company does not believe that the adoption of SFAS No. 141 will have a significant impact on its financial statements.

   In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with defined lives and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date of January 1, 2002. At September 30, 2001, the Company has net goodwill of $26,513 which will be subject to the new impairment tests prescribed under the statement. These new requirements will impact future period net income equal to the amount of discontinued goodwill amortization offset by goodwill impairment charges, if any, and adjusted for any differences between the old and new rules for defining goodwill and intangible assets on future business combinations. An initial impairment test must be performed as of January 1, 2002. Any resulting impairment charge from this initial test will be reported as a change in accounting principle, net of tax. The Company is currently reviewing the provisions of these Standards to determine any impact that might result from adoption, and has not yet made a determination of the impact that adoption of SFAS No. 142 will have on the consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board Opinion (APB) No. 30, "Reporting the Results Of Operations-- Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and the interim period within. The Company does not believe that the adoption of SFAS No. 144 will have a material impact on its consolidated financial statements.

 Comprehensive Income

   For all periods presented comprehensive loss is equal to net loss.

 Revenue Recognition

   During the three months ended June 30, 2001, the Company changed its method of accounting for revenue recognition at its engine overhaul facility. Revenues related to engine overhaul services are recognized upon shipment of the overhauled engine. Prior to this change, revenue was recognized as services were performed. The change in the method of accounting for revenue recognition at the Company's engine overhaul facility did not have a material impact on the Company's financial position or current or prior periods consolidated results of operations.

 Liquidity

   The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since March 31, 2000, the Company has been out of compliance

                    AVIATION SALES COMPANY AND SUBSIDIARIES
with certain of the financial covenants contained in the Company's credit agreement with its senior lenders and one of the lease agreements to which the Company is a party on several occasions. Since May 31, 2000, the Company has amended and restated its senior credit facility and amended one of its lease agreements on several occasions. The Company was not in compliance at September 30, 2001 with certain covenants contained in the credit agreement and one of its lease agreements and the Company's senior lenders and the lessor have waived the covenant violations.

   As discussed in Note 2, during 2000 and 2001 the Company sold substantially all of the assets of its parts redistribution operation, new parts distribution operation, manufacturing operations and one of its component overhaul operations. The proceeds from these sales were used to repay senior indebtedness and, with respect to the sale of the component overhaul operations, to repay senior indebtedness and for working capital. In addition:
(i) in February 2000 the Company borrowed $15,500 under a supplemental term loan with the financial institution that is the agent for the revolving credit facility, and (ii) in February 2001 the Company borrowed $10,000 under a term loan from a second financial institution. The proceeds from these loans were used to repay senior indebtedness and for working capital. The revolving credit facility and the remaining balance on the $15,500 term loan ($12,000) mature in July 2002 and the $10,000 term loan matures in August 2002. As a result of the above transactions, the outstanding balance on the revolving credit facility was reduced from $268,013 as of March 31, 2000 to $1,740 as of September 30, 2001.

   As of November 16, 2001, the Company has $4,496 of availability for borrowing under its revolving credit facility. The Company has also recently closed (one of which has been closed on a temporary basis) two of its maintenance, repair and overhaul ("MR&O") facilities, consolidated the operations of one of its component overhaul businesses from two facilities to one, reduced its headcount at certain of its other MR&O facilities and implemented salary and benefit reductions that affected virtually all employees in order to lower its operating expenses. Further, the Company was obligated to make $6,704 in interest payments on its 8/1///8/% senior subordinated notes on August 15, 2001, however, the Company did not make the payments because of its agreement with the holders of 73.02% of its outstanding senior notes. See Note
7. Although the Company expects to be able to meet its working capital requirements from its available resources and from other sources, including sales of assets and further equity and/or debt infusions, there can be no assurance that the Company will have sufficient working capital to meet its obligations. The Company incurred net losses for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001 and required cash to fund its operating activities for the years ended December 31, 1998, 1999 and 2000. As a result of these matters, the Company's auditors have issued their opinion on the December 31, 2000 consolidated financial statements with a going concern modification. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. DISCONTINUED OPERATIONS

   In September 2000, the Company completed the sale of substantially all of the assets of its manufacturing operations for $40,299, after post-closing adjustments and excluding transaction expenses. The cash proceeds of the sale were used to repay senior indebtedness.

   In December 2000, the Company completed the sale to Kellstrom Industries, Inc. (the "Purchaser") of substantially all of the assets and business of its redistribution operation in a series of transactions intended to constitute a single transaction (the "Transaction"). The aggregate purchase price received in the Transaction was $156,400, approximately $127,000 of which was paid in cash ($122,000 after payment of transaction expenses). The net proceeds of the Transaction were used to repay senior indebtedness. As part of the Transaction, the Company acquired a 50% interest in a limited liability company, KAV Inventory, LLC ("KAV") organized by the Purchaser and the Company. Substantially all of the aircraft and engine spare parts

                    AVIATION SALES COMPANY AND SUBSIDIARIES
inventory and the engine inventory of the Company's redistribution operation, as well as certain rotable parts inventories from two of the Company's MR&O operations, were sold to KAV for 89% of the closing date book value of such inventory ($148,600, subject to post-closing adjustments). Consideration for the sale of inventory was comprised of cash of approximately $105,500, two senior subordinated notes, each in the principal amount of $13,700 (one of which was sold to Kellstrom in the second component of the transaction for $13,700 in cash), and one junior subordinated note in the principal amount of $15,700.

   The notes bear interest at 14% per annum and are subordinated in all respects to KAV's institutional financing. In addition, the Company issued an $8,500 letter of credit to secure, in part, KAV's institutional financing (see discussion below). Further, the Company and the Purchaser each advanced $2,300 to KAV to allow it to pay fees and costs relating to its institutional financing. The Company and the Purchaser are entitled to receive reimbursement of these advances after payment of the institutional financing and prior to repayment of the senior subordinated notes. KAV's sole business is the liquidation of the inventory it acquired from the Company. KAV entered into an agreement to consign all of its inventories to the Purchaser. The Transaction agreement specifies that all of the proceeds from sales of the inventory, less a consignment commission to the Purchaser of 20%, will be used to pay interest and principal on KAV's institutional debt. After the institutional debt is paid in full, proceeds from the sale of inventory would be used to reimburse the Company and the Purchaser for advances made to KAV to allow it to pay fees and costs relating to its institutional financing, to pay adjustment notes, if any, resulting from post closing adjustments to the closing date book value of the inventory and thereafter to pay interest and principal on the two $13,700 senior notes. Interest and principal on the $15,700 junior note would be paid from the remaining proceeds from the sale of inventory, less a 35% consignment commission to the Purchaser. Under the Transaction agreement, the Company has approval rights relating to the sale price of certain inventory. Because of the uncertainty regarding the collection of the notes, interest income on the notes is not being recognized. The projections of cash distributions to the Company are highly dependent upon the timing of the sales and the sale prices obtained by the Purchaser for KAV's inventory.

   The second component of the Transaction consisted of a sale of certain non-inventory assets of the redistribution operation, including one of the $13,700 senior subordinated notes described above, net of certain payables assumed by the Purchaser, for approximately $21,500, all of which was paid in cash. Under the terms of the Transaction, the Purchaser has the right after one year from the date of the Transaction to require the Company to repurchase receivables sold in accordance with the Transaction to the extent they remain uncollected. As of September 30, 2001, $5,605 receivables sold pursuant to the Transaction had not been collected by the Purchaser. In addition, the purchase price for the sale of inventory and non-inventory assets is subject to post-closing adjustments as set forth in the agreements. The Purchaser has indicated that post-closing adjustments would result in a reduction in the aggregate consideration received pursuant to the Transaction of approximately $681. However, no final agreement has been reached with the Purchaser regarding this issue.

   In addition, as part of the sale of the redistribution operation as described above, the Purchaser leased from the Company a facility and certain furniture, fixtures and equipment used in the redistribution operations for a one-year period. The Purchaser has an option to acquire these assets during the term of the lease and after one year the Company has an option to require the Purchaser to acquire the assets, which can be extended by the Purchaser for six months under certain circumstances. The Purchaser has also entered into a sublease agreement relating to the redistribution operation's warehouse and corporate headquarters facility for a five-year period, with the right to renew for five consecutive five-year periods at a market rental rate. The Company also entered into a non-competition agreement whereby the Company is restricted from engaging in the redistribution business for a period of up to five years. In addition, the Company entered into a cooperation agreement under

                    AVIATION SALES COMPANY AND SUBSIDIARIES
which it agreed to provide repair services for the KAV parts inventory and the Purchaser's parts inventory and the Purchaser agreed to supply parts to the Company's MR&O operations.

   In July 2001, KAV's institutional lender advised KAV that it was in default under its loan agreement and on October 5, 2001, the lender exercised its rights to call the outstanding institutional financing. Accordingly, the Purchaser is now prohibited from selling inventory of KAV except in certain circumstances and KAV has terminated the consignment agreement with the Purchaser. Additionally, on October 18, 2001, the lender drew against the Company's $8,500 letter of credit which immediately reduced KAV's institutional financing by $8,500 and increased the Company's notes receivable from KAV by $8,500. Further, during the last few months, the Purchaser has reported in its filings with the SEC that it is having substantial financial difficulties. As a result of these matters, and due to current poor economic conditions in the redistribution industry and the aviation industry as a whole and lower than projected sales levels by KAV, during the quarter ended June 30, 2001 the Company recorded a full reserve against both the $13,700 senior note and the $15,700 junior note due from KAV which it holds. Additionally, the Company reserved $8,500 during the quarter ended September 30, 2001 for the additional note receivable from KAV that arose on October 18, 2001 when the Company's letter of credit was drawn against. For the same reasons, during the 2001 second and third quarters, the Company recorded reserves totaling $5,081 and $2,600, respectively, relating to net assets of discontinued operations whose realizability is impacted by the operations and financial conditions of the Purchaser and KAV. In total, aggregate charges relating to these matters were $11,100 and $45,581 for the three and nine months ended September 30, 2001. Further, in the event that the Purchaser's financial difficulties as discussed above adversely impact its ability to make payments under its lease obligations and/or its obligation to purchase certain property and equipment, additional write downs and accruals may be necessary. Finally, the Purchaser's financial condition may adversely impact its ability to satisfy its obligations under the above-described ancillary agreements.

   In December 2000, the Company completed the sale of the stock of its subsidiary, Aviation Sales Bearings Company. In the transaction, the Company received net aggregate consideration of $17,700 inclusive of debt assumed by the purchaser. The net cash proceeds from the sale, which approximated $13,500, were used to reduce outstanding senior indebtedness. Also, as part of the transaction, the Company retained certain accounts receivable and inventories. Such retained assets are being sold and collected pursuant to consignment and collection agreements executed with the purchaser. The Company anticipates that the liquidation of these assets will provide additional consideration as these receivables are collected and inventory is sold.

   The net income (loss) of these operations prior to their respective disposal dates net of income taxes is included in the accompanying condensed consolidated statements of operations under "discontinued operations." Previously issued financial statements have been changed to reflect those operations as discontinued operations. Revenues from such operations were $52,654 and $217,828 for the three and nine months ended September 30, 2000, respectively.

3. INVESTMENTS IN AFFILIATES

   During 1994, Whitehall obtained a 40% ownership in a joint venture involved in the development of aircraft-related technology for an initial investment of $1. The Company accounted for its investment in the joint venture under the equity method. In 1994, Whitehall loaned $2,000 to the joint venture, which was evidenced by a promissory note, which accrued interest at a maximum rate of 5% per annum. Principal and accrued interest became due on January 5, 1999. During February 2000, the Company converted the then outstanding note and accrued interest payable balance into a capital contribution. During May 2000, the Company liquidated its investment in the joint venture and recorded a charge of $859 to other expense.

   In August 1999, the Company obtained a 50% interest in a limited liability corporation that designs, manufactures and installs an FAA approved conversion kit that converts certain Boeing 727 aircraft from passenger configuration to cargo configuration. The initial investment was $2,500. During 2000 and 2001, the Company has invested an additional $3,734 and $339, respectively, in the form of cash advances and services.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

The Company accounts for this investment under the equity method. The limited liability corporation is in the early development of the conversion kit and sales to date have been minimal and the Company has incurred losses to date in fulfilling these sales. Realizability of this investment is dependent on the ability of the limited liability corporation to attract new business during future periods at rates sufficient to cover its costs including the investment made by the Company. As a result of current economic and industry factors, the Company has recorded a charge of $6,417 during the three months ended September 30, 2001 to reserve in full the unamortized carrying value of this investment.

4. NOTES PAYABLE AND REVOLVING LOAN

   Prior to May 31, 2000, the Company had a revolving loan and letter of credit facility (the "Credit Facility") of $300,000 with a group of financial institutions. Effective May 31, 2000, the Credit Facility was amended and restated and the commitment was reduced to $285,000. Following the sales of businesses described in Note 2, the commitment was reduced to $57,737, which was also the commitment amount as of September 30, 2001. Pursuant to an amendment executed on November 27, 2001, the commitment was reduced to $47,500. The Credit Facility has been amended on several occasions since May 31, 2000. The Credit Facility, as amended to date expires in July 2002. Interest under the Credit Facility is, at the option of the Company, (a) prime plus 3.0%, or
(b) LIBOR plus 4.5%. Borrowings under the Credit Facility are secured by a lien on substantially all of the Company's assets and the borrowing base consists primarily of certain of the Company's account receivables and inventory.

   The Credit Facility contains certain financial covenants regarding the Company's financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of borrowing and repayment of all debt in the event of a material adverse change in the business of the Company or a change in control as defined. A default under the Credit Facility could potentially result in a default under other agreements to which the Company is a party, including its lease agreements. In addition, the Credit Facility requires mandatory repayments and a reduction in the total commitment under the Credit Facility from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. As of September 30, 2001 the Company was not in compliance with certain covenants. The financial institutions which are party to the Credit Facility have agreed to waive such event of non-compliance. To the extent the Credit Facility remains outstanding as of certain dates, the Company is committed to pay incremental financing fees as follows: November 14, 2001--2% of outstanding commitment and February 14, 2002--2% of outstanding commitment. The November 14, 2001 fee of $950 is being paid in three equal installments on November 27, 2001, December 14, 2001 and January 14, 2002. As of September 30, 2001, $3,109 was available for borrowing under the Credit Facility and outstanding letters of credit aggregated $29,606. Since September 30, 2001, $17,500 of letters of credit have been drawn (see Notes 2 and 5).

   In February 2000, the Company obtained a $15,500 term loan from the financial institution that is the agent under the Credit Facility. The term loan is senior secured debt; bears interest at 12% per annum, contains financial and other covenants that are consistent with the Credit Facility, and matures in July 2002. As discussed in Note 8, the Company repaid $3,500 of the term loan from the proceeds of the sale of Caribe Aviation. The remaining principal balance is due in July 2002. Under the term loan agreement, the Company also granted the lender common stock purchase warrants to purchase 129,000 shares of the Company's common stock exercisable for nominal consideration at any time until December 31, 2005. If the term loan is not repaid in full, the warrants entitle the holder to require the Company to repurchase the warrants or common shares issued upon prior exercise of the warrants at $8.50 per share. The lender has not required the Company to repurchase any warrants through November 16, 2001. The Company has recorded the value of these warrants ($1,079) as additional deferred financing costs and accrued expenses and is amortizing this amount to interest expense over the term of this loan.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   As discussed in Note 7, the Company's senior lenders have agreed, subject to certain conditions, to forbear until March 31, 2001 in regard to the default which existed in the senior credit facilities resulting from the failure to make the August 15, 2001 subordinated note interest payment. This forbearance effectively cures the cross-default under this term loan through the end of the forbearance period. Subsequent to the end of the forbearance period (if the restructuring is not completed by that date or if the forbearance period is not otherwise extended) the holder of the term loan will have the ability to accelerate payment of the outstanding term loan balance.

   In February 2001, the Company obtained a $10,000 term loan from a financial institution. The term loan is senior secured debt, bears interest at LIBOR plus 2% and matures in August 2002. The proceeds of the term loan were used to pay the semi-annual interest payment on the senior subordinated notes in February 2001 of $6,704 and for working capital purposes. In connection with the term loan, the Company issued warrants to purchase 250,000 shares of its unissued common stock at an exercise price of $4.00 per share to each of four individuals, one of whom is an officer and director of the Company and two of whom are principal stockholders of the Company. Each of these individuals provided credit support to the financial institution which advanced the loan proceeds. The Company has recorded the value of these warrants ($2,536) as additional deferred financing costs and is amortizing this amount to expense over the term of the loan. In May 2001, the Company obtained a short-term increase of up to $3,000 in the term loan. The Company borrowed $2,000 under the increased term loan in May 2001, and thereafter repaid the additional borrowing from the proceeds of the Caribe sale. One of the Company's principal stockholders provided credit support for the increased amount of the term loan. In return for providing credit support for the additional borrowing, the stockholder received a cash fee of $67 and warrants to purchase 333,334 shares of the Company's common stock at an exercise price of $1.40 per share. The value of these warrants ($356) and the cash fee of $67 were charged to results of operations during the quarter ended June 30, 2001. The Credit Support provided by each of the related parties was in the form of a full and unconditional guaranty to the financial institution, up to a percentage amount, of any amounts required to be repaid to the financial institution.

 Senior Subordinated Notes

   In February 1998, the Company sold $165,000 of senior subordinated notes with a coupon rate of 8.125% at a price of 99.395%. The senior subordinated notes mature on February 15, 2008. Interest is payable on February 15 and August 15 of each year. The senior subordinated notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Credit Facility and under facilities, which may replace the Credit Facility in the future. In addition, the senior subordinated notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Credit Facility.

   The indenture pursuant to which the senior subordinated notes have been issued permits the Company and its subsidiaries to incur additional indebtedness, including additional senior debt. Under the indenture, the Company may borrow unlimited additional amounts so long as after incurring such debt it meets a fixed charge coverage ratio for the most recent four fiscal quarters. Additionally, the indenture allows the Company to borrow and have outstanding additional amounts of indebtedness (even if it does not meet the required fixed charge coverage ratios), up to enumerated limits. The Company did not meet the fixed charge coverage ratio for the one-year period ended September 30, 2001. Accordingly, its ability to incur additional debt is currently limited under its indenture. The senior subordinated notes are also effectively subordinated in right of payment to all existing and future liabilities of any of the Company's subsidiaries that do not guarantee the senior subordinated notes.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company's existing subsidiaries and each subsidiary that will be organized in the future by the Company unless such subsidiary is designated as an unrestricted subsidiary. Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the subsidiary guarantors. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of subsidiary guarantors, including the Credit Facility, and are also effectively subordinated to all secured obligations of subsidiary guarantors to the extent of the assets securing their obligations, including the Credit Facility. Furthermore, the indenture permits subsidiary guarantors to incur additional indebtedness, including senior debt, subject to certain limitations. The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management has determined that such information is not material to investors.

   The senior subordinated notes are redeemable, at the Company's option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2003--104.063%; (ii) 2004--102.708%; (iii)
2005--101.354%; and (iv) 2006 and thereafter--100%. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase all or any part of each holder's senior subordinated notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the senior subordinated notes upon a change in control or that such repurchase will then be permitted under the Credit Facility.

   Under the indenture, if the Company sells assets (other than inventory in the ordinary course of business or leases or assets subject to leases in the ordinary course of business) with a fair market value in excess of $2,000 or for net proceeds in excess of $2,000, the Company must comply with certain requirements. Additionally, the Company must use the proceeds from such asset sales, within 270 days after completion of the sales, to either permanently repay senior debt or to acquire other businesses or assets (or, if such proceeds are not used for these purposes, then such proceeds must be used to repurchase senior subordinated notes). Further, if the value of the assets sold exceeds $15,000, the Board of Directors must determine that the Company is receiving fair market value for the assets sold.

   The indenture contains certain other covenants that, among other things, limit the Company's ability and that of its subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make investments, issue capital stock of subsidiaries, create certain liens securing indebtedness, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations or sell all or substantially all of the Company's assets.

   On August 14, 2001, the Company entered into an agreement with the holders of 73.02% of its outstanding 8/1///8/% senior subordinated notes to restructure these notes. See Note 7.

 Other Loans

   In connection with the Company's acquisition of Kratz-Wilde Machine Company in October 1997, a subsidiary of the Company delivered a non-interest-bearing promissory note (guaranteed by the Company) to the sellers in the original principal amount of $2,500 (discounted to $2,200). A payment of $1,250 was made during January 1999 and the final payment of $1,250 was made during January 2000. Interest on this note was imputed at 8%.

   In connection with the acquisition of Caribe and AIDI, a subsidiary of the Company delivered to the sellers a promissory note in the original principal amount of $5,000, which was guaranteed by the Company.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

The note was payable over a two year period with an interest rate of 8% per annum. The first payment of $2,500 was made during March 1999 and the second payment of $2,500 was made during March 2000.

5. COMMITMENTS AND CONTINGENCIES

 Litigation And Claims

   Several lawsuits have been filed against the Company and certain of its officers and directors, and its auditors, in the United States District Court for the Southern District of Florida, which have now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000, September 2000 and September 2001, alleges violations of Sections 11 and 15 of the Securities Act of 1933 ("Securities Act") and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934 ("Exchange Act"). Among other matters, the complaint alleges that the Company's reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of the Company's common stock in the June 1999 public offering and one consisting of purchasers of the Company's common stock during the period between April 30, 1997 and April 14, 2000. On August 22, 2001, the District Court granted the Company's motion to dismiss the pending claims under the Exchange Act, with leave to amend, but denied the Company's motion to dismiss the pending claims under the Securities Act. A third amended consolidated complaint was filed on September 22, 2001 and the Company has filed a motion to dismiss the Exchange Act claims contained in the third amended consolidated complaint. The Company believes that the allegations contained in the third amended consolidated complaint are without merit and intends to vigorously defend these and any related actions. Nevertheless, unfavorable resolution of these lawsuits could have a material adverse effect on the Company's financial position and results of operations.

   The U.S. Securities and Exchange Commission is conducting an inquiry into the Company's accounting for certain prior year transactions. The Company is cooperating with the SEC in its inquiry.

   The Company is also involved in various lawsuits and other contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial position or results of operations of the Company.

 Environmental Matters

   The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection ("FDEP") regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. Based upon the most recent cost estimates provided by environmental consultants, the Company believes that the total testing, remediation and compliance costs for this facility will be approximately $1,400. Testing and evaluation for all known sites on TIMCO-Lake City's property is substantially complete and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Subsequently, the Company's accruals were increased because of this monitoring, which indicated a need for new equipment and additional monitoring. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for a reasonable estimate of the costs associated with its current remediation strategies. To comply with the financial assurances required by the FDEP, the Company has issued a $1,400 standby letter of credit in favor of the FDEP.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

   Additionally, there are other areas adjacent to TIMCO-Lake City's facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties. No estimate of any such costs to the Company is available at this time.

   The Company owns a parcel of real estate on which the Company previously operated an electronics business. The Company is currently assessing environmental issues with respect to this property. When the Company acquired Whitehall, its environmental consultants estimated that remediation costs relating to this property could be up to $1,000.

   Accrued expenses in the accompanying December 31, 2000 and September 30, 2001 condensed consolidated balance sheets includes $1,702 and $1,663, respectively, related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods.

 Tax Retention Operating Lease Financing

   On December 17, 1998, the Company entered into an operating lease for its build-to-suit corporate headquarters and warehouse facility with Wells Fargo, as successor to First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease had an initial term of five years and is a triple net lease with annual rent as provided in the lease. Pursuant to an amendment to the lease agreement executed November 27, 2001, the lease maturity was changed to July 2002. The lease contains financial covenants regarding the Company's financial performance and certain other affirmative and negative covenants, which it will be obligated to comply with during the term of the lease.


   Substantially all of the Company's subsidiaries have guaranteed the Company's obligations under the lease. Additionally, the Company has an option to acquire the new facility at the end of the lease for an option price as determined in the lease. Alternatively, if the Company does not purchase the new facility at the end of the lease, it will be obligated to pay certain amounts as provided in the lease.

   Lease payments are currently at a rate of Prime plus 3.25% to 4.0% and the Company is responsible for all property taxes, insurance and maintenance of the property. The Company has subleased a portion of the facility to the purchaser of the Company's redistribution operation (see Note 2). The sublease is for an initial term of five years with an additional option to renew for five consecutive five-year terms at market rates. Payments during the initial term are the lesser of $384 per month or the actual amount paid by the Company relating to the premises subleased, less $26 per month relating to certain space which the Company occupies in the building.

   The development of the new facility was financed by the trust through a $43,000 loan facility provided by a financial institution. Pursuant to the agreements entered into in connection with this financing, the Company was obligated to develop the new facility on behalf of the trust and was responsible for the timely completion thereof within an established construction budget. As discussed in Note 8, in conjunction with the sale of Caribe, the purchaser of this business also acquired the real estate and facility used by the Caribe business for $8,500. These proceeds were used to repay a portion of the financing utilized to develop this facility. Further, under a September 10, 2001 agreement, the Company has agreed that the lender may draw down in full, at any time, the $9,000 letter of credit which the Company has posted as security for this loan and to apply the proceeds from such letter of credit draw against balances outstanding under this loan agreement. On November 7, 2001, the lender drew the entire $9,000 letter of credit. As a result of the draw on the letter of credit and modifications made to the required lease payments under a November 27, 2001 amendment to the

                    AVIATION SALES COMPANY AND SUBSIDIARIES
lease, the Company has determined that the lease now qualifies as a capital lease. Since the Company intends to sell this property, the Company has recorded an asset, property held for sale, and a related capital lease liability in the amount of $34,240 in the accompanying condensed consolidated balance sheet as of September 30, 2001. The capital lease liability was reduced on November 7, 2001 by the application of the proceeds of the $9,000 letter of credit. Management estimates that the recorded value of the property held for sale currently exceeds its fair market value by approximately $9,000. Accordingly, the Company has recorded an impairment charge (included in other expense, net) of $9,000 during the three months ended September 30, 2001. The Company and substantially all of its subsidiaries have guaranteed the repayment of $25,240, after the November 7, 2001 draw on the line of credit, of the trust's obligations under these agreements. The trust's obligations under these agreements are secured by a lien on the real property and improvements comprising the facilities and on the fixtures therein.


   The lease agreement has been amended on several occasions. Under the terms of the April 19, 2001 amendment, two shareholders of the Company provided a guarantee in an amount up to $1.0 million. In exchange for providing their guarantee, the shareholders each received warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $1.75 per share the value of which was charged to results of operations during the period. Such guarantee has been released in conjunction with the sale of Caribe and repayment of proceeds relating to the sale of the real estate and facility as discussed above. As part of the April 19, 2001 amendment, the lessor also agreed to waive non-compliance with financial covenants, if any, through the period ended December 31, 2001. As of November 9, 2001 the Company was not in compliance with certain covenants contained in the lease agreement. The lessor has agreed to waive such events of non-compliance.

 Other Matters

   The Company has employment agreements with certain of its officers and key employees. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for certain severance benefits in the event of a change of control.

   In January 2001, the Company sold a loan relating to its former corporate headquarters to a principal stockholder of the Company for 90% of the then outstanding principal balance of $2,006. In conjunction with the transaction, the Company granted to the stockholder warrants to purchase 25,000 shares of common stock at an exercise price of $3.63 per share. The value of the warrants of $46 was charged to operating results and credited to additional paid-in capital.

   The Company has a commitment with a vendor to convert one Airbus aircraft from passenger configuration to cargo configuration. The terms of the agreement specify that the Company has the right to terminate the agreement; however, the Company could be subject to a termination fee. The termination fee would be calculated as the unused costs incurred by the vendor plus a fee equal to 10% of such unused costs.

6. EARNINGS PER SHARE

                                                     For the Three For the Nine
                                                     Months Ended  Months Ended
                                                     September 30, September 30,
                                                     ------------- -------------
                                                      2000   2001   2000   2001
                                                     ------ ------ ------ ------
Weighted average common and common equivalent
 shares outstanding used in calculating diluted and
 basic earnings per share..........................  15,015 15,015 15,015 15,015
                                                     ====== ====== ====== ======
Options and warrants outstanding which are not
 included in the calculation of diluted earnings
 per share because their impact is antidilutive....   1,773  4,335  1,773  4,335
                                                     ====== ====== ====== ======

                    AVIATION SALES COMPANY AND SUBSIDIARIES

7. CONTEMPLATED SENIOR SUBORDINATED NOTE RESTRUCTURING AND RIGHTS OFFERING

   In August 2001, the Company entered into an agreement with the holders of 73.02% of its outstanding senior subordinated notes to restructure those notes. Under the agreement, the note holders will exchange their existing notes for up to $10,000 in cash, $100,000 par value of new five-year notes with paid-in-kind interest of 8% per annum and 15% of the equity of the reorganized company. The new notes will be redeemable at the Company's option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2002--70.0%, 2003--72.5%, 2004 --73.0%, 2005--75.625% and 2006--
77.5%. If the new notes are not redeemed prior to their maturity, they will convert into common stock representing 90% ownership of the reorganized company. The new notes will also provide that the holders will receive additional shares of common stock representing 15% of the reorganized company if the notes are redeemed in 2002 or 2003 and 10% of the reorganized company if the notes are redeemed in 2004, 2005 or 2006. As a result of the contemplated note restructuring and agreement entered into with holders of the existing notes, the Company has classified the existing senior subordinated notes as a current liability in the accompanying condensed consolidated balance sheet as of September 30, 2001.

   In connection with the restructuring, the Company intends to conduct a rights offering of shares of its common stock to all existing stockholders to raise $20,000. A principal stockholder of the Company has agreed to provide the Company with a standby commitment to purchase any unsold allotments. Investors who purchase the $20,000 of shares in the restructured company will receive 80% of the outstanding common stock of the reorganized company. Under the terms of the agreement, the Company's existing stockholders will own 5% of the reorganized company. Additionally, the Company's new note holders and existing stockholders will each as a group be granted warrants at a fixed price to purchase an additional 10% of the reorganized company.

   Approval of the note restructuring and the sale of common shares in the rights offering will require approval of a majority of the Company's stockholders. Completion of the note restructuring will also be subject to the requirements that 80% of the holders of the Company's existing notes tender their notes in the exchange and consent to the removal of all covenants contained in the indenture relating to the existing notes (other than the obligation to pay principal and interest), approval by the Company's senior lenders (which has recently been obtained) and other customary conditions. Although there can be no assurances, the restructuring is expected to be completed during the first quarter of 2002.

   Under the agreement, the holders of more than a majority of the Company's outstanding notes have agreed to waive the default arising as a result of the failure to pay the interest payment on its notes due on August 15, 2001. Also, the Company's senior lenders have agreed to forbear on the default in the senior loan agreements resulting from the failure to make the August 15, 2001 note interest payment until March 31, 2001, so long as the registration statements relating to the note exchange and rights offering have become effective by February 15, 2002. The Company has recently filed registration statements relating to the note exchange offer and rights offering; however these registration statements are not yet effective.

   In the event that the note exchange offer and rights offering fails to close, such failure is likely to have a material adverse effect on the Company and may force the Company to seek bankruptcy protection or commence liquidation or administrative proceedings. If the Company is unable to close the note exchange offer and rights offering, it will seek alternate financing to meet its working capital obligations. However, there can be no assurance such funding will be available.

                    AVIATION SALES COMPANY AND SUBSIDIARIES

8. OTHER EVENTS

   Due to the current economic environment and the depressed status of the aviation industry including the market for overhaul services relating to JT8D engines, and the results of operations relating to the Company's engine overhaul operation, during the quarters ended June 30, 2001 and September 30, 2001 the Company recognized non-cash charges totaling $10,886 and $2,853, respectively, relating to an impairment of goodwill, leasehold improvements and fixed assets and inventory reserves relating to this operation. Of this amount, $12,739 and $1,000 are recorded in operating expenses and cost of sales, respectively, in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2001.

   In May 2001, the Company completed the sale of the assets of its Caribe Aviation component repair operation. The purchase price was $22,500, of which $21,750 was received in cash at the closing and the balance will be received within one year, subject to post closing adjustments. The Company used $10,000 of the proceeds from the sale to repay the Credit Facility and $5,500 to repay borrowings under its term loans (see Note 4). The balance, net of expenses, was used for working capital. In addition, the purchaser acquired the real estate and facility on which the Caribe operation was located for an aggregate purchase price of $8,500. The proceeds from the sale of the real estate and facility were used to reduce the Company's outstanding tax retention operating lease financing (see Note 5).

   During the quarter ended June 30, 2001, the Company recognized a gain on the sale of Caribe Aviation and income on a non-refundable lease deposit that had previously been recorded as a long-term liability totaling $7,868 in the aggregate. These amounts are recorded in other expense, net in the accompanying condensed consolidated statements of operations. In addition, during the quarter ended June 30, 2001 the Company received settlements on accounts receivable of the former redistribution operation that had been previously fully reserved. These collections, totaling $2,645, are recorded as an offset to the loss from discontinued operations in the accompanying condensed consolidated statements of operations.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company adjusted to give effect to the proposed common stock rights offering and restructuring of the old notes, as follows:




  . $33 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $10 million in cash, which will be funded from the proceeds of the rights offering;


  . $132 million in principal amount of old notes are exchanged for $100 million of new notes, 4,504,595 post-reverse split shares of common stock and warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share);


  . We complete the rights offering and receive the $20 million cash investment;


  . We issue warrants to purchase 3,003,063 shares of post-reverse split common stock (at an exercise price of $5.16 per share) to our existing stockholders;


  . Our authorized common stock is increased to 500 million shares and we complete a ten-for-one reverse split of our issued and outstanding common stock; and


  . Fees and expenses associated with this exchange offer and consent solicitation and the rights offering are $4.0 million.


   The following unaudited pro forma condensed combined financial statements present: (i) the pro forma financial position of the Company at September 30, 2001 as if the proposed restructuring had been consummated on that date, and
(ii) the pro forma results of operations of the Company for the nine months ended September 30, 2001 and the year ended December 31, 2000 as if the restructuring had been consummated as of the beginning of the periods. The unaudited pro forma condensed combined financial statements do not account for any potential conversion of the new notes upon maturity into an additional 270,275,706 post-reverse split shares of the Company's common stock. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto appearing elsewhere in this Prospectus or incorporated elsewhere in this Prospectus by reference. The unaudited pro forma condensed combined financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the restructuring had been effected at the beginning of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future.


   As a result of the note exchange and the rights offering, the Company's statement of operations at the date of the consummation of the note exchange and the rights offering will reflect an extraordinary gain of $36.3 million.

                             AVIATION SALES COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (in thousands, except per share data)


                                                  Pro forma    Pro forma
                                     Historical  Adjustments     2000
                                     ----------  -----------   ---------
Operating revenues:
  Sales............................. $ 333,289     $   --      $ 333,289
  Other.............................     4,788         --          4,788
                                     ---------     -------     ---------
    Total operating revenues........   338,077         --        338,077
Cost of sales.......................   353,331         --        353,331
                                     ---------     -------     ---------
Gross profit (loss).................   (15,254)        --        (15,254)
Operating expenses..................    74,580         --         74,580
                                     ---------     -------     ---------
Loss from operations................   (89,834)        --        (89,834)
Interest expense....................    20,347     (14,750)(I)     5,597
Other expense.......................       925         --            925
                                     ---------     -------     ---------
Loss before income taxes and equity
 income of affiliates ..............  (111,106)     14,750       (96,356)
Income tax expense..................     4,810         --          4,810
                                     ---------     -------     ---------
Loss before equity income of
 affiliates.........................  (115,916)     14,750      (101,166)
Equity income of affiliates, net of
 income tax.........................        43         --             43
                                     ---------     -------     ---------
Loss from continuing operations..... $(115,873)    $14,750     $(101,123)
                                     =========     =======     =========
Basic and diluted loss per share
 from continuing operations......... $   (7.72)                $   (3.37)
                                     =========                 =========
Weighted average shares of common
 stock and common stock equivalents
 used to calculate earnings per
 share, basic and diluted...........    15,015                    30,030 (J)
                                     =========                 =========

                             AVIATION SALES COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                     (in thousands, except per share data)


                                                       Pro Forma    Pro Forma
                                          Historical  Adjustments     2001
                                          ----------  -----------   ---------
Operating revenues:
  Sales.................................. $ 207,316     $   --      $207,316
  Other..................................     6,420         --         6,420
                                          ---------     -------     --------
    Total operating revenues.............   213,736         --       213,736
Cost of sales............................   214,361         --       214,361
                                          ---------     -------     --------
Gross profit (loss)......................      (625)        --          (625)
Operating expenses.......................    37,653         --        37,653
                                          ---------     -------     --------
Loss from operations.....................   (38,278)        --       (38,278)
Interest expense.........................    18,876     (10,962)(I)    7,914
Charge to reserve notes receivable from
 KAV Inventory, LLC......................    37,900         --        37,900
Other expense (income)...................     1,566         --         1,566
                                          ---------     -------     --------
Loss before income taxes and equity loss
 of affiliate............................   (96,620)     10,962      (85,658)
Income tax benefit.......................      (141)        --          (141)
                                          ---------     -------     --------
Loss before equity income of affiliate...   (96,479)     10,962      (85,517)
Equity loss of affiliate.................    (6,573)        --        (6,573)
                                          ---------     -------     --------
Loss from continuing operations.......... $(103,052)    $10,962     $(92,090)
                                          =========     =======     ========
Basic and diluted loss per share from
 continuing operations................... $   (6.86)                $  (3.06)
                                          =========                 ========
Weighted average shares of common stock
 and common stock
 equivalents used to calculate earnings
 per share, basic and diluted............    15,015                   30,030 (J)
                                          =========                 ========

                             AVIATION SALES COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AT SEPTEMBER 30, 2001



                                                                    Pro Forma
                                     September 30,  Pro Forma     September 30,
                                         2001      Adjustments        2001
                                     ------------- -----------    -------------
                                       (In thousands, except share and per
                                                   share data)
ASSETS
Current Assets:
 Cash and cash equivalents.........    $   2,623    $ 20,000 (A)
                                                     (10,000)(C)
                                                      (6,000)(H)
                                                      (4,000)(G)    $   2,623
 Accounts receivable, net..........       36,023         --            36,023
 Inventories.......................       48,705         --            48,705
 Other current assets..............        5,678         --             5,678
                                       ---------    --------        ---------
 Total current assets..............       93,029         --            93,029
                                       ---------    --------        ---------
Equipment on lease, net............          384         --               384
Fixed assets, net..................       51,704         --            51,704
Other Assets:
 Goodwill, net.....................       26,513         --            26,513
 Deferred financing costs, net.....        7,249      (3,237)(F)        4,012
 Property held for sale............       25,240         --            25,240
 Other.............................        9,600         --             9,600
                                       ---------    --------        ---------
 Total other assets................       68,602      (3,237)          65,365
                                       ---------    --------        ---------
 Total assets......................    $ 213,719    $ (3,237)       $ 210,482
                                       =========    ========        =========
LIABILITIES & STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
 Accounts payable..................    $  23,000    $    --         $  23,000
 Accrued expenses..................       31,176      (8,379)(E)       22,797
 Current maturities of notes
  payable..........................       22,028      (4,260)(H)       17,768
 Current maturities of capital
  lease obligations................       34,418         --            34,418
 Senior subordinated notes.........      164,414    (131,531)(B)
                                                     (32,883)(C)
 Revolving loan....................        1,740      (1,740)(H)          --
 Customer deposits.................       13,686         --            13,686
 Committed letter of credit
  advances.........................        8,500         --             8,500
 Other.............................        9,922         --             9,922
                                       ---------    --------        ---------
 Total current liabilities.........      308,884    (178,793)         130,091
                                       ---------    --------        ---------
Senior subordinated convertible PIK
 notes.............................          --      114,700 (B)      114,700
Capital lease obligations, net of
 current portion...................        3,854         --             3,854
Net liabilities of discontinued
 operations........................          774         --               774
Other long-term liabilities........           36         --                36
                                       ---------    --------        ---------
 Total long-term liabilities.......        4,664     114,700          119,364
                                       ---------    --------        ---------
Commitments and Contingencies
Stockholders' Equity (Deficit):
 Preferred stock, $.01 par value,
  1,000,000 shares authorized, none
  outstanding, 15,000 shares
  designated Series A Junior
  Participating....................          --          --               --
 Common stock, $.001 par value,
  30,000,000 shares authorized
  (500,000,000 pro forma)
  15,015,317 pre-reverse split
  shares issued and outstanding at
  December 31, 2000 and
  September 30, 2001, respectively
  (1,501,531 shares after
  completion of the reverse split);
  30,030,634 post reverse split
  shares outstanding pro forma as
  adjusted.........................           15          24 (A)
                                                         (12)(K)
                                                           3 (B)           30 (J)
 Additional paid-in capital........      153,264      19,976 (A)
                                                       3,748 (B)
                                                         784 (B)
                                                         --  (D)
                                                          12 (K)      177,784
 Accumulated deficit...............     (253,108)     22,883 (C)
                                                      12,296 (B)
                                                       8,379 (E)
                                                      (3,237)(F)
                                                      (4,000)(G)     (216,787)
                                       ---------    --------        ---------
 Total stockholders' equity
  (deficit)........................      (99,829)     60,856          (38,973)
                                       ---------    --------        ---------
 Total liabilities and
  stockholders' equity (deficit)...    $ 213,719    $ (3,237)       $ 210,482
                                       =========    ========        =========

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

   The following adjustments have been made to give pro forma effect to the restructuring:


(A) Reflects the issuance of 24,024,507 shares of post-reverse split common stock for $20,000 in the rights offering.


(B) Represents the exchange of $132,000 of face value ($131,531 net of unamortized discount) in old notes for $114,700 in new notes, warrants to purchase 3,003,063 post-reverse split shares of common stock (at an exercise price of $5.16 per share) valued at $784, and 4,505,545 post-reverse split shares of common stock valued at $3,750. Under FAS 15, the new notes have been recorded at an amount equal to the maximum amount of cash (assuming all interest is paid in kind through the issuance of additional new notes and including all accrued but unpaid interest) which the Company would be obligated to pay if it redeemed the new notes immediately prior to their maturity. In accordance with their terms, if the new notes are not redeemed prior to their maturity, they will automatically convert upon on the maturity date (December 31, 2006) into 270,276 shares of post-reverse split common stock.


(C) Represents the exchange of $33,000 of face value ($32,883 net of unamortized discount) in old notes for $10,000 in cash.


(D) Reflects the issuance of warrants to purchase 3,003 post-reverse split shares of common stock (at an exercise price of $5.16 per share) to existing stockholders.


(E) Represents the cancellation of accrued interest on the old notes as of the pro forma date of the restructuring.


(F) Represents the writeoff of unamortized deferred financing costs on the old notes as of the pro forma date of the restructuring.


(G) Represents the payment of estimated transaction expenses relating to the restructuring from the proceeds of the rights offering.


(H) Represents the utilization of excess working capital resulting from the restructuring to pay down the outstanding revolver balance with any excess amounts being utilized to pay down the outstanding notes payable.


(I) Adjustment consists primarily of a reduction in interest expense of $840 and $529 for the year ended December 31, 2000 and the nine months ended September 30, 2001 respectively, resulting from the utilization of excess working capital to reduce outstanding debt, as discussed in (E) above, of a reduction in interest expense resulting from the exchange of the old notes, as discussed in (B) above, of $13,406 and $10,055, respectively, and a reduction in amortization of deferred financing costs resulting from the exchange of the old notes of $504 and $378, respectively, as discussed in
    (B) above.


(J) Represents the weighed average of 24,024,507 post-reverse split shares of common stock issued in the right offering, 1,501,531 post-reverse split shares of common stock owned by existing stockholders and 4,505,545 post-reverse split shares of common stock issued in the exchange offer, as discussed in (B) above.




(K) Represents reverse-split of issued and outstanding common stock on a ten-share-for-one-share basis.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             AVIATION SALES COMPANY

                    Exchange Offer and Consent Solicitation

             Outstanding 8 1/8% Senior Subordinated Notes due 2008

                               ----------------

                                   Prospectus

                                      and

                              Consent Solicitation

                               ----------------

                                       , 2001

   In order to tender, a holder must send or deliver a properly completed and signed Consent and Letter of Transmittal, certificates for old notes and any other required documents to the exchange agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

   The exchange agent for the exchange offer is:

                               HSBC Bank USA


                              Issuer Services


                             452 Fifth Avenue


                            New York, NY 10018


                               ----------------

      By facsimile (for                             For information or
      eligible institutions only):                  confirmation by:
      (  )   -                                      (  )   -

                               ----------------

   Any questions or requests for assistance or for additional copies of this prospectus and consent solicitation, the Consent and Letter of Transmittal or related documents may be directed to the exchange agent at its telephone number set forth above. A holder may also contact the dealer manager at its telephone number set forth below or such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning this exchange offer and consent solicitation.

            The exclusive dealer manager for the exchange offer is:

                   Houlihan Lokey Howard & Zukin Capital


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of directors and officers

   Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Article VII of Aviation Sales Company's Second Amended and Restated Certificate of Incorporation states that:

   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the

Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the DGCL), or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

   Any repeal or modification of this Article VII by (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as Director at the time of such repeal or modification.

   In addition, Article V of Aviation Sales Company's Bylaws further provides that the Corporation shall indemnify its present and former officers, directors and employees to the fullest extent permitted by law.

   Aviation Sales Company has entered into indemnification agreements with certain executive officers and directors.

   These limitations on liability would apply to violations of the federal securities laws. However, the registrant has been advised that in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy and therefore unenforceable.

ITEM 21. Exhibits and financial statement schedules

   (a) Exhibits


 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Dealer Manager Agreement dated  , 2001 by and between Aviation
         Sales and Houlihan Lokey Howard & Zukin Capital(1)
  3.1    Certificate of Incorporation of Aviation Sales and amendment thereto(3)

  3.2    Second Amendment to Certificate of Incorporation(5)

  3.3    Bylaws of Aviation Sales(3)

  4.1    Indenture, dated as of February 17, 1998, among Aviation Sales, the
         Subsidiary Guarantors named therein and SunTrust Bank, Central
         Florida, National Association, Trustee(2)

  4.2    Form of Supplemental Indenture among Aviation Sales, the Subsidiary
         Guarantors named therein and the Trustee(1)

  4.3    Common Stock Purchase Warrant Certificate issued on February 18, 2000 to Citicorp USA, Inc.(11)

  4.4 Form of Common Stock Purchase Warrants issued in February, 2001 to four individuals(17)

  4.5    Form of Indenture among Aviation Sales Company, the Subsidiary
         Guarantors named therein and Trustee with respect to the 8% Senior
         Subordinated Convertible PIK Notes due 2006(1)

  4.6    Form of Warrant Agreement(1)

  5.1    Opinion of Akerman, Senterfitt & Eidson, P.A.(1)

  8.1    Opinion of Akerman, Senterfitt & Eidson, P.A.(1)


 Exhibit
 Number  Description
 ------- -----------
 10.1    Fourth Amended and Restated Credit Agreement dated May 31, 2000 by and among Aviation Sales, certain of our Subsidiaries and Citicorp USA,
         Inc., as Agent(12)

 10.2    Reserved

 10.3    Lease dated July 22, 1998 by and between Ben Quevedo, Ltd. and
         Caribe(8)

 10.4    Reserved

 10.5    Reserved

 10.6    Form of Employment Agreement, dated January 1, 1999, by and between
         Ben Quevedo and Aviation Sales(8)

 10.7    1996 Director Stock Option Plan(5)

 10.8    1996 Stock Option Plan(5)

 10.9    1997 EBITDA Incentive Compensation Plan(6)

 10.10   Form of Aviation Sales Company 1999 EBITDA Plan(8)

 10.11   Form of Stock Option Agreement (Non-Plan) by and between Aviation
         Sales and Ben Quevedo(8)

 10.12   Special Incentive Compensation Plan(9)

 10.13   Credit Agreement dated as of December 17, 1998 among First Security
         Bank, National Association, as Owner Trustee for the Aviation Sales
         Trust 1998-1, as Lessor, NationsBank, National Association, as
         Administrative Agent, and the several Lenders thereto(7)

 10.14   Lease Agreement dated as of December 17, 1998 between First Security
         Bank, National Association, as Owner Trustee under Aviation Sales
         Trust 1998-1, as Lessor, and Aviation Sales, as Lessee(7)

 10.15 Guaranty Agreement (Series A Obligations) between Aviation Sales, substantially all of our subsidiaries and NationsBank, National
         Association, as Agent for the Series A Lenders, dated as of December
         17, 1998(7)

 10.16 Guaranty Agreement (Lease Obligations) between substantially all of the subsidiaries of Aviation Sales and First Security Bank, National
         Association, as Owner Trustee for the Aviation Sales Trust 1998-1, dated as of December 17, 1998(7)

 10.17 Participation Agreement between Aviation Sales as Construction Agent and Leases, First Security Bank, National Association, as Owner
         Trustee, the Various Banks and other lending institutions as the Holders and Lenders, and NationsBank, National Association, as
         Administrative Agent, dated as of December 17, 1998(7)

 10.18   Stockholders' Rights Plan(10)

 10.19   Term Loan Note, dated February 18, 2000(11)

 10.20   Amendment No. 1 to Participation Agreement between Aviation Sales as
         Construction Agent and Leases, First Security Bank, National
         Association, as Owner Trustee, the Various Banks and other lending institutions as the Holders and Lenders, and NationsBank, National
         Association, as Administrative Agent, dated as of February 18,
         2000(11)

 10.21   Standstill Agreement between Aviation Sales, LJH Corporation and Lacy
         J. Harber(11)

 10.22   Amendment No. 1 to Stockholders' Rights Plan(11)


 Exhibit
 Number  Description
 ------- -----------
 10.23   Amended and Restated Term Loan Note, dated May 31, 2000(12)

 10.24   Amendment Agreement No. 2 for Lease Agreement and Certain Other
         Operative Agreements, dated May 31, 2000(12)

 10.25 Amendment No. 1, dated as of August 14, 2000, to the Fourth Amended and Restated Credit Agreement(13)

 10.26   Amendment Agreement No. 3 for Lease Agreement and Certain Other
         Operative Agreements(13)

 10.27   Asset Purchase Agreement by and among Barnes Group Inc., Aviation
         Sales, Aviation Sales Manufacturing Company, AVS/Kratz-Wilde Machine
         Company and Apex Manufacturing, Inc. dated as of August 3, 2000(14)

 10.28   Amendment No. 1 dated September 7, 2000 to the Asset Purchase
         Agreement by and among Barnes Group Inc., Aviation Sales, Aviation
         Sales Manufacturing Company, AVS/Kratz-Wilde Machine Company and Apex
         Manufacturing, Inc. dated as of August 3, 2000(14)

 10.29   Amendment No. 2 dated as of November 14, 2000 to Fourth Amended and
         Restated Credit Agreement(15)

 10.30   Amendment Agreement No. 4 for Lease Agreement and Certain Other
         Operative Agreements(15)

 10.31   Asset Purchase Agreement among Aviation Sales, Aviation Sales
         Distribution Services Company ("ASDC") and Kellstrom, dated September
         20, 2000(16)

 10.32   Letter Agreement to Asset Purchase Agreement, dated November 28,
         2000(16)

 10.33   Inventory Purchase Agreement among KAV, Aviation Sales and ASDC, dated
         September 30, 2000(16)

 10.34   Letter Amendment to Inventory Purchase Agreement, dated November 28,
         2000(16)

 10.35   Form of KAV Senior Subordinated Note(16)

 10.36   Form of KAV Junior Subordinated Note(16)

 10.37   Operating Agreement of KAV, dated September 20, 2000, between Aviation
         Sales and Kellstrom(16)

 10.38   Letter Agreement between Kellstrom, KAV and Aviation Sales, dated
         December 1, 2000, with respect to the payment of KAV Operating
         Expenses(16)

 10.39   Consignment Agreement between KAV and Kellstrom, dated December 1,
         2000(16)

 10.40   Equipment Lease Agreement, dated December 1, 2000, among Aviation
         Sales, ASDC and Kellstrom(16)

 10.41   Lease Agreement, dated December 1, 2000, among ASDC and Kellstrom
         (Pearland)(16)

 10.42   Lease Agreement, dated December 1, 2000, between Kellstrom and
         Aviation Sales (Miramar)(16)

 10.43   Non-Competition Agreement, dated December 1, 2000, among ASDC,
         Aviation Sales and Kellstrom(16)

 10.44 License Agreement, dated December 1, 2000, among Aviation Sales, ASDC and Kellstrom(16)

 10.45   Cooperation Agreement, dated December 1, 2000, between Kellstrom and
         Aviation Sales(16)

 10.46   Letter Agreement, dated December 1, 2000, between Kellstrom and
         Aviation Sales (Equipment)(16)

 10.47   Letter Agreement, dated December 1, 2000, between Kellstrom and
         Aviation Sales (Pearland)(16)

 10.48   Consent and Amendment No. 3, dated November 28, 2000, to the Fourth
         Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(16)

 Exhibit
 Number  Description
 ------- -----------
 10.49   Amendment and Consent Agreement No. 5 for Participation Agreement and
         Certain Other Operative Agreements, dated as of December 1, 2000(16)

 10.50   Amendment No. 1 to Standstill Agreement, dated December 4, 2000(16)

 10.51   Amendment No. 2 to Rights Agreement, dated December 4, 2000(16)

 10.52 Agreement, dated February 14, 2001, between various subsidiaries of Aviation Sales and Bank of America, N.A.(17)

 10.53   $10.0 million Term Loan Note, dated February 14, 2001(17)

 10.54   Form of Limited Guaranty in favor of Bank of America, N.A.(17)

 10.55   Amendment No. 4, Consent and Waiver, dated February 14, 2001, to the
         Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(17)

 10.56   Amendment and Consent Agreement No. 7 for Lease Agreement and Certain
         Other Operative Agreements, dated as of February 14, 2001(17)

 10.57   Note Modification Agreement, dated as of February 14, 2001(17)

 10.58   Stock Purchase Agreement, dated December 15, 2000, among Wencor West,
         Inc. Aviation Sales and ASDC(16)

 10.59   Amendment No. 5 and Waiver, dated as of April 17, 2001 to Fourth
         Amended and Restated Credit Agreement dated as of May 31, 2000, amended(18)

 10.60   Letter Agreement dated April 17, 2001, regarding $15.5 million Term
         Loan(18)

 10.61   Amendment and Consent Agreement No. 8 for Lease Agreement and Certain
         Other Operative Agreements(18)

 10.62   Asset Purchase Agreement dated May 25, 2001 among Aviation Sales,
         Caribe Aviation, Inc. and Hamilton Sundstrand Service Corporation(19)

 10.63   $13 million Replacement Term Loan Note, dated May 24, 2001(19)

 10.64 Amendment No. 6 and Consent, dated May 21, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(19)

 10.65   Amendment No. 7, Consent and Waiver, dated May 23, 2001, to the Fourth
         Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(19)

 10.66   Amendment and Consent Agreement No. 9 for Lease Agreement and Certain
         Other Operative Agreements, dated as of May 21, 2001(19)

 10.67   Amendment and Consent Agreement No. 10 for Lease Agreement and Certain
         Other Operative Agreements, dated as of May 24, 2001(19)

 10.68   Amendment No. 2 to Standstill Agreement between Aviation Sales, LJH
         Corporation and Lacy J. Harber(19)

 10.69   Amendment No. 3 to Stockholders' Rights Plan(19)

 10.70   Lockup Agreement dated as of August 14, 2001 by and among Aviation
         Sales, Consenting Stockholders and Consenting Noteholders(20)

 10.71   Forbearance Letter dated August 16, 2001 of lenders under Credit
         Agreement(20)

 10.72   Forbearance Letter dated August 16, 2001 of parties to the Tax
         Retention Operating Lease(20)

 10.73   Consent Letter dated August 13, 2001 regarding the Fourth Amended and
         Restated Credit Agreement dated as of May 31, as amended(20)

 Exhibit
 Number  Description
 ------- -----------
 10.74   Amendment No. 8, Consent and Waiver, dated August 30, 2001 to Fourth
         Amended and Restated Credit Agreement(20)

 10.75 Consent, Waiver and Forbearance Agreement No. 11 for Lease Agreement and Certain Operative Agreements, dated as of September 11, 2001(20)
 10.76   Amendment No. 8, Consent and Waiver, dated as of November 27, 2001, to
         Fourth Amended and Restated Credit Agreement(22)
 10.77   Note Modification Agreement to Citicorp Term Loan(22)
 10.78 Consent, Waiver and Forbearance Agreement No. 12 for Lease Agreement and certain other Operation Agreements dated as of November 27, 2001(22)
 10.79   Employment Agreement between Aviation Sales and Gil West(1)

 12.1    Computation of Ratio of Earnings to Fixed Charges(1)

 21.1    Subsidiaries of Aviation Sales(18)

 23.1    Consent of Arthur Andersen LLP(1)

 23.2    Consent of Akerman, Senterfitt & Eidson, P.A.(Included in Exhibit 5.1)

 25.1    Statement of Eligibility of Trustee on Form T-1(1)

 99.1    Form of Consent and Letter of Transmittal(1)

 99.2    Form of Letter to Clients(1)

 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(1)

 99.4    Form of Notice of Guaranteed Delivery(1)

 99.5    Guidelines for Certification of Taxpayer Identification Number on
         Substitute Form W-9(21)

 99.6    Certificate of Foreign Status on Substitute Form W-8(21)

 99.7    Power of attorney (Included in signature page)(21)


Notes to Exhibits

 (1) Filed herewith
 (2) To be filed by amendment
 (3) Incorporated by reference to Aviation Sales' Registration Statement on Form S-1 dated April 15, 1996 (File No. 333-3650)
 (4) Incorporated by referenced to Aviation Sales' Registration Statement on Form S-4 dated March 26, 1998 (File No. 333-48669)
 (5) Incorporated by reference to Amendment No. 1 to Aviation Sales' Registration Statement on Form S-1 dated June 6, 1996 (File No. 333-3650)
 (6) Incorporated by reference to Aviation Sales' Annual Report on Form 10-K for the year ended December 31, 1996
 (7) Incorporated by reference to Aviation Sales' Current Report on Form 8-K dated December 17, 1998
 (8) Incorporated by reference to Aviation Sales' Annual Report on Form 10-K for the year ended December 31, 1998
 (9) Incorporated by reference to Aviation Sales' Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1999
(10) Incorporated by reference to Aviation Sales' Current Report on Form 8-A filed November 15, 1999
(11) Incorporated by reference to Aviation Sales' Current Report on Form 8-K filed on March 27, 2000
(12) Incorporated by reference to Aviation Sales' Current Report on Form 8-K filed on June 13, 2000
(13) Incorporated by reference to Aviation Sales' Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2000

(14) Incorporated by reference to Aviation Sales' Current Report on Form 8-K filed on September 22, 2000
(15) Incorporated by reference to Aviation Sales' Quarterly Report on Form 10-Q for the quarter and nine months dated September 30, 2000
(16) Incorporated by reference to Aviation Sales' Current Report on Form 8-K filed on December 18, 2000
(17) Incorporated by reference to Aviation Sales' Current Report on Form 8-K filed on March 1, 2001
(18) Incorporated by reference to Aviation Sales' Annual Report on Form 10-K for the year ended December 31, 2000
(19) Incorporated by reference to Aviation Sales' Current Report on Form 8-K filed May 25, 2001
(20) Incorporated by reference to Aviation Sales' Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2001.
(21) Previously filed with Aviation Sales's Registration Statement on Form S-4 filed September 14, 2001.

(22) Incorporated by reference from Aviation Sales' Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2001.


ITEM 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (f) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, North Carolina, Florida, on December 11, 2001.


                                          Aviation Sales Company

                                          By:    /s/ Roy T. Rimmer, Jr.

                                             ---------------------------------
                                                     Roy T. Rimmer, Jr.
                                                Chairman and Chief Executive
                                                          Officer
                                               (Principal Executive Officer)



   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registrant's Registration Statement has been signed by the following persons in the capacities indicated on December 11, 2001.



              Signature                                  Title
              ---------                                  -----

       /s/ Roy T. Rimmer, Jr.          Chairman and Chief Executive Officer
______________________________________  (Principal Executive Officer)
          Roy T. Rimmer, Jr.

          Michael C. Brant*            Vice President and Chief Financial
______________________________________  Officer (Principal Financial and
           Michael C. Brant             Accounting Officer)

             Ben Quevedo*              President and Director
______________________________________
             Ben Quevedo

            Sam Humphreys*             Director
______________________________________
            Sam Humphreys

        /s/ Philip B. Schwartz         Director and Corporate Secretary
______________________________________
         Philip B. Schwartz

          Steven L. Gerard*            Director
______________________________________
           Steven L. Gerard

       /s/ Stephen E. Gorman           Director
______________________________________
          Stephen E. Gorman


*    /s/ Philip B. Schwartz

---------------------------------
      as Power of Attorney

                                 EXHIBIT INDEX


 Exhibit
 Number                                Description
 -------                               -----------
   1.1   Form of Dealer Manager Agreement dated  , 2001 by and between Aviation
         Sales Company and Houlihan Lokey Howard & Zukin Capital
   4.2   Form of Supplemental Indenture among Aviation Sales Company, the
         Subsidiary Guarantors named therein and the Trustee

   4.5   Form of Indenture among Aviation Sales Company, the Subsidiary
         Guarantors named therein and the Trustee with respect to the 8% Senior
         Subordinated Convertible PIK Notes due 2006

   4.6   Form of Warrant Agreement

   5.1   Opinion of Akerman, Senterfitt & Eidson, P.A.

   8.1   Opinion of Akerman, Senterfitt & Eidson, P.A.
  10.79  Employment Agreement between Aviation Sales and Gil West.
  12.1   Computation of Ratio of Earnings to Fixed Charges.

  23.1   Consent of Arthur Andersen LLP
  25.1   Statement of Eligibility of Trustee on Form T-1
  99.1   Form of Consent and Letter of Transmittal
  99.2   Form of Letter to Clients
  99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
  99.4   Form of Notice of Guaranteed Delivery